    As filed with the Securities and Exchange Commission on March 9, 1995

                                                       Registration No. 33-57483
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           ------------------------

                               AMENDMENT NO. 1
                                      TO
                                   FORM S-4

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           ------------------------

                      HUNTINGTON BANCSHARES INCORPORATED
            (Exact name of Registrant as specified in its charter)

            Maryland                           6711                     31-0724920
  (State or other jurisdiction     (Primary Standard Industrial      (I.R.S. Employer
of incorporation or organization)   Classification Code Number)     Identification No.)

                           ------------------------

                               Huntington Center
                             41 South High Street
                             Columbus, Ohio 43287
                                (614) 480-8300
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           ------------------------

                            Ralph K. Frasier, Esq.
                         General Counsel and Secretary
                      Huntington Bancshares Incorporated
                               Huntington Center
                             41 South High Street
                             Columbus, Ohio 43287
                                (614) 480-4647
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                           ------------------------

                         Copies of Correspondence to:

    Mary Beth M. Clary, Esq.                        John P. Greeley, Esq.
Porter, Wright, Morris & Arthur   Smith, Mackinnon, Harris, Greeley, Bowdoin & Edwards P.A.
     41 South High Street                    225 South Orange Avenue, Suite 800
        Columbus, Ohio 43215                      Orlando, Florida   32801

                           ------------------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

                             CROSS REFERENCE SHEET

              Form S-4 Item                                                    Prospectus Caption
              -------------                                                    ------------------
 1.   Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus...........   Facing Page of Registration Statement; Cross Reference
                                                          Sheet; Cover Page of Prospectus.

 2.   Inside Front and Outside Back Cover
      Pages of Prospectus..............................   Available Information; Table of Contents.

 3.   Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information....................   Introduction; Summary Information; Financial Highlights.

 4.   Terms of the Transaction.........................   The Merger; Effect of the Merger on Shareholders'
                                                          Rights; Huntington Bancshares Incorporated - Description
                                                          of Huntington Common Stock.

 5.   Pro Forma Financial Information..................   Not Applicable.

 6.   Material Contracts with the
      Company Being Acquired...........................   The Merger; Huntington Bancshares Incorporated -
                                                          Huntington Florida and HFSB

 7.   Additional Information Required for
      Reoffering by Persons and Parties
      Deemed to Be Underwriters........................   Not Applicable.

 8.   Interests of Named Experts and Counsel...........   The Merger - Opinion of Financial Advisor; Experts;
                                                          Legal Opinions.

 9.   Disclosure of Commission Position
      on Indemnification for Securities
      Act Liabilities .................................   Not Applicable.

10.   Information with Respect to S-3 Registrants......   Not Applicable.

11.   Incorporation of Certain
      Information by Reference.........................   Not Applicable.

12.   Information with Respect to S-2
      or S-3 Registrants...............................   Not Applicable.

13.   Incorporation of Certain
      Information by Reference.........................   Not Applicable.

14.   Information with Respect to Registrants
      Other Than S-3 or S-2 Registrants................   Financial Highlights; Huntington Bancshares
                                                          Incorporated; Government Regulation; Consolidated
                                                          Financial Statements of Huntington.

15.   Information with Respect to S-3 Companies........   Not Applicable.

16.   Information with Respect to S-2 or S-3
      Companies........................................   Not Applicable.

17.   Information with Respect to Companies
      Other than S-3 or S-2 Companies..................   Introduction; Financial Highlights; Security National
                                                          Corporation; Government Regulation; Consolidated
                                                          Financial Statements of Security National and Subsidiary.


               Form S-4 Item                                              Prospectus Caption
               -------------                                              ------------------

18.   Information if Proxies, Consents or
      Authorizations are to be Solicited...............   Introduction; Summary Information - The Special Meeting
                                                          and Record Date; The Merger; Huntington Bancshares
                                                          Incorporated; Security National Corporation.

19.   Information if Proxies, Consents or
      Authorizations are not to be Solicited
      or in an Exchange Offer..........................   Not Applicable.

                         SECURITY NATIONAL CORPORATION

                            253 North Orlando Avenue
                            Maitland, Florida 32751

                                                                  March 17, 1995

Dear Fellow Shareholder:

     You are cordially invited to attend the Special Meeting of Shareholders (the "Special Meeting") of Security National Corporation ("Security National"), which will be held on Monday, March 27, 1995, at 10:00 a.m. local time. The Special Meeting will be held at the executive offices of Security National, located at 253 North Orlando Avenue, Maitland, Florida.

     At the Special Meeting, shareholders of Security National will be asked to consider and vote on the Agreement and Plan of Merger, dated as of July 12, 1994, as amended by the Amendment to Agreement and Plan of Merger, dated as of January 26, 1995, and the related Supplemental Agreement, dated as of July 12, 1994, pursuant to which Security National would be merged (the "Merger") into Huntington Bancshares Florida, Inc., a wholly owned subsidiary of Huntington Bancshares Incorporated ("Huntington"). The Merger Agreement, as amended, provides that Security National shareholders will receive whole shares of Huntington common stock in exchange for their shares of Security National common stock in an amount determined pursuant to a formula which is based upon 2.1 times the adjusted shareholders' equity of Security National as of December 31, 1994. Cash will be paid for any fractional shares. The exact number of shares of Huntington common stock to be received for each share of Security National common stock will depend on, among other things, the average of the closing sale prices per share of Huntington common stock for the five trading days immediately preceding the day that is two trading days prior to the effective date of the Merger (the "Average Closing Sale Price"), subject to certain limitations. Specifically, each share of Security National common stock will be converted into no more than 1.4802 shares nor less than 1.2111 shares of Huntington common stock (as adjusted for Huntington's 5 for 4 stock split effected on July 29, 1994) so long as the Average Closing Sales Price is between $15.3375 and $25.5625, respectively. If, however, the Average Closing Sale Price is less than $15.3375 or more than $25.5625, Huntington has certain options, including terminating the Merger, as more fully described in the accompanying Proxy Statement.

     Huntington, headquartered in Columbus, Ohio, is the fourth largest bank holding company in Ohio in terms of total assets at December 31, 1994. Huntington, through its affiliates, conducts a full-service commercial and consumer banking business, provides a variety of trust and fiduciary services, and engages in mortgage banking, lease financing, discount brokerage activities, underwriting credit life and disability insurance, and issuing commercial paper guaranteed by Huntington. As of December 31, 1994, Huntington affiliates operated 344 banking and thrift offices in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Pennsylvania, and West Virginia. Huntington common stock is actively traded in the over-the-counter market under the symbol "HBAN".

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AS BEING IN THE BEST INTERESTS OF SECURITY NATIONAL SHAREHOLDERS AND THEREFORE RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT, AS AMENDED, AND THE SUPPLEMENTAL AGREEMENT.

     Additional information regarding the proposed Merger and the parties thereto is set forth in the attached Proxy Statement, which also serves as the Prospectus regarding the common stock of Huntington to be issued in connection with the Merger. Please carefully read these materials and consider the information contained in them.

     The affirmative vote of the holders of a majority of the outstanding shares of Security National common stock is required to approve the Merger documents. Accordingly, your vote is important no matter how large or how small your holdings may be. Whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and promptly return the enclosed proxy card to assure that your shares will be voted at the Special Meeting. If you attend the Special Meeting, you may vote in person if you wish and your proxy will not be used.

                                       Very truly yours,

                                       Michael W. Sheffey
                                       President

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                         SECURITY NATIONAL CORPORATION

                            253 North Orlando Avenue
                            Maitland, Florida 32751

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                 MARCH 27, 1995

     Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of Security National Corporation ("Security National") has been called by the Board of Directors and will be held at the executive offices of Security National, located at 253 North Orlando Avenue, Maitland, Florida, on Monday, March 27, 1995, at 10:00 a.m., local time, for the following purposes:

        1. To consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated as of July 12, 1994, as amended by the Amendment to Agreement and Plan of Merger, dated as of January 26, 1995, and the Supplemental Agreement, dated as of July 12, 1994, pursuant to which Security National would be merged into Huntington Bancshares Florida, Inc., a wholly owned subsidiary of Huntington Bancshares Incorporated ("Huntington), and the shareholders of Security National would receive whole shares of the common stock of Huntington, as more fully described in the accompanying Proxy Statement; and

       2. To transact any other business which may properly come before the meeting or any adjournments or postponements thereof. (The Board of Directors is not currently aware of any other business to come before the Special Meeting.)

     Only shareholders of record at the close of business on March 1, 1995, the record date for the Special Meeting, are entitled to notice of and to vote at the Special Meeting and any adjournments thereof. If the Merger is consummated, shareholders of Security National who do not vote in favor of the Merger, deliver to Security National before the vote on the Merger a written demand for appraisal, and otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law will have certain appraisal rights under Delaware law. See "THE MERGER - APPRAISAL RIGHTS OF OBJECTING SHAREHOLDERS" in the accompanying Proxy Statement for a description of the procedures required to be followed to perfect these appraisal rights.

     We urge you to execute and return the enclosed proxy as soon as possible in order to ensure that your shares will be represented at the Special Meeting. Your proxy may be revoked in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Special Meeting. If you attend the Special Meeting, you may vote in person, and your proxy will not be used.

Dated:  March 17 , 1995                By Order of the Board of Directors



                                       Michael W. Sheffey
                                       President

             WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING,
                 PLEASE SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS NECESSARY
                 IF MAILED IN THE UNITED STATES. PLEASE DO NOT
                 SEND IN YOUR STOCK CERTIFICATES AT THIS TIME.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

PROSPECTUS

                      HUNTINGTON  BANCSHARES  INCORPORATED

                                 COMMON  STOCK
                              (without par value)

         This Prospectus relates to up to 2,500,000 shares of common stock, without par value, of Huntington Bancshares Incorporated ("Huntington"), which may be issued in connection with the merger (the "Merger") of Security National Corporation ("Security National") into Huntington Bancshares Florida, Inc. ("Huntington Florida"), a wholly owned subsidiary of Huntington. This Prospectus also serves as the Proxy Statement for the Special Meeting of Shareholders of Security National to be held on March 27, 1995, and a description of the Merger is included herein.

         At such time as the Merger becomes effective (the "Effective Time"), the issued and outstanding shares of common stock, $1.00 par value, of Security National (the "Security National Common Stock") will be converted into the right to receive whole shares of common stock, without par value, of Huntington ("Huntington Common Stock") in an amount determined pursuant to a formula which is based upon 2.1 times the adjusted shareholders' equity of Security National as of December 31, 1994. Cash will be paid for any fractional shares. The exact number of shares of Huntington Common Stock to be received by a Security National shareholder will depend on, among other things, the average of the closing sale prices for a share of Huntington Common Stock as reported on the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market for the five trading days immediately preceding the day that is two trading days prior to the effective date of the Merger (the "Average Closing Sale Price"), subject to certain limitations. Specifically, each share of Security National Common Stock will be converted into no more than 1.4802 shares nor less than 1.2111 shares of Huntington Common Stock (as adjusted for Huntington's 5 for 4 stock split effected on July 29, 1994) so long as the Average Closing Sales Price is between $15.3375 and $25.5625, respectively.
If, however, the Average Closing Sale Price is less than $15.3375 or greater than $25.5625, Huntington has certain specified options, including terminating the Merger, as more fully described herein. See "THE MERGER - TERMS OF THE MERGER."

                              ------------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
              ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
                OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                  TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ------------------

          THE SHARES OF HUNTINGTON COMMON STOCK OFFERED HEREBY ARE NOT
            SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS
                 ASSOCIATION INSURANCE FUND, THE BANK INSURANCE
                    FUND, OR ANY OTHER GOVERNMENTAL AGENCY.

                              ------------------

         NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HUNTINGTON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION OR TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              ------------------

                The Date of this Prospectus is March ____, 1995.

                             TABLE  OF  CONTENTS


                                                                           Page
AVAILABLE INFORMATION..................................................      3
SECURITY NATIONAL CORPORATION
  PROXY STATEMENT......................................................      4
INTRODUCTION...........................................................      4
SUMMARY INFORMATION....................................................      5
  Huntington and Huntington Florida....................................      5
  Security National....................................................      5
  The Special Meeting and Record Date..................................      5
  The Merger...........................................................      6
  Vote Required........................................................      7
  Appraisal Rights of Objecting Shareholders...........................      7
  Interests of Management..............................................      7
  Federal Income Tax Consequences......................................      8
  Accounting Treatment.................................................      8
  Regulatory Approvals.................................................      8
  Comparative Per Share Information....................................      8
FINANCIAL HIGHLIGHTS...................................................     10
  Financial Highlights of Huntington...................................     10
  Financial Highlights of Security National............................     11
THE MERGER.............................................................     12
  Background of the Merger.............................................     12
  Reasons for the Merger...............................................     13
  Opinion of Financial Advisor.........................................     14
  Effective Date of the Merger.........................................     16
  Terms of the Merger..................................................     16
  Fractional Shares....................................................     18
  Exchange of Certificates.............................................     18
  Terms of the Warrant.................................................     19
  The Subsidiary Merger................................................     20
  Covenants of the Parties.............................................     20
  Conditions to Consummation of the Merger.............................     21
  Amendment; Termination...............................................     22
  Appraisal Rights of Objecting Shareholders...........................     23
  Interests of Management..............................................     25
  Federal Income Tax Consequences......................................     26
  Accounting Treatment.................................................     28
  Regulatory Approvals.................................................     28
  Resales of Huntington Common Stock...................................     29
EFFECT OF THE MERGER ON
  SHAREHOLDERS' RIGHTS.................................................     29
  Capital Stock........................................................     30
  Nomination, Election, and Removal of
  Directors............................................................     30
  Shareholder Proposals................................................     31
  Special Voting Requirements for Certain Transactions.................     31
  Evaluation of Mergers and Consolidations.............................     32
  Special Meetings.....................................................     32
  Directors' and Shareholders' Right to Adopt,
    Alter, or Repeal the Bylaws........................................     33
  Rights of Dissenting Shareholders....................................     33
  Personal Liability of Officers and Directors
    to Shareholders....................................................     33
  Rights Plan..........................................................     34
HUNTINGTON BANCSHARES INCORPORATED.....................................     34
  General..............................................................     34
  Huntington Florida and HFSB..........................................     34
  Huntington Directors.................................................     35
  Compensation of Huntington Directors.................................     37
  Executive Officers of Huntington.....................................     39
  Compensation of Executive Officers...................................     41
  Transactions With Directors and Officers.............................     46
  Ownership of Huntington Common Stock.................................     46
  Description of Huntington Common Stock...............................     48
  Dividends and Price Range of Huntington
    Common Stock.......................................................     49
  Properties...........................................................     50
  Legal Proceedings....................................................     51
SECURITY NATIONAL CORPORATION..........................................     51
  General..............................................................     51
  Lending and Investment Activities....................................     51
  Deposit and Borrowing Activities.....................................     52
  Competition..........................................................     52
  Employees............................................................     53
  Description of Property..............................................     53
  Legal Proceedings....................................................     53
  Principal and Management Shareholders................................     54
  Market for Security National Common Stock and
    Related Shareholder Matters........................................     55
 GOVERNMENT REGULATION.................................................     56
  General..............................................................     56
  Holding Company Structure............................................     56
  Dividend Restrictions................................................     57
  FDIC Insurance.......................................................     58
  Capital Requirements.................................................     58
  Federal Deposit Insurance Corporation
    Improvement Act of 1991............................................     60
  Recent Developments..................................................     61
EXPERTS................................................................     61
LEGAL OPINIONS.........................................................     61
OTHER MATTERS..........................................................     62
INDEX TO FINANCIAL STATEMENTS..........................................     63




EXHIBITS
Exhibit A   -  Agreement and Plan of Merger and Amendment to Agreement and Plan
               of Merger
Exhibit B   -  Supplemental Agreement
Exhibit C   -  Opinion of The Robinson-Humphrey Company, Inc.
Exhibit D   -  Section 262 of the Delaware General Corporation Law - Appraisal
               Rights of Objecting Shareholders

                             AVAILABLE  INFORMATION


         Huntington is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements, and other information filed by Huntington can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the public reference facilities of the regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the rules and regulations of the Commission. This Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto which Huntington has filed with the Commission under the Securities Act of 1933, as amended (the "Registration Statement"), and to which reference is hereby made.

         All information contained herein with respect to Huntington and Huntington Florida, was supplied by Huntington and all information contained herein with respect to Security National and The Robinson-Humphrey Company, Inc., Security National's financial advisor, was supplied by Security National. Although neither Huntington nor Security National has any knowledge that would indicate that any statements or information relating to the other party contained herein is inaccurate or incomplete, neither Huntington nor Security National can warrant the accuracy or completeness of such statements or information as they relate to the other party.

                         SECURITY NATIONAL CORPORATION

                                ----------------

                                PROXY  STATEMENT

                                ----------------

                                  INTRODUCTION

         This Proxy Statement and the accompanying proxy are being furnished to the shareholders of Security National in connection with the solicitation of proxies by the Board of Directors of Security National for a Special Meeting of Shareholders (the "Special Meeting") to be held at 10:00 a.m., local time, on Monday, March 27, 1995, at the executive offices of Security National, located at 253 North Orlando Avenue, Maitland, Florida, and any adjournments or postponements thereof, to consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated as of July 12, 1994, as amended by the Amendment to Agreement and Plan of Merger, dated as of January 26, 1995 (collectively, the "Merger Agreement"), and the Supplemental Agreement, dated as of July 12, 1994 (the "Supplemental Agreement"), pursuant to which Security National will be merged into Huntington Florida and shareholders of Security National will become shareholders of Huntington. The Merger Agreement and the Supplemental Agreement are sometimes referred to herein as the "Merger Documents." This Proxy Statement and accompanying proxy will be first sent or given to the shareholders of Security National on or about March 17, 1995.

         The shares represented by the accompanying proxy will be voted as directed if the proxy is properly signed and received by Security National prior to the Special Meeting. The proxy will be voted FOR the approval and adoption of the Merger Documents if no direction is made to the contrary on a duly executed and returned proxy. The proxy may also be used to grant discretionary authority to vote on other matters which may arise at the Special Meeting. While management is presently unaware of any such matters, the person or persons designated to vote the shares will cast votes according to their best judgment if any such matters properly come before the Special Meeting. A person giving the enclosed proxy has the power to revoke it at any time prior to the Special Meeting by filing with the Secretary of Security National a written notice of revocation or a subsequent proxy relating to the same shares, or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy).

         A majority of the outstanding shares of Security National Common Stock, represented in person or by proxy, will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Security National Common Stock is required to approve and adopt the Merger Documents. Because the approval and adoption of the Merger Documents requires the affirmative vote of a particular percentage of the outstanding shares of Security National Common Stock, an abstention or a broker non-vote with respect to such matter will have the same effect as a vote against the matter. No approval of the Merger Documents is required by holders of Huntington Common Stock.

         Security National shareholders of record at the close of business on March 1, 1995 (the "Record Date"), will be entitled to vote at the Special Meeting. At that date, Security National had 1,511,181 shares of Security National Common Stock outstanding and entitled to vote on all matters requiring a vote of the shareholders. These shares were held by approximately 220 holders of record. Each share of Security National Common Stock entitles the holder to one vote, exercisable in person or by properly executed proxy, on each matter that comes before the shareholders at the Special Meeting.

         Security National will bear the cost of the solicitation of proxies including the charges and expenses of brokerage firms and others, if any, for forwarding solicitation material to beneficial owners of stock. Representatives of Security National may solicit proxies by mail, telegram, telephone, or personal interview.

                              SUMMARY  INFORMATION


         The following is a brief summary of certain information with respect to the Merger. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information and financial statements contained herein and in the exhibits hereto.


HUNTINGTON AND HUNTINGTON FLORIDA

         Huntington, a multi-state bank holding company incorporated under the laws of the State of Maryland in 1966, is headquartered in Columbus, Ohio. At December 31, 1994, Huntington had total assets of approximately $17.8 billion and total deposits of approximately $12.0 billion. Huntington, through its affiliates, conducts a full service commercial and consumer banking business, engages in mortgage banking, lease financing, trust services, discount brokerage services, underwriting credit life and disability insurance, and issuing commercial paper guaranteed by Huntington, and provides other financial products and services. At December 31, 1994, Huntington's affiliates had 185 banking offices in Ohio, 61 banking offices in West Virginia, 40 banking offices in Michigan, 25 banking offices in Indiana, 18 banking offices in Northern Kentucky, 5 banking offices in Western Pennsylvania, 8 thrift offices in Florida (7 of which are offices of Huntington Federal Savings Bank ("HFSB"), a wholly owned subsidiary of Huntington headquartered in Sebring, Florida), 2 thrift offices in Illinois, and 1 foreign office in the Cayman Islands. In addition, Huntington's mortgage company affiliate has loan origination offices throughout the Midwest and East Coast. The principal executive offices of Huntington are located at Huntington Center, 41 South High Street, Columbus, Ohio 43287 (telephone number 614-480-8300).

         Huntington Florida, an Ohio corporation, is a wholly owned subsidiary of Huntington formed for the purpose of facilitating the Merger and serving as a holding company for Huntington's banking operations in Florida. The principal executive offices of Huntington Florida are located at Huntington Center, 41 South High Street, Columbus, Ohio 43287 (telephone number 614-480-8300).


SECURITY NATIONAL

         Security National, a bank holding company incorporated under the laws of the State of Delaware in 1987, is headquartered in Maitland, Florida. At December 31,1994, Security National had total assets of $191.4 million and total deposits of $167.8 million. Security National owns all of the outstanding stock of Security National Bank, a national banking association
("Security Bank"), which is also headquartered in Maitland, Florida.   Security
National, through Security Bank, is principally engaged in the commercial banking business which includes lending, investment, deposit and borrowing activities. Security National operates six full-service offices in Orange,
Seminole, Volusia, Osceola, and Brevard Counties, Florida.   The principal
executive offices of Security National are located at 253 North Orlando Avenue, Maitland, Florida 32751 (telephone number 407-740-6300).


THE SPECIAL MEETING AND RECORD DATE

         The Special Meeting will be held at 10:00 a.m., local time, on Monday, March 27, 1995, at the executive offices of Security National, located at 253
North Orlando Avenue, Maitland, Florida.   The close of business on March 1,
1995, has been set as the record date for determining the shareholders of record of Security National entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof (the "Record Date"). The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

THE MERGER

         At the Special Meeting, Security National shareholders will consider and vote upon the approval and adoption of (i) the Merger Agreement, which, if approved by the shareholders of Security National and upon the satisfaction of certain other conditions, including obtaining various regulatory approvals, would effectuate the merger of Security National into Huntington Florida, and
(ii) the Supplemental Agreement, which sets forth certain representations, warranties, conditions, and covenants made by Huntington, Security National, and Huntington Florida as an inducement to the other parties to execute and deliver the Merger Documents and to consummate the Merger. Upon effectiveness of the Merger, Security National will be merged into Huntington Florida, Huntington Florida will continue to be a wholly owned subsidiary of Huntington, and the separate existence of Security National will cease.

         In connection with the Merger and in accordance with a certain Warrant Purchase Agreement, dated as of July 12, 1994, between Security National and Huntington (the "Warrant Purchase Agreement"), Security National granted to Huntington a warrant (the "Warrant") to purchase up to 24.9% of the outstanding shares of Security National Common Stock (after giving effect to the exercise of the Warrant) under certain specified circumstances, at a price of $25.56 per share. See "THE MERGER - TERMS OF THE WARRANT."

         At the Effective Time, the shares of Security National Common Stock issued and outstanding immediately prior to the Effective Time (exclusive of treasury shares, if any, which shall be canceled, and any shares as to which appraisal rights are being sought) will be converted into the right to receive a number of whole shares of Huntington Common Stock determined pursuant to a formula that is based upon 2.1 times the adjusted shareholders' equity of Security National as of December 31, 1994. Cash will be paid for any fractional shares of Huntington Common Stock. The exact number of shares of Huntington Common Stock to be received by a Security National shareholder will depend on, among other things, the Average Closing Sale Price per share of Huntington Common Stock; provided, however, that if the Average Closing Sale Price is less than $18.4050 (as adjusted for the Huntington 5 for 4 Stock Split), then the Average Closing Sale Price of Huntington Common Stock will be deemed to be $18.4050, and if the Average Closing Sale Price is greater than $22.4950 (as adjusted for the Huntington 5 for 4 Stock Split), then the Average Closing Sale Price of Huntington Common Stock will be deemed to be $22.4950. Thus, a share of Security National Common Stock will be converted into no more than 1.4802 shares and no fewer than 1.2111 shares of Huntington Common Stock (as adjusted for the Huntington 5 for 4 Stock Split).

         Notwithstanding the above, if the Average Closing Sale Price is less than $15.3375 (as adjusted for the Huntington 5 for 4 Stock Split), then Huntington may elect to either (i) consummate the Merger using an assumed average closing sale price of Huntington Common Stock equal to 1.05 times the Average Closing Sale Price, or (ii) use its best efforts to renegotiate the
pricing terms of the Merger with Security National.   If a mutually acceptable
adjustment to such pricing terms is not agreed to by Huntington and Security National by the tenth day after the determination of the Average Closing Sale Price, the Merger Documents will be terminated and the Merger will be abandoned. In addition, if the Average Closing Sale Price is more than $25.5625 (as adjusted for the Huntington 5 for 4 Stock Split), then Huntington may elect to either (i) consummate the Merger at a Price Per Share of Huntington Common Stock equal to 0.95 times the Average Closing Sale Price, or
(ii) terminate the Merger.  See "THE MERGER - TERMS OF THE MERGER."

         The average closing sale price per share of Huntington Common Stock as reported on the Nasdaq National Market for the five trading days immediately
preceding the Record Date was $18.525.   If the Average Closing Sale Price is
$18.525 at the Effective Date, each shareholder of Security National would be entitled to receive 1.4706 shares of Huntington Common Stock for each share of Security National Common Stock held by such shareholder (the "Estimated
Exchange Ratio").   Shareholders are advised to obtain current market
quotations for Huntington Common Stock. The market price of Huntington Common Stock at the Effective Time, or on the date on which certificates representing such shares are received, may be higher or lower than the market price of Huntington Common Stock as of the Record Date or at the time of the Special Meeting.

         Immediately after the consummation of the Merger, and effective as of the Effective Date, the name of Security Bank will be changed to The Huntington National Bank of Florida and HFSB, Huntington's wholly owned subsidiary headquartered in Sebring, Florida, will be merged into The Huntington National Bank of Florida (formerly Security Bank) under the charter of The Huntington National Bank of Florida (the "Subsidiary Merger").

         Security National has received an opinion of The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey"), Security National's financial advisor, that, from a financial point of view, the terms of the Merger as provided in the Merger Agreement are fair to the shareholders of Security National. See "THE MERGER - BACKGROUND OF THE MERGER," "- OPINION OF FINANCIAL ADVISOR," and "- CONDITIONS TO CONSUMMATION OF THE MERGER" and the opinion of Robinson-Humphrey, which is attached hereto as Exhibit C.

         It is contemplated that the Merger will be consummated as soon as practicable after the satisfaction of various conditions, including the receipt of required regulatory approvals, but in no event prior to May 1, 1995. See "THE MERGER - EFFECTIVE DATE OF THE MERGER," and "- CONDITIONS TO CONSUMMATION OF THE MERGER."


VOTE REQUIRED

         The affirmative vote of the holders of a majority of the outstanding shares of Security National Common Stock is necessary to approve and adopt the Merger Documents, thereby approving the Merger. As of the Record Date, the directors and executive officers of Security National and their affiliates beneficially owned 318,521 shares of Security National Common Stock (excluding shares subject to stock options), which represent 21.1% of the total issued and outstanding shares of such stock entitled to vote at the Special Meeting. As an inducement for Huntington and Huntington Florida to enter into the Merger Documents, ten directors and executive officers of Security National, holding in the aggregate 316,188 shares of Security National Common Stock as of the Record Date, or 20.9% of the outstanding shares of such stock entitled to vote at the Special Meeting, executed certain Shareholder Agreements, each dated as of July 12, 1994 (the "Shareholder Agreements"), pursuant to which these shareholders agreed to vote their shares in favor of the approval of the Merger Documents and the approval of the Merger and against the approval of any competing acquisition offer or any other transaction which is inconsistent with the obligation of Security National to consummate the Merger.

         THE BOARD OF DIRECTORS OF SECURITY NATIONAL UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF SECURITY NATIONAL VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER DOCUMENTS. SEE "THE MERGER - BACKGROUND OF THE MERGER" AND "- REASONS FOR THE MERGER."


APPRAISAL RIGHTS OF OBJECTING SHAREHOLDERS

         If the Merger is consummated, holders of Security National Common Stock who did not vote in favor of the Merger and have complied with all applicable notice requirements and other procedures specified under Delaware law have the right to obtain an appraisal by the Delaware Court of Chancery of the fair value of their shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger). See "THE MERGER - APPRAISAL RIGHTS OF OBJECTING SHAREHOLDERS."


INTERESTS OF MANAGEMENT


         Huntington has agreed that, upon consummation of the Merger, the existing employment agreement of Michael W. Sheffey, President and Chief Executive Officer of Security National and Security Bank, will remain in effect
until terminated in accordance with the provisions of the agreement.   Upon
consummation of the Merger, it is Huntington's intention to elect Mr. Sheffey to the Board of Directors of Huntington Florida and to appoint him President, Chief Executive Officer, and Treasurer of Huntington Florida. Huntington has also agreed to assume certain obligations of Security National to indemnify and defend the directors and officers of Security National in connection with such persons' status or services as directors and officers of Security National.
See "THE MERGER - INTERESTS OF MANAGEMENT."

FEDERAL INCOME TAX CONSEQUENCES

         It is anticipated that the Merger will be a tax-free reorganization for federal income tax purposes and that no gain or loss will be recognized by the shareholders of Security National upon conversion of their shares of Security National Common Stock into shares of Huntington Common Stock in the Merger, except with respect to cash received in lieu of the issuance of fractional shares or in connection with the exercise of appraisal rights under Delaware law. See "THE MERGER - FEDERAL INCOME TAX CONSEQUENCES." All shareholders should consult with their own tax advisors as to the particular tax consequences of the Merger, including the applicability and effect of state, local, and foreign tax laws and possible changes in the tax laws.


ACCOUNTING TREATMENT

         Huntington intends to treat the Merger as a pooling of interests for accounting purposes. See "THE MERGER - ACCOUNTING TREATMENT."


REGULATORY APPROVALS

         The Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or its delegate and the Comptroller of the Currency (the "OCC")
must approve the Merger and the Subsidiary Merger, respectively.   In addition,
the Office of Thrift Supervision (the "OTS") must be provided with notice concerning the Subsidiary Merger. At the state level, the Florida Department of Banking and Finance (the "Florida Department") must approve the acquisition by Huntington of Security National and Security Bank. The applications and notice required to be filed with these agencies were submitted for filing on January 3, 1995. On the basis of indications from the three banking regulators whose approvals are required, the last approval needed is expected to be received on or before April 15, 1995. See "THE MERGER - REGULATORY APPROVALS."


COMPARATIVE PER SHARE INFORMATION

         During 1994, Huntington completed the acquisition of FirstFed Northern Kentucky Bancorp, Inc., a thrift holding company headquartered in Covington,
Kentucky ("FirstFed"), which was accounted for as a purchase.   After
consummation of the Merger, it is the intention of Huntington to complete its acquisition of Reliance Bank of Florida ("Reliance Bank"), a bank headquartered in Melbourne, Florida, which will be accounted for as a pooling of interests, in the second quarter of 1995. The following summary presents selected comparative unaudited per share information for Huntington on a historical basis; for Security National on a historical basis; for Huntington, FirstFed, Security National, and Reliance on a pro forma combined basis; and for Security National on a pro forma equivalent basis.


         Although it is intended that the Merger will be accounted for as a pooling of interests, Huntington expects to restate beginning shareholders' equity for the year in which the transaction is consummated rather than restate historical financial statements to show the effects of the Merger as of the earliest period presented. Accordingly, the pro forma information set forth below for the years ended December 31, 1993 and 1992, reflects only Huntington
historical information.   Security National equivalent pro forma amounts were
computed by multiplying Huntington's pro forma amounts by the Estimated Exchange Ratio of 1.4706 shares of Huntington Common Stock for each share of Security National Common Stock. See "THE MERGER - TERMS OF THE MERGER." The data presented below is based upon the historical financial statements and related notes thereto, included herein, of Huntington and Security National (adjusted for the Huntington 5 for 4 Stock Split and other stock splits and stock dividends, as appropriate), and unaudited pro forma combined financial statements giving effect to the Merger, the completed acquisition of FirstFed, and the pending acquisition of Reliance by Huntington. Pro forma amounts are not necessarily indicative of results that would have been or will be obtained on a combined basis.


                                              HUNTINGTON                             SECURITY NATIONAL
                                   --------------------------------            -------------------------------
                                                            PRO                                     EQUIVALENT
                                   HISTORICAL(1)        FORMA(1)(2)            HISTORICAL           PRO FORMA
                                   -------------        -----------            ----------           ----------
 Book Value Per Common Share:
    As of December 31, 1994  . .       $10.84               $10.79                $13.61               $15.87

 Cash Dividends Declared
     Per Common Share:

    For the year ended:
      December 31, 1994  . . . .        $0.72                $0.72                 $0.50                $1.06
      December 31, 1993  . . . .         0.60                 0.60                  0.20                 0.88
      December 31, 1992  . . . .         0.50                 0.50                  0.10                 0.74

 Net Income Per Common Share:

    For the year ended:
      December 31, 1994  . . . .        $1.87                $1.85                 $1.47                $2.72
      December 31, 1993  . . . .         1.85                 1.85                  0.85                 2.72
      December 31, 1992  . . . .         1.27                 1.27                  0.60                 1.87


(1) Adjusted for the Huntington 5 for 4 Stock Split.
(2) Includes Huntington historical data adjusted to reflect the consummation of the Merger and the acquisition of FirstFed and Reliance as if they had occurred at the beginning of 1994.

         Huntington Common Stock is traded in the over-the-counter market on the Nasdaq National Market. The last sale price per share of Huntington Common Stock on the Nasdaq National Market (adjusted for the Huntington 5 for 4 Stock Split) as of July 11, 1994, the last trading day prior to the public announcement of the proposed Merger, and as of March 1, 1995, were $20.60 and $18.50, respectively. There is no active trading market for Security National Common Stock, although isolated transactions do occur from time to time. To the knowledge of Security National, all transactions in Security National Common Stock are negotiated on a private basis and quotations for Security National Common Stock are not published.

                              FINANCIAL HIGHLIGHTS


FINANCIAL HIGHLIGHTS OF HUNTINGTON

         The following financial highlights of Huntington for the five years ended December 31, 1994, have been derived from Huntington's audited financial statements. This data should be read in conjunction with the consolidated financial statements, related notes, and other financial information of
Huntington contained elsewhere herein.   See "INDEX TO FINANCIAL STATEMENTS."

CONSOLIDATED INCOME STATEMENT DATA
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                          YEAR ENDED DECEMBER 31,
                                 ----------------------------------------------------------------------------
                                   1994             1993             1992             1991             1990
                                 --------         --------         --------         --------         --------
Net interest income.........     $756,050         $796,200         $697,440         $548,489         $486,011

Provision for loan losses...       15,284           79,294           81,562           62,061           76,434

Net income..................      242,593          236,912          161,046          133,940           99,765

Per common share(1):

  Net income................        $1.87            $1.85            $1.27            $1.06            $0.79

  Cash dividends declared...        $0.72            $0.60            $0.50            $0.46            $0.41


CONSOLIDATED BALANCE SHEET DATA
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                         YEAR ENDED DECEMBER 31,
                                  --------------------------------------------------------------------------
                                    1994             1993             1992             1991             1990
                                  -------          -------          -------          -------          -------
Average balances during
 the period:

  Total assets..............      $16,750          $16,851          $15,165          $13,613          $13,490

  Long-term debt............          928              641              300              219              201

  Shareholders' equity......        1,403            1,216            1,074              977              917

Balances at period end:

  Total assets..............      $17,771          $17,619          $16,247          $14,500          $13,671

  Long-term debt............        1,214              762              479              261              207

  Shareholders' equity......        1,412            1,325            1,130            1,018              937

Per common share(1):

  Shareholders' equity......       $10.84           $10.21            $8.87            $8.10            $7.43
- -----------------------------

(1) Restated for the Huntington 5 for 4 Stock Split and for other stock dividends and stock splits, as appropriate.

FINANCIAL HIGHLIGHTS OF SECURITY NATIONAL

         The following financial highlights of Security National for the five-year period ended December 31, 1994, have been derived from Security National's audited financial statements. This data should be read in conjunction with the consolidated financial statements, including the notes thereto, contained elsewhere herein. See "INDEX TO FINANCIAL STATEMENTS."

CONSOLIDATED INCOME STATEMENT DATA
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                        YEAR ENDED DECEMBER 31,
                                --------------------------------------------------------------------------
                                 1994             1993             1992             1991             1990
                                ------           ------           ------           ------           ------
Net interest income..........   $7,426           $6,508           $5,483           $4,994           $4,467

Provision for loan losses....        0               60              271              357              414

Net income...................    2,224            1,345              991              760              350

Per common share:

   Net income................    $1.47            $0.85            $0.60            $0.46            $0.34

   Cash dividends declared...    $0.50            $0.20            $0.10            $0.00            $0.00


CONSOLIDATED BALANCE SHEET DATA
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                        YEAR ENDED DECEMBER 31,
                              ----------------------------------------------------------------------------
                                1994             1993             1992             1991             1990
                              --------         --------         --------         --------         --------
Average balances during
 the period:

  Total assets..............  $181,089         $171,782         $136,896         $122,638         $106,813

  Long-term debt............         0                0                0                0                0

  Shareholders' equity......    19,725           19,635           19,472           18,712           18,214

Balances at period end:

  Total assets..............   $191,419         $186,810         $160,237         $139,362         $118,324

  Long-term debt............          0                0                0                0                0

  Shareholders' equity......     20,568           20,117           20,015           19,189           18,429

Per common share:

  Shareholders' equity......     $13.61           $12.90           $12.12           $11.62           $11.16





                                  THE MERGER


         The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement and the Supplemental Agreement, is qualified in its entirety by reference to the Merger Agreement and the Supplemental Agreement, which are attached hereto and incorporated herein as Exhibits A and B, respectively.

BACKGROUND OF THE MERGER

         In early 1994, the Florida Legislature was considering a bill allowing financial institutions nationwide to acquire Florida financial institutions on a reciprocal basis. In early March 1994, Michael W. Sheffey, President and Chief Executive Officer of Security National, and Bert E. Roper, Chairman of the Board of Security National, discussed the possible implications of the passage of such a bill. Certain industry analysts and lobbyists, including the Florida Bankers Association, considered passage of the bill likely. Messrs. Sheffey and Roper were concerned that the entry of additional large out-of-state financial institutions in Florida, particularly in the Central Florida market, would further intensify the competition for banking business in the marketplace and also would reduce the ability of Security National to consummate acquisitions of other financial institutions (which Security National had considered from time to time as a means of expanding its operations and opportunities). Messrs. Sheffey and Roper believed that the increased competition and reduced ability to consummate acquisitions could limit Security National's growth potential and future earnings prospects.

         Mr. Roper directed Mr. Sheffey to contact investment banking firms that had discussions with Security National at various times in the past when Security National was exploring potential acquisitions to obtain their assessment of the impact of passage of the pending legislation. Mr. Sheffey also discussed the situation with several of Security National's larger shareholders, one of whom recommended that Security National also include Robinson-Humphrey on its list of contacts. Mr. Sheffey arranged an initial meeting with Robinson-Humphrey on March 9, 1994. During that initial meeting, Mr. Sheffey and representatives of Robinson-Humphrey discussed the ramifications of increased competition on Security National and its shareholders. Robinson-Humphrey offered to review Security National's status and make a presentation of its recommendations. On March 17, 1994, the Security National Board of Directors authorized Mr. Sheffey to proceed to engage Robinson-Humphrey and, on March 18, 1994, Robinson-Humphrey presented its evaluation of Security National and its recommendations, which included determining what interest there might be in acquiring Security National among
regional financial institutions.   In late March 1994, the Florida Legislature
approved passage of the Florida Reciprocal Banking Act, which would allow acquisitions of Florida banks and bank holding companies by out-of-state bank holding companies on a reciprocal basis commencing May 1, 1995.

         Security National provided Robinson-Humphrey with financial and other information concerning Security National and Security Bank. Robinson-Humphrey contacted potential interested parties during the next month on a confidential basis. The highest level of interest was from Huntington. On April 21, 1994, the Security National Board of Directors reviewed the status of Robinson-Humphrey's activities, including the strong expression of interest by Huntington. A representative from Huntington visited with representatives of Robinson-Humphrey and Security National management on May 11, 1994, and discussions were held regarding a possible merger.

         On May 26, 1994, the Security National Board of Directors reviewed Huntington's financial information. Management also provided an update on the May 11, 1994, visit by the Huntington representative and informed the Board that a second visit was scheduled for June 6, 1994.

         On June 6, 1994, Zuheir Sofia, President and Chief Operating Officer of Huntington, visited with Mr. Sheffey in Maitland, Florida. As a part of these discussions, Mr. Sofia proposed a merger of Security National with pricing in the two times book value range, subject to a satisfactory due diligence investigation. On June 9, 1994, the Board of Directors met and reviewed the Huntington proposal and authorized Messrs. Roper and Sheffey, and Phillip L. Tasker, Executive Vice President of Security National, to provide such information as Huntington may need to complete its due diligence investigation and to proceed with further discussions.

         On June 22 and 23, 1994, representatives of Huntington performed an initial due diligence investigation of Security National. On June 28, 1994, Messrs. Roper, Sheffey, and Tasker met with Mr. Sofia and other Huntington representatives in Columbus, Ohio, and continued discussions and negotiations.

         Negotiations continued during the first week of July 1994. On July 7, 1994, copies of drafts of the proposed Merger Documents, Warrant, and Warrant Purchase Agreement were distributed to and reviewed by the Board of Directors of Security National and the Board discussed the proposed merger transaction at length. A meeting was scheduled for July 12, 1994, to consider and vote upon the proposed merger. On July 12, 1994, the Security National Board of Directors met to further review and consider the proposed Merger and the related agreements. A representative of Robinson-Humphrey advised the Board that, from a financial point of view, the terms of the Merger were fair to Security National's shareholders. Legal counsel also was present to discuss issues relating to the proposed Merger and related agreements. After discussion, the Board unanimously approved the Merger and authorized the execution of the Merger Documents, Warrant and Warrant Purchase Agreement.

         After the Security National Board meeting, Security National, Huntington, and Huntington Florida executed the Merger Documents and Security National and Huntington entered into the Warrant Purchase Agreement, pursuant to which Security National issued the Warrants to Huntington. In addition, as an inducement for Huntington and Huntington Florida to enter into the Merger Documents, and in satisfaction of a condition to the consummation of the Merger, the following directors and/or executive officers of Security National, holding in the aggregate 20.9% of the outstanding shares of Security National Common Stock entitled to vote at the Special Meeting as of the Record Date, executed the Shareholder Agreements, pursuant to which each such director and/or executive officer agreed to vote his or her shares of Security National Common Stock in favor of the adoption of the Merger Documents and the approval of the Merger and against any competing acquisition offer or any other transaction which is inconsistent with the obligation of Security National to consummate the Merger: Lee Chira, Mary Demetree, Stephen F. Foreman, John J. Jennings, Mitchel J. Laskey, Fred L. Macleod, Gerald R. McGratty, Jr., Bert E. Roper, Jeffrey C. Schenck, and Benjamin P. Sibley.

         On January 26, 1995, the Agreement and Plan of Merger was amended in order to clarify the treatment of expired or cancelled Security National stock options for purposes of the conversion ratio.


REASONS FOR THE MERGER

         Security National's Board of Directors believes that the Merger and the subsequent affiliation with Huntington will be beneficial to Security National's shareholders as well as its present customers and employees and will enhance the ability of Security National to meet the financial needs of the communities served by Security National. In approving the Merger Documents, Security National's directors considered a number of factors. The Security National Board did not assign any relative or specific weights to such factors. The factors considered by the Security National Board in evaluating and approving the Merger Documents were the value of the consideration to be received by Security National shareholders relative to the book value and earnings per share of Security National Common Stock; certain information concerning the financial condition, results of operation, and business prospects of Huntington and Security National; the marketability of Huntington Common Stock; the competitive and regulatory environment for financial institutions generally; the fact that the Merger will enable Security National shareholders to exchange their shares of Security National Common Stock for shares of common stock of a larger and more diversified entity, the stock of which is more widely held and more actively traded; the opinion rendered by Robinson-Humphrey as to the fairness, from a financial point of view, of the terms of the Merger to the Security National shareholders; and other information. The Security National Board also believes that the Merger will provide the present customers of Security National with certain banking products and services not currently available to such customers and is expected to attract new business with the support of Huntington's greater resources and ability to respond to changes in the highly competitive banking industry.

         THE BOARD OF DIRECTORS OF SECURITY NATIONAL BELIEVES THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF SECURITY NATIONAL'S SHAREHOLDERS AND THEREFORE RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER DOCUMENTS.

         Huntington considers the Merger advantageous principally because the acquisition of Security National and the related Subsidiary Merger will enable Huntington to expand its banking and related activities in Florida under the charter of a national bank rather than that of a thrift institution.


OPINION OF FINANCIAL ADVISOR

General

         Security National retained Robinson-Humphrey to act as its financial advisor in connection with the Merger. Robinson-Humphrey has rendered an opinion to Security National's Board of Directors that, based on the matters set forth therein, the terms of the Merger are fair, from a financial point of view, to the Security National shareholders. THE TEXT OF SUCH OPINION IS SET FORTH IN EXHIBIT C TO THIS PROSPECTUS/PROXY STATEMENT AND SHOULD BE READ IN ITS ENTIRETY BY SHAREHOLDERS OF SECURITY NATIONAL.

         The consideration to be received by Security National shareholders in the Merger was determined by Security National and Huntington in their negotiations. No limitations were imposed by the Board of Directors or management of Security National upon Robinson-Humphrey with respect to the investigations made or the procedures followed by Robinson-Humphrey in rendering its opinion.

         In connection with rendering its opinion to Security National's Board of Directors, Robinson-Humphrey performed a variety of financial analyses. However, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Robinson-Humphrey, in conducting its analysis and in arriving at its opinion, did not conduct a physical inspection of any of the properties, assets, or liabilities of Security National. Robinson-Humphrey assumed and relied upon the accuracy and completeness of the financial and other information that was provided to it by Security National or that was publicly available. Robinson-Humphrey's opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to it as of the date of, its analyses.

Valuation Methodologies

         In connection with its opinion on the Merger and the presentation of that opinion to Security National's Board of Directors, Robinson-Humphrey performed two valuation analyses with respect to Security National: (i) an analysis of comparable prices and terms of recent transactions involving financial institutions buying banks; and (ii) a discounted cash flow analysis. For purposes of the comparable company and comparable transaction analyses, Huntington Common Stock was valued at $20.60 per share. Both of these methodologies are discussed briefly below.

         Comparable Transaction Analysis. Robinson-Humphrey performed three analyses of premiums paid for selected banks with comparable characteristics to Security National. Comparable transactions were considered to be (i) transactions since January 1, 1994, where the seller was a financial institution located in the Southeast with total assets of less than $300 million, and (ii) transactions since January 1, 1993, where the seller was a financial institution located in Florida.

         (i) Based on the first of the foregoing sets of transactions (i.e., financial institutions buying financial institutions in the Southeast with total assets of less than $300 million during
             1994), the analysis yielded a range of transaction values to book value of 115.31% to 303.77%, with a mean of 183.83% and a median of 186.65%. These compare to a transaction value for the Merger of approximately 210.00% of Security National's book value at December 31, 1994.

             The analysis yielded a range of transaction values as a percentage of tangible book value for the comparable transactions ranging from 115.31% to 303.77%, with a mean of 188.90% and a median of 186.65%. These compare to a transaction value to tangible book value at December 31, 1994, of approximately 210.00% for the Merger.

             The analysis yielded a range of transaction values as a multiple of trailing twelve month earnings per share. These values ranged from 7.98 times to 30.52 times, with a mean of 16.51 times and a median of 15.94 times. These compare to a transaction value to the December 31, 1994, trailing twelve month earnings per share of
             19.59 times for the Merger.

             Lastly, the analysis yielded a range of transaction values as a percentage of total assets for the comparable transactions ranging from 6.65% to 28.01%, with a mean of 16.52% and a median of 16.77%. These compare to a transaction value to total assets at December 31, 1994, of approximately 23.54% for the Merger.

        (ii) Based on transactions since January 1, 1993, where the seller was a financial institution located in Florida, the analysis yielded a range of transaction values to book value of 69.58% to 257.80%, with a mean of 164.60% and a median of 160.67%. These compare to a transaction value for the Merger of approximately 210.00% of Security National's book value as of December 31, 1994.

             The analysis yielded a range of transaction values as a percentage of tangible book value for the comparable transactions ranging from 69.58% to 257.80%, with a mean of 169.29% and a median of 171.50%. These compare to a transaction value to tangible book value at December 31, 1994, of approximately 210.00% for the Merger.

             The analysis yielded a range of transaction values as a multiple of trailing twelve month earnings per share. These values ranged from 8.13 times to 36.46 times, with a mean of 18.70 times and a median of 18.41 times. These compare to a transaction value to the December 31, 1994, trailing twelve months earnings per share of 19.59 times for the Merger.

             Lastly, the analysis yielded a range of transaction values as a percentage of total assets for the comparable transactions ranging from 2.73% to 26.96%, with a mean of 13.25% and a median of 12.66%. These compare to a transaction value to total assets at December 31, 1994, of approximately 23.54% for the Merger.

             No company or transaction used in the comparable transaction analyses is identical to Security National. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments, as well as other factors that affect the public trading value or the acquisition value of the company to which it is being compared.

         Discounted Cash Flow Analysis. Using discounted cash flow analysis, Robinson-Humphrey estimated the present value of the future stream of after-tax cash flows that Security National could produce through 1998, under various circumstances, assuming that Security National performed in accordance with the earnings/return projections of management at the time that Security National entered into acquisition discussions in April 1994. Robinson-Humphrey estimated the terminal value for Security National at the end of the period by applying multiples of earnings (ranging from 9.0 times to 11.0 times and then discounting the cash flow streams, dividends paid to shareholders, and terminal value using differing discount rates ranging from 11.0% to 13.0%) chosen to reflect different assumptions regarding the required rates of return of Security National and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a reference range of $35.7 million to $43.9 million, or $22.88 to $28.16 per share, for Security National.

Compensation of Robinson-Humphrey

         Pursuant to an engagement letter, dated March 25, 1994, between Security National and Robinson-Humphrey, Security National agreed to pay a $75,000 fairness opinion fee at the time of rendering the opinion and an incremental success fee (to be paid at closing) equal to 1.25% of the total consideration received by shareholders less the fairness opinion fee. Security National also agreed to indemnify and hold harmless Robinson-Humphrey and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the gross negligence of Robinson-Humphrey.

         As a part of its investment banking business, Robinson-Humphrey is regularly engaged in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Security National's Board of Directors decided to retain Robinson-Humphrey based on its experience as a financial advisor in mergers and acquisitions of financial institutions, particularly transactions in the southeastern region of the U.S., and its knowledge of financial institutions and Security National in particular.

 EFFECTIVE DATE OF THE MERGER

         The Merger will be effective as of 11:59 p.m., local Ohio time, on the Effective Date, which will be (i) the day on which the certificate of merger has been filed in accordance with the laws of the States of Ohio and Delaware, or (ii) such later date as may be specified in such certificate of merger; provided, however, that the Effective Date will not be earlier than the "Permissible Date," which will be the later of May 1, 1995, or the date of the expiration of the last required waiting period following receipt of the last
regulatory approval required for the Merger.   It is anticipated that, if the
shareholders of Security National approve the Merger at the Special Meeting and the other conditions to the Merger set forth in the Supplemental Agreement have been satisfied, the Effective Date will occur on or about May 1, 1995.


TERMS OF THE MERGER

         The Merger Agreement provides for the merger of Security National into Huntington Florida pursuant to the applicable provisions of the laws of the States of Delaware and Ohio. Upon the effectiveness of the Merger, Huntington Florida, the surviving corporation, will remain a wholly owned subsidiary of Huntington and will continue its corporate existence under the laws of the State of Ohio, and the separate existence of Security National will cease. The articles of incorporation and regulations of the surviving corporation will be those of Huntington Florida as in effect immediately prior to the Merger until amended in accordance with law.

         At the Effective Time, the shares of Security National Common Stock issued and outstanding immediately prior to the Effective Time (exclusive of treasury shares, if any, which will be canceled) will be converted into the right to receive whole shares of Huntington Common Stock, plus cash in lieu of fractional shares. See "THE MERGER - FRACTIONAL SHARES." The number of shares of Huntington Common Stock to be received for each share of Security National Common Stock in the Merger (the "Conversion Ratio") will be determined pursuant to the following formula:


                        (TPP + NSO)/PHC         ($43,362,043 + $1,731,288)/PHC
  Conversion Ratio   =  ---------------      =  ------------------------------
                             NSC                            NSC

where TPP is the Total Purchase Price determined by multiplying Security National Equity (defined below) by 2.10; NSO is the sum of the products resulting from multiplying the number of shares subject to each Security National stock option outstanding at the Effective Time by the exercise price for such Security National stock option, plus the sum of the products resulting from multiplying the number of shares subject to each Security National stock option exercised between June 30, 1994, and the Effective Time by the exercise price for such Security National stock option; PHC is the Price Per Share of Huntington Common Stock (determined as described below); and NSC is the number of shares of Security National Common Stock issued and outstanding at the Effective Time plus the number of shares of Security National Common Stock subject to stock options outstanding at the Effective Time. On the Record Date, there were 1,511,181 shares of Security National Common Stock issued and outstanding and an additional 144,000 shares subject to outstanding stock options, for an aggregate of 1,655,181 shares of Security National Common Stock for purposes of the Conversion Ratio formula. This aggregate number of shares of Security National Common Stock is not expected to change before the Effective Time.

         Security National Equity means the consolidated shareholders' equity of Security National on December 31, 1994, determined in accordance with generally accepted accounting principles applied consistently with prior determinations of consolidated shareholders' equity as shown on the audited balance sheets of Security National ("Audited Equity"), decreased by the after-tax amount of security gains and extraordinary gains realized after June 30, 1994, which in the aggregate exceed $50,000 and by the sum of the products resulting from multiplying the number of shares subject to each of the Security National Stock Options exercised after June 30, 1994, and prior to January 1, 1995, by the respective exercise price for such Security National Stock Option; and increased by the after-tax amount of any investment banking fees and legal fees recorded by Security National, whether paid or accrued, in connection with the Merger. Security National Equity was $20,648,592 pursuant to this calculation.

         Except as otherwise described below, the Price Per Share of Huntington Common Stock will be the Average Closing Sale Price (previously defined as the average of the closing sale prices per share of Huntington Common Stock on the five trading days immediately preceding the date that is two trading days prior to the Effective Date, as reported on the

Nasdaq National Market); provided, however, that if the Average Closing Sale Price is less than $18.4050 (as adjusted for the Huntington 5 for 4 Stock Split), the Price Per Share of Huntington Common Stock will be $18.4050, and if the Average Closing Sale Price is greater than $22.4950 (as adjusted for the Huntington 5 for 4 Stock Split), then the Price Per Share of Huntington Common Stock will be $22.4950.

         Notwithstanding the above, if the Average Closing Sale Price is less than $15.3375 (as adjusted for the Huntington 5 for 4 Stock Split), then Huntington may elect to either (i) consummate the Merger at a Price Per Share of Huntington Common Stock equal to 1.05 times the Average Closing Sale Price or (ii) use its best efforts to renegotiate the pricing terms of the Merger with Security National. If a mutually acceptable adjustment to such pricing terms is not agreed to by Huntington and Security National by the 10th day after the determination of the Average Closing Sale Price, the Merger Documents will be terminated and the Merger will be abandoned. In addition, if the Average Closing Sale Price is more than $25.5625 (as adjusted for the Huntington 5 for 4 Stock Split), then Huntington may elect to either (i) consummate the Merger at a Price Per Share of Huntington Common Stock equal to
0.95 times the Average Closing Sale Price or (ii) terminate the Merger.

         The average closing sale price per share of Huntington Common Stock as reported on the Nasdaq National Market for the five trading days immediately preceding the Record Date was $18.525. If the Average Closing Sale Price is $18.525 at the Effective Date, each shareholder of Security National would be entitled to receive 1.4706 shares of Huntington Common Stock for each share of Security National Common Stock held by such shareholder. Shareholders are advised to obtain current market quotations for Huntington Common Stock. The market price of Huntington Common Stock at the Effective Time, or on the date on which certificates representing such shares are received, may be higher or lower than the market price of Huntington Common Stock as of the Record Date or at the time of the Special Meeting.

         Each share of Security National Common Stock held by a person who does not vote in favor of the Merger, delivers to Security National before the vote on the Merger a written demand for appraisal, and complies with all other procedures specified under Delaware law shall not be converted into or represent a right to receive shares of Huntington Common Stock as described above, but rather the holder thereof shall be entitled to such appraisal rights as are granted by Delaware law. See "THE MERGER - APPRAISAL RIGHTS OF OBJECTING SHAREHOLDERS."

         Each unexercised option to purchase shares of Security National Common Stock held by an employee of Security National or Security Bank that is outstanding immediately prior to the Effective Time under Security National's stock option plan will be converted at the Effective Time into an option under a Huntington stock option plan exercisable for a number of shares of Huntington Common Stock equal to the product obtained by multiplying the number of shares of Security National Common Stock subject to the Security National option by the Conversion Ratio. All fractional shares will be rounded to the nearest whole share. The exercise price for each share of Huntington Common Stock subject to an option so substituted will be equal to the exercise price per share of Security National Common Stock under the Security National option divided by the Conversion Ratio. All incentive stock options will be converted in such a manner that their status as incentive stock options for federal income tax purposes will be maintained. Upon such substitution, all rights under the Security National stock option plan will be null and void. As of the Record Date, there were options outstanding for the purchase of 144,000 shares of Security National Common Stock.


FRACTIONAL SHARES

         No fractional shares of Huntington Common Stock will be issued. Each former shareholder of Security National who would otherwise be entitled to receive a fractional share of Huntington Common Stock upon surrender of his certificate or certificates for shares of Security National Common Stock will receive from the Exchange Agent cash in an amount equal to the fractional share interest multiplied by the Price Per Share of Huntington Common Stock. No interest will be payable with respect to such cash payment. Immediately after the third anniversary of the Effective Date, the Exchange Agent shall deliver to Huntington Florida any unclaimed balance of cash owing with respect to fractional shares and such cash shall be retained by, and become the property of Huntington Florida, free and clear of any claims whatsoever.

EXCHANGE OF CERTIFICATES

         Under the terms of the Merger Agreement, The Huntington National Bank, a wholly owned subsidiary of Huntington that is the transfer agent for Huntington Common Stock, is designated to act as the exchange agent (the "Exchange Agent") in connection with the Merger. Approval of the Merger Documents by the shareholders of Security National will constitute ratification of the appointment of the Exchange Agent.

         As soon as practicable after the Effective Time, Huntington shall cause the Exchange Agent to prepare and mail to each holder of record on the Effective Date of any shares of Security National Common Stock a letter of transmittal containing instructions for the surrender of the certificates formerly representing shares of Security National Common Stock. Upon surrender to the Exchange Agent of the certificate or certificates which prior to the Effective Time represented shares of Security National Common Stock in accordance with the instructions set forth in the letter of transmittal, each such holder will be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Huntington Common Stock into which the shares represented by the certificate or certificates so surrendered will have been converted and, if applicable, a check payable to such holder in the amount necessary to pay for any fractional shares of Huntington Common Stock, in each case, without interest.

         Neither Huntington, Huntington Florida, nor the Exchange Agent shall be obligated to deliver certificates for Huntington Common Stock or a check in lieu of fractional shares to a former shareholder of Security National until such former shareholder has either surrendered his certificate or certificates representing shares of Security National Common Stock or, if a shareholder is unable to locate such certificate or certificates, such shareholder has delivered an appropriate affidavit of loss, indemnity agreement, and bond as may be required by Huntington. Until so surrendered, each outstanding certificate representing shares of Security National Common Stock which have been converted into shares of Huntington Common Stock shall be deemed for all corporate purposes (except the payment of dividends or other distributions) to evidence ownership of the number of whole shares of Huntington Common Stock into which the shares of Security National Common Stock represented thereby shall have been converted.

         No dividends or other distributions payable to holders of record of Huntington Common Stock after the Effective Date shall be paid to a holder of Security National Common Stock whose shares have been converted into Huntington Common Stock until such holder surrenders his certificate or certificates formerly representing shares of Security National Common Stock. Promptly upon such surrender, Huntington will pay to the holder of the certificates for Huntington Common Stock issued in exchange for the certificates for Security National Common Stock the amount of dividends and other distributions, if any, which theretofore became payable with respect to such full shares of Huntington Common Stock, but which have not theretofore been paid on such stock. No interest shall be payable with respect to the payment of any dividends or other distributions. All such dividends or other distributions unclaimed at the end of one year from the Effective Date shall be repaid by the Exchange Agent to Huntington, and thereafter the holders of such outstanding certificates for Security National Common Stock shall look, subject to applicable escheat, unclaimed funds, and other laws, as general creditors only to Huntington for payment thereof.

         The stock transfer books of Security National will be closed at the close of business two business days prior to the Effective Date.

         Huntington is empowered to adopt additional reasonable rules and regulations with respect to the matters referred to above, not inconsistent with the provisions of the Merger Agreement.


TERMS OF THE WARRANT

         On July 12, 1994, pursuant to the terms of the Warrant Purchase Agreement, Security National issued the Warrant to Huntington. The Warrant gives Huntington or a subsequent holder of the Warrant (collectively, the "Holder") the right to purchase, under certain specified circumstances, a total of up to 500,600 shares of Security National Common Stock (the "Warrant Stock"), representing 24.9% of the outstanding shares of Security National Common Stock (after giving effect to the issuance of the Warrant Stock), at a price of $25.56 per share (the "Warrant Price").

         The Warrant cannot be exercised by the Holder without the consent of Security National except upon the occurrence of any of the following events:
(i) any willful material breach of the Merger Documents by Security National or Security Bank or any other material breach of the Merger Documents by Security National or Security Bank which would permit Huntington to terminate the Merger Documents that is caused by or arises from any act or failure to act by Security National, Security Bank, or persons acting on the behalf of Security National or Security Bank, in a manner that is contrary to or inconsistent with their obligations under the Merger Documents or the Warrant; (ii) prior to the Special Meeting, any person or group of persons submits a proposal to Security National relating to the possible sale or other disposition of more than 25% of the capital stock or any class of voting securities, or a majority of the assets, of Security National or Security Bank, a merger or consolidation involving Security Bank other than a transaction in which Security National would be the owner of all of the stock of the surviving corporation, or a merger or consolidation involving Security National other than a transaction in which Security National would be the surviving corporation and the current shareholders of Security National would own the majority of the stock of the surviving corporation (an "Acquisition Transaction") and, on or before January 12, 1996, Security National consummates such Acquisition Transaction; (iii) prior to the Special Meeting, a person or group of persons commences a tender or exchange offer to acquire equity securities of Security National which, after giving effect to such offer, such person or group would own or have the right to acquire a majority equity interest in Security National (a "Tender Offer") and such equity interest is acquired pursuant to such Tender Offer on or before January 12, 1996; or (iv) Security National enters into an agreement with respect to an Acquisition Transaction after July 12, 1994, and such transaction is consummated on or before January 12, 1996. The Warrant terminates on the earliest of: (i) six months after the occurrence of the first to occur of any of the events described in the preceding sentence; (ii) the Effective Date; or (iii) six months after the termination of the Merger Documents pursuant to the terms thereof.

         The Warrant and Warrant Purchase Agreement contain anti-dilution provisions and provisions granting the Holder certain registration and repurchase rights. In addition, Security National is required to repurchase the Warrant from the Holder, at the Holder's option, any time after the Warrant becomes exercisable and prior to the expiration thereof. The repurchase price is equal to the difference between the "Market/Offer Price" (defined below) and the Warrant Price, multiplied by the number of shares for which the Warrant being surrendered by the Holder may then be exercised, but only if the Market/Offer Price is greater than the Warrant Price. In addition, at the request of the owner of Warrant Stock, Security National shall repurchase all of the shares of the Warrant Stock at a price equal to the greater of the Warrant Price and the Market/Offer Price, multiplied by the number of shares so purchased and being surrendered thereunder. The Market/Offer Price means the highest of the price per share at which a tender offer has been made, the price per share to be paid therefor by any third party pursuant to an agreement with Security National, and the highest closing price per share of Security National Common Stock within the four-month period immediately preceding the date the Holder gives notice of the required repurchase of the Warrant or the owner of Warrant Stock gives notice of the required repurchase of such Warrant Stock.

         The Warrant, once exercisable, or any Warrant Stock may be sold or transferred only by private placement to the parties who would thereby be able to acquire not more than 2% of the then outstanding shares of Security National Common Stock or through underwriters in a public and dispersed distribution. Prior to such transfer, Security National has a right of first refusal for not less than all of the shares covered by or issued pursuant to the Warrant, at the price set by the holder thereof for private placement or public sale.


THE SUBSIDIARY MERGER

         Immediately after the consummation of the Merger, and effective as of the Effective Date, the name of Security Bank will be changed to The Huntington National Bank of Florida and HFSB, Huntington's wholly owned subsidiary headquartered in Sebring, Florida, will be merged into The Huntington National Bank of Florida (formerly Security Bank) under the charter of The Huntington National Bank of Florida. The Huntington National Bank of Florida will survive the merger and will remain a national bank and the separate existence of HFSB will cease.

COVENANTS OF THE PARTIES

         The Merger Agreement provides, among other things, that Huntington Florida and Security National will use their best efforts to take all actions and to do all things necessary, proper, or advisable under applicable law to consummate the Merger as soon as reasonably practicable on or after May 1, 1995, subject to the approval of the Merger Documents by the Security National shareholders, the receipt of all required regulatory approvals, and the expiration of all required regulatory waiting periods.

         The Supplemental Agreement provides, among other things, that, from January 1, 1995, until the Effective Date, Security National and Security Bank will conduct their respective operations only in the ordinary and usual course of business and will use their best efforts to preserve intact their business organizations, assets, prospects, and business relationships, to keep available the services of their officers and employees, and to maintain existing relationships with other entities.

         In addition, the Supplemental Agreement provides that, neither Security National nor Security Bank can, directly or indirectly, solicit, encourage, initiate, entertain, consider, or participate in any negotiations or discussions with respect to any "Acquisition Proposal" (defined to include any inquiries, offers, or proposals by any other corporation, firm, association, person, or entity relating to the possible sale or other disposition of more than 25% of the shares of capital stock or a majority of the assets of Security National or Security Bank; the merger or consolidation involving Security Bank, other than a transaction in which Security National will be the owner of all of the stock of the surviving corporation; or a merger or consolidation involving Security National, other than a transaction in which Security National will be the surviving corporation and the current shareholders of Security National will be the owners of a majority of the stock of the surviving corporation following the transaction); will not disclose any information not customarily disclosed to, or provide access to its properties, books, or records to, or otherwise assist or encourage, any person or entity in connection with any Acquisition Proposal; and will give Huntington prompt notice of any such Acquisition Proposals. Notwithstanding the above, Security National and Security Bank are entitled to entertain, consider, participate in negotiations and discussions regarding, and disclose information in connection with, an unsolicited Acquisition Proposal to the extent that the Board of Directors of Security National determines in good faith, after consultation with Robinson-Humphrey, as financial adviser to Security National, with respect to the financial aspects of the unsolicited Acquisition Proposal and the Merger, and with legal counsel to Security National, that failure to consider or participate in such negotiations or discussions would be inconsistent with the fiduciary obligations of the directors of Security National to the shareholders of Security National.

         Huntington has agreed that, upon consummation of the Merger, the existing employment agreement of Michael W. Sheffey, President and Chief Executive Officer of Security National and Security Bank, will remain in effect until terminated in accordance with the provisions of the agreement; however, Security National must obtain a written agreement from Mr. Sheffey to accept the benefits provided under applicable Huntington benefit plans in lieu of the benefits provided under Security National's benefit plans. Huntington has also agreed to assume certain obligations of Security National to indemnify and defend the directors and officers of Security National in connection with such persons' status or services as directors and officers of Security National.
See "THE MERGER - INTERESTS OF MANAGEMENT."

         The Supplemental Agreement also provides that Huntington and Huntington Florida will use their reasonable best efforts to coordinate the conversion of any pension or other employee benefit plans, practices, or policies of Security National or Security Bank into similar plans of Huntington, to the extent such plans are maintained by Huntington, and to give credit to any employee of Security National or Security Bank who becomes an employee of Huntington Florida following the consummation of the Merger for all service with Security National or Security Bank prior to the Effective Time for purposes of eligibility, vesting, and all other purposes (other than for the purpose of benefit accrual under any plans maintained by Huntington) for which such service is taken into account or recognized, to the extent feasible and permissible under all applicable laws and regulations and the applicable terms of Huntington's employee benefit plans.


CONDITIONS TO CONSUMMATION OF THE MERGER

         The Merger will occur only if the Merger Agreement and the Supplemental Agreement are approved by the affirmative vote of the holders of a majority of the outstanding shares of Security National Common Stock. Consummation of the Merger is subject to the satisfaction of certain other conditions, including: (i) the receipt of approvals of the Merger by the Federal Reserve Board or its delegate, the State of Florida, and any other governmental authority having jurisdiction, and the expiration of any applicable waiting periods, with no such approval containing any provision which would be materially adverse to the business of Huntington or Huntington Florida; (ii) the absence of any lawsuit, governmental investigation, or administrative proceeding, or threat thereof which materially questions the validity or legality of the Merger; (iii) the receipt by Huntington, Huntington Florida, and Security National of certain legal opinions from counsel, including an opinion regarding certain tax aspects of the Merger; and (iv) the receipt by Security National of an opinion from Robinson-Humphrey, dated as of the Effective Date, stating that, from a financial point of view, the terms of the Merger as provided in the Merger Agreement are fair to the Security National shareholders.

         The obligation of Security National to consummate the Merger is further conditioned on the representations and warranties of Huntington contained in the Supplemental Agreement being true and correct in all material respects on the Effective Date; the obligations of Huntington and Huntington Florida to be performed pursuant to the Merger Documents on or before the Effective Date having been performed in all material respects; and the receipt by Security National of a certificate from an officer of Huntington to the effect that the Registration Statement has become effective by order of the Commission, the Huntington Common Stock to be exchanged in the Merger has been qualified or is exempt under all applicable state securities laws, and there has been no pending or threatened stop order with respect thereto.

         The obligations of Huntington and Huntington Florida to consummate the Merger are subject to fulfillment on or before the Effective Date of the following additional conditions precedent: (i) the representations and warranties of Security National contained in the Supplemental Agreement being true and correct in all material respects on the Effective Date, and the obligations of Security National to be performed pursuant to the Merger Documents on or before the Effective Date having been performed in all material respects; (ii) the delivery by each director, officer, and other person who is deemed an "affiliate" of Security National and their affiliates to Huntington prior to the Effective Date of a written agreement providing that such person will not sell, pledge, transfer, or otherwise dispose of the shares of Huntington Common Stock to be received by such person in connection with the Merger unless certain conditions are met; (iii) the absence of any material adverse change in the consolidated results of operations, financial condition, properties, or business of Security National since December 31, 1993; (iv) the receipt by Huntington of commitments for owners' and leasehold title insurance policies insuring Security National's or Security Bank's ownership and leasehold interests in and to all real estate owned or leased by Security National or Security Bank, together with such endorsements to such policies as Huntington may reasonably request; (v) the receipt by Huntington of surveys of certain parcels of real property owned by Security National or Security Bank;
(vi) the total shareholders' equity of Security National and Security Bank on a consolidated basis as of the end of the most recent calendar quarter preceding the Effective Date and as of the Effective Date being not less than the total shareholders' equity of Security National and Security Bank on a consolidated basis as of December 31, 1994; (vii) the receipt by Huntington from Security National of a certificate that all necessary steps have been taken for the conversion of Security National stock options held by employees to Huntington stock options and the termination of all non-employee stock options and the receipt by Huntington of an agreement signed by each holder of a Security National stock option outstanding on the Effective Date with respect to the conversion of such option to a Huntington stock option; (viii) Security National and Security Bank having obtained all consents required for the prevention of any default under any material contract or license to which either of them is a party; (ix) the receipt by Huntington of letters from Security National's independent certified public accountants as of the Effective Date with respect to certain financial information and from Huntington's independent certified public accountants as of the Effective Date to the effect that the Merger will qualify for pooling-of-interest accounting treatment; and (x) dissenters' rights having not been asserted with respect to more than five percent of the outstanding shares of Security National Common Stock (see "THE MERGER - APPRAISAL RIGHTS OF OBJECTING SHAREHOLDERS").

         On July 26, 1994, Security National delivered to Huntington a memorandum (as may be amended from time to time prior to the Effective Date, the "Disclosure Memorandum") which sets forth information and exceptions pertaining to the representations and warranties made by Security National in the Supplemental Agreement and attaches copies of all contracts, commitments, leases, deeds, agreements, and other documents relating to the same. As an additional condition precedent, Huntington must have completed its review of the Disclosure Memorandum and its due diligence review of

Security National and Security Bank and be satisfied, in its sole discretion, that such reviews have not disclosed any material adverse facts, problems, or conditions. The conditions precedent relating to these reviews will be deemed to have been satisfied on the thirtieth day following receipt by Huntington of Security National's audited financial statements for the fiscal year ended December 31, 1994, unless, prior to such time, Huntington has notified Security National that it is not satisfied, in which case Security National has an additional period of five business days to cure the defect or defects to the satisfaction of Huntington.

         Huntington, Huntington Florida, and Security National may waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Documents or in any document delivered pursuant thereto, and may waive compliance by the other parties with any of the conditions, covenants, and agreements contained in the Merger Documents.


AMENDMENT; TERMINATION

         The Merger Agreement may be amended by Huntington Florida and Security National, and the Supplemental Agreement may be amended by Huntington, Huntington Florida, and Security National, at any time prior to the Effective Time, by mutual agreement authorized by their respective boards of directors and evidenced by a written agreement, provided that, after the Security National shareholders have approved the Merger Agreement, the formula determining the number of shares of Huntington Common Stock into which shares of Security National Common Stock are to be converted may not be changed without the approval of the holders of a majority of the issued and outstanding shares of Security National Common Stock.

         The Merger Documents will terminate on December 31, 1995, unless a later date is agreed upon in writing by the parties. The Merger Documents will also terminate if the Average Closing Sale Price of Huntington Common Stock is above $25.5625 or below $15.3375 (as adjusted for the Huntington 5 for 4 Stock Split) and, in either case, Huntington elects to terminate the Merger rather than proceeding with the Merger at an adjusted price or renegotiating the pricing terms of the Merger (see "THE MERGER - TERMS OF THE MERGER").

         In addition, the Merger Documents may be terminated and the Merger may be abandoned at any time prior to the Effective Time as follows: (i) by mutual consent, evidenced in writing, of the Boards of Directors of Huntington, Huntington Florida, and Security National; (ii) by the Board of Directors of Huntington if any condition precedent to performance by Huntington and Huntington Florida has not been satisfied or waived, if Security National has not performed in any material respect its obligations and agreements under the Merger Documents, or if the representations of Security National set forth in the Supplemental Agreement are incorrect in any material respect when made;
(iii) by the Board of Directors of Security National if any condition precedent to performance by Security National has not been satisfied or waived, if Huntington and Huntington Florida have not performed in any material respect their obligations and agreements under the Merger Documents, or if the representations of Huntington set forth in the Supplemental Agreement are incorrect in any material respect when made.

         The Supplemental Agreement provides that Security National shall pay to Huntington a termination fee of $1,500,000 as liquidated damages if (i) an Acquisition Proposal is submitted to and approved by the shareholders of Security National prior to the Effective Time, or (ii) an Acquisition Proposal is received by Security National, Security Bank, or Security National's shareholders prior to the Special Meeting, or Security National's Board of Directors fails to recommend to the shareholders approval of the Merger Documents or withdraws its recommendation previously made, or Security National's Board of Directors fails to solicit proxies of Security National's shareholders to approve the Merger, and, in any such case, the shareholders of Security National fail to approve the Merger Documents at the Special Meeting. The Supplemental Agreement provides that, upon payment of this termination fee, Security National and Security Bank would have no further liability under the Merger Documents other than with respect to the Warrant and Warrant Purchase Agreement.

         Except as otherwise specified in the Merger Documents, all expenses incurred by or on behalf of the parties in connection with the authorization, preparation, execution, and consummation of the Merger Documents, including, without limitation, all fees and expenses of agents, representatives, and counsel employed by the parties and taxes, if any, must be borne solely by the party which incurred such expenses. In the event of a termination of the Merger, the Merger Documents will become void and there will be no further obligation or liability on the part of Huntington, Huntington Florida, or Security National, or their respective shareholders, directors, or officers, except with respect to certain obligations regarding the confidentiality of certain information relating to the other party or parties to the Merger and the payment of the termination fee and certain expenses, as described above.


APPRAISAL RIGHTS OF OBJECTING SHAREHOLDERS

         The appraisal rights of objecting shareholders of Security National are governed by the provisions of Section 262 of the Delaware General Corporation Law. Pursuant to the provisions of Section 262, any shareholder holding shares of Security National Common Stock on the date of the making of a demand for appraisal rights under Section 262 who (i) continuously holds such shares through the Effective Date, (ii) does not vote in favor of the Merger, and (iii) otherwise complies with certain procedural requirements specified in
Section 262, has the right to an appraisal by the Delaware Court of Chancery of the fair value of such shares. The following summary and description of the statutory appraisal rights of objecting shareholders is qualified in its entirety by reference to the terms of Section 262, a copy of which is attached hereto as Exhibit D. EACH STEP MUST BE TAKEN IN STRICT COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE APPRAISAL RIGHTS STATUTE IN ORDER FOR A SHAREHOLDER OF SECURITY NATIONAL TO PERFECT HIS OR HER APPRAISAL RIGHTS.

         Each Security National shareholder electing to demand the appraisal of his or her shares must deliver to Security National, before the taking of the vote on the merger at the Special Meeting, a separate written demand for appraisal of his shares (a "Demand for Appraisal"). Such Demand for Appraisal will be sufficient if it reasonably informs Security National of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of his shares. A PROXY OR VOTE AGAINST THE MERGER WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL. Within 10 days after the Effective Date of the Merger, Huntington Florida will notify each former Security National shareholder who (i) continuously held his or her shares of Security National Common Stock from the date of the Demand for Appraisal through the Effective Date, (ii) did not vote in favor of the Merger, and (iii) otherwise complied with the procedural requirements specified in Section 262 (an "Objecting Shareholder") of the Effective Date of the Merger.

         Within 120 days after the Effective Date of the Merger, Huntington Florida or any Objecting Shareholder may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Security National Common Stock of all such Objecting Shareholders. Notwithstanding the foregoing, at any time within 60 days after the Effective Date of the Merger, any Objecting Shareholder has the right to withdraw his or her Demand for Appraisal and to accept the terms offered upon the Merger. Within 120 days after the Effective Date of the Merger, any Objecting Shareholder, upon written request, shall be entitled to receive from Huntington Florida a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the Objecting Shareholder within 10 days after his or her written request for such a statement is received by Huntington Florida.

         Upon the filing of any such petition by an Objecting Shareholder, service of a copy thereof must be made upon Huntington Florida which must, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all Objecting Shareholders with whom agreements as to the value of their shares have not been reached by Huntington Florida. If the petition is filed by Huntington Florida, the petition must be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Huntington Florida and to the Objecting Shareholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware, or such other publication as the Court deems advisable. The forms of the notices by mail and by publication must be approved by the Court, and the costs of such notices must be borne by Huntington Florida.

         At the hearing on such petition, the Court will determine the Objecting Shareholders who have become entitled to appraisal rights. The Court may require the Objecting Shareholders to submit their certificates formerly representing their shares of Security National Common Stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any Objecting Shareholder fails to comply with such direction, the Court may dismiss the proceedings as to such Objecting Shareholder.

         After determining the Objecting Shareholders entitled to an appraisal, the Court will appraise the shares, determining their fair value EXCLUSIVE OF ANY ELEMENT OF VALUE ARISING FROM THE ACCOMPLISHMENT OR EXPECTATION OF THE MERGER, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court will take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which Huntington Florida would have had to pay to borrow money during the pendency of the proceeding. Upon application by Huntington Florida or by any Objecting Shareholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the Objecting Shareholders entitled to an appraisal.
Any Objecting Shareholder whose name appears on the list filed by Huntington Florida and who has submitted his or her certificates of stock to the Register in Chancery, if such is required, may participate fully in all appraisal proceedings until it is finally determined that such Objecting Shareholder is not entitled to appraisal rights under Section 262.

         The Court will direct the payment of the fair value of the shares, together with interest, if any, by Huntington Florida to the shareholders entitled thereto upon the surrender to Huntington Florida of the certificates representing such stock. Interest may be simple or compound, as the Court may direct. The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of an Objecting Shareholder, the Court may order all or a portion of the expenses incurred by any Objecting Shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         From and after the Effective Date of the Merger, no Objecting Shareholder shall be entitled to vote his or her shares of Security National Common Stock for any purpose or to receive payment of dividends or other distributions on such stock (except dividends or other distributions payable to shareholders of record at a date which is prior to the Effective Date of the Merger); provided, however, that if no petition for an appraisal is filed within 120 days after the Effective Date of the Merger, or if an Objecting Shareholder delivers to Huntington Florida a written withdrawal of his or her Demand for Appraisal and an acceptance of the Merger, either within 60 days after the Effective Date of the Merger, or thereafter with the written approval of Huntington Florida, then the right of such shareholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any Objecting Shareholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         Security National shareholders who choose to perfect their appraisal rights under Delaware law and receive cash rather than shares of Huntington Common Stock in the Merger will recognize gain or loss for federal income tax purposes (see "THE MERGER - FEDERAL INCOME TAX CONSEQUENCES").


INTERESTS OF MANAGEMENT

         Huntington has agreed that, upon consummation of the Merger, the employment agreement, dated November 19, 1987, between Security Bank and Michael
W. Sheffey, President and Chief Executive Officer of Security National and Security Bank, will remain in effect until terminated in accordance with the provisions of the agreement; however, Security National must obtain a written agreement from Mr. Sheffey to accept the benefits provided under applicable Huntington benefit plans in lieu of the benefits provided under Security National's benefit plans. The employment agreement is for a term of three years, which is automatically renewed for a period of three years on November 19th each year, until such time as Mr. Sheffey receives written notice from Security Bank that the term will no longer be automatically renewed, in which event the agreement will terminate three years from the first November 19th occurring after the date such notice is given. On November 19, 1994, the employment agreement was automatically renewed for a term ending on November 19, 1998.

         Notwithstanding the above, the agreement provides that Mr. Sheffey's employment will be automatically terminated upon his death or disability, if such disability continues for six months or more, and may be terminated by Security Bank for "cause" at any time upon 30 days prior written notice stating the facts constituting the "cause," during which time Mr. Sheffey may cure the state of affairs that constituted the "cause." The term "cause" is limited to
(i) Mr. Sheffey's willful gross neglect or willful gross misconduct in carrying out his duties causing material harm to Security Bank; (ii) Mr. Sheffey's willful failure to substantially perform his duties after demand is made by the Board of Directors specifically identifying the problem; (iii) an order of a federal bank regulatory agency or court of competent jurisdiction requiring Mr. Sheffey's termination, (iv) the conviction of a felony or fraud by Mr. Sheffey; or (v) conduct of such moral turpitude that Mr. Sheffey's reputation is impugned to such extent as to render him ineffective in his position. Upon termination of employment voluntarily by Mr. Sheffey or for "cause" by action of Security Bank, Mr. Sheffey will be paid only his base salary and expenses earned or incurred but unpaid at the time of termination. Upon termination of employment by Security Bank other than for "cause," or by reason of Mr. Sheffey's death or by Mr. Sheffey because Security Bank breached the employment agreement, Security Bank must pay Mr. Sheffey the full amount of the base salary for the remainder of the term of the employment agreement. Termination of the agreement, except for "cause," will not adversely affect Mr. Sheffey's right to receive any of the other compensation or benefits to which he would have been entitled but for such termination. Upon termination of the employment by reason of Mr. Sheffey's disability for a period of six months or more, Security Bank must pay Mr. Sheffey 50% of his base salary for the remainder of the term under the agreement.

         The agreement provides that the base salary and automobile allowance paid to Mr. Sheffey will be reviewed annually by the Board of Directors of Security Bank and adjusted in a manner consistent with Security Bank's practice of reviewing the salaries of senior executive personnel. Mr. Sheffey's current annual salary is $134,000. In addition, Mr. Sheffey is entitled to participate in such employee benefits, including bonuses, and other perquisites as are generally made available by Security Bank to its executive employees. The agreement provides that Mr. Sheffey will not compete with Security Bank within any county in which Security Bank or its holding company has a facility or within 50 miles of any such county for a period of (i) three years if Mr. Sheffey breaches the employment agreement or is terminated for "cause," or (ii) three months if Mr. Sheffey is terminated by Security Bank other than for "cause" or by reason of Mr. Sheffey's disability.

         Upon the consummation of the Merger, it is Huntington's intention to elect Mr. Sheffey to the Board of Directors of Huntington Florida and to appoint him President, Chief Executive Officer, and Treasurer of Huntington Florida. In addition, it is the intention of the Board of Directors of Huntington Florida to retain Messrs. Sheffey, Stephen F. Foreman, John J. Jennings, Mitchel J. Laskey, Bert E. Roper, Jeffrey C. Schenck, Benjamin P. Sibley, and Phillip L. Tasker on the Board of Directors of The Huntington National Bank of Florida following the consummation of the Subsidiary Merger. See "HUNTINGTON BANCSHARES INCORPORATED - HUNTINGTON FLORIDA AND HFSB."

         Under the terms of the Merger Agreement, upon the consummation of the Merger, all outstanding options to purchase shares of Security National Common Stock previously granted to employees of Security National or Security Bank will be converted into options to purchase shares of Huntington Common Stock under a Huntington stock option plan. See "THE MERGER - TERMS OF THE MERGER." Currently twelve employees of Security National hold options to purchase a total of 144,000 shares of Security National Common Stock, at option prices ranging from $10.00 to $14.00 per share, depending on when the options were granted.

         Huntington Florida has acknowledged that, by operation of law, upon effectiveness of the Merger, it will assume all legally enforceable obligations of Security National to indemnify and defend the directors and officers of Security National to the same extent that Security National had to indemnify and defend such persons immediately prior to the Effective Time in connection with such persons' status or services as directors and officers of Security National.


 FEDERAL INCOME TAX CONSEQUENCES

         The summary of the federal income tax consequences set forth below is based on the Internal Revenue Code of 1986, as amended (the "Code"), is for general information only, and is not intended to be tax advice to any particular shareholder of Security National. The specific tax treatment of each particular shareholder will also depend upon the particular facts and circumstances applicable to such shareholder. Special tax considerations not discussed herein may be applicable to particular classes of taxpayers, such as broker-dealers, or to any shareholder who acquired his Security National Common Stock through the exercise of an employee stock option or otherwise as compensation.

         All shareholders should consult with their own tax advisors as to particular tax consequences of the Merger to them, including the applicability and effect of state, local, and foreign tax laws and possible changes in the tax law.

         Under present federal income tax law, and based upon certain assumptions and certain representations of the parties, and assuming the Merger is consummated in the manner set forth in the Merger Agreement, the following is a summary of the federal income tax consequences which will result:

         (a) The Merger will constitute a reorganization within the meaning of
             Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code and Security National, Huntington, and Huntington Florida will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         (b) The basis of the assets of Security National to be acquired by Huntington Florida will be the same in the hands of Huntington Florida as the basis of those assets in the hands of Security National immediately prior to the Merger.

         (c) The holding period of the assets of Security National to be received by Huntington Florida will, in each instance, include the period for which such assets were held by Security National.

         (d) No gain or loss will be recognized by Huntington or Huntington Florida upon the acquisition by Huntington Florida of substantially all of the assets of Security National in exchange for shares of Huntington Common Stock, the assumption by Huntington Florida of the liabilities of Security National, the payment of cash in lieu of fractional shares of Huntington Common Stock, and the payment of cash to Objecting Shareholders, if any.

         (e) Huntington Florida will succeed to and take into account the items of Security National described in Section 381(c) of the Code, subject to the conditions and limitations of Sections 381, 382(b), 383, and 384 of the Code and the Treasury Regulations thereunder.

         (f) No gain or loss will be recognized by Security National upon the transfer of substantially all of its assets to Huntington Florida in exchange for shares of Huntington Common Stock, the assumption by Huntington Florida of the liabilities of Security National, the payment of cash in lieu of fractional shares of Huntington Common Stock, and the payment of cash to Objecting Shareholders, if any.

         (g) No gain or loss will be recognized by the shareholders of Security National who exchange their shares of Security National Common Stock for shares of Huntington Common Stock, except to the extent of any cash received in lieu of a fractional share of Huntington Common Stock.

         (h) The basis of the shares of Huntington Common Stock to be received by Security National shareholders who receive solely shares of Huntington Common Stock will be the same as the basis of the shares of Security National Common Stock surrendered in exchange therefor.

         (i) The holding period of the shares of Huntington Common Stock to be received by a particular Security National shareholder will include the holding period of the shares of Security National Common Stock surrendered in exchange therefor, provided that the shares of Security National Common Stock were held as a capital asset in the hands of such Security National shareholder on the Effective Date.

         (j) Where solely cash is received by a shareholder of Security National in exchange for such shareholder's Security National Common Stock pursuant to the exercise of appraisal rights, the cash will be treated as having been received by such shareholder as a distribution in redemption of his Security National Common Stock, subject to the provisions and limitations of Section 302 of the Code. Where as a result of such distribution a shareholder owns no shares of Huntington Common Stock either directly or through the application of Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for such shareholder's shares of Security National Common Stock, as provided in Section 302(a) of the Code. Under Section 1001 of the Code, gain or (subject to the limitations of Section 267 of the Code) loss will be realized and recognized to such shareholder in an amount equal to the difference between the amount of such cash and the adjusted basis of the shares of Security National Common Stock surrendered, as determined under Section 1011 of the Code.

         (k) The payment of cash in lieu of fractional share interests of Huntington Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Huntington. These cash payments will be treated as having been received as distributions in full payment in exchange for the Huntington Common Stock redeemed subject to the conditions and limitations of Section 302 of the Code.

         (l) While not free from doubt, holders of options to acquire shares of Security National Common Stock that are incentive stock options will not recognize any gain or loss solely as a result of the conversion of such options on the Effective Date into options to acquire shares of Huntington Common Stock.

         Consummation of the Merger is dependent upon receipt by Huntington, Huntington Florida, and Security National of an opinion of Porter, Wright, Morris & Arthur, counsel to Huntington and Huntington Florida, substantially to the effect that, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and will result in the tax consequences described above. Unlike a ruling, an opinion of counsel is not binding upon the Internal Revenue Service ("IRS"), and there can be no assurance that the IRS will not take a position contrary to the positions reflected in such opinion or that such opinion will be upheld by the courts if challenged by the IRS.

         Cash payments to holders of Security National Common Stock (other than certain exempt entities and persons), whether in the form of cash paid in lieu of fractional share interests of Huntington Common Stock or cash paid to Objecting Shareholders, will be subject to a 31% backup withholding tax under federal income tax law unless certain requirements are met. Generally, the Exchange Agent will be required to deduct and withhold the tax if (i) the shareholder fails to furnish a taxpayer identification number ("TIN") to the Exchange Agent or fails to certify under penalty of perjury that such TIN is correct; (ii) the IRS notifies the Exchange Agent that the TIN furnished by the shareholder is incorrect; (iii) the IRS notifies the Exchange Agent that the shareholder has failed to report interest, dividends, or original issue discount in the past; or (iv) there has been a failure by the shareholder to certify under penalty of perjury that such shareholder is not subject to backup withholding tax. Any amounts withheld by the Exchange Agent in collection of the backup withholding tax will reduce the federal income tax liability of the shareholder from whom such tax was withheld. The TIN of an individual shareholder is that shareholder's Social Security number.

ACCOUNTING TREATMENT

         It is anticipated that the Merger will be accounted for as a pooling of interests.


REGULATORY APPROVALS

         The Federal Reserve Board or its delegate and the OCC must approve the Merger and the Subsidiary Merger, respectively. The OTS must be provided notice concerning the Subsidiary Merger. At the state level, the Florida

Department must approve the acquisition by Huntington of a bank holding company, and thereby of a bank, in the State of Florida.

         Approval by the Federal Reserve Board of the Merger is subject to the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The BHC Act provides that no bank holding company may, without the prior approval of the Federal Reserve Board, directly or indirectly acquire ownership or control of more than 5 percent of the voting shares of any bank, and that no company not already a bank holding company may, without such approval, take any action that causes it to become a bank holding company.

         The BHC Act also provides that the Federal Reserve Board may not approve any transaction (i) which would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) the effect of which in any section of the country may be to substantially lessen competition, or tend to create a monopoly, or which in any other matter might restrain trade, unless the Federal Reserve Board finds that the anti-competitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs for the communities to be served.

         In conducting its review of any application for approval under the BHC Act, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the institutions concerned, and the convenience and needs of the communities to be served. The Federal Reserve Board may deny an application if it determines that the financial or managerial resources of the acquiring bank holding company are inadequate.

         The BHC Act provides further that a transaction approved by the Federal Reserve Board may not be consummated for 30 days after approval by the Federal Reserve Board in order to allow for review by the Department of Justice under the federal antitrust laws. If, however, the Department of Justice does not commence a legal action during this 30-day period, it may not thereafter challenge the transaction except in an action commenced under Section 2 of the Sherman Antitrust Act. The Federal Reserve Board may, with the concurrence of the Department of Justice, reduce the 30-day review period to 15 days.

         Approval by the OCC of the Subsidiary Merger is subject to the Bank Merger Act and the so-called Oakar provisions of the Federal Deposit Insurance Act (12 U.S.C. 1815(d)(3)). The OCC is the responsible federal regulatory agency for a merger of another depository institution with and into a national bank, and its prior approval on the basis of Bank Merger Act provisions is required for such transactions, including Oakar transactions. In conducting its review of any application under the Bank Merger Act, the OCC is required to consider the same factors relating to monopoly and to the financial and managerial resources of the institutions concerned as the Federal Reserve Board is under the BHC Act. Mergers approved by the OCC are subject to the same 30-day antitrust waiting period as are bank holding company mergers approved by the Federal Reserve Board.

         The OTS has determined that, where an Oakar merger does not result in a surviving savings association, a notification will suffice in place of an application. The OTS has therefore imposed a notification requirement, and will advise the responsible agency in the event OTS has any regulatory concerns regarding the institutions involved in the merger.

         The acquisition by an out of state bank holding company of a Florida bank holding company, and thereby the acquisition of a national or state bank located entirely in Florida, requires the approval of the Florida Department, pursuant to the Florida Reciprocal Banking Act. In considering such approval, the Florida Department is required to determine that the laws of the state in which the out of state holding company making the acquisition has its principal place of business permit Florida bank holding companies to acquire banks and bank holding companies in that state, and must subject its approval to any conditions, restrictions, requirements, or other limitations that would apply in the other state to an acquisition by a Florida bank or bank holding company but that would not apply to acquisitions in that other state by the state's own banks or bank holding companies.

         The BHC Act and the Bank Merger Act provide for the publication of notice of, and the opportunity for administrative hearings relating to, the respective applications for approval noted and described above. Interested parties may intervene in the approval proceedings. If an interested party intervenes, such intervention could substantially delay the regulatory approvals required for consummation of the Merger. The Florida Reciprocal Banking Act also requires publication of notice of the proposed transaction.

         Applications to the Federal Reserve Board, the OCC, and the Florida Department, and a notification to the OTS, were submitted for filing on January 3, 1995. The Federal Reserve Board's delegate has indicated that final action by the Federal Reserve Board may be anticipated on or before April 4, 1995, and the OCC has stated that its final action may be expected on or before April 15, 1995. The Florida Department has advised that its final action may be anticipated on or before April 3, 1995. The OTS has indicated that it considers sufficient notice to have been given and no further action is necessary with respect to the OTS prior to consummation.

         The managements of Huntington and Security National believe that the Merger and the Subsidiary Merger will be approved by the Federal Reserve Board and the OCC, respectively; that the Florida Department will approve the acquisition of Security National as a Florida bank holding company; and that neither the Merger nor the Subsidiary Merger will be subject to challenge by the Department of Justice under the antitrust laws. However, no assurance can be provided that the Federal Reserve Board, the OCC, the Florida Department, or the Department of Justice will concur in this assessment or that the approval by the Federal Reserve Board, the OCC, or the Florida Department will not contain conditions unacceptable to either Huntington or Security National. See "THE MERGER - CONDITIONS TO CONSUMMATION OF THE MERGER."


RESALES OF HUNTINGTON COMMON STOCK

         Although the Huntington Common Stock to be issued upon consummation of the Merger has been registered under the Securities Act of 1933, as amended, certain directors and officers of Security National and other persons deemed to be affiliates of Security National and their affiliates may not resell or otherwise dispose of the shares of Huntington Common Stock received by them in connection with the Merger unless such sales are made pursuant to an effective registration under the Securities Act of 1933, as amended, or pursuant to Rule 145 promulgated by the Commission or another exemption from registration under such Act. Huntington, prior to the Effective Date, will obtain from each of such persons a written undertaking to the effect that no sale, pledge, transfer, or other disposition will be made of any Huntington Common Stock received in the Merger except in accordance with the above restrictions.



                 EFFECT OF THE MERGER ON SHAREHOLDERS' RIGHTS


         At the Effective Date, the Security National shareholders (other than those shareholders who have perfected their appraisal rights - see "THE MERGER
- - APPRAISAL RIGHTS OF OBJECTING SHAREHOLDERS") automatically will become Huntington shareholders, and their rights as shareholders will be determined by Maryland General Corporation Law and by Huntington's Charter and Bylaws. The rights of Security National shareholders differ in some respects from the rights they would have as shareholders of Huntington. The following is a brief summary of the material differences in the rights of Security National shareholders from the rights of shareholders of Huntington; however, this summary does not purport to be a complete description of such differences.


CAPITAL STOCK

         Security National's Certificate of Incorporation authorizes the issuance of 5,500,000 shares of capital stock, consisting of 5,000,000 shares of common stock, par value $1.00 per share, and 500,000 shares of preferred stock, par value $1.00 per share ("Security National Preferred Stock").
Security National's Certificate of Incorporation provides that shares of Security National Preferred Stock may be issued from time to time in one or more classes or series, each with a title or designation as fixed by the Board of Directors prior to the issuance of any such shares. Each such class or series of Security National Preferred Stock will have such voting power, preferences, and other special rights and qualifications, limitations, or restrictions as may be adopted from time to time by Security National's Board of Directors. There are currently no shares of Security National Preferred Stock outstanding.

         Huntington's Charter authorizes the issuance of 206,617,808 shares of capital stock, of which 200,000,000 shares are common stock, without par value, and 6,617,808 shares are serial Preferred Stock, without par value ("Huntington Serial Preferred Stock"). Huntington's Board of Directors has the authority to classify and reclassify any unissued shares of Huntington Serial Preferred Stock in one or more series with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualification, terms, or conditions of redemption, or other rights as may be authorized by the Board of Directors of Huntington and stated in articles supplementary or other Charter documents providing for the issuance of such Huntington Serial Preferred Stock. Huntington Common Stock is subject to all of the terms and provisions of the Huntington Serial Preferred Stock as fixed by the Board of Directors. There are currently no shares of Serial Preferred Stock outstanding.

         Neither Security National shareholders nor Huntington shareholders have any preemptive rights to purchase additional shares of stock upon an offering or sale for cash or otherwise of such stock.


NOMINATION, ELECTION, AND REMOVAL OF DIRECTORS

         Neither Delaware law nor Security National's Certificate of Incorporation or Bylaws set forth specific procedures for the nomination of persons for election to the Board of Directors of Security National. Security National's Bylaws provide that the exact number of directors will be fixed and determined from time to time by resolution adopted by the Board of Directors. The Board of Directors has currently set the number of directors at twelve. Security National's Certificate of Incorporation and Bylaws provide that the directors will be divided into three classes and each class must consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. At each annual meeting of shareholders, successors to the class of directors whose term expires at the annual meeting will be elected for a three-year term, thus the term of office for one class of directors will expire each year. If the number of directors is changed, any increase or decrease must be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Neither Security National's Certificate of Incorporation nor its Bylaws provide for cumulative voting. A director will hold office until the annual meeting for the year in which his or her term expires and until a successor is elected and qualified, subject, however, to prior death, resignation, retirement, disqualification, or removal from office. Under Security National's Bylaws, any director or the entire Board of Directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to
vote at an election of directors.   A director need not be a resident of the
State of Delaware or a shareholder of Security National.

         Notwithstanding the foregoing, Security National's Certificate and Bylaws provide that whenever the holders of any one or more classes or series of Security National Preferred Stock has the right, voting separately by class or series, to elect directors at an annual or special meeting, the election, term of office, filling of vacancies, and other features will be governed by the terms of the Certificate of Incorporation or by resolutions adopted by the Board of Directors, and such directors so elected will not be divided into classes, unless expressly provided by such terms.

         Huntington's Bylaws provide that, in order for a person to be eligible for election as a director of Huntington, such person must be nominated by or at the direction of Huntington's Board of Directors or by a shareholder entitled to vote for the election of directors in accordance with certain specified procedures. Shareholder nominations must be made pursuant to timely written notice to the Secretary of Huntington. In most cases, a shareholder's notice, to be timely, must be received at the principal executive offices of Huntington not less than 30 days nor more than 60 days prior to the date of a shareholders' meeting. The notice must set forth certain specified information about the shareholder giving the notice and the shareholder's proposed nominee.

         Huntington's Charter currently provides for 12 directors, which number may be altered by resolution of a majority of the entire Board of Directors to not more than 25 nor fewer than three directors. The Board of Directors has currently set the number of directors at 12. Huntington's Charter provides for the division of the Board of Directors into three classes. Each class must consist, as nearly as possible, of one-third of the total number of directors. At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term.
If the number of directors is changed, any increase or decrease must be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. A director holds office until the annual meeting for the year in which his term expires and until his successor is elected and qualified. Neither Huntington's Charter nor its Bylaws provide for cumulative voting. Under Huntington's Charter, the shareholders of Huntington may remove a director with cause by the affirmative vote of two-thirds of all shareholders entitled to vote at the election of directors. No director may be removed by the shareholders of Huntington without cause.


SHAREHOLDER PROPOSALS

         In general, at any meeting of the shareholders of either Huntington or Security National, only business that has been properly brought before such meeting may be acted upon at such meeting.

         Huntington's Bylaws provide further that, in order to be properly brought before a meeting of shareholders of Huntington, business must be brought by or at the direction of the Board of Directors or otherwise by a shareholder in accordance with certain specified procedures. A shareholder proposing business must give timely written notice thereof to the Secretary of Huntington. In most cases, a shareholder's notice, to be timely, must be received at the principal executive offices of Huntington not less than 30 days nor more than 60 days prior to the date of a shareholders' meeting. The notice must set forth certain specified information about the shareholder proposing such business and the shareholder's proposal. Neither the Certificate of Incorporation nor Bylaws of Security National contain comparable provisions.


SPECIAL VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS

         In general, Delaware law requires the affirmative vote of the holders of the majority of the shares present in person or represented by proxy and entitled to vote to effect material amendments to the certificate of incorporation, a merger, consolidation, sale of assets other than in the ordinary course of business, or dissolution of the corporation.

         Delaware law, however, prohibits a Delaware corporation whose stock is publicly traded from engaging in a "business combination" (as that term is defined below) with an "interested stockholder" (as that term is defined below) for a period of three years following the date on which the stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation or bylaws not to be governed by the statute; (ii) prior to the time the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (iii) the stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are also officers or held in certain employee stock plans) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder; or (iv) the business combination was approved by the board of directors and two-thirds of the outstanding voting stock of the corporation, excluding shares held by the interested stockholder. Neither Security National's Certificate of Incorporation nor Bylaws contain any provisions opting out of Delaware's business combination statute.

         Under Delaware law, a "business combination" is defined generally as any merger or consolidation of the corporation with an interested stockholder; the sale or other disposition of assets having an aggregate market value of 10% or more of all of the assets of the corporation to an interested stockholder; the issuance of stock to, or an increase in proportion of ownership of stock by, an interested stockholder; or receipt of certain other financial benefits by the interested stockholder. Generally, an "interested stockholder" is (i) the owner of 15% or more of the outstanding voting stock of the corporation or
(ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock of the corporation at any time within three years immediately prior to the date when the determination of the person's status as an interested stockholder is to be made.

         Maryland law requires the affirmative vote of the holders of two-thirds of the outstanding shares of Huntington stock entitled to vote to effect material amendments to the charter, a merger, consolidation, sale of assets other than in the ordinary course of business, or dissolution of the corporation. Maryland law also requires a "super majority" vote, in addition to any vote otherwise required by law or Huntington's Charter, for certain business combinations. Unless certain value and other standards are met or an exemption is available, any business combination between Huntington and any interested person (defined as a 10% shareholder or an affiliate of such shareholder) must be recommended by the Board of Directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of Huntington voting stock, voting together as a single class, and two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock beneficially owned by an interested shareholder who is a party to the business combination, voting together as a single class.

         Under Maryland law, unless otherwise exempt, such as in the case of mergers, any shares that are acquired which are statutorily deemed to be "control shares" of a corporation will have voting rights only to the extent such rights are approved by the shareholders of the corporation. Maryland law further provides that "control shares" are shares which entitle a person to exercise or direct the exercise of voting power in the election of directors within specified ranges. Neither Delaware law nor Security National's Certificate of Incorporation include provisions concerning control share acquisitions.

         The super majority vote and control share provisions of Maryland law may deter or render more difficult attempts by third parties to obtain control of Huntington if such attempts are not supported by Huntington's Board of Directors. See also"HUNTINGTON BANCSHARES INCORPORATED - DESCRIPTION OF HUNTINGTON COMMON STOCK - RIGHTS PLAN." Similarly, the Delaware's business combination statute may deter or render more difficult attempts by third parties to obtain control of Security National if such attempts are not supported by Security National's Board of Directors.


EVALUATION OF MERGERS AND CONSOLIDATIONS

         Article Ninth of Huntington's Charter provides that, in connection with the exercise of its judgment in determining what is in the best interests of the corporation, when evaluating a merger or consolidation of Huntington (among other things), the Board of Directors must, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant: (i) the interests of the shareholders, including the relation of the consideration offered in the then proposed transaction to the then current market price of Huntington's stock and also the current value of Huntington in a freely negotiated transaction and in relation to the Board of Directors' then estimate of the future value of Huntington as an independent entity or as the subject of a future merger or consolidation, (ii) the interests of depositors of banks affiliated with Huntington and of other creditors of Huntington, (iii) any other factors that the Board of Directors determines to be relevant, including, among other factors, the social, legal, and economic effects upon employees, suppliers, customers, and the business of Huntington and on the communities in which Huntington operates. Neither Delaware law nor Security National's Certificate of Incorporation include similar provisions.


SPECIAL MEETINGS

         Security National's Bylaws provide that special meetings of the shareholders will be held when directed by the Chairman of the Board, the President, or the Board of Directors, or when requested in writing by the holders of not less than 25% of all the shares entitled to vote at such meeting. A meeting requested by shareholders must be called for a date not less than ten and not more than sixty days after the request is made. The call for the meeting must be issued by the Secretary, unless the Chairman of the Board, the President, Board of Directors, or shareholders requesting the calling of the meeting shall designate another person to do so.

         Pursuant to Maryland law and Huntington's Bylaws, a special meeting of shareholders may be called by the Board of Directors, the Chairman, or the President of Huntington and must be called by the Secretary upon written request of the holders of not less than 25% of the outstanding shares entitled to vote at the meeting. Any shareholder request must state the purpose or purposes of such meeting and the matters proposed to be acted on thereat. The Secretary must inform such shareholders of the reasonably estimated cost of preparing and mailing the notice of the meeting, and upon payment to Huntington of such costs, the Secretary must give notice of such meeting, except that no special meeting need be called upon the request of the holders of less than a majority of all votes entitled to be cast at such meeting, to consider any matter which is substantially the same as a matter voted upon at any special meeting of the shareholders held during the preceding twelve months.


DIRECTORS' AND SHAREHOLDERS' RIGHT TO ADOPT, ALTER, OR REPEAL THE BYLAWS

         Under Delaware law, after a corporation has received any payment for any of its stock, the shareholders entitled to vote have the power to adopt, amend, or repeal the bylaws of that corporation. A corporation, however, may confer to the board of directors the power to adopt, amend, or repeal the bylaws in the certificate of incorporation, but this power cannot divest nor limit the shareholders' power to adopt, amend, or repeal the bylaws. Under Security National's Certificate of Incorporation and Bylaws, the Board of Directors is authorized to adopt, repeal, alter, amend, or rescind Security National's Bylaws by the affirmative vote of the majority of the Board of Directors.

         Under Maryland law, the power to adopt, alter, and repeal the bylaws of a corporation is vested in the shareholders, except to the extent that the charter or bylaws vest it in the board of directors. Huntington's Charter and Bylaws provide that Huntington's Bylaws may be adopted, amended, or repealed by the affirmative vote of two-thirds of the votes entitled to be cast by the outstanding shares of Huntington's voting stock or by the Board of Directors at any regular or special meeting.


RIGHTS OF DISSENTING SHAREHOLDERS

         Both Delaware and Maryland law provide appraisal rights to dissenting shareholders if certain specific procedures are followed in situations where the corporation consolidates or merges with, or transfers substantially all of its assets to, another corporation. Maryland law also provides appraisal rights if the corporation amends its charter in such a way as to adversely affect the shareholders' rights. The appraisal rights applicable under Delaware law are more fully described in "THE MERGER - APPRAISAL RIGHTS OF OBJECTING SHAREHOLDERS."


PERSONAL LIABILITY OF OFFICERS AND DIRECTORS TO SHAREHOLDERS

         Security National's Certificate of Incorporation provides that no director will be personally liable to Security National or its shareholders for monetary damages for any breach of fiduciary duty by such a director as a director; provided, however, that a director will be liable to the extent provided by applicable law (i) for any breach of a directors' duty of loyalty to Security National or its shareholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (iii) for an unlawful payment of a dividend or unlawful stock purchase or redemption of the corporation's own shares; or (iv) for any transaction from which such director derived an improper personal benefit.

         Huntington's Charter provides that no director or officer will be personally liable to the corporation or its shareholders for money damages to the fullest extent permitted by Maryland statutory or decisional law. The effect of this Charter provision under Maryland law is that neither Huntington nor its shareholders will be able to recover money damages against a director or officer of Huntington unless Huntington or its shareholders is able to prove that (i) the director or officer actually received an improper benefit in money, property, or services (in which case recovery is limited to the actual amount of such improper benefit), or (ii) the action, or failure to act, by the director or officer was the result of active and deliberate dishonesty which was material to the cause of action adjudicated in the proceeding.

RIGHTS PLAN

         In 1990, the Board of Directors of Huntington entered into a Rights Agreement, dated as of February 22, 1990 (the "Rights Agreement"), between Huntington and The Huntington Trust Company, National Association, as Rights Agent. For a description of the Rights Agreement, see "HUNTINGTON BANCSHARES INCORPORATED -DESCRIPTION OF COMMON STOCK." Security National does not have a plan or agreements similar to the Rights Agreement.


                      HUNTINGTON BANCSHARES INCORPORATED



GENERAL

         Huntington, incorporated in Maryland in 1966, is a multi-state bank holding company headquartered in Columbus, Ohio. Huntington is the fourth largest bank holding company in Ohio in terms of total assets at December 31, 1994. At that date, Huntington had total assets of approximately $17.8 billion and total deposits of approximately $12.0 billion.

         Huntington's affiliates conduct a full service commercial and consumer banking business, engage in mortgage banking, lease financing, trust services, discount brokerage services, underwriting credit life and disability insurance, and issuing commercial paper guaranteed by Huntington, and provide other financial products and services. At December 31, 1994, Huntington's affiliates had 185 banking offices in Ohio, 61 banking offices in West Virginia, 40 banking offices in Michigan, 25 banking offices in Indiana, 18 banking offices in Northern Kentucky, 5 banking offices in Western Pennsylvania, 8 thrift offices in Florida, 2 thrift offices in Illinois, and 1 foreign office in the Cayman Islands. The Huntington Mortgage Company, a wholly-owned subsidiary, has loan origination offices throughout the Midwest and East Coast. Foreign banking activities, in total or with any individual country, are not significant to the operations of Huntington. At December 31, 1994, Huntington and its subsidiaries had 8,152 full-time equivalent employees.

         Competition in the form of price and service from other banks and financial companies such as savings and loans, credit unions, finance companies, and brokerage firms is intense in most of the markets served by Huntington and its subsidiaries. Mergers between and the expansion of financial institutions both within and outside Ohio have provided significant competitive pressure in major markets. The passage of reciprocal interstate banking legislation in Ohio in 1985 has resulted in increased competitive pressure. This legislation opened Ohio to nationwide reciprocal interstate banking in October 1988.

         In December 1994, Huntington completed the acquisition of FirstFed, a $226 million savings and loan holding company located in Covington, Kentucky.


HUNTINGTON FLORIDA AND HFSB

         Huntington Florida, an Ohio corporation, is a wholly owned subsidiary of Huntington formed for the purpose of facilitating the Merger and serving as a holding company for Huntington's banking operations in Florida. HFSB, a federal savings bank headquartered in Sebring, Florida, is also a wholly owned subsidiary of Huntington. HFSB has six thrift offices in Highlands County, Florida; one thrift office in Collier County, Florida; one thrift office in Sarasota County, Florida; and three mortgage origination offices - one each in Orange, Brevard, and Palm Beach Counties. In addition, HFSB has one approved, but as yet unopened, branch in Collier County, Florida. HFSB also has one wholly owned subsidiary that serves as the contracting vehicle for HFSB's mutual funds sales arrangements with an independent contractor. This arrangement will be transferred to The Huntington National Bank of Florida as a result of the Subsidiary Merger and HFSB's subsidiary will be dissolved thereafter. At December 31, 1994, HFSB had total assets of approximately $252.6 million and total deposits of approximately $201.3 million.

         Immediately after the consummation of the Merger and effective as of the Effective Date, Security Bank's name will be changed to The Huntington National Bank of Florida, HFSB will be merged into The Huntington National Bank of Florida (formerly Security Bank) under the charter of The Huntington National Bank of Florida, The Huntington National Bank of Florida will survive the merger and will remain a national bank, and the separate existence of HFSB will cease. In addition, after consummation of the Merger, it is the intention of Huntington to complete its acquisitions of Reliance Bank, a bank headquartered in Melbourne, Florida, with assets of $95.7 million at December 31, 1994, and First Seminole Bank ("First Seminole"), a bank headquartered in Lake Mary, Florida, with assets of $48.1 million at December 31, 1994. Both of these acquisitions are subject to regulatory and shareholder approval. It is expected that Reliance Bank and First Seminole will be merged into The Huntington National Bank of Florida in the second quarter or early in the third quarter of 1995. After consummation of these acquisitions, The Huntington National Bank of Florida will have 19 banking offices with over $583 million in assets in South/Central Florida.

         The current directors of Huntington Florida are Frank Wobst, Zuheir Sofia, and John Liebersbach. Messrs. Wobst and Sofia are also directors and executive officers of Huntington and Mr. Liebersbach is an officer of Huntington. Upon consummation of the Merger, the number of directors of Huntington Florida will be expanded to four and Michael W. Sheffey will be elected to fill the vacancy. Mr. Sheffey currently serves as President and Chief Executive Officer of Security National and Security Bank.

         The current executive officers of Huntington Florida are as follows:

                  Frank Wobst......................  Chairman
                  Zuheir Sofia.....................  President and Treasurer
                  John W. Liebersbach..............  Secretary

         Upon consummation of the Merger, it is the intention of the Board of Directors of Huntington Florida to appoint Mr. Sofia as Vice Chairman and Mr. Sheffey as President, Chief Executive Officer, and Treasurer of Huntington Florida.

         Upon consummation of the Subsidiary Merger, it is the intention of Huntington Florida, as sole shareholder of The Huntington National Bank of Florida, to retain Messrs. Sheffey, Stephen F. Foreman, John J. Jennings, Mitchel J. Laskey, Bert E. Roper, Jeffrey C. Schenck, Benjamin P. Sibley, and Phillip L. Tasker, each of whom is currently serving on the Board of Directors of Security National, and to elect Messrs. J. Donald Bates, J. Thomas Crutchfield and Lawrence J. Price, each of whom is currently serving on the Board of Directors of HFSB, to the Board of Directors of The Huntington National Bank of Florida. In addition, after consummation of the Reliance acquisition, it is Huntington's intention to elect Messrs. Richard N. Baney, M.D., Sam L. Bockman, and Joseph R. DiPrima, each of whom is currently serving on the Board of Directors of Reliance, to the Board of Directors of The Huntington National Bank of Florida.


HUNTINGTON DIRECTORS

         Huntington's Charter provides for a classified Board of Directors. Class I Directors serve for a three-year term expiring at the 1997 Annual Shareholders Meeting; Class II Directors serve for a three-year term expiring at the 1995 Annual Shareholders Meeting; and Class III Directors serve for a three-year term expiring at the 1996 Annual Shareholders Meeting.


                                                         CLASS I DIRECTORS



                                                                                                     DIRECTORSHIPS HELD IN ANY
                                                                                                      COMPANY WITH A CLASS OF
                                                                                                   SECURITIES REGISTERED PURSUANT
                                                                               DIRECTOR            TO SECTIONS 12 OR 15(d) OF THE
          NAME AND PRINCIPAL OCCUPATION(1)                      AGE             SINCE             SECURITIES EXCHANGE ACT OF 1934
- -------------------------------------------------------     -----------    ---------------    ------------------------------------
John B. Gerlach                                                 68              1984            Lancaster Colony
     Chairman and Chief Executive Officer,                                                      Drug Emporium, Inc.,
     Lancaster Colony Corporation, manufacturer                                                 M/I Schottenstein Homes, Inc.,
     of housewares, specialty foods,and automotive                                              Scioto Downs, Inc.,
     and truck accessories                                                                      Worthington Foods,Inc

W. Lee Hoskins                                                  54              1991
     Vice Chairman of Huntington; Chairman,
     President, and Chief Executive Officer,
     The Huntington National Bank

Zuheir Sofia                                                    50              1984
     President, Chief Operating Officer, and
     Treasurer of Huntington

William J. Williams                                             66              1985            Centerior Energy Corporation,
     Retired Chairman, The Huntington National Bank                                             Republic Engineered Steel, Inc.,
                                                                                                UNR Industries, Inc.






                                                         CLASS II DIRECTORS

                                                                                                     DIRECTORSHIPS HELD IN ANY
                                                                                                      COMPANY WITH A CLASS OF
                                                                                                  SECURITIES REGISTERED PURSUANT
                                                                              DIRECTOR            TO SECTIONS 12 OR 15(d) OF THE
          NAME AND PRINCIPAL OCCUPATION(1)                      AGE             SINCE             SECURITIES EXCHANGE ACT OF 1934
- -------------------------------------------------------     -----------    ---------------    -------------------------------------
Don Conrad                                                      66              1989
     Chairman, Huntington Bancshares Kentucky,
     Inc.; Chairman and Chief Executive Officer,
     WACO Oil Co., Inc., retail gasoline/convenience
     stores, car washes, and self storage warehouses

Marvin E. White                                                 70              1981
     Energy Consultant, Interstate Gas Supply, Inc.,
     natural gas marketing and production company

Frank Wobst                                                     61              1974
     Chairman and Chief Executive Officer of the
     Corporation; Chairman of the Executive
     Committee of The Huntington National Bank;
     Chairman, The Huntington Trust Company,
     National Association

Milton A. Wolf                                                  70              1983            American Greetings Corporation,
     United States Ambassador, Retired; Chairman,                                               The Town & Country Trust
     Milton A. Wolf Investors, private investments;
     Chairman, Zehman-Wolf Management, Inc.,
     real estate management and development;
     Distinguished Professorial Lecturer in
     Economics, Case Western Reserve University




                                                        CLASS III DIRECTORS

                                                                                                     DIRECTORSHIPS HELD IN ANY
                                                                                                      COMPANY WITH A CLASS OF
                                                                                                   SECURITIES REGISTERED PURSUANT
                                                                               DIRECTOR            TO SECTIONS 12 OR 15(d) OF THE
          NAME AND PRINCIPAL OCCUPATION(1)                      AGE             SINCE             SECURITIES EXCHANGE ACT OF 1934
- -------------------------------------------------------     -----------    ---------------    -------------------------------------
Don M. Casto, III                                               50              1985
     Principal, Don M. Casto Organization, real
     estate developers

Wm. J. Lhota                                                    55              1990            AEP Generating Company,
     Executive Vice President, American Electric                                                Appalachian Power Company,
     Power Service Corporation, management,                                                     Blackhawk Coal Company,
     technical, and professional subsidiary of                                                  Columbus Southern Power Company,
     American Electric Power Company, Inc.,                                                     Indiana Michigan Power Company,
     an investor owned electric utility system                                                  Kentucky Power Company,
                                                                                                Ohio Power Company
                                                                                                State Auto Financial Corporation

Gerald E. Mayo                                                  62              1990            Borror Corporation,
     President, Midland Financial Services;                                                     The Columbia Gas System, Inc.,
     Chairman, The Midland Life Insurance                                                       HBO & Company
     Company, life insurance and annuities

Timothy P. Smucker                                              50              1978            The J. M. Smucker Company,
     Chairman, The J. M. Smucker Company,                                                       Kellogg Company
     manufacturer of jams, jellies, preserves,
     and ice cream toppings



- -----------------
(1) Mr. Hoskins' business experience is described under "Executive Officers of Huntington" below. Mr. Williams retired from the position of Chairman of The Huntington National Bank as of September 1, 1993. Each other director has held the various positions indicated or other executive positions with the same organizations (or predecessor organizations) for at least the past five years. Messrs. Hoskins, Sofia, and Wobst are also directors of The Huntington National Bank, The Huntington Trust Company, National Association, and various other entities affiliated with Huntington. Mr. Williams is also a director of The Huntington National Bank and another affiliated entity.

          On April 27, 1995, the day of Huntington's 1995 Annual Meeting of Shareholders, Marvin E. White and Milton A. Wolf , currently Class II Directors, will retire as directors of Huntington by virtue of the obligatory retirement provisions of Huntington's Bylaws. George A. Skestos and Lewis R. Smoot, Sr. have been nominated by the Huntington Board of Directors for election as Class II Directors to fill the vacancies created on the Board by the retirement of Messrs. White and Wolf. Mr. Skestos, currently a consultant, is the retired Chairman and Chief Executive Officer of Homewood Corporation, a residential construction and development company. He is 67 years old. Mr. Smoot is the President and Chief Executive Officer of The Smoot Corporation, a general construction and construction management company. Mr. Smoot is 61 years old and also serves on the Board of Directors of M/I Schottenstein Homes, Inc. Messrs. Skestos and Smoot currently serve as directors of The Huntington National Bank. Mr. Skestos is also a director of The Huntington Trust Company, National Association, and The Huntington Financial Services Company.


COMPENSATION OF HUNTINGTON DIRECTORS

         Each non-officer director of Huntington receives $1,250 for each Board or committee meeting of Huntington the director attends. In addition, each non-officer director of Huntington receives retainer payments at an annual rate of $20,000. Non-officer chairmen of standing committees of the Board of Directors of Huntington receive additional retainer payments at an annual rate of $3,125. All or any portion of the compensation otherwise payable to a director may be deferred if such director elects to participate in the Huntington Bancshares Incorporated Deferred Compensation Plan and Trust for Huntington Bancshares Incorporated Directors (see below).

DEFERRED COMPENSATION PLAN FOR DIRECTORS

         The Huntington Bancshares Incorporated Deferred Compensation Plan and Trust for Huntington Bancshares Incorporated Directors (the "Directors' Plan"), adopted in 1991, allows the members of the Board of Directors of Huntington to elect to defer receipt of all or a portion of the compensation payable to them in the future for services as directors. Such deferred amounts are not included in the gross income of the directors until such time as the deferred amounts are distributed from the Directors' Plan. Huntington transfers cash equal to the compensation deferred pursuant to the Directors' Plan to a trust fund where it is allocated to the accounts of the participating directors. The trustee of the Directors' Plan has broad investment discretion over the trust fund and is authorized to invest in many forms of securities and other instruments, including Huntington Common Stock. During 1994, the trustee invested the trust fund primarily in Huntington Common Stock. The trustee may hold some assets of the Directors' Plan in the form of cash to the extent necessary. The trustee maintains a separate account for each participating director. Amounts contributed to the Directors' Plan are credited to the account of each director in the ratio that the amount deferred by each director bears to the total amount deferred by all directors. Distribution of a director's account will be made either in a lump sum or in equal annual installments over a period of not more than ten years, as elected by each director. Such distribution will commence upon the earlier of 30 days after the attainment of an age specified by the director at the time the deferral election was made, or within 30 days of the director's termination as a director. All of the assets of the Directors' Plan are subject to the claims of the creditors of Huntington and the rights of a director or his beneficiaries to any of the assets of the Directors' Plan are no greater than the rights of an unsecured general creditor of Huntington. Directors who are also officers of Huntington do not receive compensation as directors and, therefore, are ineligible to participate in the Directors' Plan.

RETIREMENT PLAN FOR DIRECTORS

         Huntington adopted the Huntington Bancshares Incorporated Retirement Plan for Outside Directors (the "Directors' Retirement Plan") effective January 1, 1993. The Directors' Retirement Plan provides retirement benefits for non-employee directors of Huntington who have completed five years of service on Huntington's Board of Directors and for directors of Huntington who, in Huntington's discretion, are named eligible to participate. Participation in the Directors' Retirement Plan, which is voluntary and may be waived, commences automatically by a director who has met the eligibility requirements. Retirement benefits are payable annually upon the first to occur of termination of service to the Board by reason of death, disability, or retirement upon or after reaching age 70. The initial annual benefit is equal to the participant's annual retainer, excluding meeting, committee, and other like fees, in effect as of the date the initial benefit is paid. Subsequent benefit payments are equal to the annual retainer in effect at the time of payment; provided, however, that at no time will a participant's annual benefit be reduced. Benefits are payable for the life of the participant.

         In the event a participant dies prior to the commencement of benefit payments or dies after distribution has commenced, but before the participant has received ten annual payments, the benefits shall be payable to the participant's surviving spouse until the surviving spouse dies or the combined total number of annual payments to the participant and the surviving spouse equals ten, whichever occurs first. Unless the participant is survived by a spouse, entitlement to the benefits under the Directors' Retirement Plan terminates at the death of the participant.

         In the event of a change in control of Huntington, each non-employee director then sitting on the Board shall become eligible, regardless of the director's number of years of service, to receive the greater of the director's annual retainer, excluding meeting, committee, and other like fees, then in effect, or the director's largest annual retainer in effect at any time during the two-year period immediately preceding the change in control. A participant with fewer than five years of service will receive benefits annually for up to ten years; a participant with five or more years of service will receive benefits annually for life. In the event of a change in control, or in the event a change in control is likely to occur, as determined by Huntington in its sole discretion, Huntington may create and fund a grantor trust to provide for payment of benefits under the Directors' Retirement Plan; otherwise, the Directors' Retirement Plan is unfunded and no provision will be made with respect to segregating any assets of Huntington for payment of any benefits thereunder. The participants and their spouses have only the rights of general unsecured creditors of Huntington with respect to any rights under the Directors' Retirement Plan.

         The Directors' Retirement Plan may be amended or terminated at Huntington's discretion, however, no amendment or termination of the Directors' Retirement Plan will deprive, directly or indirectly, any participant or beneficiary of any benefit which has commenced prior to the effective date of the amendment or termination. Under the Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990, the Federal Deposit Insurance Corporation has the authority to limit or prohibit payments contingent upon the termination of an individual's affiliation with Huntington, including payments made under the Directors' Retirement Plan, but only if Huntington is insolvent, has been placed in conservatorship or receivership, or is determined by the Board of Governors of the Federal Reserve System to be a troubled financial institution.


EXECUTIVE OFFICERS OF HUNTINGTON

         The executive officers of Huntington are listed below. Each listing includes a statement of the business experience of each executive officer during at least the last five years. Executive officers are elected annually by the Board of Directors and serve at the pleasure of the Board.

         MILTON D. BAUGHMAN, age 47, has served as Senior Vice President of Huntington since November 1993 and as Director of Corporate Development for Huntington since August 1993. Mr. Baughman also served as President of Huntington Capital Corp. from January 1993 to July 1994. From April 1989 to November 1993, Mr. Baughman served as Senior Vice President of The Huntington National Bank. Prior to joining Huntington, Mr. Baughman served as Managing Director for Manufacturers Hanover Trust Company from May 1987 to March 1989 and in various other capacities from June 1971 to April 1987.

         RICHARD N. BLYTHE, JR., age 46, has served as President of The Huntington Investment Company since December 1990 and as Senior Vice President of Huntington since November 1992. From December 1987 to May 1990, Mr. Blythe was Senior Vice President of NCNB National Bank, now NationsBank of North Carolina, N. A., in charge of underwriting and trading in tax-exempt bonds. From May 1990 to November 1990, Mr. Blythe served as the director of securities sales for NCNB Capital Markets, Inc., a broker/dealer subsidiary of NCNB Corporation, which is registered with the National Association of Securities Dealers.

         JUDITH D. FISHER, age 49, has served as Executive Vice President of Huntington since February 1994 and as Executive Vice President and Manager of the Treasury Group of The Huntington National Bank since January 1991. Ms. Fisher has also served as President of Huntington Bancshares Financial Corporation since April 1991. Ms. Fisher served as Senior Vice President and Manager, Investment and Funds Management, from September 1987 to January 1991.

         RALPH K. FRASIER, age 56, Executive Vice President, General Counsel, Secretary, and Cashier of The Huntington National Bank and General Counsel and Secretary of Huntington, joined The Huntington National Bank in November 1975 as Vice President and General Counsel. Mr. Frasier was named Senior Vice President and General Counsel of The Huntington National Bank and General Counsel of Huntington in July 1976. Mr. Frasier became Secretary to the Boards of Directors of both companies in June 1981 and was named Executive Vice President and Cashier of The Huntington National Bank in March 1983. Mr. Frasier has served as Secretary and Cashier of The Huntington Trust Company, National Association, since February 1988.

         PETER E. GEIER, age 37, has served as Executive Vice President of Huntington since November 1994 and Executive Director of Consumer Services since March 1994. Mr. Geier served as Senior Vice President of Huntington from March 1994 to November 1994. Prior thereto, Mr. Geier served as Senior Vice President and Manager of Commercial Banking for The Huntington National Bank from November 1989 to March 1994.

         DIETER E. HEREN, age 53, has served as Executive Vice President and Executive Director of Credit Administration of Huntington from November 1994 to the present. From November 1992 to November 1994, Mr. Heren served as Senior Vice President and Chief Credit Officer of Huntington. Prior thereto, Mr. Heren served as Senior Vice President and Manager of Special Assets of The Huntington National Bank from April 1987 to November 1992 and as Senior Vice

President and Division Executive for the International Department of The Huntington National Bank from May 1985 to April 1987.

         W. LEE HOSKINS, age 54, has served as Chairman of The Huntington National Bank since September 1993 and as a director, President, and Chief Executive Officer since joining The Huntington National Bank in November 1991. Since November 1991, Mr. Hoskins has served as a director and Vice Chairman of Huntington and as a director of The Huntington Trust Company, National Association. Prior to joining Huntington, Mr. Hoskins was the President and Chief Executive Officer of the Federal Reserve Bank of Cleveland from October 1987 to November 1991. From March 1981 to September 1987, Mr. Hoskins served as Senior Vice President and Chief Economist of PC Financial Corp in Pittsburgh, Pennsylvania.

         NORMAN A. JACOBS, age 57, has served as a director, President, and Chief Executive Officer of The Huntington Trust Company, National Association, from May 1988 to the present and a director of The Huntington Trust Company of Florida, National Association, from October 1988 to the present. Mr. Jacobs has also served as Senior Trust Officer of The Huntington National Bank since May 1988.

         WILLIAM M. RANDLE, age 55, has served as Senior Vice President of Huntington and Director of Marketing and Strategic Planning from January 1990 to the present. From October 1986 to January 1990, Mr. Randle was Senior Vice President of Marketing for First Union National Bank of North Carolina.

         LAWRENCE R. SELLERS, age 45, has served as President of The Huntington Service Company from June 1991 to the present. Mr. Sellers was Senior Vice President and Director of Information Services of The Huntington National Bank from July 1985 to April 1987 and of The Huntington Service Company from April 1987 to June 1991.

         ZUHEIR SOFIA, age 50, has served as President and a director of Huntington from October 1984 to the present, as Chief Operating Officer from September 1986 to the present, and as Treasurer from February 1989 to the present. In addition, Mr. Sofia has served as a director of The Huntington National Bank since February 1981 and a director of The Huntington Trust Company, National Association, since February 1988. Mr. Sofia served as Vice Chairman of The Huntington National Bank from March 1983 to September 1986, as Senior Vice President of Huntington from March 1983 to October 1984, as Executive Vice President of The Huntington National Bank from February 1981 to March 1983, as Treasurer of Huntington from January 1984 to June 1984, and as Senior Vice President and Division Executive of the Corporate Banking, Funds Management, and International Divisions of The Huntington National Bank from December 1976 to February 1981. From the time he joined Huntington in September 1971 until December 1976, Mr. Sofia served Huntington in various other capacities.

         R. FREDERICK TAYLOR, age 53, has served as President and Chief Executive Officer of The Huntington Mortgage Company since January 1995. Prior to joining Huntington, Mr. Taylor served as President and Chief Executive Officer of Liberty Mortgage Corp., a residential mortgage company, from August 1993 to January 1995, and as President and Chief Executive Officer of First Sun Mortgage Corp., a residential mortgage company, from June 1986 to August 1993.

         JOHN D. VAN FLEET, age 40, has served as Corporate Controller and Chief Accounting Officer for Huntington since April 1993 and as Senior Vice President since February 1991. From June 1989 to April 1993, Mr. Van Fleet was the Director of Accounting for Huntington. Mr. Van Fleet also served as Vice President of Huntington from June 1989 to February 1991. Mr. Van Fleet joined Price Waterhouse in June 1977 as a member of the audit staff and subsequently served in various supervisory capacities prior to joining Huntington in June 1989.

         GERALD R. WILLIAMS, age 59, has served as Executive Vice President and Chief Financial Officer of Huntington from April 1989 to the present. From January 1987 to April 1989, Mr. Williams was the owner and President of Mattara Services, Inc., a consulting company to financial institutions and investors in financial institutions.

         FRANK WOBST, age 61, has served as Chairman of the Board and Chief Executive Officer of Huntington from February 1981 to the present and as Chairman of The Huntington Trust Company, National Association, from February 1988 to the present. Mr. Wobst has also served as a director of The Huntington National Bank and Huntington from the time he joined Huntington in 1974 to the present. Mr. Wobst served as President of Huntington from February 1981 to October 1984, as President of The Huntington National Bank from July 1974 until March 1983 and from March 1984 to September 1986 and as Chairman of the Board and Chief Executive Officer of The Huntington National Bank from February 1981 to September 1986.


COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth the compensation paid by Huntington and its subsidiaries to Huntington's Chief Executive Officer and each of the four most highly compensated executive officers for each of the last three fiscal years ended December 31, 1994.


                          SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                  ANNUAL COMPENSATION                 COMPENSATION
                                           ----------------------------------    ----------------------
                                                                                    AWARDS      PAYOUTS
                                                                       OTHER     -----------   --------
                                                                       ANNUAL     SECURITIES                 ALL OTHER
                                                                       COMPEN-    UNDERLYING     LTIP        COMPEN-
                                           SALARY         BONUS        SATION       OPTIONS     PAYOUTS       SATION
NAME AND PRINCIPAL POSITION     YEAR       ($)(1)          ($)         ($)(2)       (#)(3)      ($)(4)       ($)(5)
- ---------------------------     ----       -------       -------       -------    ----------   --------      ---------
FRANK WOBST                     1994       800,000       564,000       83,384       125,000    400,009         36,000
Chairman and Chief              1993       760,000       646,000       59,144       109,998       0            34,200
Executive Officer               1992       730,000       376,200         (2)        103,122    281,213         32,850

ZUHEIR SOFIA                    1994       467,500       329,588         (2)         62,500    233,764         21,037
President, Chief Operating      1993       445,000       378,250         (2)         61,873       0            20,025
Officer, and Treasurer          1992       421,667       226,883         (2)         51,559    164,669         18,975

W. LEE HOSKINS                  1994       467,500       329,588         (2)         62,500    233,759         21,037
Chairman and CEO, The           1993       445,000       378,250         (2)         51,560       0            20,025
Huntington National Bank        1992       422,500       220,275         (2)         51,559       0            18,910

GERALD R. WILLIAMS              1994       254,000       131,070         (2)         18,750    128,509         11,430
Executive Vice President        1993       245,000       195,755         (2)         15,123       0            11,025
and Chief Financial Officer     1992       230,000       107,019         (2)         17,184     85,118         10,350

JUDITH D. FISHER                1994       220,000       122,200         (2)         25,000    110,011          9,900
Executive Vice President        1993       192,500       192,610         (2)         27,498       0             8,663
                                1992       173,333        96,872         (2)         17,184       0             7,800

- ---------------
(1) Includes amounts deferred pursuant to Huntington's Employee Stock Purchase and Supplemental Stock Purchase Plans.
(2) During 1994, Mr. Wobst received other annual compensation, including executive life insurance premiums in the amount of $44,204. During 1993, Mr. Wobst received other annual compensation, including executive life insurance premiums in the amount of $44,352. Other annual compensation for Mr. Wobst for 1992, and for each of the other named executive officers for each year indicated was less than $50,000 and less than 10% of the total of annual salary and bonus reported for the named executive.
(3) Adjusted for stock dividends and stock splits paid after the date of grant.

(4) Huntington's Long-Term Incentive Compensation Plan is set up in overlapping three-year performance cycles commencing every other year. Awards were paid for the cycles ended December 31, 1992, and December 31, 1994. Figures indicated represent total dollar value of the awards. Awards are normally made in shares of Huntington's Common Stock, however, a participant may elect to receive up to fifty percent of an award in cash. Mr. Hoskins and Ms. Fisher did not participate in the cycle of the Long-Term Incentive Compensation Plan which ended in 1992.

(5) Figures represent amounts contributed for each named executive officer by Huntington to the Employee Stock Purchase Plan and the Supplemental Stock Purchase Plan. For 1994, $6,750 was contributed for each of Messrs. Wobst, Sofia, Hoskins, and Williams and Ms. Fisher, respectively, under the Employee Stock Purchase Plan and $29,250, $14,287, $14,287, $4,680, and $3,150 were contributed for Messrs. Wobst, Sofia, Hoskins, and Williams and Ms. Fisher, respectively, under the Supplemental Stock Purchase Plan.


                                           OPTION GRANTS IN LAST FISCAL YEAR

                                                         INDIVIDUAL GRANTS
                               -------------------------------------------------------------------------
                                                      PERCENT OF
                                                         TOTAL
                                   NUMBER OF            OPTIONS
                                   SECURITIES         GRANTED TO
                                   UNDERLYING          EMPLOYEES                                             GRANT DATE
                                    OPTIONS               IN              EXERCISE                            PRESENT
                                    GRANTED             FISCAL              PRICE          EXPIRATION          VALUE
           NAME                      (#)(1)              YEAR             ($/SH)(2)           DATE             ($)(3)
- ----------------------------   ------------------   ---------------    ---------------   ---------------   --------------
Frank Wobst                        125,000                20.1%            $20.55            5/18/04           824,569
Zuheir Sofia                        62,500                10.1              20.55            5/18/04           412,284
W. Lee Hoskins                      62,500                10.1              20.55            5/18/04           412,284
Gerald R.Williams                   18,750                 3.0              20.55            5/18/04           123,685
Judith D. Fisher                    25,000                 4.0              20.55            5/18/04           164,914

- ---------------
(1) Figures reflect effect of five-for-four stock split paid July 29, 1994. The options granted to each named executive officer become exercisable in equal increments on each of the first four anniversaries of the date of grant which was May 18, 1994. Options not yet exercised are cancelled upon a termination of employment for any reason other than death, retirement under one or more of Huntington's retirement plans, termination following a change in control of Huntington, or a disposition (other than a change in control) of substantially all of the stock or assets of Huntington, in which case all options become exercisable immediately as of such termination date and remain exercisable for a specified period following the termination. Generally, the exercise price of options may be paid for in cash or in shares of Common Stock of Huntington. In addition, any tax which Huntington is required to withhold in connection with the exercise of any stock option may be satisfied by the optionholder by electing to have the number of shares to be delivered on the exercise of the option reduced by, or otherwise by delivering to Huntington, such number of shares of Common Stock having a fair market value equal to the amount of the withholding requirement.

(2) In all cases, the exercise price was equal to the average of the high and low market price of the underlying shares on the date of grant. The exercise price has been adjusted to reflect the effect of the five-for-four stock split paid July 29, 1994.

(3) The dollar amounts in this column are the result of calculations made using the Black-Scholes model, a theoretical method for estimating the present value of stock options based on complex assumptions about the stock's price volatility and dividend rate as well as interest rates. Because of the unpredictable assumptions required, the Black-Scholes model, or any other valuation model, is incapable of accurately predicting Huntington's stock price or of placing an accurate present value on options to purchase its stock. In performing the calculations it was assumed that: the options were exercised at the end of their ten-year terms; the volatility of the stock price was equal to 26.8%, which was the volatility calculated on a natural logarithmic basis of Huntington's stock price for the twelve-month period preceding the date of grant; the risk-free rate of return was equal to the ten-year United States Treasury Note Rate effective the week of the grant, to correspond to the term of the options; and the dividend yield was equal to Huntington's annualized dividend yield at the end of the first calendar quarter of 1994, which was 3.48%. No adjustments were made for vesting requirements, non-transferability, or risk of forfeiture. In spite of any theoretical value which may be placed on a stock option grant, no increase of the stock option's value is possible without an increase in the market value of the underlying stock. Any appreciation in the market value of Huntington's Common Stock would benefit all shareholders and would be dependent in part upon the efforts of the named executive officers. The total of the values indicated in the table for all stock options granted in 1994 to the named executive officers was $1,937,736, representing approximately .073% of the value, on the date of grant, of all shares of Huntington outstanding at the date of grant.






                                    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                           AND FISCAL YEAR-END OPTION VALUES

                                                                                  NUMBER OF
                                                                                  SECURITIES
                                                                                  UNDERLYING              VALUE OF
                                                                                  UNEXERCISED           UNEXERCISED
                                                                                  OPTIONS AT           IN-THE-MONEY(3)
                                                                               FISCAL YEAR-END        OPTIONS AT FISCAL
                                            SHARES                                  (#)(2)               YEAR-END($)
                                          ACQUIRED ON
                                           EXERCISE              VALUE           EXERCISABLE/           EXERCISABLE/
                NAME                        (#)(1)            REALIZED($)       UNEXERCISABLE          UNEXERCISABLE
- -------------------------------------   ---------------    ---------------   --------------------   --------------------
Frank Wobst                                   -0-                -0-               462,035/             2,397,809/
                                                                                   125,000                  -0-

Zuheir Sofia                                 28,000            288,443             173,921/               691,503/
                                                                                    62,500                   -0-

W. Lee Hoskins                                -0-                -0-               146,087/               438,235/
                                                                                    62,500                  -0-

Gerald R. Williams                            -0-                -0-               75,846/                483,628/
                                                                                   18,750                   -0-

Judith D. Fisher                              9,277            71,678              47,114/                111,524/
                                                                                   25,000                   -0-
- ----------------

(1) The actual number of shares received may be less than indicated in the event the optionholder elected to have shares withheld for the payment of the exercise price or withholding tax liability.
(2)  Adjusted for stock splits and stock dividends paid after the date of grant.
(3) An option is in-the-money if the fair market value of the underlying Common Stock exceeds the exercise price of the option.


                                       LONG-TERM INCENTIVE PLAN-AWARDS IN LAST FISCAL YEAR

                                                             PERFORMANCE                    ESTIMATED FUTURE PAYOUTS UNDER
                                           NUMBER OF          OR OTHER                       NON-STOCK PRICE-BASED PLAN(2)
                                          SHARES, UNITS      PERIOD UNTIL     -----------------------------------------------------
                                            OR OTHER          MATURATION
                 NAME                        RIGHTS           OR PAYOUT         THRESHOLD           TARGET             MAXIMUM
 -------------------------------------   ---------------    ---------------   ----------------   ---------------    ---------------
Frank Wobst                                   (1)                (2)            $144,000           $200,000           $400,000
Zuheir Sofia                                  (1)                (2)              84,150            116,875            233,750
W. Lee Hoskins                                (1)                (2)              84,150            116,875            233,750
Gerald R. Williams                            (1)                (2)              46,260             64,250            128,500
Judith D. Fisher                              (1)                (2)              39,600             55,000            110,000

- -----------------

(1) Each named executive officer has been selected by the Compensation and Stock Option Committee of the Board of Directors to participate in the cycle of the Long-Term Incentive Compensation Plan which began on January 1, 1994.



                                      -43-


     Awards based on a percentage of base salary will be paid at the end of the cycle if Huntington's performance achieves the established threshold or higher.

(2) The Long-Term Incentive Compensation Plan measures Huntington's performance over three-year cycles with a new cycle beginning every other year. The cycle that began January 1, 1994 will end on December 31, 1996. This plan is more fully described under the heading "Long-Term Incentive Awards" in the Board Compensation Committee Report on Executive Compensation below. The figures in the table are based on base salaries as of December 31, 1994.



                                              PENSION PLAN TABLE
                                               YEARS OF SERVICE

                      -----------------------------------------------------------------------------------------
   REMUNERATION             15                 20                25                 30                35
- -------------------   ---------------    ---------------   ---------------    ---------------   ---------------
     $200,000            $115,672           $115,672          $115,672           $115,672          $115,672
      225,000             131,922            131,922           131,922            131,922           131,922
      250,000             148,172            148,172           148,172            148,172           148,172
      400,000             245,672            245,672           245,672            245,672           245,672
      450,000             278,172            278,172           278,172            278,172           278,172
      500,000             310,672            310,672           310,672            310,672           310,672
      750,000             473,172            473,172           473,172            473,172           473,172
      925,000             586,922            586,922           586,922            586,922           586,922
      950,000             603,172            603,172           603,172            603,172           603,172
      975,000             619,422            619,422           619,422            619,422           619,422


          The table above illustrates the operation of Huntington's Supplemental Executive Retirement Plan (the "SERP") by showing various annual benefits, after reduction for Social Security retirement income, assuming various annual base salaries and years of credited service. Benefit figures shown are computed on the assumption that participants retire at age 65. For purposes of the table, it is assumed that each participant is receiving benefits from the Retirement Plan in the form of a life annuity. Benefits under the SERP are paid in the form of a life annuity (with 120 months certain).

          The SERP ensures that each participating executive officer (who retires at age 65) receives a level of retirement benefits, without respect to years of service, equal to at least 65% of the officer's highest consecutive twelve months' base salary within the previous 60 months. At the time a participating officer retires, the benefit the participant is entitled to through the SERP is calculated, and then funds from the following sources are deducted to determine the amount (if any) of the payment due from Huntington under the SERP: (i) Social Security benefits payable; (ii) the benefit under the Retirement Plan; and (iii) any benefits under retirement plans of prior employers. For purposes of the table, it is assumed that the participant is not receiving benefits from any prior employers' retirement plans and that Social Security benefits payable are the maximum Old Age, Survivors and Disability Insurance benefit payable. If the sum of the payments due from Social Security, the Retirement Plan, and retirement plans of prior employers exceeds 65% of the executive officer's highest consecutive twelve months' base salary, then no payment will be due from Huntington under the SERP. As illustrated by the table, the SERP generally has the effect of equalizing a participant's combined retirement benefits for a particular level of covered compensation for all years of service. Thus, the total annual benefits payable by Huntington pursuant to the Retirement Plan and the SERP would be the same for an executive officer with 15 years of service as for an executive officer with 35 years of service, assuming each had the same level of covered compensation, the only difference being that the 15 year executive officer, having a smaller benefit from the Retirement Plan, will receive a greater portion of his or her benefit from the SERP. Monthly benefits received by participants under the SERP may be increased annually, if indicated, to reflect increases in the United States Bureau of Labor Statistics Consumer Price Index for Urban Wage Earners and Clerical Workers.

         Only those executive officers selected by the Compensation and Stock Option Committee may participate in the SERP. An employee who has completed two years of continuous service with Huntington (or an affiliated company) and whose compensation is in excess of the limitation imposed by the Internal Revenue Code (the "Code") Section 401(a)(17) is eligible to participate in the Huntington's Retirement Plan and Supplemental Retirement Income Plan (the "SRIP"). The SRIP provides benefits according to the same benefit formula as the Retirement Plan, except that benefits under the SRIP are not limited by Code Sections 401(a)(17) and 415. Code Section 401(a)(17) limits the annual amount of compensation that may be taken into account when calculating benefits under the Retirement Plan. For 1994, this limit was $150,000. Code Section 415 limits the annual benefit amount that a participant may receive under the Retirement Plan. For 1994, this amount was $118,800. Because the SERP generally provides a larger benefit than the SRIP, executives participating in the SERP generally will not receive any payments under the SRIP.

         For each of the executive officers named in the Summary Compensation Table, the compensation covered by the Retirement Plan, the SRIP, and, if applicable, the SERP is base salary earned in 1994 as indicated in the Summary Compensation Table. The estimated credited years of service for each of the executive officers named in the Summary Compensation Table are 20.5 for Mr. Wobst, 23.33 for Mr. Sofia, 3.17 for Mr. Hoskins, 5.75 for Mr. Williams and
7.33 for Ms. Fisher. Messrs. Hoskins and Williams and Ms. Fisher did not participate in the SERP in 1994.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Huntington's Compensation and Stock Option Committee is composed of Don Conrad, John B. Gerlach, Timothy P. Smucker, and Marvin E. White. None of the members are or have ever been officers of Huntington or its subsidiaries.

         Frank Wobst served on the Compensation Committee of the Board of Directors of The Midland Mutual Life Insurance Company (nka The Midland Life Insurance Company) in 1994, during which time Gerald E. Mayo was Chairman, Chief Executive Officer, and President.

EMPLOYMENT AND EXECUTIVE AGREEMENTS

         Messrs. Wobst, Sofia, and Hoskins each have an agreed upon term of employment. Under Employment Agreements, Mr. Wobst will be employed by Huntington through November 15, 1996, with automatic five-year renewals until Mr. Wobst's death, disability or retirement, unless earlier terminated by either party upon written notice delivered to the other party at least 60 days prior to the expiration of the initial or any renewal period, at an annual rate of compensation of not less than $807,950; Messrs. Sofia and Hoskins will each be employed by Huntington through November 15, 1996, with automatic five-year renewals until their death, disability, or retirement, unless earlier terminated by either the officer or Huntington upon written notice delivered to the other party at least 60 days prior to the expiration of the initial or any renewal period, at an annual rate of compensation of not less than $474,200. The Employment Agreements also provide for the officers' continued participation in Huntington's Incentive Compensation Plans, Stock Purchase and Tax Savings Plan, Retirement Plans, the 1990 Stock Option Plan, and certain other benefits afforded to executive officers of Huntington. In the event any of Messrs. Wobst, Sofia, or Hoskins is terminated for cause, he will be entitled to receive salary payments for three calendar months following the date of termination plus any compensation to which he is entitled under the Incentive Compensation Plans. In the event any of Messrs. Wobst, Sofia, or Hoskins is terminated without cause, he will be entitled to his full compensation and benefits under his Employment Agreement until the later of six months after his termination or the expiration of the then current term of the Employment Agreement. In the event any of Messrs. Wobst, Sofia, or Hoskins becomes disabled, which disability continues for more than six months during a twelve-month period, Huntington may terminate such executive officer's Employment Agreement, and such executive officer will be entitled to his full compensation (base salary and payments under the Incentive Compensation Plans) to the date of termination. Thereafter, the executive officer will be entitled to two-thirds of his base salary, less disability benefits received from any of Huntington's disability insurance programs, until he attains age sixty-five or through termination of the disability, whichever occurs first, with base salary to be reinstated upon return to employment. In the event of the death of either of Messrs. Wobst, Sofia, or Hoskins, their beneficiaries will receive their base annual salary for six months plus Incentive Compensation Plan payments.

         Huntington also has entered into Executive Agreements with Messrs. Wobst, Sofia, Hoskins, and G. Williams which are designed to provide these executive officers with some assurance as to the continuation of their employment status and responsibilities in the event of a change in control of Huntington. The Executive Agreements for Messrs. Wobst, Sofia, and Hoskins each provide that, if a change in control of Huntington occurs and the executive officer makes a good faith determination that such officer's employment status or responsibilities has been materially and adversely affected thereby or if such officer's employment is terminated after a change in control, the executive officer is entitled to receive an amount equal to the greater of: (i) his then current annual base salary through November 15, 1996, plus the amount of any unpaid bonus, incentive compensation, or other benefit and credit for any accrued vacation to which he is entitled under his Employment Agreement; or (ii) three times his then current annual base salary. In either case, the executive officer is also entitled to receive three times the average bonus or incentive compensation paid to such officer in respect of the three fiscal years preceding his termination. Huntington will maintain for the executive officer's benefit, until the earlier of two years from the officer's termination of employment or the commencement of full-time employment with a new employer, all health and welfare benefit plans and other specified benefits which the officer was entitled to participate in or receive prior to his termination. In the event the payments to be received by Messrs. Wobst, Sofia, or Hoskins are subject to any federal or state excise tax, Huntington will pay an additional amount to the executive officer such that the net amount retained by the officer after payment of any such tax will be equal to the amount which such officer was entitled to receive before application of such taxes.

         The Executive Agreement for Mr. G. Williams provides that, if a change in control of Huntington occurs and the executive officer makes a good faith determination within three years after such change in control that such officer's employment status or responsibilities has been materially and adversely affected thereby or if such officer's employment is terminated within three years after a change in control, the executive officer is entitled to receive an amount equal to three times his then current annual base salary plus three times the average bonus or incentive compensation paid to such officer in respect of the three fiscal years preceding his termination. Adjustments to these payments will be made if the officer attains his normal retirement date within three years of the termination of his employment. In addition, Huntington will maintain for the executive officer's benefit, until the earlier of two years from the officer's termination of employment, the commencement of full-time employment with a new employer, or the attainment of such officer's normal retirement date, all health and welfare benefit plans and other specified benefits to which the officer was entitled prior to his termination. Any payment which the officer would otherwise be entitled to receive will be reduced or eliminated to the extent the payment is determined to be nondeductible by Huntington for federal income tax purposes under applicable provisions of the Internal Revenue Code.

         The Executive Agreements provide that Huntington will pay the cost of legal counsel for an executive officer in the event such officer is required to enforce any of the rights granted under his Executive Agreement through litigation or other legal action. An Executive Agreement will terminate if the employment of the executive officer terminates prior to a change in control of Huntington. Under the Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990, the Federal Deposit Insurance Corporation has the authority to limit or prohibit payments contingent upon the termination of an individual's affiliation with Huntington, but only if Huntington is insolvent, has been placed in conservatorship or receivership, or is determined by the Board of Governors of the Federal Reserve System to be a troubled financial institution.


TRANSACTIONS WITH DIRECTORS AND OFFICERS

         Some of the directors and executive officers of Huntington are customers of Huntington's affiliated financial and lending institutions and have transactions with such affiliates in the ordinary course of business. Directors and executive officers of Huntington also may be affiliated with entities which are customers of Huntington's affiliated financial and lending institutions and which enter into transactions with such affiliates in the ordinary course of business. Transactions with directors, executive officers and their affiliates have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.


OWNERSHIP OF HUNTINGTON COMMON STOCK

         As of December 31, 1994, no person was known by Huntington to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of Huntington, except as follows:


                                                               SHARES OF
                  NAME AND ADDRESS                               COMMON                 PERCENT OF
                 OF BENEFICIAL OWNER                          STOCK OWNED                  CLASS
          -------------------------------------             ---------------           --------------
            The Huntington Trust Company,
             National Association
              Huntington Center
              41 South High Street
              Columbus, Ohio 43287                           12,699,805(1)                 9.79%

- ---------------

  (1) These shares are held in various fiduciary capacities in the ordinary course of business under numerous trust relationships by The Huntington Trust Company, National Association (the "Trust Company") and affiliated financial institutions. As fiduciary, or by agreement with the affiliated fiduciary, the Trust Company has the sole or shared power to vote and/or dispose of most of these shares; with respect to some of the shares, the sole or shared power to vote and/or dispose may be retained by an affiliated financial institution as fiduciary. The Trust Company or one of its affiliates has sole power to dispose of 1,311,868 of these shares, shared power to dispose of 1,454,559 of these shares, sole power to vote 3,795,134 of these shares, and shared power to vote 8,781,822 of these shares.

         The following table sets forth the beneficial ownership of Huntington's Common Stock by each of Huntington's directors, director nominees, and five most highly compensated executive officers, and the directors and executive officers as a group as of December 31, 1994.


                                                                    SHARES OF COMMON                  PERCENT OF
                    NAME OF BENEFICIAL OWNER                         STOCK OWNED(1)                      CLASS
            -----------------------------------------            ----------------------             --------------
            Don M. Casto, III.......................                   110,285  (2)                      .08%
            Don Conrad..............................                   702,794  (2)                      .54%
            Judith D. Fisher........................                    73,259  (2)(3)                   .06%
            John B. Gerlach.........................                 1,074,880  (2)                      .83%
            W. Lee Hoskins..........................                   167,544  (3)                      .13%
            Wm. J. Lhota............................                    22,310  (2)                      .02%
            Gerald E. Mayo..........................                    80,623  (2)                      .06%
            George A. Skestos.......................                     6,048                             *
            Lewis R. Smoot, Sr......................                    38,027  (4)                      .03%
            Timothy P. Smucker......................                    38,918  (2)                      .03%
            Zuheir Sofia............................                   500,822  (2)(3)                   .38%
            Marvin E. White.........................                   170,669                           .13%
            Gerald R. Williams......................                   111,287  (3)                      .09%
            William J. Williams.....................                    95,559  (2)(3)                   .07%
            Frank Wobst.............................                 1,127,746  (2)(3)                   .86%
            Milton A. Wolf..........................                   761,208  (2)                      .58%
            Directors and Executive Officers
              as a Group (23 in group)..............                 5,507,567  (2)(3)                  4.20%

* Less than .01%.

- ----------------
(1) Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported.
(2) Includes 1,601; 109,113; 1,040; 186,500; 1,472; 2,499; 17,499; 763; 43,203;
    and 2,500 shares of Common Stock owned by members of the immediate families of Messrs. Casto, Conrad, Ms. Fisher, Messrs. Gerlach, Mayo,

    Smucker, Sofia, W. Williams, Wobst, and Wolf respectively; 9,923 shares of Common Stock owned jointly by Mr. Lhota and his spouse; 33,620 shares of Common Stock owned by The Midland Life Insurance Company, of which Mr. Mayo is a director and officer; 219,998 shares of Common Stock owned by the Gerlach Foundation Inc., of which Mr. Gerlach is trustee; 20,713 shares of Common Stock owned by Lehrs, Inc., of which Mr. Gerlach is a director and officer; 12,771 shares of Common Stock owned by the estate of John J. Gerlach, deceased of which Mr. Gerlach is executor; 14,898 shares of Common Stock owned by the John J. Gerlach Trust of which Mr. Gerlach is trustee; 6,426 shares of Common Stock owned by the WACO Oil Co., Inc. Pension Plan of which Mr. Conrad is an administrator; and 305,779 shares of Common Stock reported as owned by individuals included in directors and executive officers as a group, as to which the respective directors and executive officers have disclaimed beneficial ownership.
(3) Includes 47,144 shares for Ms. Fisher, 146,087 shares for Mr. Hoskins, 173,921 shares for Mr. Sofia, 75,846 shares for Mr. G. Williams, 6,873 shares for Mr. W. Williams, 462,035 shares for Mr. Wobst and 1,061,934 shares of Common Stock for all executive officers as a group which could have been acquired under stock options exercisable within 60 days of December 31, 1994.
(4) Includes 1,823 shares of Common Stock owned by members of the immediate family of Mr. Smoot and 13,750 shares of Common Stock owned by The Smoot Corporation, of which Mr. Smoot is an officer.


DESCRIPTION OF HUNTINGTON COMMON STOCK

         The authorized capital stock of Huntington consists of 200,000,000 shares of Common Stock, of which 130,214,765 shares were issued and outstanding as of December 31, 1994, and 6,617,808 shares of serial preferred stock, without par value ("Huntington Preferred Stock"), none of which was issued and outstanding as of December 31, 1994. The Board of Directors of Huntington is entitled to issue, from time to time, without further shareholder action, the authorized Huntington Preferred Stock in one or more series and to fix and determine the relative rights and preferences of each such series of Huntington Preferred Stock. Such determination may include, with respect to any series, the dividend rate, the terms and conditions of redemption, liquidation value, voting powers, conversion rights, and such other relative, participating, optional, or special rights, qualifications, limitations, or restrictions as the Board of Directors may determine.

         Subject to the rights of holder of Huntington Preferred Stock that may be issued and outstanding from time to time, holders of Huntington Common Stock are entitled to receive such dividends as may be declared by the Board of Directors and to share ratably in the assets available for distribution upon liquidation. There are no cumulative voting rights, preemptive rights, conversion rights, redemption provisions, or sinking fund provisions with respect to Huntington Common Stock. Holders of Huntington Common Stock are entitled to one vote per share on all matters presented to Huntington's shareholders. All presently outstanding shares of Huntington Common Stock are, and all such shares that will be issued in the Merger will be at the Effective Time, fully paid and non-assessable.


RIGHTS PLAN

         In 1990, the Board of Directors of Huntington entered into a Rights Agreement, pursuant to which each Huntington shareholder received one Right for each outstanding share of Huntington Common Stock held by that shareholder. In addition, Huntington has and will continue to issue one Right with each newly-issued share of Huntington Common Stock so that each outstanding share of Huntington Common Stock (including the shares of Huntington Common Stock to be to issued to Security National shareholders in connection with the Merger) will have a Right attached.

         The Rights currently have no value, are represented by the certificates evidencing Huntington Common Stock, and until the Distribution Date (as defined below), trade only with such stock. The Rights will separate from the Huntington Common Stock and become exercisable only if a person or group ("Acquiror") acquires beneficial ownership of 20% or more of the outstanding Huntington Common Stock or announces a tender offer that would result in ownership of 20% or more of the outstanding Huntington Common Stock (the "Distribution Date"). The Rights Agreement provides that, at the Distribution Date, each Right will entitle the holder to purchase for $90, as adjusted from time to time for stock dividends, stock splits, and other changes in capitalization (the "Exercise Price"), one one-hundredth of a share of Series A Junior

Participating Stock of Huntington (the "Series A Preferred Shares"). Each such fractional Series A Preferred Share is intended to be the practical equivalent of one share of Huntington Common Stock.

         In the event an Acquiror acquires 20% or more of the then outstanding shares of Huntington Common Stock (the "Triggering Event"), each Right held by the Acquiror (or any affiliate or associate thereof) will become null and void and each Right held by all other Huntington shareholders will entitle its holder to purchase for the Exercise Price that number of Huntington Series A Preferred Shares having a value (based upon the market value of Huntington Common Stock at the time of the Triggering Event) equal to twice the Exercise Price. In the event Huntington is acquired in a merger or other business combination or a significant portion of its assets are sold, leased, exchanged, or otherwise transferred to (i) a publicly traded Acquiror, each Right will entitle its holder to purchase, for the Exercise Price, that number of shares of the Acquiror which at the time of the transaction would have a market value of twice the Exercise Price, or alternatively, (ii) an Acquiror that is not a publicly traded corporation, each Right will entitle its holder to purchase, for the Exercise Price, at such holder's option, (a) that number of shares of the Acquiror (or, at such holder's option, of the surviving corporation in such acquisition, which could be Huntington) which at the time of the transaction would have a book value of twice the Exercise Price, or (b) if such Acquiror has an affiliate that has publicly traded common shares, that number of common shares of such affiliate which at the time of the transaction would have a market value of twice the Exercise Price.

         The number of Series A Preferred Shares or other securities or property issuable upon exercise of a Right, and the Exercise Price are subject to adjustment upon the occurrence of certain events including, for example, a stock dividend or split payable in Huntington Common Stock or Series A Preferred Shares. The number of Rights may also be adjusted upon the occurrence of certain events including, for example, a reverse stock split. The Rights are not exercisable until the Distribution Date and will expire on December 31, 1999, unless earlier redeemed by Huntington. Huntington may redeem the Rights for $.01 per Right under certain circumstances.

         As with the super majority vote and control share provisions of Maryland law, the Rights have certain anti-takeover effects. See "EFFECTS OF THE MERGER ON SHAREHOLDERS' RIGHTS - SPECIAL VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS." The Rights may cause substantial dilution to a person or group that attempts to acquire Huntington, except pursuant to an offer conditioned on the Rights being redeemed or a substantial number of Rights being acquired. The Rights, however, should not interfere with any merger or other business combination approved by the Huntington Board of Directors due to the Board's ability to redeem the Rights. Huntington's Board recognizes that a takeover might in some circumstances be beneficial to Huntington's shareholders. Neither the Rights Plan nor the Maryland law provisions described above are designed to preclude an acquisition of Huntington, but rather will give the Huntington Board of Directors adequate opportunity to evaluate whether an acquisition offer is in the best interest of Huntington and to protect its shareholders from coercive acquisition methods.


DIVIDENDS AND PRICE RANGE OF HUNTINGTON COMMON STOCK

         Huntington Common Stock is traded on the Nasdaq National Market under the symbol "HBAN". As of January 31, 1995, Huntington had 30,943 shareholders of record. The following table sets forth the cash dividends declared and the high and low last sale prices for Huntington Common Stock on the Nasdaq National Market during the periods indicated. The dividends and price ranges have been adjusted to reflect the Huntington 5 for 4 Stock Split and other stock dividends and stock splits, as appropriate.




                                                                         PRICE RANGE
                                           DIVIDENDS           --------------------------------
                                           PER SHARE              HIGH                  LOW
                                          -----------          -----------         ------------
1993:
     First Quarter...............           $0.13                $19 1/8             $15 5/8
     Second Quarter..............            0.15                 20 1/4              17 3/8
     Third Quarter...............            0.16                 22                  19 5/8
     Fourth Quarter..............            0.16                 21 3/8              16 1/4

1994:
     First Quarter...............           $0.16                $19 1/4             $17 3/4
     Second Quarter..............            0.16                 22 1/4              17 7/8
     Third Quarter...............            0.20                 21 5/8              18 1/8
     Fourth Quarter..............            0.20                 18 7/8              16 5/8

1995:
     First Quarter (through                 $0.20                $18 3/4             $17
        March 1, 1995)...........

         On July 11, 1994, the last trading day prior to the public announcement of the proposed Merger, the high and low sales prices per share of Huntington Common Stock on the Nasdaq National Market were $21.10 and $20.50, respectively (as adjusted for the Huntington 5 for 4 Stock Split). On March 1, 1995, such prices were $18.75 and $18.50, respectively.

         On February 21, 1995, a cash dividend of $0.20 per share was declared for Huntington shareholders of record on March 17, 1995, payable on April 3, 1995. Huntington has declared regular cash dividends on Huntington Common Stock in each quarter since Huntington was organized in 1966. The Board of Directors of Huntington presently intends to continue to consider the payment of regular quarterly cash dividends on Huntington Common Stock. The amount and timing of any future dividends will depend upon the earnings of Huntington and its subsidiaries, their financial condition, need for funds, and other relevant factors. See "GOVERNMENT REGULATION - DIVIDEND RESTRICTIONS" and Notes 9 and 21 of Huntington's Notes to Consolidated Financial Statements.


PROPERTIES

          The headquarters of Huntington and its lead subsidiary, The Huntington National Bank, are located in the Huntington Center, a 37 story office building located in Columbus, Ohio. Of the building's total office space available, Huntington occupies approximately 30 percent. The original lease term is 25 years, expiring in 2009, with renewal options for up to 50 years. There is no purchase option. The Huntington National Bank is a limited partner in the entity that owns the building. In addition to these headquarters, Huntington's other major properties consist of a 13 story and a 12 story office building, both of which are located adjacent to the Huntington Center; a 21 story office building, known as the Huntington Building, located in Cleveland, Ohio; The Huntington Mortgage Company's building, located in the greater Columbus area; an office complex located in Troy, Michigan; and several data processing and operations centers located throughout Ohio. Of these properties, Huntington owns the 12 story and 13 story office buildings, The Huntington Mortgage Company building, the building in Troy, Michigan, and the operations centers located in Cleveland and Columbus, Ohio. All of the other major properties are held under long-term leases.

LEGAL PROCEEDINGS

         In the ordinary course of business, there are various legal proceedings pending against Huntington and its subsidiaries. The aggregate liabilities, if any, arising from such proceedings would not have a material adverse effect on Huntington's consolidated financial position.



                         SECURITY NATIONAL CORPORATION

GENERAL

         Security National is a bank holding company incorporated under the laws of the state of Delaware on May 19, 1987. Security National currently operates one wholly owned subsidiary, Security Bank. Security Bank is a commercial bank chartered by the OCC. Security Bank's deposits are insured to the extent permitted by law by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund (the "BIF"). Security Bank is a member of the Federal Reserve System and Security National is regulated by the Federal Reserve Board. See "GOVERNMENT REGULATION".

         Security Bank's primary focus is to engage in commercial banking, serving small to middle sized businesses, professionals, the title and escrow industry, business entrepreneurs, and high net worth individuals. Security Bank's customers are primarily in the Central Florida area and are served through the six offices of Security Bank located in Orange, Seminole, Osceola, Volusia, and Brevard counties. While Security Bank does not actively solicit the broad-based retail banking market, consumer banking services are offered, primarily to the officers and customers of its commercial customers. Security Bank has no customer deposit relationship that averaged more than 5% of total deposits during 1994. Security National believes that there is no single customer whose loss would have a material adverse effect on Security National.

         All of Security National's revenues and expenses are derived from banking operations associated with lending and investment activities, and deposit and borrowing activities.


LENDING AND INVESTMENT ACTIVITIES

         General. Security Bank makes secured and unsecured commercial loans, real estate loans, and consumer loans. Security Bank also issues letters of credit on behalf of its customers and maintains an investment portfolio of marketable U.S. government securities and corporate debt obligations. All lending and investment activities are governed by established policies approved by Security Bank's Board of Directors.

         Lending Area. Although Security Bank is legally authorized to make loans throughout the United States, it has established as a matter of policy a lending area that includes the five counties in which it has offices. The policy anticipates that the majority of loans made would originate from the borrowers in Orange, Seminole, Osceola, Volusia, and Brevard counties.

         Loan Approval Authorities. Security Bank's Board of Directors has prescribed procedures for the review and approval of loan applications which vary with the nature and size of the loans. Generally, loans up to $250,000 may be approved by designated officers without prior approval of the Loan Committee. Loans in excess of this amount must be approved by the Loan Committee, a majority of whose members are outside directors. The approval authorities are based upon borrower's aggregate lending relationship with Security Bank. In addition, Security Bank has established an internal limit on total indebtedness to one borrower of $1,250,000. This limit is significantly more conservative than the legal limitation on loans to one borrower.

         Loan Originations, Purchases, and Sales. Security Bank originates loans for its own portfolio. From time-to-time Security Bank sells participation interests in its loans to correspondent banks. Generally these sales arise on larger credits where the total loan amount exceeds lending limitations. Such sales are generally done at par with no gain or loss recognized on the sale transaction.

         Fee Income From Lending. Security Bank realizes both interest income and fee income from its lending activities. Loan origination fees are calculated as a percentage of the principal amount of the loan and are charged to the borrower by Security Bank for making the loan. In addition, as part of the loan application, the borrower generally pays Security Bank for its out-of-pocket costs related to the application (such as credit investigation, recording fees and appraisal fees). Security Bank also receives loan fees, and service charges on certain existing loans including late charges and assumption fees. Security Bank's treatment of loan fees has followed generally accepted accounting principles ("GAAP"). Since Security Bank opened in 1986, it has adopted Statement of Financial Accounting Standards No. 91, "Accounting for Non-Refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases". This statement requires that loan fees, net of direct loan origination costs, be recognized into income over the life of each loan as a yield adjustment.

          Investments. Security Bank maintains an investment portfolio of high grade marketable securities as a means of maintaining liquidity and maximizing earnings. Security Bank's investment policy limits the purchase of securities to those obligations issued or fully guaranteed by the United States Government, certain federal agency obligations, time deposits and certificates of deposit issued by insured financial institutions, and other specified "investment grade" securities. Security Bank's Board of Directors has defined investment grade securities as securities rated in one of the three highest categories. Security Bank purchases investment securities that are suitable to be held to maturity. Security Bank has not established a trading account and does not engage in trading activities. Security National has the ability to hold its securities until maturity and management's policy has been to hold such securities on a long-term basis or until maturity. Conditions that may require the sale of investment securities include a deterioration of investment quality, the need to change the maturity structure of the investment portfolio, or the need to raise cash for liquidity purposes.


DEPOSIT AND BORROWING ACTIVITIES

         General. Deposits are the primary source of Security Bank's funds for use in lending and for other purposes. In addition to deposits, Security Bank derives funds from loan repayments and from other borrowings, generally Treasury Tax and Loan note account balances and Federal Funds purchased. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions.

         Deposits. Security Bank offers demand interest bearing and non-interest bearing accounts, money market accounts, and time deposits (certificates of deposit) of varying terms and interest rates.

         Other Services. In addition to deposit accounts, Security Bank offers other services related to deposit and borrowing activities. These include cash management services, night depository, travelers' cheques, cashiers' checks, savings bonds, automated teller machines, banking by mail, domestic collections, and wire transfers. Security Bank is a member of the HONOR ATM network which allows its customers to utilize the convenience of larger ATM networks. Security Bank does not offer trust services.


COMPETITION

         Security National and its national bank subsidiary face vigorous competition from a number of sources, including other bank holding companies and commercial banks, thrift institutions, other financial institutions and financial intermediaries. Regional interstate banking laws and other federal and state laws have resulted in increased competition from both conventional banking institutions and other businesses offering financial services and products.

Many of the financial institutions operating in Florida are engaged in local, regional, national, and international operations and have significantly more assets, capital, and personnel than Security National.

         To compete, Security National relies upon specialized services, responsive handling of customer needs, and personal contacts by its officers, directors, and staff. The large multi-branch banks compete primarily by rate and location of branches and smaller independent financial institutions tend to compete primarily by rate.


EMPLOYEES

         As of December 31, 1994, Security National had 55 full-time equivalent employees. Management considers its relations with its employees to be very good. Security National's employees are not represented by any collective bargaining group.


DESCRIPTION OF PROPERTY

         Security National or Security Bank own the real estate properties occupied by Security Bank and its branches. The Company's executive offices are located in the Maitland, Florida facility. The real estate had a net tangible book value of $6.2 million at December 31, 1994. The real estate holdings consist of the following:



            ADDRESS                              YEAR OPENED                                 DESCRIPTION
- ---------------------------------            -------------------            -----------------------------------------------
Main Office:
   253 North Orlando Avenue
   Maitland, Florida 32751                          1986                      14,000 square-foot, three story bank building

Kissimmee Office:
  100 Park Place Boulevard
  Kissimmee, Florida 34741                          1988                      10,000 square-foot, two story bank building

Altamonte Springs Office:
  360 West State Road 436
  Altamonte Springs,Florida 32714                   1988                      6,000 square-foot, single story bank building

Melbourne Office:
  685 South Babcock Street
  Melbourne, Florida 32901                          1989                      6,000 square foot, single story bank building

Sanford Office:
  201 North Park Avenue
  Sanford, Florida  32771                           1992                      2,300 square-foot, single story bank building

Orange City Office:
  884 Saxon Boulevard
  Orange City, Florida 32763                        1992                      2,800 square-foot, single story bank building




LEGAL PROCEEDINGS

         Security National is not a party to any pending legal proceedings, other than routine litigation incidental to its business activities.

PRINCIPAL AND MANAGEMENT SHAREHOLDERS

         The following table sets forth (i) the name and address of each person known by Security National to beneficially own more than 5% of the outstanding shares of Security National Common Stock and the name of each of Security National's directors and the two most highly compensated officers whose cash compensation exceeds $100,000; (ii) the number and percent of shares of Security National Common Stock owned by each such person and by all directors and executive officers of Security National as a group as of December 31, 1994; and
(iii) the estimated number of shares of Huntington Common Stock each such person or group is expected to receive as a result of the Merger (assuming that such persons do not exercise their appraisal rights), calculated by multiplying the number of shares of Security National Common Stock beneficially owned by such person or group by the Estimated Exchange Ratio of 1.4706 shares of Huntington Common Stock for each share of Security National Common Stock.




                                                            SECURITY NATIONAL COMMON STOCK
                                                  ---------------------------------------------------      HUNTINGTON COMMON
                                                       SHARES BENEFICIALLY               PERCENT          STOCK EXPECTED TO BE
            NAME OF BENEFICIAL OWNER                        OWNED(1)                      OWNED            BENEFICIALLY OWNED
- ----------------------------------------          -----------------------------     -----------------     --------------------
J. Albert Burnett
     Principal Shareholder
     1025 Anchorage Court
     Winter Park, Florida  32789                            161,748   (2)                 10.7%                 237,866

Lee Chira
     Director
     255 South Orange Avenue, Suite 1344
     Orlando, Florida  32801                                 80,000                        5.3%                 117,648

Mary Demetree
     Director                                                20,000                        1.3%                  29,412

Stephen F. Foreman
     Director                                                40,000                        2.6%                  58,824

John J. Jennings
     Director                                                45,329                        3.0%                  66,660

Mitchel J. Laskey
     Director                                                12,000                        0.8%                  17,647

Fred L. MacLeod
     Director                                                16,000                        1.1%                  23,529

Gerald R. McGratty, Jr.
     Director                                                11,851   (3)                  0.8%                  17,428

Bert E. Roper
     Chairman of the Board                                   32,617   (4)                  2.2%                  47,966

Jeffrey C. Schenck
     Director                                                40,100   (5)                  2.7%                  58,971

Michael W. Sheffey
     President, Chief Executive Officer, and
     Director                                                60,307   (6)                  3.8%                  88,687

Benjamin P. Sibley
     Director                                                18,291                        1.2%                  26,898

Phillip L. Tasker
     Executive Vice President and Director                   38,026   (7)                  2.5%                  55,921


All Directors and Executive Officers
     as a group (12 in group)                               414,521                       16.8%                 609,594


(1) Under applicable Commission regulations, shares are considered to be beneficially owned by a person as of a particular date if such person either (i) directly or indirectly has or shares the power to vote or dispose of the shares, whether or not such person has any economic interest in the shares, or
     (ii) has the right to acquire such shares within 60 days of the particular date. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares reported.

(2) Includes 86,042 shares held in trust, with Mr. Burnett having sole investment and voting powers over these shares, and 75,705 shares held by Contemporary Sales, Inc., in which Mr. Burnett is a director and executive officer.

(3)  Consists of shares held in Mr. McGratty's retirement account.

(4) Consists of shares held in trust, with Mr. Roper having sole investment and voting powers over these shares.

(5) Includes 40,000 shares held by Schenck Company in which Mr. Schenck is a director and executive officer.

(6) Includes 726 shares held in Mr. Sheffey's IRA and 59,000 shares which could have been acquired upon the exercise of stock options exercisable within 60 days of December 31, 1994.

(7) Includes 819 shares held in Mr. Tasker's IRA and 37,000 shares which could have been acquired upon the exercise of stock options exercisable within 60 days of December 31, 1994.

(8) Includes 96,000 shares which could have been acquired upon the exercise of stock options exercisable within 60 days of December 31, 1994.


 MARKET FOR SECURITY NATIONAL COMMON STOCK AND RELATED SHAREHOLDER MATTERS

          There is no active trading market for Security National Common Stock, although transactions do occur from time to time. To the knowledge of Security National management, all transactions in Security National Common Stock are negotiated on a private basis and quotations for such stock are not published.

         The following table sets forth the cash dividends declared on shares of Security National Common Stock during the periods indicated.




                                                                     DIVIDENDS PER SHARE
                                                                     -------------------
                  Year ended December 31, 1992................              $0.10

                  Year ended December 31, 1993................              $0.20

                  Year ended December 31, 1994................              $0.50

                  January 1, 1995 through March 1, 1995.......              $0.00



         The holders of Security National Common Stock are entitled to dividends when, as, and if declared by the Board of Directors of Security National out of funds legally available therefor. Security National's ability to pay dividends is subject to, among other things, Delaware law and Security National's income. Although the only source of income on which to base the payment of such dividends is the income produced by Security Bank, Security National has had sufficient cash for the payment of dividends in the past without the need for Security Bank to pay a dividend to Security National. The payment of dividends by Security Bank is subject to various regulatory restrictions. See "GOVERNMENT REGULATION - DIVIDEND RESTRICTIONS".

                             GOVERNMENT REGULATION

         To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to such statutory or regulatory provisions.


GENERAL

         As registered bank holding companies, Huntington and Security National are subject to the supervision of the Federal Reserve Board and are required to file with the Federal Reserve Board reports and other information regarding their business operations and the business operations of their subsidiaries. Each of them is also subject to examination by the Federal Reserve Board and required to obtain Federal Reserve Board approval prior to acquiring, directly or indirectly, ownership or control of voting shares of any bank, if, after such acquisition, it would own or control more than 5% of any class of the voting stock of such bank. In addition, pursuant to federal law and regulations promulgated by the Federal Reserve Board, both Huntington and Security National may only engage in, or own or control companies that engage in, activities deemed by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto. Prior to engaging in most new business activities, both Huntington and Security National must obtain approval from the Federal Reserve Board. Because of its ownership of thrift institutions, Huntington is also regulated as a savings and loan holding company by the OTS.

         The bank subsidiaries of both Huntington and Security National have deposits insured by the BIF of the FDIC, and are subject to supervision, examination, and regulation by the OCC, if a national bank, or by state banking authorities and either the FDIC or the Federal Reserve Board, if a state-chartered bank. Certain deposits of certain of Huntington's bank subsidiaries were acquired from savings associations and are insured by the Savings Association Insurance Fund ("SAIF"). The deposits to be acquired by The Huntington National Bank of Florida (formerly Security Bank) from HFSB in connection with the Subsidiary Merger will, in accordance with Oakar procedures, also continue to be insured by SAIF. Huntington's thrift subsidiaries, including HFSB, are regulated primarily by the OTS. Huntington's nonbank subsidiaries are also subject to supervision, examination, and regulation by the Federal Reserve Board and examination by applicable federal and state banking agencies. In addition to the impact of federal and state supervision and regulation, the subsidiaries of Huntington and Security National are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.


HOLDING COMPANY STRUCTURE

         The depository institution subsidiaries of both Huntington and Security National are subject to affiliate transaction restrictions under federal law which limit the transfer of funds by the subsidiary banks and thrifts to their respective parents and any nonbank subsidiaries of the parent, whether in the form of loans, extensions of credit, investments, or asset purchases. Such transfers by any subsidiary bank or thrift to its parent corporation or to any nonbank subsidiary of the parent are limited in amount to 10% of the institution's capital and surplus and, with respect to such parent and all such nonbank subsidiaries of the parent, to an aggregate of 20% of any such institution's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts. In addition, all affiliate transactions must be conducted on terms and under circumstances that are substantially the same as such transactions with unaffiliated entities. Under applicable regulations, at December 31, 1994, approximately $162 million was available for loans to Huntington from its subsidiary banks and thrifts and approximately $1.6 million was available for loans to Security National from Security Bank.

         The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. Under the source of strength doctrine, the Federal Reserve Board may require a bank holding company to make capital injections into a troubled subsidiary bank, and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. This capital injection may be required at times when either Huntington or Security National may not have the resources to provide it. Any loans by a holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. Moreover, in the event of a bank or thrift holding company's bankruptcy, any commitment by such holding company to a federal bank or thrift regulatory agency to maintain the capital of a subsidiary bank or thrift will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         In 1989, the United States Congress passed comprehensive financial institutions legislation known as the Financial Institutions Reform, Recovery, and Enforcement Act ("FIRREA"). Among other things, FIRREA established a new principle of liability on the part of depository institutions insured by the FDIC for any losses incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution, or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. Accordingly, in the event that any insured bank or thrift subsidiary of Huntington causes a loss to the FDIC, other bank and thrift subsidiaries of Huntington could be required to compensate the FDIC by reimbursing to it the amount of such loss, and such reimbursement could cause a loss of Huntington's investments in such subsidiaries. These provisions do not directly affect Security National as long as it has only one bank subsidiary.

         Federal law permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of shareholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed shareholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to the subsidiary banks chartered by such states. Huntington and Security National, as the sole shareholder of their respective subsidiary banks, are subject to such provisions. Moreover, under legislation that became effective August 10, 1993, the claims of a receiver of an insured depository institution for administrative expenses and the claims of holders of deposit liabilities of such an institution are accorded priority over the claims of general unsecured creditors of such an institution in the event of liquidation or other resolution of such institution. As a result of such legislation, claims of a receiver for administrative expenses and claims of holders of deposit liabilities of Huntington's and Security National's respective depository subsidiaries (including the FDIC, as subrogee of such holders) would receive priority over the holders of notes and other senior debt of such subsidiaries in the event of liquidation or other resolution and over the interests of Huntington and Security National as sole shareholder of their respective subsidiaries.


DIVIDEND RESTRICTIONS

         Dividends from subsidiary banks and thrifts are a significant source of funds for payment of dividends to Huntington's and Security National's shareholders. There are, however, statutory limits on the amount of dividends a depository institution subsidiary can pay to its parent without regulatory approval.

         National banks may not pay a dividend in an amount greater than such bank's undivided profits. In addition, the prior approval of the OCC is required for the payment of a dividend by a national bank if the total of all dividends declared by the bank in a calendar year would exceed the total of its net income for the year combined with its retained net income for the two preceding years. The OTS also imposes limits on capital distributions by thrift institutions that generally allow dividends up to the amount of an institution's current net income during a calendar year and up to one-half of its capital in excess of its regulatory requirements, depending upon the institution's level of capital compliance. Under these provisions and in accordance with the above-described formulas, Huntington's subsidiary banks and thrifts could, without regulatory approval, declare dividends in 1995 to Huntington of approximately $224 million plus an additional amount equal to their net income during 1995, and Security Bank could, without regulatory approval, declare dividends in 1995 of approximately $4.7 million plus an additional amount equal to its net income during 1995.

         If, in the opinion of the applicable regulatory authority, a bank or thrift under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank or thrift, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC, and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings.


FDIC INSURANCE

         The level of deposit insurance premiums affects the profitability of subsidiary banks and thrifts and thus the potential flow of dividends to parent companies. The FDIC has the authority to raise the insurance premiums for institutions in the BIF or the SAIF to a level necessary to achieve a target reserve level of 1.25% of insured deposits within not more than 15 years. Changes in the fundamental features of the system of assessing insurance premiums are also possible. In October 1994, the FDIC issued an advance notice of proposed rule making seeking public comment on a possible redefinition of the base on which insurance premiums are calculated. Such redefinition could have a significant effect on individual institutions. In addition, the FDIC has the authority to impose special assessments in certain circumstances. See "GOVERNMENT REGULATION - DIVIDEND RESTRICTIONS."

         Under the risk-based insurance assessment system that became effective January 1, 1994, the FDIC places each insured depository institution in one of nine risk categories based on its level of capital and other relevant information (such as supervisory evaluations). See "GOVERNMENT REGULATION
- -CAPITAL REQUIREMENTS." Assessment rates for deposit insurance premiums currently range from 0.23% to 0.31%, depending on the assessment category into which the insured institution is placed. The FDIC proposed in February 1995 to widen the range for BIF insured institutions to 0.04% for banks in the best risk classification to 0.31% for banks in the riskiest classification, effective at a point, expected to be early in the second half of 1995, when the 1.25 percent target reserve level for the BIF is attained. The FDIC also proposed to maintain the current range of assessment rates for the SAIF. The insured depository subsidiaries of Huntington and Huntington Florida, and Reliance, are all subject to the risk-based assessment system.


CAPITAL REQUIREMENTS

         The Federal Reserve Board has issued risk-based capital ratio and leverage guidelines for bank holding companies, such as Huntington and Security National. All of Huntington's and Security National's depository institution subsidiaries are subject to substantially similar capital requirements adopted by applicable regulatory agencies. The risk-based capital ratio guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among financial institutions, takes off-balance sheet exposures into explicit account in assessing capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. Under the guidelines and related policies, bank holding companies, banks, and thrifts must maintain capital sufficient to meet both a risk-based asset ratio test and leverage ratio test on a consolidated basis. The risk-based ratio is determined by allocating assets and specified off-balance sheet commitments into four weighted categories, with higher weighting being assigned to categories perceived as representing greater risk. A financial institution's capital is then divided by total risk-weighted assets to yield the risk-based ratio. The leverage ratio is determined by relating core capital (as described below) to total assets adjusted as specified in the guidelines.

         Generally, under the applicable guidelines, the financial institution's capital is divided into two tiers. "Tier 1", or core capital, includes common equity, noncumulative perpetual preferred stock (excluding auction rate issues), and minority interests in equity accounts of consolidated subsidiaries, less goodwill and, with certain limited exceptions, all other intangible assets. Bank holding companies, however, may include cumulative perpetual preferred stock in their Tier 1 capital, up to a limit of 25% of such Tier 1 capital. "Tier 2", or supplementary capital, includes, among other things, cumulative and limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan losses, subject to certain limitations. "Total capital" is the sum of Tier 1 and Tier 2 capital.

         The Federal Reserve Board and the other federal banking regulators require that all intangible assets, with certain exceptions, be deducted from Tier 1 capital. Under the Federal Reserve Board's rules, the only types of intangible assets that may be included in (i.e., not deducted from) a bank holding company's capital are readily marketable purchased mortgage servicing rights ("PMSRs") and purchased credit card relationships ("PCCRs"), provided that, in the aggregate, the total amount of PMSRs and PCCRs included in capital does not exceed 50% of Tier 1 capital. PCCRs are subject to a separate sublimit of 25% of Tier 1 capital. The amount of PMSRs and PCCRs that a bank holding company may include in its capital is limited to the lesser of (i) 90% of such assets' fair market value (as determined under the guidelines), or (ii) 100% of such assets' book value, each determined quarterly. Identifiable intangible assets (i.e., intangible assets other than goodwill) other than PMSRs and PCCRs, including core deposit intangibles, acquired on or before February 19, 1992 (the date the Federal Reserve Board issued its original proposal for public comment), generally will not be deducted from capital for supervisory purposes, although they will continue to be deducted for purposes of evaluating applications filed by bank holding companies.

         Under the risk-based guidelines, financial institutions are required to maintain a risk-based ratio of 8%, of which 4% must be Tier 1 capital. The appropriate regulatory authority may set higher capital requirements when an institution's particular circumstances warrant.

         Under the leverage guidelines, financial institutions that meet certain specified criteria, including excellent asset quality, high liquidity, low interest rate exposure, and the highest regulatory rating, are required to maintain a minimum leverage ratio of 3%. Financial institutions not meeting these criteria are required to maintain a leverage ratio which exceeds 3% by a cushion of at least 100 to 200 basis points.

         The guidelines also provide that financial institutions experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels. Furthermore, the Federal Reserve Board's guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of an institution's Tier 1 capital, less all intangibles, to total assets, less all intangibles.

         Failure to meet applicable capital guidelines could subject the financial institution to a variety of enforcement remedies available to the federal regulatory authorities, including limitations on the ability to pay dividends, the issuance by the regulatory authority of a capital directive to increase capital, and the termination of deposit insurance by the FDIC, as well as to the measures described under "FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991" as applicable to undercapitalized institutions.

         As of December 31, 1994, the Tier 1 risk-based ratio, total risk-based ratio, and total assets leverage ratios for Huntington and Security National were as follows:



                                                                              HUNTINGTON
                                                               --------------------------------------
                                                                                          PRO              SECURITY
                                               REQUIREMENT         HISTORICAL           FORMA(1)           NATIONAL
                                           ------------------  ------------------  ------------------  ---------------
Tier 1 Risk-Based Ratio.................         4.00%                9.55%               9.65%             23.59%
Total Risk-Based Ratio..................         8.00%               13.57%              13.62%             24.82%
Tier 1 Leverage Ratio...................         3.00%                7.99%               8.04%             10.75%


- ------------------

(1) Includes Huntington, Security National, and Reliance on a pro forma combined basis.

         As of December 31, 1994, all of Huntington's bank and thrift subsidiaries and Security Bank had capital in excess of all applicable requirements.

         The Federal Reserve Board, the OCC, and the FDIC proposed in September 1993 to revise their risk-based capital requirements to ensure that such requirements provide for explicit consideration by commercial banks of interest rate risk. It is anticipated that the regulatory agencies will issue a revised proposed rule for further public comment. Pending such revised proposal, Huntington's and Security National's managements cannot determine what effect, if any, an interest rate risk component would have on the capital of their subsidiary commercial banks.

         The OTS has adopted an amendment to its risk-based capital requirements that, effective July l, 1994, requires savings institutions with more than a normal level of interest rate risk to maintain additional total capital. Huntington has determined that its thrift subsidiaries would not be deemed to have more than normal level of interest rate risk as defined under the OTS rule and believes that the rule will not require any of such institutions to increase total capital.


FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

         In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the regulatory and funding provisions of the Federal Deposit Insurance Act and made revisions to several other federal banking statutes.

         Among other things, FDICIA requires federal banking regulatory authorities to take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. For these purposes, FDICIA established five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized."

         The various federal banking regulatory agencies have adopted regulations to implement the prompt corrective action provisions of FDICIA. Among other things, the regulations define the relevant capital measures for the five capital categories. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a Tier 1 leverage ratio of 5% or greater and is not subject to a regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure. An institution is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater, and, generally, a Tier 1 leverage ratio of 4% or greater and the institution does not meet the definition of a "well capitalized" institution. An institution that does not meet one or more of the "adequately capitalized" tests is deemed to be "undercapitalized". If the institution has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3%, or a leverage ratio that is less than 3%, it is deemed to be "significantly undercapitalized". Finally, an institution is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%.

         FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a cash dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized institutions are subject to growth limitations and are required to submit a capital restoration plan. If any depository institution subsidiary is required to submit a capital restoration plan, its parent company would be required to provide a limited guarantee regarding compliance with the plan as a condition of approval of such plan by the appropriate federal banking agency. If an undercapitalized institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. Significantly undercapitalized institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions may not, beginning 60 days after becoming critically undercapitalized, make any payment of principal or interest on their subordinated debt. In addition, critically undercapitalized institutions are subject to appointment of a receiver or conservator within 90 days of becoming critically undercapitalized.

          Under FDICIA, a depository institution that is not well capitalized is generally prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market. Huntington expects that the FDIC's brokered deposit rule will not adversely affect the ability of its depository institution subsidiaries to accept brokered deposits. Under the regulatory definition of brokered deposits, as of December 31, 1994, Huntington's bank subsidiaries had brokered deposits of $56.7 million, compared to $34.3 million as of December 31, 1993. Security Bank does not have brokered deposits.

         FDICIA, as amended, directs that each federal banking regulatory agency prescribe standards, by regulation or guideline, for depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, asset quality, earnings, and stock valuation. The Federal Reserve Board has adopted a regulation in the form of guidelines covering most of these items, and other federal banking regulatory agencies are expected to adopt identical regulations shortly. Huntington believes that the regulations and guidelines will not have a material effect on the operations of its depository institution subsidiaries.


RECENT DEVELOPMENTS

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, enacted in September 1994, provides for nationwide interstate banking and branching. Under the law, interstate acquisitions of banks or bank holding companies in any state by bank holding companies in any other state will be permissible one year after enactment. Interstate branching and consolidations of existing bank subsidiaries in different states will be permissible beginning June 1, 1997. The permissibility of consolidations and branching may be accelerated by "opt-ins" by individual states. A state may also, until June 1, 1997, adopt legislation to "opt-out" of interstate branching and consolidations, but in that event the state's own banks become ineligible to branch into, or consolidate their operations, in other states.

         The Riegle Community Development and Regulatory Improvement Act of 1994, also enacted in September 1994, made several changes in existing law affecting bank holding companies, including a reduction in the minimum post-approval antitrust review waiting period for depository institution mergers and acquisitions, and the substitution of a notice for an application when a bank holding company proposes to engage in, or acquire a company to engage in, nonbank activities.


                                   EXPERTS

         The consolidated financial statements of Huntington at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Security National included herein have been audited by Price Waterhouse LLP, independent certified public accountants, as set forth in their report thereon included herein in. Such consolidated financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                 LEGAL OPINIONS

         The validity of the Huntington Common Stock to be issued to Security National shareholders pursuant to the Merger and certain other legal matters in connection with the Merger will be passed upon for Huntington by Porter, Wright, Morris & Arthur, Columbus, Ohio. As of December 31, 1994, members of such firm participating in the representation of Huntington on this matter beneficially owned an aggregate of 16,298 shares of Huntington Common

Stock. Certain legal matters in connection with the Merger will be passed on for Security National by Smith, Mackinnon, Harris, Greeley, Bowdoin & Edwards P.A., Orlando, Florida. As of December 31, 1994, members of such firm beneficially owned an aggregate of 5,000 shares of Security National Common Stock.


                                 OTHER MATTERS

         As of the date of this Proxy Statement/Prospectus, management of Security National knows of no business other than that described in this Proxy Statement/Prospectus that will come before the meeting. Should any other matters properly come before the Special Meeting, the proxy in the enclosed form confers upon the person or persons designated to vote the shares discretionary authority to vote the same with respect to any such other matter in accordance with their best judgment.


                                      INDEX TO FINANCIAL STATEMENTS
                                                                                                             Page
CONSOLIDATED FINANCIAL STATEMENTS OF HUNTINGTON

         Report of Independent Certified Public Accountants - Ernst & Young LLP...........................    F-1

         Consolidated Balance Sheets as of December 31, 1994 and 1993.....................................    F-2

         Consolidated Statements of Income for the Years Ended
              December 31, 1994, 1993, and 1992...........................................................    F-3

         Consolidated Statements of Changes in Shareholders' Equity for the
              Years Ended December 31, 1994, 1993, and 1992...............................................    F-4

         Consolidated Statements of Cash Flows for the Years Ended
              December 31, 1994, 1993, and 1992...........................................................    F-5

         Notes to Consolidated Financial Statements ......................................................    F-6

         Management's Discussion and Analysis of Financial Condition and
              Results of Operations.......................................................................    F-19

         Consolidated Average Balances and Interest Rates.................................................    F-35


CONSOLIDATED FINANCIAL STATEMENTS OF SECURITY NATIONAL AND SUBSIDIARY

         Report of Independent Certified Public Accountants - Price Waterhouse LLP........................    F-37

         Consolidated Balance Sheets as of December 31, 1994 and 1993.....................................    F-38

         Consolidated Statements of Income for the Years Ended
              December 31, 1994, 1993, and 1992...........................................................    F-39

         Consolidated Statements of Changes in Shareholders' Equity for the
              Years Ended December 31, 1994, 1993, and 1992...............................................    F-40

         Consolidated Statements of Cash Flows for the Years Ended
              December 31, 1994, 1993, and 1992...........................................................    F-41

         Notes to Consolidated Financial Statements ......................................................    F-42

         Management's Discussion and Analysis of Financial Condition and
              Results of Operations.......................................................................    F-54


REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
To The Board of Directors And Shareholders
Huntington Bancshares Incorporated

     We have audited the accompanying consolidated balance sheets of Huntington Bancshares Incorporated and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Huntington Bancshares Incorporated and Subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.


                                        /s/ Ernst & Young LLP

Columbus, Ohio
January 11, 1995

CONSOLIDATED BALANCE SHEETS

- --------------------------------------------------------------------------------
                                  Huntington
                                  Bancshares
                                  Incorporated
- --------------------------------------------------------------------------------

(IN THOUSANDS OF DOLLARS)                                   DECEMBER 31,              1994            1993
                                                                                 ------------    ------------
ASSETS
Cash and due from banks ......................................................   $    885,327    $    704,007
Interest bearing deposits in banks ...........................................          3,059          12,610
Trading account securities ...................................................          9,427          21,964
Federal funds sold and securities purchased under resale agreements ..........          5,329          41,072
Mortgages held for sale ......................................................        138,997       1,032,338
Securities available for sale -- at fair value in 1994; fair value in
  1993 of $3,947,751 .........................................................      3,304,493       3,840,064
Investment securities -- fair value $474,147 and $373,567, respectively ......        475,692         359,345
Total loans ..................................................................     12,264,436      10,953,928
  Less allowance for loan losses .............................................        200,492         211,835
                                                                                 ------------    ------------
Net loans ....................................................................     12,063,944      10,742,093
                                                                                 ------------    ------------
Premises and equipment .......................................................        288,793         290,218
Customers' acceptance liability ..............................................         53,883          48,603
Accrued income and other assets ..............................................        541,696         526,393
                                                                                 ------------    ------------
TOTAL ASSETS .................................................................   $ 17,770,640    $ 17,618,707
                                                                                 ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits
  Non-interest bearing .......................................................   $  2,169,095    $  2,068,515
  Interest bearing ...........................................................      2,646,785       2,808,951
Savings deposits .............................................................      2,227,406       2,716,553
Certificates of deposit of $100,000 or more ..................................        605,763         674,349
Other domestic time deposits .................................................      3,909,061       3,412,685
Foreign time deposits ........................................................        406,957         363,637
                                                                                 ------------    ------------
  Total deposits .............................................................     11,965,067      12,044,690
                                                                                 ------------    ------------
Short-term borrowings ........................................................      2,898,201       3,195,463
Bank acceptances outstanding .................................................         53,883          48,603
Long-term debt ...............................................................      1,214,052         762,310
Accrued expenses and other liabilities .......................................        227,617         243,004
                                                                                 ------------    ------------
  Total Liabilities ..........................................................     16,358,820      16,294,070
                                                                                 ------------    ------------
Shareholders' equity
  Preferred stock -- authorized 6,617,808 shares; none outstanding
  Common stock -- without par value; authorized 200,000,000 shares;
    issued and outstanding -- 131,119,504 and 104,410,737 shares, respectively        912,318         902,107
  Less 904,739 and 608,032 treasury shares, respectively .....................        (16,577)        (15,290)
  Capital surplus ............................................................        215,084         216,168
  Net unrealized losses on securities available for sale .....................        (63,289)             --
  Retained earnings ..........................................................        364,284         221,652
                                                                                 ------------    ------------
  Total Shareholders' Equity .................................................      1,411,820       1,324,637
                                                                                 ------------    ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ...................................   $ 17,770,640    $ 17,618,707
                                                                                 ============    ============

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

- --------------------------------------------------------------------------------
                                  Huntington
                                  Banchsares
                                 Incorporated
- --------------------------------------------------------------------------------

(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)             YEAR ENDED DECEMBER 31,

                                                            1994           1993           1992
                                                        ------------   ------------   ------------
Interest and fee income
  Loans .............................................   $    975,604   $    896,932   $    872,308
  Investment securities
    Taxable .........................................         17,849        173,247        233,676
    Tax-exempt ......................................         13,663         20,268         20,155
  Securities available for sale .....................        180,745         81,548         11,043
  Mortgages held for sale ...........................         25,886         60,188         55,076
  Trading account ...................................            716            413          1,137
  Other .............................................          5,258          3,715          8,891
                                                        ------------   ------------   ------------
    TOTAL INTEREST INCOME ...........................      1,219,721      1,236,311      1,202,286
                                                        ------------   ------------   ------------
Interest expense
  Deposits ..........................................        294,780        317,545        409,798
  Short-term borrowings .............................        106,646         89,444         72,967
  Long-term debt ....................................         62,245         33,122         22,081
                                                        ------------   ------------   ------------
  TOTAL INTEREST EXPENSE ............................        463,671        440,111        504,846
                                                        ------------   ------------   ------------
  NET INTEREST INCOME ...............................        756,050        796,200        697,440
                                                        ------------   ------------   ------------
Provision for loan losses ...........................         15,284         79,294         81,562
                                                        ------------   ------------   ------------
  NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        740,766        716,906        615,878
                                                        ------------   ------------   ------------
Total non-interest income ...........................        235,360        305,778        250,139
Total non-interest expense ..........................        609,652        658,893        632,582
                                                        ------------   ------------   ------------
  INCOME BEFORE INCOME TAX EXPENSE ..................        366,474        363,791        233,435
Provision for income taxes ..........................        123,881        126,879         72,389
                                                        ------------   ------------   ------------
  NET INCOME ........................................   $    242,593   $    236,912   $    161,046
                                                        ============   ============   ============
PER COMMON SHARE(1)
  Net income ........................................   $       1.87   $       1.85   $       1.27
  Cash dividends ....................................   $        .72   $        .60   $        .50
AVERAGE COMMON SHARES OUTSTANDING ...................    129,723,581    128,313,640    126,425,920

See notes to consolidated financial statements.

(1) Restated for the five-for-four stock split distributed in July 1994.

CONSOLIDATED STATEMENTS OF CHANGES
IN SHAREHOLDERS' EQUITY
- --------------------------------------------------------------------------------
                                  Huntington
                                  Bancshares
                                 Incorporated
- --------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                                              NET UNREALIZED
                                         COMMON     COMMON    TREASURY   TREASURY   CAPITAL   GAINS (LOSSES) RETAINED
                                         SHARES     STOCK      SHARES     STOCK     SURPLUS   ON SECURITIES  EARNINGS       TOTAL
- -----------------------------------------------------------------------------------------------------------------------------------
BALANCE -- JANUARY 1, 1992 .............  77,197  $  634,031    (509) $   (9,018) $  203,062              $  190,235  $1,018,310
Net income .............................                                                                     161,046     161,046
Cash dividends declared
  ($.50 per share) .....................                                                                     (52,423)    (52,423)
Stock options exercised ................                         280       4,957      (1,655)                 (1,078)      2,224
Five-for-four stock split ..............  15,497                 (72)                                           (115)       (115)
Treasury shares purchased ..............                        (900)    (19,149)                                        (19,149)
Treasury shares sold:
  Shareholder dividend
    reinvestment plan ..................                         357       6,830         483                     (31)      7,282
  Employee stock purchase plan .........                         541      10,311       1,144                              11,455
Change in valuation allowance
  for marketable equity securities .....                                                                         141         141
Pre-merger transactions of pooled
  banks ................................   1,046         732                          9,569                   (9,403)        898
                                         -------  ----------  ------  ----------  ----------  ----------  ----------  ----------
BALANCE -- DECEMBER 31, 1992 ............ 93,740     634,763    (303)     (6,069)    212,603          --     288,372   1,129,669
                                         -------  ----------  ------  ----------  ----------  ----------  ----------  ----------
Stock issued for acquisitions ..........   1,972      42,052                                                              42,052
Net income .............................                                                                     236,912     236,912
Cash dividends declared ($.60 per
  share) ...............................                                                                     (68,064)    (68,064)
Stock options exercised ................                         336       8,278       1,049                  (6,897)      2,430
10% stock dividend .....................   8,479     224,544     (18)                                       (224,747)       (203)
Treasury shares purchased ..............                      (1,447)    (36,795)                                        (36,795)
Treasury shares sold:
  Shareholder dividend reinvestment
    plan ...............................                         408       9,561         353                     (59)      9,855
  Employee stock purchase plan .........                         416       9,735         691                    (117)     10,309
Conversion of convertible notes ........      36         346                                                                 346
Change in valuation allowance
  for marketable equity securities .....                                                                       1,098       1,098
Pre-merger transactions of pooled
   banks ...............................     184         402                          1,472                   (4,846)     (2,972)
                                         -------  ----------  ------  ----------  ----------  ----------  ----------  ----------
BALANCE -- DECEMBER 31, 1993 ............104,411     902,107    (608)    (15,290)    216,168          --     221,652   1,324,637
                                         -------  ----------  ------  ----------  ----------  ----------  ----------  ----------
Change in accounting method
  for securities .......................                                                      $   65,548       1,624      67,172
Stock issued for acquisition ...........     573       9,842   1,318      24,984      (2,026)                             32,800
Net income .............................                                                                     242,593     242,593
Cash dividends declared
  ($.72 per share) .....................                                                                     (93,176)    (93,176)
Stock options exercised ................                         290       6,625         775                  (5,669)      1,731
Five-for-four stock split ..............  26,088                (160)
Treasury shares purchased ..............                      (3,537)    (73,634)                                        (73,634)
Treasury shares sold:
  Shareholder dividend reinvestment
    plan ...............................                       1,159      26,635          30                  (2,151)     24,514
  Employee stock purchase plan .........                         633      14,103         137                    (589)     13,651
Conversion of convertible notes ........      48         369                                                                 369
Change in net unrealized gains (losses)
  on securities available for sale .....                                                        (128,837)               (128,837)
                                         -------  ----------  ------  ----------  ----------  ----------  ----------  ----------
BALANCE -- DECEMBER 31, 1994 ............131,120  $  912,318    (905) $  (16,577) $  215,084  $  (63,289) $  364,284  $1,411,820
                                         =======  ==========  ======  ==========  ==========  ==========  ==========  ==========


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF
CASH FLOWS

- ------------------------------------------------------------------------------------------------------------------------------------
                          Huntington
                          Bancshares
                          Incorporated
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)         YEAR ENDED DECEMBER 31,        1994           1993            1992
                                                             ------------   ------------   ------------
OPERATING ACTIVITIES
  Net Income .............................................   $   242,593    $   236,912    $   161,046
  Adjustments to reconcile net income to net cash
    provided by operating activities
    Provision for loan losses ............................        15,284         79,294         81,562
    Provision for other real estate ......................        (4,999)         1,051         52,253
    Provision for depreciation and amortization ..........        84,215        127,459         76,856
    Deferred income tax expense(benefit) .................        57,329        (30,412)       (26,014)
    Decrease(increase) in trading account securities .....        12,537        (20,681)         2,670
    Decrease(increase) in mortgages held for sale ........       893,341       (288,296)       (99,768)
    Net gains on sales of securities available for sale ..        (2,481)       (22,973)       (19,174)
    Net gains on calls and sales of investment securities           (113)        (4,216)       (17,158)
    (Increase)decrease in accrued income receivable .....           (247)         3,924        (13,817)
    Net increase in other assets .........................       (54,963)       (68,255)       (67,016)
    Decrease in accrued expenses .........................       (22,033)        (8,775)        (8,801)
    Net (decrease)increase in other liabilities .........        (41,018)        54,532         13,612
    Other ................................................           565          3,413          1,893
                                                             -----------    -----------    -----------
      NET CASH PROVIDED BY OPERATING ACTIVITIES ..........     1,180,010         62,977        138,144
                                                             -----------    -----------    -----------
INVESTING ACTIVITIES
  Decrease(increase) in interest bearing deposits in banks         9,551        152,077       (103,504)
  Proceeds from:
    Maturities of investment securities ..................        32,923        308,654        615,928
    Maturities of securities available for sale ..........       317,031        542,062         24,500
    Calls of investment securities .......................        53,104           --             --
    Sales of investment securities .......................          --          252,590        918,517
    Sales and calls of securities available for sale .....     2,316,843      2,306,111        991,360
  Purchases of:
    Investment securities ................................      (230,676)      (239,164)    (3,363,276)
    Securities available for sale ........................    (2,146,362)    (2,956,527)          --
  Net loan originations ..................................    (1,187,428)      (959,314)      (736,814)
  Proceeds from disposal of premises and equipment .......         1,200         13,035          1,360
  Purchases of premises and equipment ....................       (25,938)       (56,820)       (22,986)
  Proceeds from sales of other real estate ...............        44,484         24,169         23,698
  Net cash received(paid) from purchase/sale of subsidiary         2,670        (10,201)        17,346
                                                             -----------    -----------    -----------
    NET CASH USED FOR INVESTING ACTIVITIES ...............      (812,598)      (623,328)    (1,633,871)
                                                             -----------    -----------    -----------
FINANCING ACTIVITIES
  (Decrease)increase in total deposits ...................      (240,219)      (300,206)       471,758
  (Decrease)increase in short-term borrowings ............      (303,287)       517,008        911,969
  Net proceeds from issuance of long-term debt ...........       475,000        560,961        332,417
  Payment of long-term debt ..............................       (26,415)      (278,611)      (114,578)
  Dividends on common stock ..............................       (68,662)       (58,412)       (45,256)
  Acquisition of treasury stock ..........................       (73,634)       (36,795)       (19,149)
  Sales of treasury stock ................................        13,651         10,309         11,455
  Proceeds from exercise of stock options ................         1,731          2,430          2,224
  Pre-merger transactions of pooled banks ................          --           (2,972)        (5,544)
                                                             -----------    -----------    -----------
      NET CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES      (221,835)       413,712      1,545,296
                                                             -----------    -----------    -----------
      CHANGE IN CASH AND CASH EQUIVALENTS ................       145,577       (146,639)        49,569
      CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR .....       745,079        891,718        842,149
                                                             -----------    -----------    -----------
      CASH AND CASH EQUIVALENTS AT END OF YEAR ...........   $   890,656    $   745,079    $   891,718
                                                             ===========    ===========    ===========

NOTE: Huntington made interest payments of $451,694,000, $430,701,000, and $510,830,000 in 1994, 1993, and 1992, respectively. Federal income tax payments were $97,775,000 in 1994, $155,457,000 in 1993, and
        $93,717,000 in 1992.


See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
1. Accounting Policies

     BASIS OF PRESENTATION: The consolidated financial statements include the accounts of Huntington Bancshares Incorporated (Huntington) and its subsidiaries and are presented on the basis of generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Certain amounts in the prior year's financial statements have been reclassified to conform with the 1994 presentation. The reclassifications had no effect on net income.

     SECURITIES: Effective January 1, 1994, Huntington adopted Statement of Financial Accounting Standards No. 115 (FAS 115), "Accounting for Certain Investments in Debt and Equity Securities". Debt securities that Huntington has both the positive intent and ability to hold to maturity are classified as investments and are carried at amortized cost. Securities purchased with the intention of recognizing short-term profits are placed in the trading account and carried at fair value. Securities not classified as investments or trading are designated available-for-sale and carried at fair value. Unrealized gains and losses on securities classified as available-for-sale are carried as a separate component of shareholders' equity. Unrealized gains and losses on securities classified as trading are reported in earnings. The amortized cost of specific securities sold is used to compute the realized gain or loss at the date of sale.

     Prior to the adoption of FAS 115, if Huntington had the intent and the ability at the time of purchase to hold securities until maturity or on a long-term basis, they were classified as investment securities and reported at amortized cost. Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis were considered held for sale and carried at the lower of aggregate cost or market value, with net unrealized losses reflected in earnings. Marketable equity securities were also reported at the lower of aggregate cost or market value, with net unrealized losses reflected as a reduction of shareholders' equity.

     LOANS: Loans are stated at the principal amount outstanding, net of unearned discount. Interest on loans is recognized primarily on the accrual basis using the "simple interest" method. The accrual of interest income is discontinued when the collection of principal, interest, or both is doubtful. When interest accruals are suspended, interest income accrued in the current period is reversed.

     Huntington principally uses the financing method of accounting for lease contracts. Under this method, a receivable is recorded for the total amount of lease payments due; lease income, represented by the excess of the total contract receivable plus estimated residual value of the leased asset over the asset cost is recognized in decreasing amounts over the term of the contract, resulting in a level rate of return on the outstanding principal.

     Significant nonrefundable loan fees and certain loan origination costs are being amortized over the commitment period and/or the term of the loan as an adjustment to the yield.

     ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses reflects management's judgment as to the level considered appropriate to absorb potential losses inherent in the portfolio. This judgment is based on a review of individual loans, historical loss experience, economic conditions, portfolio trends, and other factors. The allowance is increased by provisions charged to earnings and reduced by charge-offs, net of recoveries.

     OTHER REAL ESTATE: Other real estate, acquired through partial or total satisfaction of loans, is included in other assets and carried at the lower of cost or fair value. At the date of acquisition, any losses are charged to the allowance for loan losses. Subsequent declines in fair value which are considered permanent or realized losses from disposition of the property are charged to the reserve for other real estate.

     PREMISES AND EQUIPMENT: Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the related assets. Estimated useful lives employed are on average 30 years for premises and 3 to 10 years for equipment.

     INCOME TAXES: The amounts provided for income taxes are based on the amounts of current and deferred taxes payable (or refundable) at the date of the consolidated financial statements. A deferred tax liability (or asset) is recognized for temporary differences that will result in net taxable or deductible amounts in future years when the temporary differences reverse.

     MORTGAGE BANKING ACTIVITIES: Mortgages held for sale are valued at the lower of cost or aggregate market value as determined by outstanding commitments from investors. The cost of purchased mortgage servicing rights is capitalized and amortized over the period of, and in proportion to, the related net servicing income to be generated from the various servicing portfolios acquired.

     Huntington performs evaluations of capitalized servicing rights, including excess servicing receivables arising from loans sold in the secondary market, comparing amortized cost to the estimated value of the discounted future net revenues on an aggregate basis. Adjustments to reduce amortized cost to estimated fair value are recorded as direct reductions in carrying value and are included in non-interest income or non-interest expense, as appropriate.

     PURCHASE BUSINESS COMBINATIONS: Net assets of entities acquired in transactions accounted for under the purchase method of accounting are recorded at estimated fair value at the date of acquisition. The excess of cost over the fair value of net assets acquired (goodwill) is being amortized over periods ranging from 15 to 25 years. Core deposits and other identifiable acquired intangible assets are amortized on an accelerated basis over their estimated useful lives.

     OFF-BALANCE SHEET FINANCIAL INSTRUMENTS: Off-balance sheet financial instruments used for trading purposes are recorded in the balance sheet at fair value as of the reporting date. Realized and unrealized changes in fair value are recognized in net trading income in the period in which the changes occur.

     Amounts receivable or payable under interest rate swap, interest rate cap/floor and forward delivery agreements used in connection with Huntington's asset/liability management activities are recognized as income or expense according to the nature of the designated on-balance sheet financial assets and liabilities. With the exception of

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

forward delivery contracts, amounts accrued under these agreements are included as a component of interest income or expense. Amounts receivable or payable on forward delivery contracts, which are used exclusively to manage interest rate risk on loans to be originated for resale in the secondary market, are included in non-interest income along with related mortgage banking activities. Gains and losses on qualifying hedges, consisting principally of interest rate futures, are deferred and recognized in income or expense in the period the hedged transaction occurs. Gains and losses from the early termination of interest rate swaps and other asset/liability management positions for which Huntington applies accrual accounting are also deferred and are amortized over the remaining term of the original contracts.

     CASH EQUIVALENTS: Cash equivalents are defined as "Cash and due from banks" and "Federal funds sold and securities purchased under resale agreements."

     EARNINGS PER SHARE: Per common share amounts have been calculated based upon the weighted average number of common shares outstanding in each period, as adjusted for the five-for-four stock split distributed in July 1994. The dilutive effects of unexercised stock options are not significant.

- --------------------------------------------------------------------------------
2.      RESTRICTIONS ON CASH AND DUE FROM BANKS

     The bank and thrift subsidiaries of Huntington are required to maintain reserve balances with the Federal Reserve Bank. During 1994, the average balances were $133,012,738.

- --------------------------------------------------------------------------------
3.      SECURITIES AVAILABLE FOR SALE

     In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Huntington adopted the provisions of the new standard for investments held as of or acquired after January 1, 1994. In accordance with the Statement, prior period financial statements have not been restated to reflect the change in accounting principle. The opening balance of shareholders' equity was increased by $67,172,000 (net of $36,170,000 in deferred income taxes) to reflect the net unrealized holding gains on securities classified as available-for-sale previously carried at the lower of amortized cost or market value.

     Amortized cost, unrealized gains and losses, and fair values of securities available for sale as of December 31, 1994 and 1993 were:

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                UNREALIZED
                                                                                          ---------------------
                                                                     AMORTIZED            GROSS           GROSS             FAIR
(IN THOUSANDS OF DOLLARS)                                              COST               GAINS           LOSSES            VALUE
- ------------------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1994
U.S. Treasury ..............................................        $  854,414        $      475        $   38,798        $  816,091
Federal Agencies
  Mortgage-backed securities ...............................           501,530             1,473            13,246           489,757
  Other agencies ...........................................         1,744,122               805            44,498         1,700,429
                                                                    ----------        ----------        ----------        ----------
  Total U.S. Treasury and agencies .........................         3,100,066             2,753            96,542         3,006,277
                                                                    ----------        ----------        ----------        ----------
Other debt securities ......................................           293,686              --               1,894           291,792
Marketable equity securities ...............................             8,359              --               1,935             6,424
                                                                    ----------        ----------        ----------        ----------
        Total securities available for sale ................        $3,402,111        $    2,753        $  100,371        $3,304,493
                                                                    ==========        ==========        ==========        ==========

                                                                                             UNREALIZED
                                                                                     --------------------------
                                                                 AMORTIZED           GROSS                GROSS             FAIR
(IN THOUSANDS OF DOLLARS)                                           COST             GAINS                LOSSES            VALUE
- ------------------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1993
U.S. Treasury ..............................................        $1,988,945        $   95,027        $    6,348        $2,077,624
Federal Agencies
  Mortgage-backed securities ...............................           146,055             8,096             4,958           149,193
  Other agencies ...........................................         1,556,190            13,915                11         1,570,094
                                                                    ----------        ----------        ----------        ----------
  Total U.S. Treasury and agencies .........................         3,691,190           117,038            11,317         3,796,911
                                                                    ----------        ----------        ----------        ----------
Other debt securities ......................................           140,506             2,084               122           142,468
Marketable equity securities ...............................             8,368                 4                --             8,372
                                                                    ----------        ----------        ----------        ----------
        Total securities available for sale ................        $3,840,064        $  119,126        $   11,439        $3,947,751
                                                                    ==========        ==========        ==========        ==========

Amortized cost and fair values by contractual maturity at December 31, 1994 and 1993 were:

- ---------------------------------------------------------------------------------
                                                    AMORTIZED            FAIR
(IN THOUSANDS OF DOLLARS)                             COST              VALUE
- ---------------------------------------------------------------------------------
AT DECEMBER 31, 1994
Under 1 year ...............................        $  556,481        $  551,937
1-5 years ..................................         1,281,983         1,254,657
6-10 years .................................         1,084,241         1,043,878
Over 10 years ..............................           471,047           447,597
Marketable equity securities ...............             8,359             6,424
                                                    ----------        ----------
     Total .................................        $3,402,111        $3,304,493
                                                    ==========        ==========
AT DECEMBER 31, 1993
Under 1 year ...............................        $  130,828        $  132,853
1-5 years ..................................         2,160,439         2,264,122
6-10 years .................................           592,213           591,796
Over 10 years ..............................           948,216           950,608
Marketable equity securities ...............             8,368             8,372
                                                    ----------        ----------
     Total .................................        $3,840,064        $3,947,751
                                                    ==========        ==========

     Proceeds from sales of securities available for sale were $2,316,843,000, $2,306,111,000, and $991,360,000 during 1994, 1993, and 1992, respectively.
Gross gains of $15,194,000, $25,894,000, and $19,284,000 were realized in 1994,
1993, and 1992, respectively. Gross losses totaled $12,713,000 in 1994, $2,921,000 in 1993, and $110,000 in 1992.

- --------------------------------------------------------------------------------
4. INVESTMENT SECURITIES

     Amortized cost, unrealized gains and losses, and fair values of investment securities as of December 31, 1994 and 1993 were:


- ------------------------------------------------------------------------------------
                                                        UNREALIZED
                                                     ----------------
                                       AMORTIZED     GROSS     GROSS        FAIR
(IN THOUSANDS OF DOLLARS)                COST        GAINS     LOSSES      VALUE
- ------------------------------------------------------------------------------------
AT DECEMBER 31, 1994
U.S. Treasury ......................   $    150                         $    150
Federal Agencies
  Mortgage-backed securities .......      8,313   $     23   $     53      8,283
  Other agencies ...................    309,250         97      4,193    305,154
                                       --------   --------   --------   --------
  Total U.S. Treasury and agencies .    317,713        120      4,246    313,587
                                       --------   --------   --------   --------
States and political subdivisions ..    153,649      3,996      1,335    156,310
Other securities ...................      4,330        --          80      4,250
                                       --------   --------   --------   --------
  Total investment securities ......   $475,692   $  4,116   $  5,661   $474,147
                                       ========   ========   ========   ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
4. INVESTMENT SECURITIES (CONTINUED)

- --------------------------------------------------------------------------------
                                                        UNREALIZED
                                                     ----------------
                                       AMORTIZED     GROSS      GROSS     FAIR
(IN THOUSANDS OF DOLLARS)                COST        GAINS      LOSSES    VALUE
- --------------------------------------------------------------------------------
AT DECEMBER 31, 1993
U.S. Treasury ......................   $    150         --         --   $    150
Federal Agencies
  Mortgage-backed securities .......     12,868   $    576         --     13,444
  Other agencies ...................     81,448          1         --     81,449
                                       --------   --------   --------   --------
  Total U.S. Treasury and agencies .     94,466        577         --     95,043
                                       --------   --------   --------   --------
States and political subdivisions ..    232,721     13,600   $    137    246,184
Other securities ...................     32,158        195         13     32,340
                                       --------   --------   --------   --------
     Total investment securities ...   $359,345   $ 14,372   $    150   $373,567
                                       ========   ========   ========   ========


Amortized cost and fair values by contractual maturity at December 31, 1994 and 1993 were:

- ---------------------------------------------------------------------------------
                                                     AMORTIZED          FAIR
(IN THOUSANDS OF DOLLARS)                              COST            VALUE
- ---------------------------------------------------------------------------------
AT DECEMBER 31, 1994
Under 1 year .............................           $ 58,019           $ 58,738
1-5 years ................................            174,962            174,770
6-10 years ...............................            231,792            229,647
Over 10 years ............................             10,919             10,992
                                                     --------           --------
      Total ..............................           $475,692           $474,147
                                                     ========           ========
AT DECEMBER 31, 1993
Under 1 year .............................           $ 71,522           $ 73,097
1-5 years ................................            130,909            140,526
6-10 years ...............................            111,007            112,887
Over 10 years ............................             45,907             47,057
                                                     --------           --------
     Total ...............................           $359,345           $373,567
                                                     ========           ========

     There were no sales of investment securities in 1994. Proceeds from sales of investment securities were $252,590,000 and $918,517,000 during 1993 and 1992, respectively. Gross gains of $5,612,000, and $18,829,000 were realized in 1993 and 1992, respectively. Gross losses totaled $1,396,000 in 1993 and $1,671,000 in 1992.

- --------------------------------------------------------------------------------
5. LOANS

     At December 31, 1994 and 1993, loans were comprised of the following:

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                 1994            1993
- --------------------------------------------------------------------------------
Commercial .......................................    $ 3,610,892    $ 3,434,738
Tax-free .........................................         58,006         71,525
Real estate
  Construction ...................................        304,769        337,585
  Commercial .....................................      1,378,398      1,214,575
  Residential ....................................      1,624,367      1,470,242
Consumer (net of $11,651 and $15,858 unearned
  discount, respectively) ........................      4,641,946      3,943,666
Lease financing ..................................        646,058        481,597
                                                      -----------    -----------
     Total loans .................................    $12,264,436    $10,953,928
                                                      ===========    ===========

     Huntington's subsidiaries have granted loans to its officers, directors, and their associates. Such loans were made in the ordinary course of business at the banking subsidiaries' normal credit terms, including interest rate and collateralization, and do not represent more than the normal risk of collection. These loans to related parties are summarized as follows:


- ---------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                              1994            1993
- ---------------------------------------------------------------------------------
Balance, beginning of year ...................       $ 100,856        $ 108,594
  Loans made .................................          14,069           52,903
  Repayments .................................         (21,066)         (36,221)
  Changes due to status of executive
   officers and directors ....................           4,366          (24,420)
                                                     ---------        --------
Balance, end of year .........................       $  98,225        $ 100,856
                                                     =========        =========

- --------------------------------------------------------------------------------
6. ALLOWANCE FOR LOAN LOSSES

     A summary of the transactions in the allowance for loan losses for the three years ended December 31 follows:

- ---------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                    1994          1993           1992
- ---------------------------------------------------------------------------------------
Balance, beginning of year ...........    $ 211,835     $ 153,654     $ 134,770
Allowance of assets acquired .........        1,393        11,241           513
Loan losses ..........................      (46,122)      (45,592)      (75,655)
Recoveries of loans previously
 charged off .........................       18,102        13,238        12,464
Provision for loan losses ............       15,284        79,294        81,562
                                          ---------     ---------     ---------
Balance, end of year .................    $ 200,492     $ 211,835     $ 153,654
                                          =========     =========     =========

     In May 1993, the FASB issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan". This Statement applies to financial statements for fiscal years beginning after December 15, 1994. It requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The adoption of this Statement, which will occur in the first quarter of 1995, is not expected to have a material effect on Huntington's consolidated financial statements.

- --------------------------------------------------------------------------------
7. PREMISES AND EQUIPMENT

     At December 31, 1994 and 1993, premises and equipment stated at cost were comprised of the following:

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                 1994            1993
- --------------------------------------------------------------------------------
Land ...........................................        $ 44,445        $ 43,614
Buildings ......................................         215,708         197,071
Leasehold improvements .........................          79,350          82,979
Equipment ......................................         250,049         234,728
                                                        --------        --------
     Total premises and equipment ..............         589,552         558,392
Less accumulated depreciation
  and amortization .............................         300,759         268,174
                                                        --------        --------
Net premises and equipment .....................        $288,793        $290,218
                                                        ========        ========

Depreciation and amortization charged to expense and rental income credited to occupancy expense were as follows:

- ---------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                      1994          1993          1992
- ---------------------------------------------------------------------------------
Occupancy expense ....................       $11,382       $10,720       $10,011
Equipment expense ....................        16,588        16,399        14,052
                                             -------       -------       -------
  Total depreciation
    and amortization .................       $27,970       $27,119       $24,063
                                             =======       =======       =======
Rental income credited to
  occupancy expense ..................       $11,798       $12,264       $14,490
                                             =======       =======       =======

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
8. SHORT-TERM BORROWINGS

     At December 31, 1994 and 1993, short-term borrowings were comprised of the following:

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                1994            1993
- --------------------------------------------------------------------------------
Federal funds purchased and securities
  sold under agreements to repurchase ..........      $1,442,138      $2,164,752
Medium-term bank notes with original
  maturities of less than one year .............         624,000              --
Short-term bank notes ..........................         640,000         860,000
Commercial paper ...............................          50,987          97,392
Other ..........................................         141,076          73,319
                                                      ----------      ----------
Total short-term borrowings ....................      $2,898,201      $3,195,463
                                                      ==========      ==========

     Commercial paper is issued by Huntington Bancshares Financial Corporation, a non-bank subsidiary with principal and interest guaranteed by Huntington Bancshares Incorporated (Parent Company).

     Huntington has the ability to borrow under a line of credit totaling $200,000,000 to support commercial paper borrowings or other short-term working capital needs. Under the terms of agreement, a quarterly fee must be paid and there are no compensating balances required. The line is cancelable, by Huntington, upon written notice and terminates September 30, 1997. There were no borrowings under the line in 1994 and 1993.

     Securities pledged to secure public or trust deposits, repurchase agreements, and for other purposes were $1,696,674,000 and $1,628,248,000 at December 31, 1994 and 1993, respectively.

- --------------------------------------------------------------------------------

9. LONG-TERM DEBT

     At December 31, 1994 and 1993, long-term debt was comprised of the following:

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                 1994            1993
- --------------------------------------------------------------------------------
Notes, 7 5/8%, maturing in 2003, face value
  $150,000,000 at December 31, 1994 and
  1993, net of discount ..........................     $  149,450     $  149,382
Notes, 7 7/8%, maturing in 2002, face value
  $150,000,000 at December 31, 1994 and
  1993, net of discount ..........................        148,994        148,866
Notes, 6 3/4%, maturing in 2003, face value
  $100,000,000 at December 31, 1994 and
  1993, net of discount ..........................         99,720         99,687
Debentures, 7 7/8%, retired in 1994 ...............             --        10,519
Debentures, 7 7/8%, retired in 1994 ...............             --         9,368
Medium Term Bank Notes, 4.13% to 6.55%
  maturing in 1995 to 1997 .......................        616,600        191,600
Medium Term Notes, 5.50% and 5.67%,
  maturing in 1995 ...............................         50,000             --
Federal Home Loan Bank Notes, 4.23%
  to 7.30%, maturing in 1995 to 1997 .............        148,500        150,500
Other ............................................            788          2,388
                                                       ----------     ----------
Total long-term debt .............................     $1,214,052     $  762,310
                                                       ==========     ==========


HOLDING COMPANY OBLIGATIONS:

     The 7 7/8% Notes are not redeemable prior to maturity in 2002 and do not provide for any sinking fund.

     The 7 7/8% Debentures due in 1997 and 1998 were redeemed at face value on May 23, 1994 at the option of Huntington.

     The Medium Term Notes were issued by Huntington in 1994 and are not redeemable prior to their maturity in 1995.

SUBSIDIARY OBLIGATIONS:

     The 7 5/8% Notes and the 6 3/4% Notes were both issued by The Huntington National Bank in 1993. These Notes are not redeemable prior to maturity in 2003, and do not provide for any sinking fund.

     The Medium Term Bank Notes were issued by The Huntington National Bank in 1993 and 1994. These Notes are not redeemable prior to their maturity in 1995 through 1997.

     The Federal Home Loan Bank Notes mature serially over the period beginning February 1995 through November 1997. These advances cannot be prepaid without penalty.

     The terms of Huntington's long-term debt obligations contain various restrictive covenants including limitations on the acquisition of additional debt in excess of specified levels, dividend payments, and the disposition of subsidiaries. As of December 31, 1994, Huntington was in compliance with all such covenants.

     The following table summarizes the maturities of Huntington's long-term debt (excluding discounts).

- --------------------------------------------------------------------------------
    YEAR                                               (IN THOUSANDS OF DOLLARS)
- --------------------------------------------------------------------------------
1995 .................................................              $   191,166
1996 .................................................                  567,362
1997 .................................................                   57,361
1998 .................................................                       --
1999 .................................................                       --
2000 and thereafter ..................................                  400,000
                                                                    -----------
                                                                      1,215,889
Discount .............................................                   (1,837)
                                                                    -----------
Total ................................................              $ 1,214,052
                                                                    ===========

- --------------------------------------------------------------------------------

10. OPERATING LEASES

     At December 31, 1994, Huntington and its subsidiaries were obligated under noncancelable leases for land, buildings, and equipment. Many of these leases contain renewal options, and certain leases provide options to purchase the leased property during or at the expiration of the lease period at specified prices. Some leases contain escalation clauses calling for rentals to be adjusted for increased real estate taxes and other operating expenses, or proportionately adjusted for increases in the consumer or other price indices.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
10. OPERATING LEASES (CONTINUED)

     The following summary reflects the future minimum rental payments, by year, required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1994.

- ------------------------------------------------------------------------
YEAR                                           (IN THOUSANDS OF DOLLARS)
- ------------------------------------------------------------------------
1995 .....................................................      $ 22,156
1996 .....................................................        18,860
1997 .....................................................        15,285
1998 .....................................................        13,491
1999 .....................................................        13,107
2000 and thereafter ......................................       137,741
                                                                --------
Total Minimum Payments ...................................      $220,640
                                                                ========

     Total minimum lease payments have not been reduced by minimum sublease rentals of $69,531,000 due in the future under noncancelable subleases. The rental expense for all operating leases, except those with terms of a month or less, was $23,797,000 for 1994 compared with $22,141,000 in 1993 and $19,476,000 in 1992.

- --------------------------------------------------------------------------------

11. OFF-BALANCE SHEET TRANSACTIONS

     In the normal course of business, Huntington is party to financial instruments with varying degrees of credit and market risk in excess of the amounts reflected as assets and liabilities in the consolidated balance sheet. Loan commitments and letters of credit are commonly used to meet the financing needs of customers, while interest rate swaps, futures, and caps/floors as well as forward delivery contracts are an integral part of Huntington's asset/liability management activities. To a much lesser extent, various financial instrument agreements are entered into to assist customers in managing their exposure to interest rate fluctuations. These customer agreements, for which Huntington counters interest rate risk through offsetting third party contracts, are considered trading activities.

     The credit risk arising from loan commitments and letters of credit, represented by their contract amounts, is essentially the same as that involved in extending loans to customers, and both arrangements are subject to Huntington's standard credit policies and procedures. Collateral is obtained based on management's credit assessment of the customer and, for commercial transactions, may consist of accounts receivable, inventory, income-producing properties, and other assets. Residential properties are the principal form of collateral for consumer commitments.

     Notional values of interest rate swaps and other off-balance sheet financial instruments significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to Huntington and any accrued interest receivable due from counterparties. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements, and other contract provisions. At December 31, 1994, Huntington's credit risk from these off-balance sheet arrangements, including trading activities, was approximately $62.4 million.

     The contract or notional amount of financial instruments with off-balance sheet risk at December 31, 1994 and 1993, is presented in the following table:

- --------------------------------------------------------------------------------
(IN MILLIONS OF DOLLARS)                                      1994         1993
- --------------------------------------------------------------------------------
CONTRACT AMOUNT REPRESENTS CREDIT RISK
  Commitments to extend credit
    Commercial .......................................       $2,672       $2,080
    Consumer .........................................        2,169        2,512
    Other ............................................          218          171
  Standby letters of credit ..........................          416          360
  Commercial letters of credit .......................          137          148

NOTIONAL AMOUNT EXCEEDS CREDIT RISK
  Asset/liability management activities
    Interest rate swaps ..............................        6,840        6,902
    Interest rate futures ............................           16          503
    Purchased interest rate caps .....................          560        1,250
    Purchased interest rate floors ...................          570          570
    Forward delivery contracts .......................           76        1,292
  Trading activities
    Interest rate swaps ..............................          303          323
    Interest rate collars ............................          217           41
    Interest rate caps ...............................          114          147
    Interest rate floors .............................           66           61

     Commitments to extend credit generally have short-term, fixed expiration dates, are variable rate, and contain clauses which permit Huntington to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer's credit quality. These arrangements normally require the payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable rate nature.

     Standby letters of credit are conditional commitments issued by Huntington to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. Approximately 60% of standby letters of credit are collateralized, and approximately 85% are expected to expire without being drawn upon.

     Commercial letters of credit represent short-term, self-liquidating instruments which facilitate customer trade transactions and have maturities of no longer than ninety days. These instruments are normally secured by the merchandise or cargo being traded.

     Interest rate swaps are agreements between two parties to exchange periodic interest payments that are calculated on a notional principal amount.
Huntington enters into swaps to synthetically alter the repricing characteristics of designated earning assets and interest bearing liabilities and, on a much more limited basis, as an intermediary for customers. Because only interest payments are exchanged, cash requirements of swaps are significantly less than the notional amounts.

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
At December 31, 1994, $3.9 billion of the swaps related to asset/liability management activities provide for Huntington to receive a fixed rate of interest and pay a variable rate based on the London inter-bank offered rate (LIBOR). For approximately 38% of the receive fixed swaps, the notional amounts amortize according to movements in market interest rates, principally Constant Maturity U.S. Treasury Yields and LIBOR. Generally, as the applicable interest rate indices increase, as they did throughout much of 1994, amortization of the notional amounts occurs at a slower rate. Notional values of the remaining receive fixed swaps and the entire $1.9 billion portfolio of pay fixed swaps, for which Huntington receives LIBOR and pays a fixed rate of interest, do not change during the lives of the contracts. Huntington also has basis swaps of $1 billion outstanding at December 31, 1994, which provide for both parties to receive floating rates of interest according to different indices. These contracts are used to protect against a potential narrowing in the spread between the variable rates paid on certain interest rate swaps and the variable rates of on-balance sheet financial instruments to which the swaps were designated.

     Interest rate futures and forward contracts are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. During the latter part of 1994, Huntington initiated a program to sell futures contracts on Eurodollar deposits to hedge the risks of certain LIBOR-based funding. Futures contracts were used for this purpose due to their liquidity and credit risk advantages over swaps. Forward delivery contracts, which are used by Huntington in connection with its mortgage banking activities to reduce the exposure of fixed rate loan commitments to changing interest rates, settle in cash at a specified future date based on the differential between agreed interest rates applied to a notional amount. Forward contracts generally have a greater degree of credit risk than futures as daily cash settlements are not required.

     Huntington also uses interest rate caps/floors to manage fluctuating interest rates. Premiums paid for interest rate caps/floors grant Huntington the right to receive at specified future dates the amount, if any, by which a specified market interest rate exceeds the fixed cap rate or falls below the fixed floor rate, applied to a notional amount. The purchased caps outstanding at December 31, 1994, have an average remaining term of approximately two years. The interest rate floors, which were purchased in September 1993 to protect against mortgage loan prepayments, expired on January 1, 1995.

     For more detailed information concerning off-balance sheet transactions, refer to the "Interest Rate Risk Management" section of Management's Discussion and Analysis.

- --------------------------------------------------------------------------------

12. LEGAL CONTINGENCIES

     In the ordinary course of business, there are various legal proceedings pending against Huntington and its subsidiaries. The aggregate liabilities, if any, arising from such proceedings would not have a material adverse effect on Huntington's consolidated financial position.


13. STOCK OPTION PLANS

     Huntington has non-qualified and incentive stock option plans covering key employees. Most recently, shareholders approved The Huntington Bancshares Incorporated 1994 Stock Option Plan in April, 1994. Under this plan, as adjusted for the five-for-four stock split distributed in July, 1994, a maximum of 7,500,000 shares of common stock may be optioned at prices not less than the fair market value of the common stock at the date of grant. At December 31, 1994 and 1993, total options available for future grants under all stock option plans were 8,313,741 and 1,411,359, respectively.

     Huntington recognizes stock options when exercised by crediting shareholders' equity for the cash option price paid by the optionee. No amounts are charged or credited to income in connection with the stock option plans. All outstanding options are considered common stock equivalents for purposes of computing primary and fully-diluted earnings per share.

     Activity in the plans for 1994 and 1993 is summarized as follows:

                                                    SHARES
                                                    UNDER
                                                    OPTION         PRICE RANGE
- --------------------------------------------------------------------------------
Outstanding at January 1, 1993 ............       2,760,758       $ 2.75-$14.14
Granted ...................................         671,040       $ 9.73-$20.65
Exercised .................................        (846,739)      $ 2.70-$14.14
Cancelled .................................          (9,205)      $ 2.75-$20.65
                                                  ---------       -------------
Outstanding at December 31, 1993 ..........       2,575,854       $ 2.70-$20.65
- --------------------------------------------------------------------------------
Exercisable at December 31, 1993 ..........       1,901,890       $ 2.70-$17.32
- --------------------------------------------------------------------------------

Outstanding at January 1, 1994 ............       2,575,854       $ 2.70-$20.65
Granted ...................................         635,861       $20.55-$21.13
Exercised .................................        (532,931)      $ 2.70-$17.32
Cancelled .................................         (41,590)      $ 7.41-$21.13
                                                  ---------       -------------
Outstanding at December 31, 1994 ..........       2,637,194       $ 2.75-$21.13
- --------------------------------------------------------------------------------
Exercisable at December 31, 1994 ..........       1,995,643       $ 2.75-$20.65
- --------------------------------------------------------------------------------

14. EMPLOYEE BENEFIT PLANS

     Huntington sponsors a non-contributory defined benefit pension plan covering substantially all employees of Huntington and its subsidiaries. This plan provides benefits based upon a percent of final average salary for each year of service. The funding policy of Huntington is to contribute an annual amount which is at least equal to the minimum funding requirements but not more than that deductible under the Internal Revenue Code. Plan assets, held in trust, primarily consist of marketable mutual funds.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
14. EMPLOYEE BENEFIT PLANS (CONTINUED)

     The following tables show the funded status of the plan at December 31, 1994 and 1993, the components of pension cost recognized in 1994, 1993, and 1992, and a summary of the key assumptions underlying the actuarial valuations.

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                  1994          1993
- --------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Vested benefit obligation ........................    $  64,496     $  63,790
                                                        =========     =========
  Accumulated benefit obligation ...................    $  70,172     $  69,714
                                                        =========     =========
Projected benefit obligation .......................    $ 104,381     $ 113,305
Plan assets, at fair value .........................       97,105       101,372
                                                        ---------     ---------
Projected benefit obligation in excess
  of plan assets ...................................        7,276        11,933
Unrecognized transition asset,
  net of amortization ..............................        3,480         4,044
Unrecognized net gain ..............................       14,090           695
Unrecognized prior service cost ....................       (1,776)       (1,917)
                                                        ---------     ---------
Accrued pension cost ...............................    $  23,070     $  14,755
                                                        =========     =========


- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)               1994            1993           1992
- --------------------------------------------------------------------------------
NET PENSION COST INCLUDED THE
  FOLLOWING COMPONENTS
  Service cost-benefits earned
    during the period .............   $ 10,604       $  7,485       $  6,937
  Interest cost on projected
    benefit obligation ............      7,923          7,060          6,656
  Net amortization and deferral ...    (12,111)        (1,292)         3,213
  Actual loss (return) on
    plan assets ...................      1,899         (7,448)       (11,512)
                                      --------       --------       --------
Net pension expense ...............   $  8,315       $  5,805       $  5,294
                                      ========       ========       ========

ACTUARIAL ASSUMPTIONS
  Discount rate ...................       8.00%          7.00%          8.25%
  Rate of salary increases ........       5.00%          5.00%          6.00%
  Long-term rate of return
    on assets .....................       8.75%          8.75%          8.75%

     Huntington also sponsors an unfunded Supplemental Executive Retirement Plan, a non-qualified plan that provides certain key officers of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 1994, the projected benefit obligation for this plan totaled $10,958,000, of which $3,974,000 was subject to later amortization. The remaining $6,984,000 is included in other liabilities. At December 31, 1993, the projected benefit obligation for this plan totaled $7,416,000 of which $1,554,000 was subject to later amortization. The remaining $5,862,000 is included in other liabilities. Pension costs for this plan were $1,188,000 in 1994, $971,000 in 1993, and $980,000 in 1992.

     In addition to providing pension benefits, Huntington and its subsidiaries provide certain health care and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of service. For any employee retiring on or after January 1, 1993, Huntington's contribution is based upon the employees' number of months of service and is limited to the actual cost of coverage.

     Effective January 1, 1993, Huntington adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions." The Statement requires that the expected cost of providing post-retirement benefits be recognized in the financial statements during the employees' active service period.

     The post-retirement benefit plan is unfunded. Net periodic post-retirement benefit cost for 1994 and 1993 included the following components:

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                     1994          1993
- --------------------------------------------------------------------------------
Service cost .........................................       $1,458       $  782
Interest cost ........................................        2,853        2,095
Amortization of transition obligation ................        1,261        1,261
Net amortization and deferral ........................          722           --
                                                             ------       ------
Net periodic post-retirement benefit cost ............       $6,294       $4,138
                                                             ======       ======

     The following table sets forth the amounts recorded in the consolidated balance sheets at December 31, 1994 and 1993:

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                   1994          1993
- --------------------------------------------------------------------------------
Accumulated post-retirement benefit obligation:
  Retirees .........................................     $ 20,426      $ 16,031
  Fully eligible active plan participants ..........        7,045         6,187
  Other active plan participants ...................        9,805         9,515
                                                         --------      --------
    Total accumulated post-retirement
      benefit obligation ...........................       37,276        31,733
  Unrecognized net loss ............................       (1,352)       (5,328)
  Unrecognized prior service cost ..................       (6,320)
  Unrecognized transition obligation ...............      (22,693)      (23,954)
                                                         --------      --------
    Accrued post-retirement benefit cost ...........     $  6,911      $  2,451
                                                         ========      ========

     The transition obligation totaled $25.2 million at January 1, 1993 and is being amortized over 20 years. Prior to 1993, Huntington recognized the cost of providing these benefits as incurred. Post-retirement health care benefits charged to expense were $1,080,000 in 1992.

     The weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 8.0% in 1994 and 7.0% in 1993. The 1994 health care trend rate was projected to be 11.5% for pre-65 participants and 9.5% for post-65 participants compared to 12.25% and 10.0% in 1993. These rates are assumed to decrease gradually until they reach 5.5% in the year 2004 and remain at that level thereafter. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated post-retirement benefit obligation as of December 31, 1994, by $2.9 million and the aggregate of the service and interest components of net periodic post-retirement benefit cost for 1994 by $418,000.

     Also in 1993, Huntington adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Post-employment Benefits." This Statement requires the recognition of the cost to provide post-employment benefits, such as long-term disability and unemployment benefits, on an accrual basis. The accrued post-employment benefit obligation totaled $3.6 million at December 31, 1994 and $3.5 million at December 31, 1993.

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------

     Huntington has a contributory employee stock purchase plan available to eligible employees. Employee contributions of up to 6% of eligible compensation are matched 75% by Huntington. Huntington may also make additional matching contributions up to an additional 25% of employee contributions, at the discretion of the Board of Directors. Eligible employees may contribute in excess of 6% up to an additional 10% on an after tax basis. These additional contributions are not matched by Huntington. The cost of providing this plan was $8.2 million in 1994, $6.7 million in 1993, and $5.4 million in 1992.

     The Huntington Supplemental Stock Purchase and Tax Savings Plan was adopted in 1989. The plan is a non-qualified plan created to allow senior officers, whose contributions to the stock purchase plan are limited by federal tax law, to defer compensation on terms similar to those provided by the stock purchase plan.

- --------------------------------------------------------------------------------

15. ACQUISITIONS

     On December 16, 1994, Huntington acquired FirstFed Northern Kentucky Bancorp, Inc. (FirstFed), a $226 million savings and loan holding company, for approximately 1.9 million shares of Huntington common stock. The acquisition was accounted for as a purchase. Accordingly, results of operations of FirstFed have been included in the consolidated results of Huntington from the date of acquisition.Proforma results of operations relative to the acquisition have not been presented due to the immaterial impact on Huntington's consolidated financial statements.

     Also in 1994, Huntington signed a definitive merger agreement with Security National Corporation of Maitland, Florida, a $180 million bank holding company, and Reliance Bank of Florida, a $93 million privately-owned bank. Both mergers will be accounted for as a pooling-of-interests and are expected to be completed during the second quarter of 1995.

- --------------------------------------------------------------------------------

16. INCOME TAXES

     The following is a summary of the provision for income taxes:

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                     1994         1993           1992
- --------------------------------------------------------------------------------
Currently payable
  Federal .............................    $  62,648    $ 151,204     $  94,430
  State ...............................        3,904        6,087         3,973
                                           ---------    ---------     ---------
    Total current .....................       66,552      157,291        98,403
Deferred tax expense(benefit)
  Federal .............................       56,624      (29,107)      (25,973)
  State ...............................          705       (1,305)          (41)
                                           ---------    ---------     ---------
    Total deferred ....................       57,329      (30,412)      (26,014)
                                           ---------    ---------     ---------
  Total provision for income taxes ....    $ 123,881    $ 126,879     $  72,389
                                           =========    =========     =========

     Tax expense associated with securities transactions included in the above amounts was $908,000 in 1994, $9,516,000 in 1993, and $12,353,000 in 1992.

     The following is a reconcilement of income tax expense to the amount computed at the statutory rate of 35% in 1994 and 1993, respectively, and 34% in 1992.

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                  1994            1993          1992
- --------------------------------------------------------------------------------
Pre-tax income computed
  at the statutory rate ...........     $ 128,266      $ 127,327      $  79,369
Increases (decreases):
  Tax-exempt interest income ......        (6,077)        (8,236)       (10,191)
  State income taxes ..............         2,996          3,109          2,595
  Other-net .......................        (1,304)         4,679            616
                                        ---------      ---------      ---------
  Provision for income taxes ......     $ 123,881      $ 126,879      $  72,389
                                        =========      =========      =========

     The significant components of Huntington's deferred tax assets and liabilities at December 31, 1994 and 1993 are as follows:

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                  1994           1993
- --------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses ......................       $ 63,380       $ 65,894
  Allowance for other real estate losses .........         13,791         19,346
  Financial instruments ..........................             --         16,202
  Securities .....................................         33,711             --
  Pension and other employee benefits ............         18,158         11,503
  Deferred expenses ..............................          5,509          7,615
  Other ..........................................          6,297          8,724
                                                         --------       --------
    Total deferred tax assets ....................        140,846        129,284

Deferred tax liabilities:
  Financial instruments ..........................         25,811             --
  Lease financing transactions ...................         67,099         53,261
  Premises and equipment .........................          7,790         10,047
  Revalued liabilities-net .......................          7,779          7,971
  Other ..........................................          8,081          7,450
                                                         --------       --------
    Total deferred tax liabilities ...............        116,560         78,729
                                                         --------       --------
    Net deferred tax asset .......................       $ 24,286       $ 50,555
                                                         ========       ========

     The components of the provision for deferred income taxes for the year ended December 31, 1992 are as follows:


- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                1992
- --------------------------------------------------------------------------------
Provision for loan losses ...................................          $ (7,476)
Provision for other real estate .............................           (16,694)
Lease financing .............................................             2,785
Depreciation on premises and equipment ......................               228
Pension and other employee benefits .........................            (1,648)
Other-net ...................................................            (3,209)
                                                                       --------
  Total .....................................................          $(26,014)
                                                                       ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
17. NON-INTEREST INCOME

     A summary of the components in non-interest income for the three years ended December 31 follows:

- ---------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                       1994          1993         1992
- -----------------------------------------     --------     --------     ---------
Service charges on deposit accounts .....     $ 76,836     $ 73,172     $ 64,471
Mortgage banking ........................       50,367       99,185       63,297
Credit card fees ........................       34,045       31,794       27,037
Trust services ..........................       28,448       27,948       25,129
Investment product sales ................        6,624        9,016        5,193
Net gains on sales of securities
  available for sale ....................        2,481       22,973       19,174
Net investment securities gains .........          113        4,216       17,158
Other ...................................       36,446       37,474       28,680
                                              --------     --------     --------
     TOTAL NON-INTEREST INCOME ..........     $235,360     $305,778     $250,139
                                              ========     ========     ========

- --------------------------------------------------------------------------------
18. NON-INTEREST EXPENSE

     A summary of the components in non-interest expense for the three years ended December 31 follows:
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                    1994           1993          1992
- --------------------------------------      --------      --------      --------
Salaries .............................      $226,668      $226,405      $206,429
Commissions ..........................        10,775        20,992        18,310
Employee benefits ....................        58,158        55,259        46,596
Net occupancy ........................        40,291        39,955        36,272
Equipment ............................        38,792        37,230        34,184
Credit card ..........................        26,539        24,248        20,474
FDIC insurance .......................        25,271        25,322        25,500
Advertising ..........................        15,320        13,259        13,308
Printing and supplies ................        14,821        14,721        13,588
Legal and loan collection ............         8,298        11,361        13,109
Other ................................       144,719       190,141       204,812
                                            --------      --------      --------
     TOTAL NON-INTEREST EXPENSE ......      $609,652      $658,893      $632,582
                                            ========      ========      ========

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
19. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 1994 and 1993.

- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)                 I Q                II Q                III Q                IV Q
- ------------------------------------------------------------------------------------------------------------------------------------
1994
Interest income ..................................           $ 301,637           $ 297,485           $ 301,724            $ 318,875
Interest expense .................................              98,470             105,403             118,173              141,625
                                                             ---------           ---------           ---------            ---------
Net interest income ..............................             203,167             192,082             183,551              177,250
                                                             ---------           ---------           ---------            ---------
Provision for loan losses ........................               8,464               3,219               1,113                2,488
Gains (losses) on sales of
  securities available for sale ..................               1,748                  62                 735                  (64)
Net investment securities gains (losses) .........                  50                 141                 (87)                   9
Non-interest income ..............................              59,455              61,781              56,750               54,780
Non-interest expense .............................             154,025             150,195             154,961              150,471
                                                             ---------           ---------           ---------            ---------
Income before income taxes .......................             101,931             100,652              84,875               79,016
Provision for income taxes .......................              35,189              33,199              28,973               26,520
                                                             ---------           ---------           ---------            ---------
Net income .......................................           $  66,742           $  67,453           $  55,902            $  52,496
                                                             =========           =========           =========            =========
Net income per common share(1) ...................           $     .51           $     .52           $     .43            $     .41

- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)                I Q                II Q                III Q                IV Q
- ------------------------------------------------------------------------------------------------------------------------------------
1993
Interest income ..................................           $ 299,749           $ 313,259           $ 308,934            $ 314,369
Interest expense .................................             111,009             113,416             110,230              105,456
                                                             ---------           ---------           ---------            ---------
Net interest income ..............................             188,740             199,843             198,704              208,913
                                                             ---------           ---------           ---------            ---------
Provision for loan losses ........................              23,479              25,170              15,280               15,365
Gains on sales of securities
  available for sale .............................               4,735               1,505              16,168                  565
Net investment securities gains ..................               1,504               1,598                 778                  336
Non-interest income ..............................              57,374              66,316              73,775               81,124
Non-interest expense .............................             147,799             157,735             181,268              172,091
                                                             ---------           ---------           ---------            ---------
Income before income taxes .......................              81,075              86,357              92,877              103,482
Provision for income taxes .......................              26,527              28,086              32,142               40,124
                                                             ---------           ---------           ---------            ---------
Net income .......................................           $  54,548           $  58,271           $  60,735            $  63,358
                                                             =========           =========           =========            =========
Net income per common share(1) ...................           $     .43           $     .46           $     .47            $     .49

(1) Restated for the five-for-four stock split distributed in July 1994.
- --------------------------------------------------------------------------------

20. FAIR VALUE OF FINANCIAL INSTRUMENTS

        The carrying amounts and estimated fair values of Huntington's financial instruments are presented in the following table. Certain assets, the most significant being premises and equipment, do not meet the definition of a financial instrument and are excluded from this disclosure. Similarly, intangible assets such as mortgage servicing rights, deposit base intangibles, and other customer relationships are not considered financial instruments and are not discussed below. Accordingly, this fair value information is not intended to, and does not, represent Huntington's underlying value. Many of the assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management. These estimations necessarily involve the use of judgment about a wide variety of factors, including but not limited to, relevancy of market prices of comparable instruments, expected future cash flows, and appropriate discount rates.

                                                                                                         AT DECEMBER 31, 1994
- ------------------------------------------------------------------------------------------------------------------------------------

                                                                                                CARRYING                   FAIR
(IN THOUSANDS OF DOLLARS)                                                                        AMOUNT                    VALUE
- ------------------------------------------------------------------------------------------------------------------------------------
TRADING INSTRUMENTS
  Securities .......................................................................           $      9,427            $      9,427
  Interest rate swaps and other off-balance sheet agreements
    Assets .........................................................................                 12,643                  12,643
    Liabilities ....................................................................                (12,351)                (12,351)
NONTRADING INSTRUMENTS
Asset
  Cash and short-term assets .......................................................                893,715                 893,715
  Mortgages held for sale ..........................................................                138,997                 138,997
  Securities .......................................................................              3,780,185               3,778,640
    Related off-balance sheet liabilities ..........................................                     --                 (22,031)
  Loans ............................................................................             12,063,944              11,855,952
    Related off-balance sheet assets ...............................................                  4,768                   6,172
    Related off-balance sheet liabilities ..........................................                     --                (169,483)
  Customers' acceptance liability ..................................................                 53,883                  53,883
Liabilities
  Deposits .........................................................................            (11,965,067)            (11,925,464)
    Related off-balance sheet liabilities ..........................................                     --                 (59,938)
  Short-term borrowings ............................................................             (2,898,201)             (2,898,201)
    Related off-balance sheet assets ...............................................                     --                  14,647
    Related off-balance sheet liabilities ..........................................                     --                  (4,343)
  Bank acceptances .................................................................                (53,883)                (53,883)
  Long-term debt ...................................................................             (1,214,052)             (1,183,634)
    Related off-balance sheet assets ...............................................                     --                  17,210
    Related off-balance sheet liabilities ..........................................                     --                 (44,934)

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         AT DECEMBER 31, 1993
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                CARRYING                   FAIR
(IN THOUSANDS OF DOLLARS)                                                                        AMOUNT                    VALUE
- ------------------------------------------------------------------------------------------------------------------------------------
TRADING INSTRUMENTS
  Securities .......................................................................           $     21,964            $     21,964
  Interest rate swaps and other off-balance sheet agreements
    Assets .........................................................................                  5,301                   5,301
    Liabilities ....................................................................                 (4,952)                 (4,952)

NONTRADING INSTRUMENTS
Asset
  Cash and short-term assets .......................................................                757,689                 757,689
  Mortgages held for sale ..........................................................              1,032,338               1,032,338
  Securities .......................................................................              4,199,409               4,321,318
    Related off-balance sheet liabilities ..........................................                     --                    (275)
  Loans ............................................................................             10,742,093              10,799,391
    Related off-balance sheet assets ...............................................                     --                  11,032
    Related off-balance sheet liabilities ..........................................                     --                 (22,535)
  Customers' acceptance liability ..................................................                 48,603                  48,603
  Other off-balance sheet financial instruments ....................................                  1,438                     604
Liabilities
  Deposits .........................................................................            (12,044,690)            (12,083,511)
    Related off-balance sheet assets ...............................................                     --                   5,453
    Related off-balance sheet liabilities ..........................................                     --                  (5,332)
  Short-term borrowings ............................................................             (3,195,463)             (3,195,463)
    Related off-balance sheet assets ...............................................                     --                   1,221
    Related off-balance sheet liabilities ..........................................                     --                     (64)
  Bank acceptances .................................................................                (48,603)                (48,603)
  Long-term debt ...................................................................               (762,310)               (795,777)
    Related off-balance sheet assets ...............................................                     --                  28,181
    Related off-balance sheet liabilities ..........................................                     --                  (3,580)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
20. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

     The terms and short-term nature of certain assets and liabilities result in their carrying value approximating fair value. These include cash and due from banks, interest bearing deposits in banks, trading account securities, federal funds sold and securities purchased under resale agreements, customers' acceptance liabilities, short-term borrowings, and bank acceptances outstanding. As indicated in Note 11, loan commitments and letters of credit generally have short-term, variable rate features and contain clauses which limit Huntington's exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value. The following methods and assumptions were used by Huntington to estimate the fair value of the remaining classes of financial instruments:

        Mortgages held for sale are valued at the lower of aggregate cost or market as determined using outstanding commitments from investors. Accordingly, the carrying amount of mortgages held for sale approximates fair value.

        Fair values of securities available for sale and investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

        For variable rate loans that reprice frequently, fair values are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans with similar terms. The rates take into account the position of the yield curve, as well as an adjustment for prepayment risk, operating costs, and profit. This value is also reduced by an estimate of losses inherent in the loan portfolio.

        The fair values of demand deposits, savings accounts, and money market deposits are, by definition, equal to the amount payable on demand. The fair values of fixed rate time deposits are estimated by discounting cash flows using interest rates currently being offered on certificates with similar maturities.

        The fair values of Huntington's long-term debt are based substantially upon quoted market prices.

        The fair values of interest rate swap agreements and other off-balance sheet financial instruments used for asset/liability management and trading purposes are based upon quoted market prices or prices of similar instruments, when available, or calculated with pricing models using current rate assumptions.

- --------------------------------------------------------------------------------

21. REGULATORY RESTRICTIONS

     Payment of dividends to Huntington by the subsidiary banks and thrifts are subject to various regulatory restrictions. The regulatory agencies must approve the declaration of any dividends in excess of available retained earnings and in excess of the sum of net income for that year and retained net income for the preceding two years, less any required transfers to surplus. Under this formula, subsidiary banks and thrifts could, without such approval, declare dividends in 1995 of approximately $223,984,000 plus an additional amount equal to their net income through the date of declaration.

     The subsidiary banks and thrifts are also restricted by federal regulation as to the amount and type of loans they may make to Huntington. At December 31, 1994, the subsidiary banks and thrifts could lend to Huntington $161,764,000, subject to the qualifying collateral requirements defined in the regulations.

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------

22. HUNTINGTON BANCSHARES INCORPORATED (PARENT COMPANY ONLY) FINANCIAL INFORMATION
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEETS (IN THOUSANDS OF DOLLARS)                                       DECEMBER 31,             1994             1993
- ------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents ................................................................           $   69,767           $   73,962
Securities available for sale ............................................................                6,424                7,195
Due from non-bank subsidiaries ...........................................................              102,751                7,783
Investment in subsidiaries on the equity method
  Bank subsidiaries ......................................................................            1,426,888            1,371,406
  Non-bank subsidiaries ..................................................................               48,195               47,716
Excess of cost of investment in subsidiaries over net assets acquired ....................               25,159               26,391
Other assets .............................................................................               15,760               10,864
                                                                                                     ----------           ----------
  TOTAL ASSETS ...........................................................................           $1,694,944           $1,545,317
                                                                                                     ==========           ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings ....................................................................           $   25,000                 --
Long-term debt ...........................................................................              198,994           $  168,753
Dividends payable ........................................................................               25,908               20,278
Accrued expenses and other liabilities ...................................................               33,222               31,649
                                                                                                     ----------           ----------
  Total Liabilities ......................................................................              283,124              220,680
Shareholders' Equity .....................................................................            1,411,820            1,324,637
                                                                                                     ----------           ----------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .............................................           $1,694,944           $1,545,317
                                                                                                     ==========           ==========


- ------------------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF INCOME (IN THOUSANDS OF DOLLARS)          YEAR ENDED DECEMBER 31,                1994           1993           1992
- ------------------------------------------------------------------------------------------------------------------------------------
INCOME
  Dividends from
    Bank subsidiaries .................................................................     $ 167,729      $ 127,414      $  58,750
    Non-bank subsidiaries .............................................................         5,245          5,356          4,214
  Interest from
    Bank subsidiaries .................................................................         2,876          3,759          1,370
    Non-bank subsidiaries .............................................................         2,601              6           --
  Other ...............................................................................           407            824          1,703
                                                                                            ---------      ---------      ---------
      TOTAL INCOME ....................................................................       178,858        137,359         66,037
                                                                                            ---------      ---------      ---------
EXPENSE
  Interest on long-term debt ..........................................................        15,056         13,292         12,020
  Other ...............................................................................        12,075         15,303         15,347
                                                                                            ---------      ---------      ---------
      TOTAL EXPENSE ...................................................................        27,131         28,595         27,367
                                                                                            ---------      ---------      ---------
Income before income taxes and equity in undistributed net income of subsidiaries .....       151,727        108,764         38,670
Income tax benefit ....................................................................        (8,007)        (8,324)        (7,826)
                                                                                            ---------      ---------      ---------
Income before equity in undistributed net income of subsidiaries ......................       159,734        117,088         46,496
                                                                                            ---------      ---------      ---------
Equity in undistributed net income of
  Bank subsidiaries ...................................................................        80,004        117,177        112,921
  Non-bank subsidiaries ...............................................................         2,855          2,647          1,629
                                                                                            ---------      ---------      ---------
      NET INCOME ......................................................................     $ 242,593      $ 236,912      $ 161,046
                                                                                            =========      =========      =========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------

22. HUNTINGTON BANCSHARES INCORPORATED (PARENT COMPANY ONLY) FINANCIAL INFORMATION (CONTINUED)

- ------------------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS (IN THOUSANDS OF DOLLARS)          YEAR ENDED DECEMBER 31,          1994            1993             1992
- ------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income .......................................................................      $ 242,593       $ 236,912       $ 161,046
  Adjustments to reconcile net income to net cash provided by operating activities
    Equity in undistributed net income of subsidiaries .............................        (82,859)       (119,824)       (114,550)
    Amortization ...................................................................          4,974           2,400           1,559
    Losses (gains) on sales of securities ..........................................             25              21            (930)
    Increase in other assets .......................................................         (4,909)         (5,400)         (2,422)
    Increase in other liabilities ..................................................          5,926           4,003           8,371
                                                                                          ---------       ---------       ---------
    NET CASH PROVIDED BY OPERATING ACTIVITIES ......................................        165,750         118,112          53,074
                                                                                          ---------       ---------       ---------
INVESTING ACTIVITIES
  Proceeds from sales of investment securities .....................................            173             329           4,390
  (Advances to) repayments from subsidiaries .......................................        (94,968)         94,485        (100,282)
  Acquisitions and additional capitalization of subsidiaries .......................            (10)        (31,944)         (5,000)
                                                                                          ---------       ---------       ---------
    NET CASH (USED FOR) PROVIDED BY INVESTING ACTIVITIES ...........................        (94,805)         62,870        (100,892)
                                                                                          ---------       ---------       ---------

FINANCING ACTIVITIES
  Net proceeds from issuance of long-term debt .....................................         49,958            --           147,747
  Payment of long-term debt ........................................................        (23,184)       (100,246)         (6,648)
  Increase in short-term borrowings ................................................         25,000            --              --
  Dividends on common stock ........................................................        (68,662)        (58,412)        (45,256)
  Acquisition of treasury stock ....................................................        (73,634)        (36,795)        (19,149)
  Sales of treasury stock ..........................................................         13,651          10,309          11,455
  Proceeds from exercise of stock options ..........................................          1,731           2,430           2,224
                                                                                          ---------       ---------       ---------
    NET CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES ...........................        (75,140)       (182,714)         90,373
                                                                                          ---------       ---------       ---------
    CHANGE IN CASH AND CASH EQUIVALENTS ............................................         (4,195)         (1,732)         42,555
    CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR .................................         73,962          75,694          33,139
                                                                                          ---------       ---------       ---------
    CASH AND CASH EQUIVALENTS AT END OF YEAR .......................................      $  69,767       $  73,962       $  75,694
                                                                                          =========       =========       =========

                                                                                                                        EXHIBIT 13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 1
- ------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED SELECTED FINANCIAL DATA                             YEAR ENDED DECEMBER 31,
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS, EXCEPT PER
 SHARE AMOUNTS)                                  1994            1993           1992           1991          1990           1989
- ------------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
  Total interest income ..................    $ 1,219,721    $ 1,236,311    $ 1,202,286    $ 1,208,407    $ 1,266,770    $ 1,177,754
  Total interest expense .................        463,671        440,111        504,846        659,918        780,759        730,386
  Net interest income ....................        756,050        796,200        697,440        548,489        486,011        447,368
  Securities gains .......................          2,594         27,189         36,332         16,951            579            302
  Provision for loan losses ..............         15,284         79,294         81,562         62,061         76,434         43,739
  Net income .............................        242,593        236,912        161,046        133,940         99,765        122,829

PER COMMON SHARE(1)
  Net income .............................           1.87           1.85           1.27           1.06            .79           1.02
  Cash dividends declared ................            .72            .60            .50            .46            .41            .35
  Book value at year end .................          10.84          10.21           8.87           8.10           7.43           7.06

BALANCE SHEET HIGHLIGHTS
  Total assets at year-end ...............     17,770,640     17,618,707     16,246,526     14,500,477     13,671,182     13,353,001
  Total long-term debt at year-end .......      1,214,052        762,310        478,872        261,168        206,578        209,808

Average long-term debt ...................        927,797        640,976        299,905        218,645        200,939        206,356
Average shareholders' equity .............      1,403,314      1,216,470      1,074,159        977,073        917,474        815,270
Average total assets .....................    $16,749,850    $16,850,719    $15,165,151    $13,612,543    $13,489,939    $12,247,488

- ------------------------------------------------------------------------------------------------------------------------------------
KEY RATIOS AND STATISTICS                         1994           1993           1992           1991           1990           1989
- ------------------------------------------------------------------------------------------------------------------------------------
MARGIN ANALYSIS - AS A %
OF AVERAGE EARNING ASSETS(2)
  Interest income ........................        7.97%          8.03%          8.75%          9.85%         10.51%         10.85%
  Interest expense .......................        3.01           2.83           3.63           5.30           6.37           6.59
                                                 -----          -----          -----          -----          -----          -----
Net interest margin ......................        4.96%          5.20%          5.12%          4.55%          4.14%          4.26%
                                                 =====          =====          =====          =====          =====          =====
RETURN ON
  Average total assets ...................        1.45%          1.41%          1.06%           .98%           .74%          1.00%
  Average earning assets .................        1.57%          1.53%          1.16%          1.08%           .81%          1.11%
  Average shareholders' equity ...........       17.29%         19.48%         14.99%         13.71%         10.87%         15.07%
Dividend payout ratio ....................       38.50%         32.47%         38.99%         42.86%         51.52%         34.65%
Average shareholders' equity to
  average total assets ...................        8.38%          7.22%          7.08%          7.18%          6.80%          6.66%

Tier I risk-based capital ratio ..........        9.55%          9.60%          9.39%          9.07%          8.68%          8.69%
Total risk-based capital ratio ...........       13.57%         14.02%         12.56%         11.27%         11.19%         11.16%
Tier I leverage ratio ....................        7.99%          7.03%          6.72%          7.00%          6.54%          6.34%


- ------------------------------------------------------------------------------------------------------------------------------------
OTHER DATA                                                1994          1993          1992         1991          1990          1989
- ------------------------------------------------------------------------------------------------------------------------------------
Full-time equivalent employees                           8,152         8,395         8,039         7,562         7,074         6,884
Banking and thrift offices                                 344           352           346           334           318           304

(1) Restated for the five-for-four stock split distributed in July 1994.
(2) Presented on a fully tax equivalent basis assuming a 35% tax rate in 1994 and 1993 and a 34% tax rate in years 1989 through 1992.

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
OVERVIEW

     Huntington reported net income of $242.6 million in 1994, compared with $236.9 million and $161.0 million in 1993 and 1992, respectively. On a per share basis, net income increased to $1.87 in 1994, up from $1.85 and $1.27 in the preceding two years. Huntington's earnings were stronger in the first half of 1994 than in the final six months. Although earnings were higher in 1994, adverse changes in market conditions such as rising interest rates caused compression in the margin and reduced fee-based income from mortgage banking activities and investment management and sales, particularly in the last half of the year. Per share amounts for all prior periods have been restated to reflect the five-for-four stock split distributed to shareholders in July 1994.

     Huntington's returns on average assets (ROA) and average equity (ROE) during 1994 were 1.45% and 17.29%, respectively, which compare favorably with industry averages and the performance of its peer group. In the prior two years, ROA was 1.41% and 1.06%, and ROE was 19.48% and 14.99%.

     Total assets were $17.8 billion at December 31, 1994, representing a slight increase from December 31 of last year. The most significant growth in the balance sheet has been in the area of loans, particularly in the consumer component of the portfolio, which is indicative of Huntington's continued penetration into new and existing markets and a general improvement in economic conditions. Average total loans of $11.5 billion for the year ended December 31, 1994, increased 13.7% from the average balance of $10.1 billion reported for 1993. Conversely, mortgages held for sale dropped significantly from an average balance of $827 million in 1993 to $367 million in the year just ended. This resulted as a rapid rise in interest rates precipitated a substantial curtailment of residential loan originations. The average balance of securities

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 2
- ------------------------------------------------------------------------------------------------------------------------------------
CHANGES IN EARNINGS PER SHARE(1)                                                                     1994/1993            1993/1992
- ------------------------------------------------------------------------------------------------------------------------------------
Net income per share for 1993 and 1992, respectively ...................................               $ 1.85                $ 1.27
Increase (decrease) attributable to:
  Net interest income ..................................................................                 (.31)                  .77
  Provision for loan losses ............................................................                  .49                   .01
  Mortgage banking income ..............................................................                 (.38)                  .28
  Service charges on deposit accounts ..................................................                  .03                   .07
  Securities transactions ..............................................................                 (.19)                 (.07)
  Other income .........................................................................                 (.01)                  .16
  Salaries .............................................................................                   --                  (.15)
  Commissions ..........................................................................                  .08                  (.02)
  Employee benefits ....................................................................                 (.02)                 (.06)
  Provision for other real estate ......................................................                  .05                   .40
  Other expense ........................................................................                  .28                  (.36)
  Income taxes .........................................................................                  .02                  (.43)
  Additional shares outstanding ........................................................                 (.02)                 (.02)
                                                                                                       ------                ------
        Net change .....................................................................                  .02                   .58
                                                                                                       ------                ------
Net income per share for 1994 and 1993, respectively ...................................               $ 1.87                $ 1.85
                                                                                                       ======                ======

(1) Restated for the five-for-four stock split distributed in July 1994.

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                YEAR ENDED DECEMBER 31,
                                                                   1994                 1993                      1992
                                                           -----------------     ------------------        -------------------
                                                           CONTRI-      % OF     CONTRI-        % OF       CONTRI-      % OF
(IN MILLIONS)                                              BUTION      TOTAL     BUTION         TOTAL      BUTION       TOTAL
- ------------------------------------------------------------------------------------------------------------------------------------
BANKING SUBSIDIARIES
 NET INCOME:
  Ohio ...............................................    $179.1       73.8%        $162.1       68.4%        $ 99.6       61.9%
  West Virginia ......................................      34.0       14.0           33.1       14.0           26.4       16.4
  Michigan ...........................................      27.5       11.3           23.2        9.8           20.0       12.4
  Indiana ............................................      14.2        5.9            7.4        3.1           10.1        6.3
  Kentucky ...........................................       6.7        2.8            5.9        2.5            5.1        3.2
  Florida ............................................       2.9        1.2            3.3        1.4            1.3         .8
                                                          ------      -----         ------      -----         ------      -----
        Total Banking Subsidiaries ...................     264.4      109.0          235.0       99.2          162.5      101.0

NON-BANKING SUBSIDIARIES
  NET INCOME(LOSS)
  Huntington Mortgage Company ........................     (11.2)      (4.6)          15.0        6.3           10.5        6.5
  Trust Services .....................................       4.0        1.6            3.2        1.4            2.1        1.3
  Other Non-banking ..................................       1.7         .7             .8         .3            2.3        1.4
  Parent Company, debt service, and other
    supporting operations ............................     (16.3)      (6.7)         (17.1)      (7.2)         (16.4)     (10.2)
                                                          ------      -----         ------      -----         ------      -----
NET INCOME ...........................................    $242.6      100.0%        $236.9      100.0%        $161.0      100.0%
                                                          ======      =====         ======      =====         ======      =====

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
available for sale also declined in 1994, as management repositioned the balance sheet during the first half of the year to reduce the portfolio's exposure to rising rates. The timing of this repositioning was such that Huntington was able to achieve a lower level of interest rate risk without incurring significant losses from securities sales. Total deposits have declined slightly from the prior year amount, in large part because of an expected decrease in time deposits of $100,000 or more and foreign time deposits, as well as a lower amount of funds held in escrow in connection with Huntington's mortgage banking activities. The decline in large domestic and foreign time deposits reflects management's decision to utilize alternative sources to raise national market liabilities. In doing so, Huntington was able to reduce its FDIC insurance premiums without impeding balance sheet liquidity. As more fully discussed in the liquidity section, Huntington's core deposit base has been its most significant source of funding. Management recognizes the continued importance of core deposits and anticipates that they will remain the primary source of funding in the future.

     Shareholders' equity was $1.4 billion at December 31, 1994, an increase of 6.6% from one year ago. Huntington's regulatory capital ratios, including those of its banking and thrift subsidiaries, show continued strength and exceed the minimum levels established for well-capitalized institutions. In addition, Huntington and its subsidiaries meet all other requirements to be considered well-capitalized.

UNIT PROFITABILITY

     Net income at all of Huntington's banking and thrift subsidiaries increased during each of the past two years, with the exception of its Indiana operations which reported a decrease from 1992 to 1993 as a result of certain nonrecurring acquisition costs, and its Florida location which reported lower net income in the most recent year principally because of a lower contribution from its mortgage banking activities. In terms of the non-banking results over these same periods, The Huntington Mortgage Company reported a net loss of $11.2 million during 1994, compared with net income of $15.0 million and $10.5 million, respectively, in the two preceding years. Huntington's mortgage banking activities are more fully discussed in the sections which follow.

RESULTS OF OPERATIONS
NET INTEREST INCOME

     Huntington reported net interest income of $756.1 million in 1994, compared

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 3
- ------------------------------------------------------------------------------------------------------------------------------------
CHANGE IN NET INTEREST INCOME DUE TO CHANGES IN AVERAGE VOLUME AND INTEREST RATES(1)
- ------------------------------------------------------------------------------------------------------------------------------------

FULLY TAX EQUIVALENT BASIS(2)                                           1994                                      1993
                                                           ----------------------------------    ----------------------------------
(IN MILLIONS OF DOLLARS)                                         INCREASE (DECREASE)                     INCREASE (DECREASE)
                                                                    FROM PREVIOUS                            FROM PREVIOUS
                                                                     YEAR DUE TO:                             YEAR DUE TO:
                                                           ----------------------------------    ----------------------------------
                                                           VOLUME     YIELD/RATE      TOTAL        VOLUME      YIELD/RATE    TOTAL
- ------------------------------------------------------------------------------------------------------------------------------------
Interest bearing deposits in banks ...................     $ (1.3)      $   .4       $  (.9)      $ (2.7)      $  (.2)      $ (2.9)
Trading account securities ...........................         .2           .2           .4          (.6)         (.1)         (.7)
Federal funds sold and securities
 purchased under resale agreements ...................        1.5           .9          2.4         (1.7)         (.6)        (2.3)
Mortgages held for sale ..............................      (32.5)        (1.8)       (34.3)        11.0         (5.9)         5.1
Taxable securities ...................................      (69.9)        13.7        (56.2)        39.4        (29.4)        10.0
Tax-exempt securities ................................       (7.6)        (1.0)        (8.6)        (7.9)         5.3         (2.6)
Total loans ..........................................      119.1        (40.7)        78.4         90.4        (66.1)        24.3
                                                           ------       ------       ------       ------       ------       ------
     TOTAL EARNING ASSETS ............................        9.5        (28.3)       (18.8)       127.9        (97.0)        30.9
                                                           ------       ------       ------       ------       ------       ------
Interest bearing demand deposits .....................        1.2         (5.0)        (3.8)         4.3        (17.1)       (12.8)
Savings deposits .....................................        1.3         (9.8)        (8.5)        14.4        (21.0)        (6.6)
Certificates of deposit of
  $100,000 or more ...................................       (9.1)         3.6         (5.5)       (16.9)        (8.7)       (25.6)
Other domestic time deposits .........................       (2.1)         (.1)        (2.2)       (23.3)       (33.2)       (56.5)
Foreign time deposits ................................       (6.5)         3.6         (2.9)        10.0          (.7)         9.3
Short-term borrowings ................................       (6.5)        23.8         17.3         24.8         (8.3)        16.5
Long-term debt .......................................       17.6         11.6         29.2         19.1         (8.1)        11.0
                                                           ------       ------       ------       ------       ------       ------
     TOTAL INTEREST BEARING LIABILITIES ..............       (4.1)        27.7         23.6         32.4        (97.1)       (64.7)
                                                           ------       ------       ------       ------       ------       ------
     NET INTEREST INCOME .............................     $ 13.6       $(56.0)      $(42.4)      $ 95.5       $   .1       $ 95.6
                                                           ======       ======       ======       ======       ======       ======

(1) The change in interest due to both rate and volume has been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.
(2)  Calculated assuming a 35% tax rate.

- --------------------------------------------------------------------------------



- --------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 4
- ------------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF ALLOWANCE FOR LOAN LOSSES AND SELECTED STATISTICS
- ------------------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                               1994         1993         1992          1991           1990           1989
- ------------------------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES, BEGINNING OF YEAR ..... $  211,835   $  153,654   $  134,770     $  123,622     $   91,039    $   79,110
Loan losses
  Commercial .....................................    (10,404)     (20,289)     (26,634)       (26,610)       (17,524)      (13,180)
  Real estate
    Construction .................................     (5,957)        (422)     (14,001)           (34)          (850)       (4,077)
    Mortgage .....................................     (5,428)      (2,060)      (6,665)        (6,859)        (8,115)       (1,825)
  Consumer .......................................    (23,356)     (21,492)     (25,621)       (28,773)       (26,276)      (23,585)
  Lease financing ................................       (977)      (1,329)      (2,734)        (1,338)        (1,255)       (1,048)
                                                   ----------   ----------   ----------     ----------     ----------    ----------
  Total loan losses ..............................    (46,122)     (45,592)     (75,655)       (63,614)       (54,020)      (43,715)
                                                   ----------   ----------   ----------     ----------     ----------    ----------
RECOVERIES OF LOANS PREVIOUSLY CHARGED OFF
  Commercial .....................................      7,724        3,564        3,607          2,589          3,527         4,235
  Real estate
    Construction .................................          1            1         --              400             --            --
    Mortgage .....................................        506          352          120            736            179           155
  Consumer .......................................      9,503        9,058        8,313          6,781          6,229         5,166
  Lease financing ................................        368          263          424            230            197           214
                                                   ----------   ----------   ----------     ----------     ----------    ----------
  Total recoveries of loans previously charged off     18,102       13,238       12,464         10,736         10,132         9,770
                                                   ----------   ----------   ----------     ----------     ----------    ----------
NET LOAN LOSSES ..................................    (28,020)     (32,354)     (63,191)       (52,878)       (43,888)      (33,945)
                                                   ----------   ----------   ----------     ----------     ----------    ----------
PROVISION FOR LOAN LOSSES ........................     15,284       79,294       81,562         62,061         76,434        43,739
ALLOWANCE OF ASSETS ACQUIRED .....................      1,393       11,241          513          1,965             37         2,135
                                                   ----------   ----------   ----------     ----------     ----------    ----------
ALLOWANCE FOR LOAN LOSSES, END OF YEAR ........... $  200,492   $  211,835   $  153,654     $  134,770     $  123,622    $   91,039
                                                   ==========   ==========   ==========     ==========     ==========    ==========
AS A % OF AVERAGE TOTAL LOANS
  Net loan losses ................................        .24%         .32%         .69%           .61%           .52%          .44%
  Provision for loan losses ......................        .13%         .78%         .89%           .72%           .91%          .57%
Allowance for loan losses as a %
  of total loans (end of period) .................       1.63%        1.93%        1.61%          1.52%          1.42%         1.12%
Net loan loss coverage (1) .......................      13.62x       13.69x        4.98x          4.77x          4.82x         6.08x

(1)  Income before income taxes and the provision for loan losses to net loan losses.
- --------------------------------------------------------------------------------

with $796.2 million and $697.4 million, respectively, in 1993 and 1992. The net interest margin, on a fully tax equivalent basis, was 4.96% during the most recent twelve months, a decrease from 5.20% in 1993 and 5.12% in 1992. Rising interest rates put downward pressure on the net interest margin and further compression is expected in 1995. The drop in 1994 reflects the impact of the increase in short-term interest rates (e.g. a 250 basis point increase occurred in the federal funds rate) which increased Huntington's funding costs more rapidly than its yields on earning assets. The lower margin and reduced level of net interest income also were due to the decrease in mortgages held for sale, competitive pricing pressures on new loans, and actions taken to reposition the balance sheet to reduce Huntington's exposure to increases in interest rates. The competitive pressures on loan pricing existed throughout the entire portfolio and were particularly evident in terms of indirect automobile lending, a significant component of Huntington's consumer business.

PROVISION AND ALLOWANCE FOR LOAN
LOSSES

     The provision for loan losses was $15.3 million in 1994, $79.3 million in 1993 and $81.6 million in 1992. The decrease from prior years is directly related to a significant improvement in credit quality, as total nonperforming loans decreased $32.7 million, or 42.4%, over the last twelve months. Moreover, Huntington's net charge-offs decreased 13.4% from 1993, a significant achievement given the loan growth during 1994 and the sharp drop in net charge-offs from 1992 to 1993 of $30.8 million, or 48.8%.

     The allowance for loan losses (ALL) is maintained at a level considered appropriate by management, based on its estimate of losses inherent in the loan portfolio. The procedures employed by Huntington in evaluating the adequacy of the ALL include an analysis of specific credits which

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 5
- ------------------------------------------------------------------------------------------------------------------------------------
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
- ------------------------------------------------------------------------------------------------------------------------------------
                                 1994                1993                 1992                 1991                  1990
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)         PERCENT OF            PERCENT OF            PERCENT OF            PERCENT OF            PERCENT OF
                                   LOANS TO              LOANS TO              LOANS TO              LOANS TO              LOANS TO
                                    TOTAL                 TOTAL                 TOTAL                 TOTAL                 TOTAL
                           AMOUNT   LOANS       AMOUNT    LOANS        AMOUNT   LOANS       AMOUNT    LOANS        AMOUNT   LOANS
- ------------------------------------------------------------------------------------------------------------------------------------
Commercial ...........   $ 31,682   29.3%      $ 33,156   31.4%      $ 51,764   32.8%      $ 55,778   32.4%      $ 48,309   35.2%
Tax-free .............       --       .5           --       .7             47     .7             10     .9             15    1.0
Real estate
  Construction .......        908    2.5          1,636    3.1          1,329    4.0          6,672    4.9         19,046    5.8
  Mortgage ...........     16,677   24.5         18,008   24.5         12,274   23.7         10,545   23.6          7,833   20.8
Consumer .............     28,672   37.9         24,901   35.9         23,604   34.9         23,836   34.6         22,407   33.5
Lease financing ......      2,972    5.3          2,107    4.4          1,943    3.9          1,565    3.6          1,381    3.7
Unallocated ..........    119,581    --         132,027    --          62,693    --          36,364    --          24,631    --
                         --------  -----       --------  -----       --------  -----       --------  -----       --------  -----
        Total ........   $200,492  100.0%      $211,835  100.0%      $153,654  100.0%      $134,770  100.0%      $123,622  100.0%
                         ========  =====       ========  =====       ========  =====       ========  =====       ========  =====
- ------------------------------------------------------------------------------------------------------------------------------------

are generally selected for review on the basis of size and relative risk, portfolio trends, current and historical loss experience, prevailing economic conditions and other relevant factors. For analytical purposes, the ALL has been allocated to various portfolio segments. However, the total ALL is available to absorb losses from any segment of the portfolio. The methods used by Huntington to allocate the ALL are also subject to change and accordingly, the December 31, 1994 allocation is not necessarily indicative of the trend of future loan losses in any particular loan category.

     At year end 1994, the ALL of $200.5 million represented 1.63% of total loans, compared with ratios of 1.93% and 1.61%, respectively, at December 31, 1993 and 1992. Huntington believes this decrease from one year ago is appropriate based on the trend in nonperforming loans, as evidenced by the coverage ratio improving from 274.4% at the end of last year to 450.8% as of December 31, 1994. Additional information regarding the ALL and asset quality appears in the section "CREDIT RISK".

NON-INTEREST INCOME

     Non-interest income totaled $235.4 million in 1994, down from $305.8 million in 1993, and $250.1 million in 1992. Excluding securities transactions, the respective amounts were $232.8 million, $278.6 million, and $213.8 million.

     A significant downturn in mortgage banking operations was the predominant reason for the decrease in fee-based income from prior years. In 1993, mortgage loan originations increased substantially in response to mortgage interest rates which had reached their lowest level in several years. This trend began to level off at the beginning of 1994, and Huntington's mortgage loan production decreased dramatically throughout the year from a total volume of $6.1 billion in 1993 to $2.2 billion in 1994. Moreover, the decline in residential mortgage loan production, coupled with sales of servicing rights, resulted in a decline in the volume of mortgage loans serviced by Huntington from $9.6 billion, including loans subject to temporary subservicing agreements of $2.6 billion, to $5.4 billion at year end 1994. Given the current market conditions, and Huntington's outlook for mortgage interest rates in the coming months, this trend of decreasing fees from mortgage loan originations and other mortgage banking activities is expected to continue into 1995.

     A comparative analysis of the major components of mortgage banking income follows:

- --------------------------------------------------------------------------------
(IN THOUSANDS)                             1994            1993            1992
- --------------------------------------------------------------------------------
Net servicing fees .............         $21,586         $15,105         $16,777
Fee income .....................          13,428          38,639          33,734
Gain on sale of
  servicing rights .............          11,583          31,765           1,539
Other income ...................           3,770          13,676          11,247
                                         -------         -------         -------
  Total ........................         $50,367         $99,185         $63,297
                                         =======         =======         =======
- --------------------------------------------------------------------------------

     Net servicing fees for 1993 were significantly affected by accelerated amortization of excess mortgage servicing rights (EMSRs) during the year. As the refinancing volume which fueled the accelerated amortization last year declined dramatically in 1994, amortization of EMSRs decreased $18.1 million, from $21.2 million in 1993, to $3.1 million in the most recent twelve months.

     Servicing rights sold by Huntington for each of the last two years were related to loans totaling $2.2 billion in 1994 and $3.8 billion in 1993. Gains on such sales were the primary reason for the increase in mortgage banking income of 56.7% from 1992 to 1993, as no significant servicing sales occurred during 1992. At the end of the most recent year, the servicing portfolio had an average contractual maturity of approximately 22 years, which was comparable to a year ago, and an average coupon rate of 8.12%, versus 7.92% in 1993. The decrease between years in other mortgage banking income is a reflection

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 6
- ------------------------------------------------------------------------------------------------------------------------------------
ANALYSIS OF NON-INTEREST INCOME
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                                                          PERCENT
                                                                        YEAR ENDED DECEMBER 31,              INCREASE (DECREASE)
- ------------------------------------------------------------------------------------------------------------------------------------
                                                              1994             1993            1992         1994/93       1993/92
- ------------------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts ................        $ 76,836        $ 73,172        $ 64,471         5.0%          13.5%
Mortgage banking ...................................          50,367          99,185          63,297       (49.2)          56.7
Credit card fees ...................................          34,045          31,794          27,037         7.1           17.6
Trust services .....................................          28,448          27,948          25,129         1.8           11.2
Investment product sales ...........................           6,624           9,016           5,193       (26.5)          73.6
Net gains on sales of securities
  available for sale ...............................           2,481          22,973          19,174       (89.2)          19.8
Net investment securities gains ....................             113           4,216          17,158       (97.3)         (75.4)
Other ..............................................          36,446          37,474          28,680        (2.7)          30.7
                                                            --------        --------        --------
TOTAL NON-INTEREST INCOME ..........................        $235,360        $305,778        $250,139       (23.0)%         22.2%
                                                            ========        ========        ========
- ------------------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 7
- ------------------------------------------------------------------------------------------------------------------------------------
ANALYSIS OF NON-INTEREST EXPENSE
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                                                       PERCENT
                                                                  YEAR ENDED DECEMBER 31,                  INCREASE (DECREASE)
- ------------------------------------------------------------------------------------------------------------------------------------
                                                          1994             1993             1992        1994/93         1993/92
- ------------------------------------------------------------------------------------------------------------------------------------
Salaries ......................................         $226,668         $226,405         $206,429           .1%            9.7%
Commissions ...................................           10,775           20,992           18,310        (48.7)           14.6
Employee benefits .............................           58,158           55,259           46,596          5.2            18.6
Net occupancy .................................           40,291           39,955           36,272           .8            10.2
Equipment .....................................           38,792           37,230           34,184          4.2             8.9
Credit card ...................................           26,539           24,248           20,474          9.4            18.4
FDIC insurance ................................           25,271           25,322           25,500          (.2)            (.7)
Advertising ...................................           15,320           13,259           13,308         15.5             (.4)
Printing and supplies .........................           14,821           14,721           13,588           .7             8.3
Legal and loan collection .....................            8,298           11,361           13,109        (27.0)          (13.3)
Other .........................................          144,719          190,141          204,812        (23.9)           (7.2)
                                                        --------         --------         --------
TOTAL NON-INTEREST EXPENSE ....................         $609,652         $658,893         $632,582         (7.5)%          4.2%
                                                        ========         ========         ========

of general market conditions which resulted in lower gains from the sale of loans during 1994.

     Huntington realized gains from securities transactions of $2.6 million in 1994, $27.2 million in 1993, and $36.3 million in 1992. These gains resulted principally from different programs in each of the years. In the most recent year, management initiated a program to sell certain fixed rate securities in anticipation of increased market interest rates, while the more significant sales of 1993 were the result of a program to change the earning asset mix, which was effected by deploying proceeds from securities sales into loans. Finally, expectations of accelerated prepayments of mortgage-backed securities were the primary reason for the 1992 sales.

     The remaining components of non-interest income were, in the aggregate, relatively flat when comparing 1994 results with 1993. Service charges on deposits and credit card fees represented the largest increases and were mostly volume related, while income from investment product sales showed the most significant decrease. Many of these components showed more significant increases from 1992 to 1993 as a result of changes in the pricing of service charges on various corporate and retail products, and market conditions which benefitted fee-based activities such as trust services and investment product sales.

NON-INTEREST EXPENSE

     Non-interest expense decreased $49.2 million, or 7.5%, when comparing 1994 results with the prior year, while the 1993

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
total exceeded the corresponding amount for 1992 by $26.3 million, or 4.2%.

     In 1993, Huntington experienced unsurpassed levels of mortgage refinancings resulting in significant prepayments of the mortgage servicing portfolio. As discussed previously, the upward trend in mortgage interest rates which began in early 1994 considerably slowed the pace of refinancings during the year. Accordingly, amortization of purchased mortgage servicing rights (PMSRs), which is included in other non-interest expense, decreased from $37.2 million in the prior year to $5.8 million in the year just ended. PMSR amortization in 1993 exceeded the 1992 total by $22.2 million.

     Huntington has seen reductions in various components of other non-interest expense in each of the past two years from continued improvements in asset quality, particularly in terms of costs associated with other real estate owned and loan collection. Salaries increased only slightly


- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 8
- ------------------------------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES                                                                              DECEMBER 31,
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                     1994                    1993                    1992
- ------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and Federal agencies ............................             $  317,713             $   94,466             $3,420,855
States and political subdivisions .............................                153,649                232,721                282,426
Other .........................................................                  4,330                 32,158                228,626
                                                                            ----------             ----------             ----------
        Total .................................................             $  475,692             $  359,345             $3,931,907
                                                                            ==========             ==========             ==========

- ------------------------------------------------------------------------------------------------------------------------------------
AMORTIZED COST AND FAIR VALUES BY MATURITY AT DECEMBER 31, 1994
(IN THOUSANDS OF DOLLARS)                                                        AMORTIZED COST        FAIR VALUE          YIELD(1)
- ------------------------------------------------------------------------------------------------------------------------------------
U.S Treasury
  Under 1 year ......................................................             $    150             $    150              8.63%
                                                                                  --------             --------
        Total .......................................................                  150                  150
                                                                                  --------             --------

Federal agencies
  Mortgage-backed securities
  1-5 years .........................................................                  371                  344              4.90
  6-10 years ........................................................                4,812                4,806              8.54
  Over 10 years .....................................................                3,130                3,133              8.94
                                                                                  --------             --------
        Total .......................................................                8,313                8,283
                                                                                  --------             --------
  Other agencies
  1-5 years .........................................................              101,774               99,446              6.23
  6-10 years ........................................................              207,043              205,358              6.12
  Over 10 years .....................................................                  433                  350              5.60
                                                                                  --------             --------
        Total .......................................................              309,250              305,154
                                                                                  --------             --------
Total U.S. Treasury and Federal agencies ............................              317,713              313,587
                                                                                  --------             --------
States and political subdivisions
  Under 1 year ......................................................               56,361               57,080             10.99
  1-5 years .........................................................               72,812               74,975             10.18
  6-10 years ........................................................               18,433               18,059              8.14
  Over 10 years .....................................................                6,043                6,196             10.08
                                                                                  --------             --------
        Total .......................................................              153,649              156,310
                                                                                  --------             --------
Other
  Under 1 year ......................................................                1,508                1,508              9.82
  1-5 years .........................................................                    5                    5              5.50
  6-10 years ........................................................                1,504                1,424              9.74
  Over 10 years .....................................................                1,313                1,313              9.14
                                                                                  --------             --------
        Total .......................................................                4,330                4,250
                                                                                  --------             --------
Total Investment Securities .........................................             $475,692             $474,147
                                                                                  ========             ========

(1) Weighted average yields are calculated on the basis of book value. Such yields have been adjusted to a fully tax equivalent basis, assuming a 35% tax rate.

At December 31, 1994, Huntington had no concentrations of securities by a single issuer in excess of 10% of shareholders' equity.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
during 1994, as the effects of merit raises were largely negated by reductions in staff at Huntington's mortgage subsidiary. Employee benefits were up 5.2% from the prior year, as a result of the change made at the end of 1993 to an actuarial assumption associated with the defined benefit pension plan and other general cost increases. Commissions expense decreased significantly during 1994, principally because of reduced mortgage loan originations. Advertising costs increased 15.5% during the most recent year in connection with several new initiatives undertaken by Huntington such as Huntington Direct, the National Clearinghouse Association, and Direct Bill Pay.

     Huntington's expanded mortgage banking activities and, to a lesser extent, two purchase business combinations consummated during 1993 were significant reasons for the increase in non-interest expense from 1992 to 1993. Salaries were 9.7% higher in 1993 than 1992 primarily

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 9
- ------------------------------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE                                                                      DECEMBER 31,
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                       1994                   1993                    1992
- ------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and Federal agencies ............................             $3,006,277             $3,691,190             $  393,535
States and political subdivisions .............................                   --                     --                    5,686
Other .........................................................                298,216                148,874                   --
                                                                            ----------             ----------             ----------
        Total .................................................             $3,304,493             $3,840,064             $  399,221
                                                                            ==========             ==========             ==========

- ------------------------------------------------------------------------------------------------------------------------------------
AMORTIZED COST AND FAIR VALUES BY MATURITY AT DECEMBER 31, 1994
(IN THOUSANDS OF DOLLARS)                                                     AMORTIZED COST            FAIR VALUE          YIELD(1)
- ------------------------------------------------------------------------------------------------------------------------------------
U.S Treasury
  Under 1 year ...................................................             $   25,399             $   25,320             6.12%
  1-5 years ......................................................                662,106                643,100             6.27
  6-10 years .....................................................                166,909                147,671             5.60
                                                                               ----------             ----------
        Total ....................................................                854,414                816,091
                                                                               ----------             ----------
Federal agencies
  Mortgage-backed securities
  1-5 years ......................................................                 17,727                 16,922             6.65
  6-10 years .....................................................                369,061                362,716             7.72
  Over 10 years ..................................................                114,742                110,119             6.21
                                                                               ----------             ----------
        Total ....................................................                501,530                489,757
                                                                               ----------             ----------
  Other agencies
  Under 1 year ...................................................                531,082                526,617             5.78
  1-5 years ......................................................                506,740                499,748             7.01
  6-10 years .....................................................                382,849                369,404             6.16
  Over 10 years ..................................................                323,451                304,660             6.52
                                                                               ----------             ----------
        Total ....................................................              1,744,122              1,700,429
                                                                               ----------             ----------
Total U.S. Treasury and Federal agencies .........................              3,100,066              3,006,277
                                                                               ----------             ----------
Other
  1-5 years ......................................................                 95,410                 94,887             5.78
  6-10 years .....................................................                165,422                164,087             6.13
  Over 10 years ..................................................                 32,854                 32,818             6.57
  Marketable equity securities ...................................                  8,359                  6,424             4.95
                                                                               ----------             ----------
        Total ....................................................                302,045                298,216
                                                                               ----------             ----------
Total Securities Available for Sale ..............................             $3,402,111             $3,304,493
                                                                               ==========             ==========

(1) Weighted average yields are calculated on the basis of book value. Such yields have been adjusted to a fully tax equivalent basis, assuming a 35% tax rate.

     At December 31, 1994, Huntington had no concentrations of securities by a single issuer in excess of 10% of shareholders' equity.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
as a result of an increased workforce at Huntington's mortgage subsidiary and normal merit increases, while related employee benefits were up 18.6% due to the additional personnel and increased costs of providing post-retirement, post-employment, and employee stock purchase plan benefits. The remaining components of non-interest expense also generally increased at a greater rate from 1992 to 1993 than was experienced during the most recent year. These increases were the result of higher volumes of mortgage originations and credit card transactions, as well as corporate expansion.

PROVISION FOR INCOME TAXES

     The provision for income taxes was $123.9 million in 1994, compared with $126.9 million in 1993 and $72.4 million in 1992. Huntington's effective tax rate decreased slightly during the most recent twelve months, principally as a result of a one-time charge recorded in 1993 of $4.0 million related to the conversion of an acquired thrift to a bank charter. In each of the three years, the major difference in the statutory and effective tax rates is tax-exempt interest income. A change in the federal income tax rate from 34% to 35% in 1993 also contributed to the higher effective rate when comparing the immediately preceding year to 1992.

     On January 1, 1993, Huntington prospectively adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Adoption of this standard did not materially impact the consolidated financial statements.

INTEREST RATE RISK AND
LIQUIDITY MANAGEMENT

INTEREST RATE RISK MANAGEMENT

     The principal objective of asset/liability management is to maximize shareholder value in a manner consistent with prudent balance sheet management. Through its asset/liability management process, Huntington seeks to achieve consistent growth in both net interest income and net income while managing volatility arising from shifts in interest rates. This is accomplished with the oversight of the Asset/Liability Management Committee (ALCO), which is comprised of key members of executive management. ALCO establishes policies and operating limits that govern the management of both interest rate and market risk as well as ensure maintenance of adequate liquidity. Both on- and off-balance sheet tactics and strategies are regularly reviewed and monitored by ALCO to confirm their consistency with Huntington's operating objectives as well as to evaluate their appropriateness and effectiveness in light of changing market and business conditions.

     Huntington monitors its interest rate risk exposure by measuring the amount that net interest income will change over a twelve to twenty-four month period given a directional shift in interest rates. The net interest income-at-risk estimation is determined using multiple interest rate and balance sheet scenarios to provide management a framework for evaluating its risk tolerance under various market conditions.

     Actively and effectively managing interest rate risk requires the use of a variety of financial instruments and funding sources. On-balance sheet investment and funding vehicles, along with off-balance sheet financial instruments such as interest rate swaps, interest rate caps/floors, and financial futures, represent the primary means by which Huntington responds to the balance sheet mismatches created by customer loan and deposit preferences and to changing market conditions. These activities are closely monitored by ALCO.

     Over the past year, Huntington has undertaken several strategies to protect earnings against rising rates. These have included the sale of approximately $2.1 billion of fixed rate securities designated as available for sale, the issuance of term fixed-rate retail deposits and wholesale liabilities, and the adjustment of interest rate swap and other off-balance sheet positions. These initiatives reduced Huntington's interest rate risk exposure during 1994 and have better positioned the company in light of expectations for further rate increases in 1995.

     At December 31, 1994, the results of Huntington's internal interest sensitivity analysis indicate that a 100 basis point increase in the federal funds rate from the current 5.50% level (assuming a 25 basis point increase per quarter) and corresponding changes in other market rates, reflected in Huntington's interest rate forecast, would result in a decrease in annual net interest income of 0% to 0.9%. This represents a significant decrease from the end of 1993, at which time Huntington's equivalent exposure was a 4-5% decline in net interest income. Assuming a gradual 200 basis point increase in rates, the sensitivity analysis indicates a decrease in net interest income ranging between 0.1% and 1.8%. Huntington uses a range in measuring its "at-risk" position because of varying assumptions regarding the volume and rate behaviors of certain loans and core deposits under the rising rate scenarios.

     Interest rate swaps are the principal off-balance sheet vehicles used by Huntington for asset/liability management. In addition to the transactional efficiencies afforded by a swap structure, which is less costly to execute than a comparable cash instrument, the overall swap strategy has enabled Huntington to lower the costs of raising wholesale funds and has allowed management to synthetically alter, or customize, the repricing characteristics of selected on-balance sheet financial instruments. Financial futures and interest rate caps/floors, as well as forward delivery contracts purchased in connection with Huntington's mortgage banking activities, are also integral to asset/liability management. These off-balance sheet financial instruments are often more attractive than the use of cash securities or other on-balance sheet alternatives because, though they provide similar protection against interest rate movements, they require less capital and may not impede liquidity.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
     The notional amounts of off-balance sheet positions used by Huntington for purposes other than interest rate risk management, consisting principally of transactions entered into on behalf of customers for which the related interest rate risk is countered by offsetting third party contracts, were $700 million and $572 million, respectively, at the end of 1994 and 1993. Total credit exposure from such contracts was $12.6 million at December 31, 1994. These separate activities, which are accounted for at fair value, are not a significant part of Huntington's operations. Accordingly, they have been excluded from the discussion of off-balance sheet financial instruments and the related tables which follow.

     The contributions to net interest income from swaps and other off-balance sheet financial instruments used for asset/liability management purposes, including amortization of $21.6 million in 1994 and $12.2 million in 1993 attributable to deferred net gains from previously terminated contracts, are presented below.

- --------------------------------------------------------------------------------
(IN MILLIONS)                                  1994          1993         1992
- --------------------------------------------------------------------------------
Interest income ......................        $29.0         $61.0         $42.1
Interest expense .....................          5.6          30.0          22.7
                                              -----         -----         -----
Net interest income ..................        $34.6         $91.0         $64.8
                                              =====         =====         =====

     Expressed in terms of the net interest margin, the contribution was 22 basis points in 1994, compared with 59 basis points and 55 basis points, respectively, in the two preceding years. The following table illustrates the estimated maturities and weighted average rates of the interest rate swaps used by Huntington in its interest rate risk management program. In preparing the information presented below, management has made no assumptions with respect to future changes in interest rates. Accordingly, as interest rates change, both the maturity and variable rate information below are subject to change.

     The portfolio of amortizing swaps consists of contracts with notional values that are indexed to certain market interest rates, primarily the London inter-bank offered rate (LIBOR) or Constant Maturity U.S. Treasury yields (CMT). To a much lesser degree, other contracts are amortized based upon the prepayment experience of a specified pool of mortgage loans. As market interest rates increase, amortization of the notional values will change, generally slowing. Basis swaps are contracts which provide for both parties to receive floating rates of interest according to different indices. All receive and pay amounts applicable to Huntington's basis swaps are determined by LIBOR, the prime rate, or other indices common to the banking industry. Certain basis swaps, with a notional value of $700 million at December 31, 1994, have embedded written periodic caps and, in some cases, purchased periodic floors. Also, embedded in the receive fixed-generic swaps is $250 million of written caps.

- -----------------------------------------------------------------------------------------------------------------------------------
                                                  EXPIRING OR AMORTIZING IN
- ------------------------------------------------------------------------------------------------------------------------------------
(IN MILLIONS)                     1995     1996       1997      1998     1999    THEREAFTER   TOTAL
- ------------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1994
 Receive fixed-generic swaps
  Notional value                  $134      $434      $600        --      $850      $400    $2,418
  Weighted average receive rate   4.50%     4.22%     4.70%       --      7.76%     7.22%     6.10%
  Weighted average pay rate       5.75%     5.94%     5.94%       --      5.98%     7.79%     6.25%

Receive fixed-amortizing swaps
  Notional value                  $389      $216      $213      $198      $295      $178    $1,489
  Weighted average receive rate   4.93%     4.93%     4.95%     5.19%     5.74%     5.66%     5.22%
  Weighted average pay rate       5.70%     6.00%     5.98%     6.51%     5.97%     5.98%     5.98%

Pay fixed-generic swaps
  Notional value                  $325    $1,608        --        --        --        --    $1,933
  Weighted average receive rate   5.57%     5.91%       --        --        --        --      5.85%
  Weighted average pay rate       5.19%     6.82%       --        --        --        --      6.54%

Basis swaps
  Notional value                  $750        --        --        --      $250        --    $1,000
  Weighted average receive rate   5.99%       --        --        --      6.19%       --      6.04%
  Weighted average pay rate       6.08%       --        --        --      5.73%       --      5.99%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
     As of December 31, 1994, interest rate swaps were designated to the assets and liabilities presented below.

     The notional values of the swap portfolio represent contractually determined amounts on which calculations of interest payments to be exchanged are based. These notional values do not represent direct credit exposures. At the end of the most recent twelve months, Huntington's credit risk from interest rate swaps and other off-balance sheet financial instruments used for asset/liability management purposes was $49.7 million, which is significantly less than the notional value of the contracts, and represents the sum of the aggregate fair value of positions that have become favorable to Huntington and any accrued interest receivable due from counterparties. In order to minimize the risk that a swap counterparty will not satisfy its interest payment obligation under the terms of the contract, Huntington performs credit reviews on all counterparties, restricts the number of counterparties used to a select group of high quality institutions, obtains collateral, and enters into formal netting arrangements. Huntington has never experienced any past due amounts from a swap counterparty and does not anticipate non-performance in the future by any such counterparties.

     The second table on this page summarizes activity in the interest rate swap portfolio and other off-balance sheet financial instruments used for asset/liability management purposes during each of the last three years.

     Terminations reflect the decisions made by ALCO to modify, refine, or change balance sheet management strategies, as a result of either a change in overall interest rate risk tolerances or changes in balance sheet composition. During 1993, Huntington entered into basis swaps to protect a portion of its prime based loan portfolio against an expected narrowing in the prime/LIBOR spread. Based upon the market conditions over the past year

                                               DESIGNATED ASSETS/LIABILITIES
- ---------------------------------------------------------------------------------------------
                                                             SHORT-TERM  LONG-TERM
(IN MILLIONS)            SECURITIES    LOANS     DEPOSITS    BORROWINGS     DEBT       TOTAL
- ---------------------------------------------------------------------------------------------
Receive fixed-generic      $  233      $1,350      $  200      $  135      $  500      $2,418
Receive fixed-amortizing      198         727         549        --            15       1,489
Pay fixed-generic            --          --          --         1,008         925       1,933
Basis                        --           250        --           750        --         1,000
                           ------      ------      ------      ------      ------      ------
   Total                   $  431      $2,327      $  749      $1,893      $1,440      $6,840
                           ======      ======      ======      ======      ======      ======
- ---------------------------------------------------------------------------------------------

                                                                  PURCHASED
                                                                INTEREST RATE     FORWARD
                                INTEREST          INTEREST      CAPS, COLLARS,    DELIVERY
 (IN MILLIONS)                 RATE SWAPS       RATE FUTURES     AND FLOORS      CONTRACTS
- ---------------------------------------------------------------------------------------------
Balance December 31, 1991       $ 2,380            $   138         $    300       $   669
  Additions                       3,677              1,775            2,525         4,963
  Maturities/Amortization          (505)              (121)            (100)       (4,749)
  Terminations                   (1,125)              (535)            (300)           --
                                -------            -------         --------       -------
Balance December 31, 1992         4,427              1,257            2,425           883
                                -------            -------         --------       -------
  Additions                       6,585              1,556            2,320         7,064
  Maturities/Amortization        (1,210)            (1,187)          (2,625)       (6,655)
  Terminations                   (2,900)            (1,123)            (300)           --
                                -------            -------         --------       -------
Balance December 31, 1993         6,902                503            1,820         1,292
                                -------            -------         --------       -------
  Additions                       3,492              5,802              860         1,065
  Maturities/Amortization          (904)              (275)          (1,250)       (2,281)
  Terminations                   (2,650)            (6,014)            (300)           --
                                -------            -------         --------       -------
Balance December 31, 1994       $ 6,840            $    16         $  1,130       $    76
                                =======            =======         ========       =======


and Huntington's current interest rate forecast, a significant narrowing of the spread between these indices is not expected in the foreseeable future. Accordingly, basis swaps with a notional value of $1.5 billion were terminated in December 1994. The realized loss of approximately $69.5 million is being amortized over the 2.5 year remaining life of the original contracts.

     Unrealized gains and losses on interest rate swaps are presented in the table below. The combined net unrealized loss of $268.9 million at December 31, 1994, compares unfavorably with a net unrealized gain of $14.1 million at the end of 1993. Short-term interest rate increases during 1994 have significantly changed the fair value of the swap portfolio during the year. The unrealized gains and losses on forward delivery contracts and other off-balance sheet financial instruments used for asset/liability management purposes were not significant at either period end.

- -----------------------------------------------------------------------------------------
                                        NOTIONAL  UNREALIZED UNREALIZED   NET UNREALIZED
(IN MILLIONS)                            VALUE      GAINS      LOSSES     GAINS(LOSSES)
- -----------------------------------------------------------------------------------------
DECEMBER 31, 1994:

Receive fixed-generic swaps               $2,418    $ --        $119.9       $(119.9)
Receive fixed-amortizing swaps             1,489      --         123.0        (123.0)
                                          ------    ------      ------       -------
Total receive fixed swaps                  3,907      --         242.9        (242.9)
Less: Pay fixed-generic swaps              1,933      31.8         --           31.8
                                          ------    ------      ------       -------
Net receive fixed position                $1,974    $ 31.8      $242.9       $(211.1)
                                          ======    ======      ======       =======
Basis swaps                               $1,000    $ --        $ 57.8       $ (57.8)
                                          ======    ======      ======       =======

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 10
- ------------------------------------------------------------------------------------------------------------------------------------
SHORT-TERM BORROWINGS                                                                     YEAR ENDED DECEMBER 31,
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                       1994                1993                  1992
- ------------------------------------------------------------------------------------------------------------------------------------
FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS
Balance at year-end .................................................        $1,442,138           $2,164,752           $2,547,972
Weighted average interest rate at year-end ..........................              4.82%                2.62%                3.07%
Maximum amount outstanding at month-end during the year .............        $1,798,524           $2,361,306           $2,808,686
Average amount outstanding during the year ..........................        $1,374,741           $1,964,282           $1,941,199
Weighted average interest rate during the year ......................              3.58%                2.89%                3.39%

SHORT-TERM BANK NOTES
Balance at year-end .................................................        $  640,000           $  860,000           $   20,000
Weighted average interest rate at year-end ..........................              5.55%                3.49%                3.25%
Maximum amount outstanding at month-end during the year .............        $  785,000           $1,000,000           $   40,000
Average amount outstanding during the year ..........................        $  637,055           $  719,767           $    9,508
Weighted average interest rate during the year ......................              4.28%                3.55%                3.23%

MEDIUM-TERM BANK NOTES WITH ORIGINAL MATURITIES OF LESS THAN ONE YEAR
Balance at year-end .................................................        $  624,000
Weighted average interest rate at year-end ..........................              5.55%
Maximum amount outstanding at month-end during the year .............        $  724,000
Average amount outstanding during the year ..........................        $  501,225
Weighted average interest rate during the year ......................              4.73%


- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 11
- ------------------------------------------------------------------------------------------------------------------------------------
MATURITY OF DOMESTIC CERTIFICATES OF DEPOSIT GREATER THAN $100,000 AS OF DECEMBER 31, 1994               (IN THOUSANDS OF DOLLARS)
- ------------------------------------------------------------------------------------------------------------------------------------
Three months or less ..............................................................................           $380,569
Over three through six months .....................................................................             85,569
Over six through twelve months ....................................................................             62,088
Over twelve months ................................................................................             77,537
                                                                                                              --------
Total .............................................................................................           $605,763
                                                                                                              ========
NOTE: All foreign time deposits are denominated in amounts greater than $100,000.

- ------------------------------------------------------------------------------------------------------------------------------------

     The valuation of interest rate swap contracts is largely a function of the financial market's expectations regarding the future direction of interest rates. The recent high degree of market uncertainty surrounding short-term interest rates has significantly contributed to the drop in the fair value of Huntington's swap portfolio. However, current market values are not necessarily indicative of the future impact of the swaps on net interest income. This will depend, in large part, on the shape of the yield curve as well as interest rate levels.

     Including the effects of the basis swap terminations, Huntington had deferred approximately $(74.1) million and $45.7 million, respectively, at December 31, 1994 and 1993, of net realized (losses) gains from interest rate swaps. The net losses as of the most recent year end are to be amortized as yield adjustments over the remaining term of the original contracts, as presented below. Deferred realized gains and losses on other off-balance sheet financial instruments used for asset/liability management purposes were not significant at either period end.


- -------------------------------------------------------------
                                  AMORTIZING IN
- -------------------------------------------------------------
(IN MILLIONS)          1995      1996       1997      TOTAL
- -------------------------------------------------------------
DECEMBER 31, 1994:
- -------------------------------------------------------------
Deferred gains       $ 16.3    $  7.4     $  1.3     $ 25.0
Deferred losses       (41.3)    (41.3)     (16.5)     (99.1)
                     ------    ------     ------     ------
Net losses           $(25.0)   $(33.9)    $(15.2)    $(74.1)
                     ======    ======     ======     ======


LIQUIDITY MANAGEMENT

Liquidity management is also a significant responsibility of ALCO. The goal of ALCO in this regard is to maintain an optimum balance of maturities among Huntington's assets and liabilities such that sufficient cash, or access to cash, is available at all times to meet the needs of borrowers, depositors, and creditors, as well as to fund corporate expansion and other activities. A chief source of Huntington's liquidity is derived from the large retail deposit base accessible by its extensive network of geographically dispersed banking offices. Retail deposits and other core funding sources provided a

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULT OF OPERATIONS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 12
- ------------------------------------------------------------------------------------------------------------------------------------
NON-PERFORMING ASSETS AND PAST DUE LOANS
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                              1994          1993          1992          1991          1990          1989
Non-accrual loans ................................   $ 41,929      $ 75,933      $ 87,541      $139,024      $100,899      $ 81,356
Renegotiated loans ...............................      2,550         1,254         2,508         5,491         9,447         3,969
                                                     --------      --------      --------      --------      --------      --------
Total Non-Performing Loans .......................     44,479        77,187        90,049       144,515       110,346        85,325
                                                     --------      --------      --------      --------      --------      --------
Other real estate, net ...........................     51,909        62,446        73,130        99,646        57,467        17,897
                                                     --------      --------      --------      --------      --------      --------
Total Non-Performing Assets ......................   $ 96,388      $139,633      $163,179      $244,161      $167,813      $103,222
                                                     ========      ========      ========      ========      ========      ========
Non-performing loans as a % of total loans .......        .36%          .70%          .95%         1.63%         1.27%         1.05%
Non-performing assets as a % of total loans and
other real estate ................................        .78%         1.27%         1.70%         2.72%         1.91%         1.27%
Allowance for loan losses as a % of non-performing
loans  ...........................................     450.76%       274.44%       170.63%        93.26%       112.03%       106.70%
Allowance for loan losses and other real estate as
a % of non-performing assets .....................     193.13%       143.41%        95.22%        56.53%        74.36%        88.20%
Accruing loans past due 90 days or more ..........   $ 20,877      $ 25,550      $ 24,298      $ 36,270      $ 30,169      $ 32,169
                                                     ========      ========      ========      ========      ========      ========
Accruing loans past due 90 days or more to total
loans ............................................        .17%          .23%          .26%          .41%          .35%          .40%
- ------------------------------------------------------------------------------------------------------------------------------------

NOTE: For 1994, the amount of interest income which would have been recorded under the original terms for total loans classified as non-accrual or renegotiated was $5.6 million. Amounts actually collected and recorded as interest income for these loans totalled $1.7 million.

minimum of 70% of all funding needs in both 1994 and 1993. This core funding is supplemented by Huntington's demonstrated ability to raise funds in capital markets and to access national funds. During 1993, Huntington, through its lead subsidiary, The Huntington National Bank, initiated a bank note program which provides short and medium term funding. Significant additional funds were generated under the bank note program over the most recent twelve months, and a total of $1.9 billion was outstanding at year end. A similar program was begun at the parent company in 1994 to fund certain non-banking activities, of which $75 million was outstanding at year end. Huntington also has a fully available $200 million line of credit which supports commercial paper borrowings and other short-term working capital needs.

     In addition, Huntington has significant asset liquidity from its sizeable portfolio of securities available for sale, loans which may be securitized and sold, and maturing investments. ALCO regularly monitors the liquidity position and ensures that various alternative strategies exist to cover unanticipated reductions in presently available funding sources. At December 31, 1994, Huntington's liquidity was within all key parameters established by ALCO.

CREDIT RISK

     Huntington's exposure to credit risk is managed through the use of underwriting standards which emphasize "in-market" lending to established borrowers. Highly leveraged transactions and industry or other concentrations are avoided. The credit administration function also employs extensive monitoring procedures to ensure problem loans are promptly identified and adherence with corporate compliance policies. These procedures provide executive management with information necessary to implement appropriate change and take corrective action as needed.

     Asset quality continues to improve. Net charge-offs as a percentage of average total loans were .24% in 1994, compared with .32% in 1993 and .69% in 1992. Non-performing assets, which include loans that are no longer accruing interest, loans that have been renegotiated based upon financial difficulties of the borrower, and real estate acquired through foreclosure, have trended significantly downward and are at their lowest level since 1989. The most substantial decrease in non-performing loans occurred in the construction and commercial real estate segments, which showed a combined reduction from 1993 of $28.9 million, largely as a result of additional principal paydowns. An analysis of the activity in other real estate (ORE) during the past three years follows:

- ------------------------------------------------------------------
(IN MILLIONS)             1994             1993             1992
- ------------------------------------------------------------------
Beginning balance        $89.1           $109.2           $107.1
Additions                 29.3             15.9             50.0
Write-downs               (6.6)           (11.8)           (24.3)
Sales                    (44.5)           (24.2)           (23.6)
                         -----           ------           ------
Total ORE                 67.3             89.1            109.2
ORE reserve              (15.4)           (26.7)           (36.1)
                         -----           ------           ------
Ending balance, net      $51.9           $ 62.4           $ 73.1
                         =====           ======           ======

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 13
- ------------------------------------------------------------------------------------------------------------------------------------
LOAN PORTFOLIO COMPOSITION                                                         YEAR ENDED DECEMBER 31,
- ------------------------------------------------------------------------------------------------------------------------------------
(IN MILLIONS OF DOLLARS)                                  1994             1993             1992             1991             1990
- ------------------------------------------------------------------------------------------------------------------------------------
Commercial ....................................          $ 3,611          $ 3,435          $ 3,121          $ 2,879          $ 2,941
Tax-free ......................................               58               72               70               81               87
Real estate
  Construction ................................              305              337              379              439              492
  Mortgage ....................................            3,002            2,685            2,252            2,097            2,059
Consumer ......................................            4,642            3,944            3,325            3,061            2,821
Lease financing ...............................              646              481              368              321              311
                                                         -------          -------          -------          -------          -------
    Total loans ...............................          $12,264          $10,954          $ 9,515          $ 8,878          $ 8,711
                                                         =======          =======          =======          =======          =======

NOTE: There are no loans outstanding which would be considered a concentration of lending in any particular industry or group of industries.


- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 14
- ------------------------------------------------------------------------------------------------------------------------------------
MATURITY SCHEDULE OF SELECTED LOANS
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                     DECEMBER 31, 1994
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                AFTER ONE
                                                             WITHIN             BUT WITHIN             AFTER
                                                            ONE YEAR            FIVE YEARS           FIVE YEARS              TOTAL
                                                           ----------           ----------           ----------           ----------
Commercial and tax-free ........................           $2,222,656           $1,136,707           $  309,535           $3,668,898
Real estate - construction .....................              140,663              126,685               37,421              304,769
                                                           ----------           ----------           ----------           ----------
     Total .....................................           $2,363,319           $1,263,392           $  346,956           $3,973,667
                                                           ==========           ==========           ==========           ==========
Variable interest rates ........................                                $  993,707           $  229,717
                                                                                ==========           ==========
Fixed interest rates ...........................                                $  269,685           $  117,239
                                                                                ==========           ==========
- ------------------------------------------------------------------------------------------------------------------------------------


     Huntington's management continues to aggressively pursue the sale of its ORE to further reduce non-performing assets.

     Huntington also has certain loans which are past due ninety days or more but have not been placed on nonaccrual status. These loans, which total $20.9 million at year end 1994, are primarily consumer and residential real estate loans that are considered well-secured and in the process of collection. There were also loans outstanding of $51.5 million and $84.5 million, respectively, at December 31, 1994 and 1993, that Huntington considers to be potential problem credits and monitors closely for any further deterioration in borrower performance.

     All significant loan categories, except construction, experienced growth during 1994, the most significant occurring in the consumer and leasing segments of the portfolio which were up, in terms of average balances outstanding, 20.8% and 31.1%, respectively. Huntington has enjoyed success in the installment lending business for more than thirty years, and continues to increase its market share through higher volumes from traditional banking offices, complemented significantly by the additional market opportunities afforded by The Huntington Acceptance Company, an indirect auto lending affiliate. Huntington has achieved this growth without compromising credit quality, as its indirect lending function uses sophisticated credit scoring systems, applies consistent underwriting standards, and has a well-designed portfolio tracking system. Over the past two years, net losses resulting from this segment of the portfolio were only .21% and .20%, respectively, of related average loans.

     Average commercial real estate loans as a percent of average total loans increased only slightly from 11.2% in 1993 to 11.5% in 1994. This increase represents additional extensions of credit to borrowers within the small to middle markets for which the underlying collateral is typically owner-occupied properties with a demonstrated trend of positive cash flows.

CAPITAL AND DIVIDENDS

     Huntington places significant emphasis on the maintenance of strong capital, which promotes investor confidence, provides access to the national markets under favorable terms, and enhances the ability to capitalize on business growth and acquisition opportunities. Capital is managed at each subsidiary based upon the respective risks and growth opportunities, as well as regulatory requirements.

     Shareholders' equity at December 31, 1994 was approximately $1.4 billion, up 6.6% from one year ago. Huntington's ratio of average equity to average assets increased significantly over the last twelve months to 8.38%, compared with 7.22% and 7.08%, respectively, in the two preceding years. In addition to the increase in the ratio of average equity to average assets during 1994, Huntington continues to show strength in each of the key regulatory capital ratios. At December 31, 1994, the Tier 1 and total risk-based capital ratios were 9.55% and 13.57%, respectively, and exceeded the corresponding minimum levels to be considered "well capitalized" of 6% and 10%, respectively. These same ratios one year ago were 9.60% and 14.02%, respectively. The year end Tier 1 leverage ratio of 7.99% also exceeded the minimum regulatory requirement of 5%, and compares favorably with the ratio at the end of 1993 of 7.03%.

     Huntington increased its cash dividends to shareholders during 1994 to $.72 a share, which was 20% higher than the corresponding amount in 1993 of $.60 per share. That increase, which resulted in a pay-out ratio during the most recent year of 38.5%, was accompanied by the distribution of a five-for-four stock split in July 1994.

     Huntington also announced a con-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
tinuation of its common stock repurchase program during 1994, upon receiving
Board of Directors' authorization in July to acquire up to 5.0 million shares
(as adjusted for the July 1994 stock split) through open market purchases and privately negotiated transactions. Approximately 1.3 million of the shares repurchased pursuant to the 1994 authorization were reissued prior to year end in connection with the acquisition of a thrift holding company. Certain shares have also been reissued in connection with Huntington's dividend reinvestment, stock purchase, stock option, and other benefit plans. The treasury stock on hand at year end and all other shares to be repurchased pursuant to the 1994 authorization, of which 3.0 million shares remains available at December 31, 1994, are expected to be reissued as required by the terms and provisions of these benefit plans.

NEW ACCOUNTING STANDARDS

     On January 1, 1994, Huntington adopted Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires entities to classify debt and equity securities as either held to maturity, available for sale, or trading securities. Held to maturity securities are recorded at amortized cost, whereas available for sale securities and trading securities are carried at fair value. The statement further requires that unrealized gains and losses on available for sale securities be reported, net of tax, as a separate component of shareholders' equity. At the date of adoption, the unrealized gain on available for sale securities, net of applicable income taxes, increased Huntington's equity by $67.2 million. During 1994, as market interest rates rose, the available for sale portfolio depreciated in value, resulting in a year end reduction of shareholders' equity of $63.3 million. In the latter part of 1993, in anticipation of adopting SFAS No. 115, Huntington transferred the majority of its securities to the available for sale category. Adoption of the new accounting standard had no effect on earnings.

     In May 1993, the Financial Accounting Standards Board (FASB) issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", which applies to financial statements for fiscal years beginning after December 15, 1994. SFAS No. 114 requires that "impaired loans" be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The adoption of SFAS No. 114, which will occur in the first quarter of 1995, is not expected to have a material effect on Huntington's consolidated financial statements.

     The FASB has also issued an Exposure Draft (ED) dated June 1994, "Accounting for Mortgage Servicing Rights and Excess Servicing Receivables and for Securitization of Mortgage Loans", that would amend certain provisions of SFAS No. 65, which currently governs the accounting for mortgage banking activities. The most significant change proposed in the ED involves the recognition of rights to service loans for others as separate assets, regardless of whether purchased or originated. A final statement from the FASB is expected in the first half of 1995, the provisions of which are expected to be applied prospectively to transactions subsequent to the date of adoption. Because a final pronouncement has not yet been issued, Huntington is unable to determine the potential effects of the accounting change.

FOURTH QUARTER RESULTS

     Net income for the fourth quarter of 1994 was $52.5 million, or $.41 per share, compared with $63.4 million, or $.49 per share, in the same period last year. ROA and ROE for the most recent quarter were 1.22% and 14.78%, respectively, versus 1.44% and 19.60% in the final quarter of 1993.

     Net interest income was $177.3 million in the final quarter of 1994, down $31.7 million from the corresponding period of the prior year. Similarly, a decrease occurred in the net interest margin, which was 4.54% and 5.24% in the respective quarters. The downward pressures on net interest income which began in the second quarter of 1994 continued into the fourth quarter of the year, most notably in terms of reduced spreads in the rising rate environment and the effects of initiatives undertaken by Huntington to reduce exposure to further increases in interest rates.

     The provision for loan losses was $2.5 million in the final quarter of the year versus $15.3 million in the same period of 1993. The significant factors which were noted earlier as contributing to the decrease on an annual basis are also the principal considerations when comparing the quarterly results, as net loan losses were only .31% of average loans in the three months ended December 31, 1994, and period end asset quality was strong.

     Non-interest income was $54.7 million and $82.0 million, respectively, for the quarters ended December 31, 1994 and 1993. Securities transactions were not significant in either period. The sharp drop in fee income from mortgage banking activities during the most recent year was most pronounced when comparing the fourth quarter 1994 results with the corresponding amounts for 1993. For the

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
quarter just ended, mortgage banking income was $8.6 million versus the record level in the same quarter one year ago of $36.0 million. A $13.6 million decrease in gains on the sale of servicing rights, coupled with a $9.4 million decrease in origination fees, was the primary reason for this downturn. Income from certain other fee-based activities such as investment management and sales was also down when comparing these two quarters as a result of rising interest rates.

     Non-interest expenses of $150.5 million in the fourth quarter of 1994 were 12.6% less than the total for the corresponding period last year of $181.3 million. Personnel costs, including commissions, declined $10.5 million, or 13.2% largely because of lower loan production at Huntington's mortgage banking subsidiary which resulted in staff reductions and decreased volume-based compensation. Costs associated with ORE were down from the final quarter of 1993, as were legal and loan collection expenses, due to the continued improvement in asset quality.

     The provision for income taxes decreased considerably when comparing the last three months of 1994 to the same period a year ago, principally because of a drop in pre-tax earnings. A non-recurring charge of $4.0 million in the final quarter of 1993 related to the conversion of an acquired thrift to a bank charter was also a significant reason for the lower provision.

FOREIGN ACTIVITIES

     Huntington has very limited foreign activities, consisting principally of deposits accepted by its Cayman Islands branch. At December 31, 1994, Huntington had no investments in foreign assets.

INFLATION

     Huntington's assets and liabilities are principally monetary in nature. Accordingly, its financial condition is affected by changes in interest rates to a much greater degree than by inflation. Although interest rates are determined in large measure by changes in the general level of inflation, they do not change at the same rate or in the same magnitude, but rather react in correlation with changes in the expected rate of inflation and changes to monetary and fiscal policy. A financial institution's ability to react to changes in interest rates is a better indicator of its ability to perform. More information regarding the effects of changing interest rates appears in the section "Interest Rate Risk and Liquidity Management".

CONSOLIDATED AVERAGE BALANCES AND INTEREST RATES
(ANNUAL DATA)
- --------------------------------------------------------------------------------
                                  Huntington
                                  Bancshares
                                  Incorporated
- --------------------------------------------------------------------------------

FULLY TAX EQUIVALENT BASIS(1)                                         1994                                    1993
(IN MILLIONS OF DOLLARS)                                   ----------------------------------    ---------------------------------
                                                                      INTEREST                               INTEREST
                                                           AVERAGE    INCOME/        YIELD/      AVERAGE     INCOME/      YIELD/
                                                           BALANCE    EXPENSE         RATE       BALANCE     EXPENSE       RATE
                                                           ----------------------------------    ---------------------------------
ASSETS
Interest bearing deposits in banks-foreign ............      --            --           --       $    10     $     .5        4.38%
Interest bearing deposits in banks-domestic ...........   $     4     $     .3         7.57%          16           .6        4.02
Trading account securities ............................        14           .9         6.16           10           .5        5.04
Federal funds sold and securities purchased
  under resale agreements .............................       115          5.0         4.32           78          2.6        3.36
Mortgages held for sale ...............................       367         25.9         7.06          827         60.2        7.28
Securities available for sale .........................     2,944        180.7         6.14        1,359         81.6        6.00
Investment securities
  U.S. Treasury and Federal agencies ..................       257         17.0         6.60        2,669        164.4        6.16
  States and political subdivisions ...................       190         20.5        10.80          260         29.1       11.22
  Other ...............................................        16           .9         5.71          171          8.9        5.21
                                                          -------     --------                   -------     --------
     Total investment securities ......................       463         38.4         8.29        3,100        202.4        6.53
                                                          -------     --------                   -------     --------
Loans
  Commercial ..........................................     3,501        295.8         8.45        3,216        274.0        8.52
  Tax-free ............................................        64          6.4         9.92           77          7.3        9.41
  Real estate
    Construction ......................................       298         23.1         7.75          368         26.1        7.09
    Mortgage ..........................................     2,786        220.3         7.91        2,473        203.6        8.24
  Consumer ............................................     4,316        354.2         8.21        3,575        323.8        9.06
  Lease financing .....................................       556         40.8         7.34          424         34.4        8.11
                                                          -------     --------                   -------     --------
    Total loans .......................................    11,521        940.6         8.16       10,133        869.2        8.58
    Allowance for loan losses/loan fees ...............       212         37.4                       194         30.4
                                                          -------     --------                   -------     --------
    Net Loans .........................................    11,309        978.0         8.49        9,939        899.6        8.88
                                                          -------     --------                   -------     --------
    Total earning assets ..............................    15,428     $1,229.2         7.97%      15,533     $1,248.0        8.03%
                                                          -------     --------                   -------     --------
Cash and due from banks ...............................       741                                    693
All other assets ......................................       793                                    819
                                                          -------                                -------
TOTAL ASSETS ..........................................   $16,750                                $16,851
                                                          =======                                =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits
  Non-interest bearing ................................   $ 2,116                                $ 2,141
  Interest bearing ....................................     2,713     $   59.9         2.21%       2,662     $   63.7        2.39%
Savings deposits ......................................     2,281         49.0         2.15        2,229         57.5        2.58
Certificates of deposit of $100,000 or more ...........       607         25.6         4.22          831         31.1        3.74
Other domestic time deposits ..........................     3,523        148.1         4.20        3,572        150.3        4.21
Foreign time deposits .................................       286         12.2         4.25          455         15.0        3.30
                                                          -------     --------                   -------     --------
  Total deposits ......................................    11,526        294.8         3.13       11,890        317.6        3.26
                                                          -------     --------                   -------     --------
Short-term borrowings .................................     2,629        106.7         4.06        2,825         89.4        3.17
Long-term debt ........................................       928         62.2         6.71          640         33.1        5.18
                                                          -------     --------                   -------     --------
  Interest bearing liabilities ........................    12,967     $  463.7         3.58%      13,214     $  440.1        3.33%
                                                          -------     --------                   -------     --------
All other liabilities .................................       264                                    280
Shareholders' equity ..................................     1,403                                  1,216
                                                          -------                                -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ............   $16,750                                $16,851
                                                          =======                                =======
Net interest rate spread ..............................                                4.39%                                4.70%
Impact of non-interest bearing funds on margin ........                                 .57%                                 .50%
NET INTEREST INCOME/MARGIN ............................               $  765.5         4.96%                 $  807.9       5.20%
                                                                      ========                               ========

(1) Fully tax equivalent yields are calculated assuming a 35% tax rate in 1994 and 1993 and a 34% tax rate in years 1989 through 1992.

Average loan balances include non-accruing loans. Loan income includes cash received on non-accruing loans.

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------

                   1992                              1991                           1990                           1989
     -------------------------------  ------------------------------   ----------------------------   ---------------------------
                 Interest                          Interest                       Interest                       Interest
     Average     Income/    Yield/     Average     Income/    Yield/   Average    Income/    Yield/    Average   Income/    Yield/
     Balance     Expense     Rate      Balance     Expense     Rate    Balance    Expense     Rate     Balance   Expense     Rate
     ------------------------------   ------------------------------   ----------------------------   ----------------------------

    $    54    $    2.6      4.74%    $    10    $     .7      6.71%   $     3    $     .2     6.91%   $   33    $   3.3      9.75%
         27         1.4      5.15          42         3.1      7.47         60         5.2     8.80        72        6.6      9.29
         22         1.2      5.43          27         1.8      6.83          9          .8     8.69        10        1.0      9.66

        126         4.9      3.90         152         8.8      5.76        231        18.4     7.94       243       21.7      8.93
        681        55.1      8.09         386        34.0      8.80        274        27.0     9.86       111       10.9      9.79
        142        11.0      7.79          21         2.0      9.34         --          --       --        --         --        --

      3,163       220.3      6.96       2,459       209.0      8.50      2,563       227.8     8.89     1,921      169.9      8.85
        336        31.7      9.43         396        41.6     10.51        458        47.9    10.47       509       52.5     10.30
        205        13.6      6.65         281        24.5      8.75        239        21.1     8.80       445       37.0      8.32
    -------    --------               -------    --------              -------    --------             ------    -------
      3,704       265.6      7.17       3,136       275.1      8.77      3,260       296.8     9.10     2,875      259.4      9.02
    -------    --------               -------    --------              -------    --------             ------    -------

      2,993       249.4      8.34       2,878       264.2      9.18      2,810       294.5    10.48      2,669      300.4    11.25
         83         8.2      9.84          89        10.1     11.32        111        13.4    12.04        147       18.5    12.60

        393        26.4      6.71         457        38.2      8.37        547        57.4    10.49        522       59.0    11.31
      2,145       191.2      8.92       2,036       202.9      9.96      1,947       203.1    10.44      1,703      178.3    10.47
      3,190       340.7     10.68       2,904       336.6     11.59      2,710       324.1    11.96      2,427      300.4    12.38
        342        30.8      9.00         314        30.0      9.57        298        29.1     9.75        267       26.7    10.00
    -------    --------               -------    --------              -------    --------             -------   --------
      9,146       846.7      9.26       8,678       882.0     10.16      8,423       921.6    10.94      7,735      883.3    11.42
        144        28.6                   131        19.2                  100        18.1                  84       16.1
    -------    --------               -------    --------              -------    --------             -------   --------
      9,002       875.3      9.57       8,547       901.2     10.38      8,323       939.7    11.16      7,651      899.4    11.63
    -------    --------               -------     --------             -------    --------             -------   --------
     13,902    $1,217.1      8.75%     12,452    $1,226.7      9.85%    12,260    $1,288.1    10.51%    11,079   $1,202.3    10.85%
    -------    --------               -------    --------              -------    --------             -------   --------
        636                               567                              670                             680
        771                               725                              660                             572
    -------                           -------                          -------                         -------
    $15,165                           $13,613                          $13,490                         $12,247
    =======                           =======                          =======                         =======


    $ 1,749                             1,401                          $ 1,393                         $ 1,365
      2,513    $   76.5      3.05%      2,210    $  103.3      4.68%     2,070    $   112.1    5.42%     2,017   $  109.5     5.43%
      1,770        64.1      3.62       1,326        64.9      4.89      1,228         61.3    4.99      1,198       60.1     5.01
      1,251        56.7      4.53       1,523       100.1      6.57      1,714        142.8    8.34      1,648      149.2     9.06
      4,066       206.8      5.09       4,223       288.5      6.83      3,894        307.1    7.89      3,244      265.4     8.18
        153         5.7      3.73          69         3.8      5.56         40          3.2    7.85         34        3.2     9.45
    -------    --------               -------    --------              -------    ---------            -------   --------
     11,502       409.8      4.20      10,752       560.6      5.99     10,339        626.5    7.00      9,506      587.4     6.29
    -------    --------               -------    --------              -------    ---------            -------   --------
      2,062        72.9      3.54       1,406        81.2      5.77      1,731        136.5    7.89      1,431      124.7     8.72
        300        22.1      7.36         219        18.4      8.41        201         17.8    8.88        204       18.3     8.95
    -------    --------               -------    --------              -------    ---------            -------   --------
     12,115    $  504.8      4.17%     10,976    $  660.2      6.01%    10,878    $   780.8    7.18%     9,776   $  730.4     7.47%
    -------    --------               -------    --------              -------    ---------            -------   --------
        227                               259                              302                             291
      1,074                               977                              917                             815
    -------                           -------                          -------                         -------
    $15,165                           $13,613                          $13,490                         $12,247
    =======                           =======                          =======                         =======
                            4.58%                              3.84%                           3.33%                          3.38%
                             .54%                               .71%                            .81%                           .88%
               $  712.3      5.12%               $  566.5      4.55%              $   507.3    4.14%             $  471.9     4.26%
               ========                          ========                         =========                      ========

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors
and Shareholders of
Security National Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Security National Corporation and its subsidiary (the Company) at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 1 to the financial statements, the Company changed its method of accounting for investments on January 1, 1994.

As discussed in Note 2 to the financial statements, the Company has entered into an Agreement and Plan of Merger dated as of July 12, 1994. The merger is anticipated to close in May 1995.


PRICE WATERHOUSE LLP
January 18, 1995
Orlando, Florida

SECURITY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)


                                                                               DECEMBER 31,
                                                                     -------------------------------
                                                                       1994                   1993
                                                                     --------               --------
ASSETS
  Cash and due from banks.....................................       $ 14,136               $ 17,318
  Federal funds sold..........................................         11,550                  1,400
  Securities available for sale (at fair value)...............         24,944                     --
  Investment securities - (Market value - $58,351
    and $90,826, respectively)................................         60,208                 90,395
  Loans:
    Commercial, financial and agricultural....................         13,506                 16,458
    Real estate - construction................................          3,759                  2,512
    Real estate - mortgage....................................         46,143                 41,437
    Instalment and consumer lines.............................          9,639                  9,861
                                                                     --------               --------
      Total loans.............................................         73,047                 70,268
    Less:  Allowance for loan losses..........................         (1,102)                (1,148)
                                                                     --------               --------
      Net loans...............................................         71,945                 69,120
                                                                     --------               --------
  Premises and equipment......................................          6,836                  7,124
  Other assets................................................          1,800                  1,453
                                                                     --------               --------
      Total assets............................................       $191,419               $186,810
                                                                     ========               ========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Non-interest bearing deposits...............................       $ 53,357               $ 47,799
  Interest bearing deposits:
    Savings, time, and demand.................................        107,024                107,144
    Time, $100,000 and over...................................          7,384                  7,556
                                                                     --------               --------
      Total deposits..........................................        167,765                162,499
  Short-term borrowings.......................................          2,627                  2,968
  Other liabilities...........................................            459                  1,226
                                                                     --------               --------
      Total liabilities.......................................        170,851                166,693
                                                                     --------               --------
Shareholders' equity
  Common stock - $1 par value, 5,000,000 shares authorized;
  1,671,200 shares issued at December 31, 1994 and 1993,
  and 1,511,181 and 1,559,955 shares outstanding at
  December 31, 1994 and 1993..................................          1,671                  1,671
  Additional paid-in capital..................................         17,893                 17,893
  Retained earnings...........................................          3,159                  1,715
  Net unrealized loss on securities available for sale........           (433)                    --
  Less: Treasury stock - at cost..............................         (1,722)                (1,162)
                                                                     --------               --------
                                                                       20,568                 20,117
                                                                     --------               --------
Total liabilities and shareholders' equity....................       $191,419               $186,810
                                                                     ========               ========


   The accompanying notes are an integral part of these financial statements.

SECURITY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands Except Per-Share Information)

                                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                                          ---------------------------------------
                                                                           1994             1993            1992
                                                                          ------           ------          ------
Interest Income:
    Interest and fees on loans..................................          $6,090           $5,229          $5,211
    Interest on federal funds sold..............................             392              310             354
    Interest and dividends on investment securities.............           3,940            3,730           2,867
                                                                          ------           ------          ------
       Total interest income....................................          10,422            9,269           8,432
                                                                          ------           ------          ------
Interest expense:
    Interest on deposits........................................           2,929            2,723           2,892
    Interest on short-term borrowings...........................              67               38              57
                                                                          ------           ------          ------
       Total interest expense...................................           2,996            2,761           2,949
                                                                          ------           ------          ------
           Net interest income..................................           7,426            6,508           5,483
Provision for loan losses.......................................              --               60             271
                                                                          ------           ------          ------
       Net interest income after
              provision for loan losses.........................           7,426            6,448           5,212
                                                                          ------           ------          ------
Non-interest income:
    Service charges.............................................             533              458             349
    Gain on sale of investment securities.......................               7               87              17
    Mortgage banking fees.......................................             143              207              --
    Other.......................................................              83              109             112
                                                                          ------           ------          ------
       Total non-interest income................................             766              861             478
                                                                          ------           ------          ------
Non-interest expenses:
    Salaries and employee benefits..............................           1,869            1,982           1,810
    Occupancy expenses..........................................             518              480             400
    Equipment expenses..........................................             364              441             395
    Other operating expenses....................................           1,856            2,321           1,683
                                                                          ------           ------          ------
       Total non-interest expenses..............................           4,607            5,224           4,288
                                                                          ------           ------          ------
Income before income taxes and extraordinary item...............           3,585            2,085           1,402
Applicable income taxes.........................................           1,361              740             496
                                                                          ------           ------          ------
Income before extraordinary item................................           2,224            1,345             906
Extraordinary credit resulting from utilization
    of operating loss carryforward..............................              --               --              85
                                                                          ------           ------          ------
           Net income...........................................          $2,224           $1,345          $  991
                                                                          ======           ======          ======

Earnings per share:
    Income before extraordinary item.............................          $1.47            $0.85           $0.55
    Extraordinary item...........................................             --               --            0.05
                                                                          ======           ======          ======
           Net income per common share...........................          $1.47            $0.85           $0.60
                                                                          ======           ======          ======
Weighted average shares outstanding (in thousands)...............          1,515            1,580           1,651
                                                                          ======           ======          ======

   The accompanying notes are an integral part of these financial statements.

SECURITY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(Dollars in Thousands)

                                           COMMON      ADDITIONAL   RETAINED
                                          STOCK PAR     PAID-IN     EARNINGS     UNREALIZED   TREASURY
                                            VALUE       CAPITAL     (DEFICIT)       LOSS        STOCK      TOTAL
                                          ---------    ---------    ---------    ----------   --------    -------
Balance at December 31, 1991.......        $1,671      $17,893      $ (125)        $  --      $  (250)    $19,189

   Net income for 1992.............            --           --         991            --           --         991

   Payment of dividend.............            --           --        (165)           --           --        (165)
                                           ------      -------      ------         -----      -------     -------
Balance at December 31, 1992.......         1,671       17,893         701            --         (250)     20,015

   Net income for 1993.............            --           --       1,345            --           --       1,345

   Acquisition of treasury shares
   (91,425 at $10.00 per share)....            --           --          --            --         (912)       (912)

   Payment of dividend.............            --           --        (331)           --           --        (331)
                                           ------      -------      ------         -----      -------     -------

Balance at December 31, 1993.......         1,671       17,893       1,715            --       (1,162)     20,117

   Net income for 1994.............            --           --       2,224            --           --       2,224

   Net unrealized loss on
   investment securities
   available for sale..............            --           --          --          (433)          --        (433)

   Acquisition of treasury shares
   (50,107 at $11.50 per share)....            --           --          --            --         (576)       (576)

   Sale of treasury shares
   (1,333 at $12.50 per share).....            --           --          --            --           16          16

   Payment of dividend.............            --           --        (780)           --           --        (780)
                                           ------      -------      ------         -----      -------     -------
Balance at December 31, 1994.......        $1,671      $17,893      $3,159         $(433)     $(1,722)    $20,568
                                           ======      =======      ======         =====      =======     =======



   The accompanying notes are an integral part of these financial statements.

SECURITY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)


                                                                          FOR THE YEAR ENDED DECEMBER 31,
                                                                     -----------------------------------------
                                                                       1994            1993             1992
                                                                     --------        --------         --------
Operating activities:
   Net income.................................................       $  2,224        $  1,345         $    991
   Adjustment to reconcile net income to cash
     provided by operating activities:
       Provision for loan losses..............................             --              60              271
       Depreciation and amortization..........................            373             428              407
       Net investment security discounts/premiums.............            615             359              384
       Increase in other assets...............................           (347)            (56)             (36)
       (Decrease) increase in other liabilities...............           (767)            689               53
                                                                     --------        --------         --------
Net cash provided by operating activities.....................          2,098           2,825            2,070
                                                                     --------        --------         --------

Investing activities:
   Increase (decrease) in federal funds sold..................        (10,150)         10,350             (715)
   Purchase of investment securities..........................         (4,977)        (66,881)         (37,306)
   Maturities and principal collections of:
     Investment securities....................................          2,439          16,114           14,716
     Securities available for sale............................          1,731              --               --
   Sale of:
     Investment securities....................................             --          20,653            6,015
     Securities available for sale............................          5,002              --               --
   (Increase) decrease in net loans...........................         (2,825)         (4,950)             679
   Increase in premises and equipment.........................            (85)           (167)          (1,668)
                                                                     --------        --------         --------
Net cash used in investing activities.........................         (8,865)        (24,881)         (18,279)
                                                                     --------        --------         --------

Financing activities:
   Net increase in deposits...................................          5,266          26,304           18,690
   Net (decrease) increase in short-term borrowings...........           (341)           (523)           1,306
   Purchase and sale of treasury stock, net...................           (560)           (912)              --
   Payment of dividend........................................           (780)           (331)            (165)
                                                                     --------        --------         --------
Net cash provided by financing activities.....................          3,585          24,538           19,831
                                                                     --------        --------         --------

Net (decrease) increase in cash and due from banks............         (3,182)          2,482            3,622
Beginning balance of cash and due from banks..................         17,318          14,836           11,214
                                                                     --------        --------         --------
Ending balance of cash and due from banks.....................       $ 14,136        $ 17,318         $ 14,836
                                                                     ========        ========         ========
Supplemental disclosure:
   Interest paid..............................................       $  2,942         $ 2,822           $3,023
   Taxes paid.................................................          1,222             915              315

   The accompanying notes are an integral part of these financial statements.

SECURITY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1994
- --------------------------------------------------------------------------------

1.       NATURE OF BUSINESS AND BASIS OF FINANCIAL STATEMENT PRESENTATION

         THE BUSINESS

         Security National Corporation (the "Company"), a bank holding company, was incorporated under the laws of the state of Delaware on May 19, 1987. The Company currently operates one wholly-owned subsidiary, Security National Bank (the "Bank"). The Bank is nationally chartered and engages in a general commercial banking business which includes deposit taking, general lending functions and mortgage brokerage operations (new in 1993). The Bank operates under the supervision of the Office of the Comptroller of the Currency and the Rules and Regulations of the Federal Deposit Insurance Corporation. The Bank is also a member of the Federal Reserve System and the Company itself is regulated by the Federal Reserve Board under the Bank Holding Company Act of 1956.

         The accompanying financial statements include the accounts of the Company and its banking subsidiary which operates through six offices in Central Florida. All significant intercompany balances and transactions have been eliminated from the consolidated financial statements.

         INVESTMENTS

         The Company adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("FAS 115"), on January 1, 1994. In accordance with FAS 115, prior years' financial statements have not been restated to reflect the change in accounting method. There was no cumulative effect as a result of adopting FAS 115 in 1994. Management has reviewed the securities portfolio and classified securities as either held to maturity or available for sale. In determining such classification, securities expected to be held to maturity were classified in the amortized historical cost portfolio. All other securities were classified as available for sale and carried at fair value with unrealized gains and losses included in shareholders' equity on an after-tax basis.

         Prior to the adoption of FAS 115, management determined the appropriate classification of securities at the time of purchase. If management had the intent and the Company had the ability at the time of purchase to hold securities until maturity or on a long-term basis, they were classified as investment securities and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis were classified as held for sale and carried at the lower of aggregate cost or market value.

         LOANS AND ALLOWANCE FOR LOAN LOSSES

         Loans are stated at the amount of unpaid principal net of deferred loan origination fees and costs, and an allowance for loan losses. Interest income is calculated daily using the simple interest method on principal balances outstanding.

         The allowance for loan losses is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the nature and volume of the loan

SECURITY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1994
- --------------------------------------------------------------------------------

         portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay. Accrual of interest is discontinued on loans that are past due 90 days or more as to principal or interest unless substantially collateralized and in process of collection, or sooner, if in the opinion of management the borrowers' financial condition is such that collection of principal or interest is doubtful.

         PREMISES AND EQUIPMENT

         Premises and equipment are stated at cost, less accumulated depreciation computed principally on the straight-line method over estimated useful lives of the assets. These lives are summarized as follows:

                           ASSET                         YEARS
             Buildings and improvements                 15 - 40
             Equipment and furnishings                   5 - 7

         Maintenance and repairs to premises and equipment are charged to operations, and improvements and additions are capitalized.

         INCOME TAXES

         Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 Accounting for Income Taxes ("FAS 109"). The adoption of FAS 109 changes the Company's method of accounting for income taxes from the deferred method to an asset and liability approach. Previously, the Company deferred the past effects of timing differences between financial reporting and taxable income. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

         Under the provisions of FAS 109, the Company elected not to restate prior years' consolidated financial statements. The cumulative effect of initial adoption on prior years' retained earnings was not significant. Additionally, the effect of adoption of FAS 109 on income before taxes for 1993 was not significant.

         EARNINGS PER SHARE

         Per share amounts are based on weighted average common shares outstanding. Shares for which options have been granted under the stock option plan discussed in Note 9 have been excluded from the per share computations since their inclusion would result in less than three percent dilution.


2.       MERGER

         The Company has entered into an Agreement and Plan of Merger and related Supplemental Agreement dated as of July 12, 1994 (the "Merger Agreement"), pursuant to which the Company would be merged into Huntington Bancshares Florida, Inc., a wholly owned subsidiary of Huntington Bancshares Incorporated ("Huntington"). The Merger Agreement provides that each shareholder of the Company will receive shares of Huntington common stock in an amount determined pursuant to a formula which is based upon 2.1 times

SECURITY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1994
- --------------------------------------------------------------------------------

         the adjusted shareholders' equity of the Company as of December 31, 1994. The exact number of shares of Huntington common stock to be received for each share of the Company's common stock will depend on, among other things, the average of the closing sale prices per share of Huntington prior to the effective date of the merger. If the average closing sale price is less than $15.3375 or more than $25.5625, Huntington has certain options, including renegotiation of pricing terms or terminating the merger. Until the effective date or termination of the merger, the Merger Agreement precludes the Company from entering into any material agreements or commitments or issuing any additional shares of common stock, options or warrants, except for common stock issued pursuant to the exercise of options previously issued. The Company has also entered into a Warrant Purchase Agreement with Huntington as described in Note 9. The merger is anticipated to close in May 1995.


3.       SECURITIES AVAILABLE FOR SALE

         Book values, unrealized gains and losses and market values of securities available for sale are summarized as follows (dollars in thousands):

                                                              DECEMBER 31, 1994
                                                  ------------------------------------------
                                                     U.S.             U.S.
                                                   TREASURY        GOVERNMENT
                                                  SECURITIES       SECURITIES         TOTAL
                                                  ----------       ----------        -------
             Carrying value.................       $25,114            $514           $25,628
             Gross unrealized:
                      Gains.................             6              --                 6
                      Losses................          (645)            (45)             (690)
                                                   -------            ----           -------
             Estimated market value.........       $24,475            $469           $24,944
                                                   =======            ====           =======

         Proceeds from the sale of securities available for sale during 1994 were $5,002,000. The related net gains on these sales were $7,000 in 1994.

         The book value and estimated market value of securities available for sale at December 31, 1994 by contractual maturity are shown below (dollars in thousands):

                                                                                     ESTIMATED
                                                                   CARRYING           MARKET
                                                                    VALUE              VALUE
                                                                   --------          ---------
          Due in one year or less...............................   $13,089           $12,956
          Due after one year through five years.................    12,026            11,520
          Due after five years through ten years................        --                --
          Due after ten years...................................       513               468
                                                                   -------           -------
                                                                   $25,628           $24,944
                                                                   =======           =======

SECURITY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1994
- --------------------------------------------------------------------------------

          Approximately $19,917,000 in U.S. Government and U.S. Government Agency securities are pledged to secure public funds, including the Bank's Treasury Tax and Loan Note account with the Federal Reserve Bank.


4.        INVESTMENT SECURITIES

          Book values, unrealized gains and losses and market values of investment securities are summarized as follows (dollars in thousands):

                                                                   DECEMBER 31, 1994
                                                 ------------------------------------------------------
                                                    U.S.              U.S.
                                                  TREASURY         GOVERNMENT
                                                 SECURITIES        SECURITIES       OTHER        TOTAL
                                                 ----------        ----------       -----       -------
          Carrying value..................         $19,028           $40,212         $968       $60,208
          Gross unrealized:
                   Gains..................              --                 4            4             8
                   Losses.................            (900)             (966)          --        (1,866)
                                                   -------           -------         ----       -------
          Estimated market value..........         $18,128           $39,250         $972       $58,350
                                                   =======           =======         ====       =======

                                                                   DECEMBER 31, 1993
                                                 ------------------------------------------------------
                                                    U.S.              U.S.
                                                  TREASURY         GOVERNMENT
                                                 SECURITIES        SECURITIES       OTHER        TOTAL
                                                 ----------        ----------       ------      -------
          Carrying value..................         $49,312           $39,608        $1,475      $90,395
          Gross unrealized:
                   Gains..................             321               173            61          555
                   Losses.................            (103)              (21)           --         (124)
                                                   -------           -------        ------      -------
          Estimated market value..........         $49,530           $39,760        $1,536      $90,826
                                                   =======           =======        ======      =======

         There were no sales of investment securities during 1994 other than those available for sale (Note 3). Proceeds from the sale of investment securities during 1993 and 1992 were $20,653,000 and $6,015,000, respectively. The related net gains on these sales were $87,000 and $17,000 in 1993 and 1992, respectively.

SECURITY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1994
- --------------------------------------------------------------------------------

         The book value and estimated market value of investment securities at December 31, 1994, by contractual maturity, are shown below (dollars in thousands):


                                                                                           ESTIMATED
                                                                        CARRYING             MARKET
                                                                          VALUE              VALUE
                                                                        --------           ---------
          Due in one year or less.................................       $24,101            $23,838
          Due after one year through five years...................        28,231             26,632
          Due after five years through ten years..................            --                 --
          Due after ten years.....................................           360                360
                                                                         -------            -------
                                                                          52,692             50,830
          Mortgage-backed securities..............................         7,516              7,520
                                                                         -------            -------
                                                                         $60,208            $58,350
                                                                         =======            =======

          Approximately $19,581,000 in U.S. Government and U.S. Government Agency securities are pledged to secure public funds, including the Bank's Treasury Tax and Loan Note account with the Federal Reserve Bank.

          As of January 1, 1994, $32,504,000 of investment securities were transferred to securities available for sale.


5.        ALLOWANCE FOR LOAN LOSSES

          Changes in the allowance for loan losses during the years ended December 31 are as follows (dollars in thousands):



                                                              1994            1993            1992
                                                             ------          ------          ------
          Beginning balance............................      $1,148          $1,176          $1,147
          Provision charged to expense                           --              60             271
          Loans charged-off............................         (53)            (94)           (279)
          Recoveries...................................           7               6              37
                                                             ------          ------          ------
          Ending balance...............................      $1,102          $1,148          $1,176
                                                             ======          ======          ======

         At December 31, 1994, there was $574,000 of loans on non-accrual. The effect of non-accrual loans on interest income was not significant.

SECURITY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1994
- --------------------------------------------------------------------------------

6.       PREMISES AND EQUIPMENT

         Major classifications of premises and equipment at December 31 are summarized as follows (dollars in thousands):

                                                                           1994             1993
                                                                         -------          -------
          Land...................................................        $ 2,679          $ 2,679
          Buildings and improvements.............................          4,210            4,183
          Equipment and furnishings..............................          2,311            2,253
                                                                         -------          -------
                                                                           9,200            9,115
          Accumulated depreciation and amortization..............         (2,364)          (1,991)
                                                                         -------          -------
                                                                         $ 6,836          $ 7,124
                                                                         =======          =======

         Depreciation and amortization expense amounted to $373,000, $428,000 and $407,000 for 1994, 1993 and 1992, respectively.


7.       RELATED PARTY TRANSACTIONS

         Certain officers and directors, and companies in which they held a ten percent or more beneficial ownership, were loan customers of the Bank during 1994 and 1993. Loans to these individuals and their related interests were made in the normal course of business at normal credit terms, including interest rates and collateral, and do not represent more than a normal risk of collection. These loans totaled $5,729,000 and $5,721,000 on December 31, 1994 and 1993, respectively. During 1994, $1,518,000 of new loans were made and repayments totaled $1,228,000.

         In addition, these same individuals and related entities maintain deposit accounts with the Bank which totaled $2,744,000 and $3,371,000 on December 31, 1994 and 1993.


8.       APPLICABLE INCOME TAXES

         The provisions for income taxes for the years ended December 31 are as follows (dollars in thousands):

                                                              1994         1993         1992
                                                             ------        ----         ----
          Current:
          Federal  ..................................         1,186         689          444
          State    ..................................           163          79           52
                                                             ------        ----         ----
                                                              1,349         768          496
                                                             ------        ----         ----
          Deferred portion:
          Federal....................................            10         (24)          --
          State......................................             2          (4)          --
                                                             ------        ----         ----
                                                                 12         (28)          --
                                                             ------        ----         ----
          Total provision for income taxes...........        $1,361        $740         $496
                                                             ======        ====         ====

SECURITY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1994
- --------------------------------------------------------------------------------

         Deferred tax asset (liabilities) are comprised of the following at December 31, 1994 (dollars in thousands):



                                                                     1994     1993
                                                                     ----     ----
                   Book in excess of tax bad debt reserve.......    $ 307    $ 303
                   Net unrealized loss on securities
                    available for sale..........................      254       --
                                                                    -----    -----
                   Gross deferred tax asset.....................      561      303
                                                                    -----    -----
                   Loan fees....................................      (58)     (44)
                   Excess of tax depreciation over book.........     (233)    (231)
                                                                    -----    -----
                   Gross deferred tax liabilities...............     (291)    (275)
                                                                    -----    -----
                   Deferred tax assets, net.....................    $ 270    $  28
                                                                    =====    =====

         For the years ended December 31, 1994, 1993 and 1992, the Company's effective income tax rate differed from the statutory federal income tax rate due to the following (dollars in thousands):

                                                     1994                  1993                  1992
                                             -------------------    ------------------    ------------------
                                              AMOUNT          %     AMOUNT          %     AMOUNT         %
                                             -------        ----    ------        ----    ------        ----
          Provision using
           statutory rate............        $ 1,219        34.0    $  709        34.0    $  477        34.0

          State income tax (net
           of federal benefit).......            108         3.0        52         2.5        34         2.4

          Other, net.................             34         1.0       (21)       (1.0)      (15)       (1.1)
                                             -------        ----    ------        ----    ------        ----
                Total provision for          $ 1,361        38.0    $  740        35.5    $  496        35.3
                 income taxes........        =======        ====    ======        ====    ======        ====


         The extraordinary credit on the Consolidated Statement of Income for 1992 is the benefit resulting from the tax effects of the utilization of net operating loss carryforwards.

         The Company and subsidiary have entered into a tax-sharing agreement under which intercompany tax settlements are made on an "as though separate" basis.


9.       SHAREHOLDERS' EQUITY

         STOCK WARRANTS

         In connection with the merger (Note 2) and in accordance with a certain Warrant Purchase Agreement, dated July 12, 1994 between the Company and Huntington, the Company granted Huntington warrants to purchase up to 24.9% of the outstanding shares (500,600 shares) of the Company's stock under certain specified circumstances, at a price of $25.56 per share.

         The warrants cannot be exercised by Huntington without the consent of the Company unless there is a willful material breach of the merger documents, there is a sale of more than 25% of the stock or majority of the Company's assets prior to January 12, 1996 or the Company consummates other acquisitions transactions, as

SECURITY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1994
- --------------------------------------------------------------------------------

         defined in the agreement, by January 12, 1996. The warrants terminate on the earliest of six months after occurrence of any of the events described above, the effective date of the merger or six months after termination of the merger.

         STOCK OPTION PLAN

         The Company has adopted a nonstatutory stock option plan. Under this plan, officers and employees of the Company and its subsidiary, at the discretion of the Company's Board of Directors, may be granted options to purchase up to 200,000 shares of the Company's common stock at the fair market value as of the date of grant. One-third of such options become exercisable in each of the second, third and fourth years after grant. In addition, options become exercisable upon an event which results in a change in control of the Company. Any options not exercised within ten years of the date of grant will expire.

         Upon the merger (Note 2), each unexercised option shall be converted into an option to purchase shares of Huntington common stock under an existing plan of Huntington with the number of shares to be determined by converting the number of shares of the Company's stock in accordance with provisions set forth in the Merger Agreement.

         The following table summarizes the option activity:



                                                        SHARES UNDER
                                                           OPTION         PRICE RANGE
                                                        ------------     -------------
          Outstanding at December 31, 1991.........        137,500       $ 10.00-14.00
          Granted..................................         19,000               12.50
          Canceled.................................        (12,500)        10.00-14.00
                                                           -------

          Outstanding at December 31, 1992.........        144,000         10.00-14.00
          Granted..................................         26,500               12.50
          Canceled.................................        (33,500)        12.50-14.00
                                                           -------


          Outstanding at December 31, 1993.........        137,000         10.00-14.00
          Granted..................................         17,000         11.50-12.50
          Canceled.................................         (8,667)        12.50-14.00
          Exercised................................         (1,333)              12.50
                                                           -------
          Outstanding at December 31, 1994.........        144,000       $ 10.00-14.00
                                                           =======

          Exercisable at December 31, 1994.........        111,166       $ 10.00-14.00
                                                           =======

         DIVIDENDS

         The payment of dividends by a national bank is subject to the regulations of the Comptroller of the Currency which require, among other things, that dividends be paid only from net profits, subject to certain limitations, adjustments and other restrictions. The subsidiary bank has never paid a dividend. At December 31, 1994, the subsidiary bank had approximately $4,700,000 of retained earning which is available for payment of a dividend to the parent.

SECURITY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1994
- --------------------------------------------------------------------------------

         In January 1992, the Company paid a dividend of $0.10 per share to each shareholder of record as of January 2, 1992. On January 15, 1993, the Company paid a dividend of $0.20 per share to each shareholder of record as of January 5, 1993. On January 14, 1994, the Company paid a dividend of $.50 per share to each shareholder of record as of January 4, 1994.

10.      OTHER OPERATING EXPENSES

         The components of other operating expenses are as follows (dollars in thousands):

                                                                       YEAR ENDED DECEMBER 31,
                                                                  ------------------------------
                                                                   1994        1993        1992
                                                                  ------      ------      ------
          Regulatory fees and assessments.....................    $  418      $  358      $  292
          Data processing.....................................       245         252         276
          Professional fees...................................       347         947         268
          Supplies............................................       137         147         167
          Marketing and business development..................       113         111         138
          Postage/delivery/telephone..........................       146         159         123
          Insurance...........................................       100          84          55
          Amortization of organizational costs................        --           9          28
          All other...........................................       350         254         336
                                                                  ------      ------      ------
                                                                  $1,856      $2,321      $1,683
                                                                  ======      ======      ======


11.      COMMITMENTS AND CONTINGENCIES

         EMPLOYMENT AGREEMENT

         The Company has an employment agreement (the "Agreement") with an executive of the Company dated November 19, 1987. The Agreement provides a base salary for the executive and non-compete terms. The Agreement can be terminated by the Company for death or disability and other events as defined by the Agreement. The Agreement is for a term of three years and is automatically renewed for an additional three years on each November 19. Upon written notice of termination by the Company, the Agreement will continue for a final three years from the first November 19 after notice. On November 19, 1994, the Agreement was renewed through November 19, 1998. Huntington has agreed that the provisions of this Agreement will remain in effect after the merger.

         LEGAL PROCEEDINGS

         During 1993, the Company settled litigation. The settlement amount is included in other operating expenses in the Consolidated Statement of Income.

         There are no other pending legal proceedings to which the Company or its subsidiary is a party other than routine litigation incidental in the course of business.

         FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

SECURITY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1994
- --------------------------------------------------------------------------------

         The Bank is party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and stand-by letters of credit and involve, to varying degrees, elements of both credit and potential interest rate risk in excess of the amount recognized in the balance sheet. Total unfunded commitments for loans and letters of credit at December 31, 1994 were $7,231,000.

         FEDERAL RESERVE REQUIREMENTS

         The Federal Reserve Board requires that certain banks maintain reserves, based on their average deposits, in the form of vault cash and average deposit balances at a Federal Reserve Bank. The average reserve requirement for the Bank during 1994 and 1993 was approximately $2,161,000 and $1,333,000, respectively.

         CONCENTRATIONS OF CREDIT RISK

         A credit risk concentration results when a bank has a significant credit exposure to an individual or a group engaged in similar activities or having similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

         Most of the Bank's business activity is with customers located in Metropolitan Orlando, Florida. Approximately 69% of the loan portfolio are real estate loans with the remainder diversified among individuals and types of industries. Loans are expected to be repaid from cash flows or proceeds from the sale of selected assets from borrowers. The amount of collateral obtained upon extension of credit is based upon the Bank's credit evaluation of the customer. Collateral primarily includes residential homes, owner occupied commercial properties, accounts receivable, inventory, and property and equipment.


12.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS ("FAS 107, ") requires disclosure of estimated fair values of financial instruments, whether or not recognized in the statements of financial condition, for which it is practicable to estimate such values. In cases where quoted market prices are not available, fair value estimates are based on the quoted market price of a financial instrument with similar characteristics, the present value of expected future cash flows or other valuation techniques, all of which may be significantly affected by the assumptions used. Therefore, these values may not be substantiated by comparison to independent markets and are not intended to reflect the proceeds that may be realizable from offering for sale at one time the Company's entire holdings of a particular financial instrument. Furthermore, the Company does not intend to dispose of a significant portion of its financial instruments and any aggregate unrealized gains or losses should not be interpreted as a forecast of future earnings and cash flows.

         Disclosure of fair value estimates are not required for non-financial assets and liabilities, such as fixed assets, intangibles and anticipated future business. In the Company's opinion, the value of these non-financial items, is significantly in excess of their carrying amounts. However, the Company also believes their value is often only reliably determinable in arms-length transactions and may vary significantly depending on specific circumstances. For these reasons, no fair value estimates of these non-financial instruments are disclosed. As a result, the following fair values are not comprehensive and therefore do not reflect the underlying value of the Company.

         The following methods and assumptions were used to estimate the fair value of each material class of financial instruments:

SECURITY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1994
- --------------------------------------------------------------------------------

         CASH AND SHORT-TERM INVESTMENTS. For short-term instruments (which include federal funds sold, securities purchased under agreements to resell and other short-term instruments), the carrying amount is a reasonable estimate of fair value.

         INVESTMENT SECURITIES. For investment securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

         LOAN RECEIVABLES. For residential mortgage loans, fair value is estimated using quoted market prices for sales of whole loans with similar characteristics, such as repricing dates, product type and size. For other homogeneous categories of loans, fair value is estimated using quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

         The fair value of other types of loans, such as commercial, commercial real estate, construction, and consumer loans for which quoted market prices are not available, is estimated by discounting expected future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

         DEPOSIT LIABILITIES. The fair value of demand deposits and certain money market deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

         OTHER BORROWINGS. For other borrowings (which include federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings), the carrying amount is a reasonable estimate of fair value.

         COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT. The fair value of commitments to extend credit and letters of credit is considered negligible.

         The estimated fair values of the Company's financial instruments at December 31, 1994 and 1993 are as follows (dollars in thousands):

                                                             1994                        1993
                                                   -----------------------     ------------------------
                                                    CARRYING       FAIR         CARRYING        FAIR
                                                     AMOUNT        VALUE         AMOUNT         VALUE
                                                   ---------      --------     ---------       --------
          Financial Assets:
             Cash and short-term investments.....  $ 25,686       $ 25,686      $ 18,718       $ 18,718
             Investment securities...............    60,208         58,351        90,394         90,826
             Securities available for sale.......    24,944         24,944            --             --
             Loans...............................    71,945         71,488        70,268         70,211
          Financial Liabilities:
             Deposits............................   167,765        167,736       162,499        162,568
             Other borrowings....................     2,627          2,627         2,968          2,968
          Unrecognized Financial Instruments:
             Commitments to extend credit and
             standby letters of credit...........        --             --            --             --


SECURITY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1994
- --------------------------------------------------------------------------------

13. SECURITY NATIONAL CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION (DOLLARS IN THOUSANDS):

           BALANCE SHEETS                                                                  DECEMBER 31,
                                                                                     ------------------------
                                                                                        1994            1993
                                                                                      -------         -------
           ASSETS
             Cash in subsidiary bank..........................................        $   290         $   885
             Interest bearing deposits in subsidiary bank.....................            864           1,041
             Investment in and advances to subsidiary bank....................         19,607          19,223
             Other assets.....................................................             41              41
                                                                                      -------         -------
             Total assets.....................................................        $20,802         $21,190
                                                                                      =======         =======

           Liabilities........................................................        $   234         $ 1,073
                                                                                      -------         -------
           Shareholders' equity:
             Common stock - $1 par value, 5,000,000 shares
               authorized; 1,671,200 shares issued and
               1,511,181 shares outstanding...................................          1,671           1,671
             Additional paid-in capital.......................................         17,893          17,893
             Retained earnings................................................          3,159           1,715
             Net unrealized loss on investment securities
               available for sale.............................................           (433)
             Less:  Treasury stock - at cost..................................         (1,722)         (1,162)
                                                                                      -------         -------
                    Total shareholders' equity................................         20,568          20,117
                                                                                      -------         -------
           Total liabilities and shareholders' equity.........................        $20,802         $21,190
                                                                                      =======         =======


           STATEMENTS OF INCOME                                                 DECEMBER 31,
                                                                       -----------------------------
                                                                        1994       1993        1992
                                                                       ------     ------      ------
           Income:
              Equity in earnings of subsidiary bank...............     $2,425     $1,443      $1,056
              Interest income from subsidiary bank................         23         23          20
              Other income........................................         --         --           1
                                                                       ------     ------      ------
                    Total income..................................      2,448      1,466       1,077
                                                                       ------     ------      ------
           Expenses:
              Salaries and employee benefits......................        132        122          48
              Professional fees...................................        116         17          31
              Taxes and licenses..................................          7         21          19
              Amortization of organizational costs................         --         --          14
              Other expenses......................................         29         23          10
                                                                       ------     ------      ------
                    Total expenses................................        284        183         122
                                                                       ------     ------      ------
          Income before income taxes..............................      2,164      1,283         955
          Income tax benefit......................................        (60)       (62)        (36)
                                                                       ------     ------      ------
                    Net income....................................     $2,224     $1,345      $  991
                                                                       ======     ======      ======

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following analysis of financial results and financial condition for the years ended December 31, 1994, 1993, and 1992, should be read in conjunction with the financial statements and statistical data presented elsewhere.


SUMMARY

         Net income for the years ended December 31, 1994, 1993, and 1992, are set forth below:

                     For the year ended December 31, 1994          $   2,223,635

                     For the year ended December 31, 1993          $   1,344,688

                     For the year ended December 31, 1992          $     991,106

         Net income for 1994 was up 65% from 1993. Net income for 1993 was up 36% from 1992. On a quarterly basis, net income per share for 1994, 1993, and 1992 were:

                          QUARTER                    1994        1993       1992
                                                     -----       -----      -----
           First Quarter.........................    $0.30       $0.15      $0.13

           Second Quarter........................     0.36        0.20       0.14

           Third Quarter.........................     0.35        0.25       0.11

           Fourth Quarter........................     0.46        0.25       0.22
                                                     -----       -----      -----
                                                     $1.47       $0.85      $0.60
                                                     =====       =====      =====

         Revenue from earning assets during 1994 increased 12% from 1993. This increase was attributable, in part, to a 7% increase in average earning assets as well as increased yields. Revenue from earning assets in 1993 was up 10% from 1992 primarily due to a 24% increase in average earning assets.


NET INTEREST INCOME

         Net interest income, the principal source of income for the Company, is the total interest income on earning assets less the interest expense on deposits and funds borrowed to support earning assets. The following table sets forth information concerning net interest income for 1994, 1993, and 1992:


                                                     YEAR ENDED DECEMBER 31,
                                           ------------------------------------------
                                               1994            1993           1992
                                           ------------    -----------    -----------
             Interest income............   $ 10,421,705    $ 9,269,179    $ 8,431,509
             Interest expense...........      2,996,000      2,761,618      2,948,592
                                           ------------    -----------    -----------
             Net interest income........   $  7,425,705    $ 6,507,561    $ 5,482,917
                                           ============    ===========    ===========


         Changes in net interest income from period to period result from increases or decreases in the average balances (volume) of interest earning assets and interest bearing liabilities, increases or decreases in the average rates earned and paid on such assets and liabilities, the Company's ability to manage its earning asset portfolio, and the availability of particular sources of funds.

         Net interest income has increased during the periods noted in the table above primarily due to increases in volumes or the average balances of earning assets and interest bearing liabilities. Average earning assets increased during each of the periods noted above. As noted, interest rates in the financial marketplace had an impact upon the Company's net interest margins. Set forth below is the average prime interest rate charged on loans and the average Federal Funds rate earned by the Company during 1994, 1993, and 1992:

                                                                         FEDERAL
                                                             PRIME        FUNDS
                                                             RATE          RATE
                                                             -----       -------
           For the year ended December 31, 1994              7.16%        4.67%

           For the year ended December 31, 1993              6.00%        3.02%

           For the year ended December 31, 1992              6.25%        3.46%



         Loans tied to the prime rate and investments in Federal Funds comprised 39% of the Company's earning assets at December 31, 1994, and 37% at December 31, 1993.

         The tables on the following two pages provide an analysis of the changes in net interest income and illustrate the impact in the increase in balances of interest earning assets and interest bearing liabilities. The tables also note the impact of overall interest rates in the financial marketplace.


ANALYSIS OF CHANGES IN NET INTEREST INCOME

          The following table sets forth the dollar amount of changes in net interest income for each major category of interest earning asset and interest bearing liability 1994, 1993, and 1992:

                                                      FOR THE YEAR ENDED
                                                         DECEMBER 31,
                                          -----------------------------------------     NET CHANGE    NET CHANGE
                                              1994           1993           1992        1993-1994     1992-1993
                                          -----------     ----------     ----------     ----------    ----------
Earning Assets - Interest Income:
Interest Bearing Bank Balances..........  $     1,876     $    4,500     $    4,500     $   (2,624)   $        0
Fed Funds Sold..........................      391,508        309,572        353,824         81,936       (44,252)
Taxable Investment Securities...........    3,938,256      3,725,852      2,862,364        212,404       863,488
Non-taxable Investment Securities.......            0              0              0              0             0
Loans (Includes Loan Fees)..............    6,090,065      5,229,255      5,210,821        860,810        18,434
                                          -----------     ----------     ----------     ----------    ----------
TOTAL...................................  $10,421,705     $9,269,179     $8,431,509     $1,152,526    $  837,670
                                          ===========     ==========     ==========     ==========    ==========

Interest Expense on Deposits
and Borrowed Funds:
Demand Accounts-Interest Bearing........  $   295,087     $  285,597     $  329,302     $  (34,215)   $  (43,705)
Savings.................................       83,051         81,964         58,247          1,087        23,717
Money Market Accounts...................    1,944,044      1,453,943      1,359,230        490,101        94,713
Time Deposits...........................      606,460        902,198      1,145,482       (295,738)     (243,284)
Fed Funds Purchased.....................        9,666              0              0          9,666             0
TTL and Other Borrowings................       57,692         37,916         56,331         19,776       (18,415)
                                          -----------     ----------     ----------     ----------    ----------
TOTAL...................................  $ 2,996,000     $2,761,618     $2,948,592     $  190,677    $ (186,974)
                                          -----------     ----------     ----------     ----------    ----------

NET INTEREST INCOME.....................  $ 7,425,705     $6,507,561     $5,482,917     $  961,849    $1,024,644
                                          ===========     ==========     ==========     ==========    ==========

         Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is paid. Volume change is calculated as change in volume times the old rate while rate change is the change in rate times the old volume. The table below indicates dollar amount of the change attributable to each factor. The rate/volume change, the change in rate times the change in volume, is allocated between the volume change and rate change at the ratio each of the components bears to the absolute value of their total.

                                                   AMOUNT OF CHANGE                                 AMOUNT OF CHANGE
                                              ATTRIBUTABLE TO CHANGES IN:                      ATTRIBUTABLE TO CHANGES IN:
                                              ---------------------------                     ----------------------------
                              TOTAL CHANGE   OUTSTANDING                    TOTAL CHANGE      OUTSTANDING
                             FROM 12/31/93    BALANCES                     FROM 12/31/92       BALANCES
                              TO 12/31/94     (VOLUME)    INTEREST RATES     TO 12/31/93        (VOLUME)     INTEREST RATES
                             -------------   -----------  --------------   -------------      -----------    --------------
Interest Income:

Interest Earning
    Balances in Bank........  $   (2,624)   $       0      $  (2,624)        $        0      $        0        $       0
Fed Funds Sold..............      81,936      (64,018)       145,954            (44,252)            276          (44,528)
Investment Securities:
    Taxable.................     212,404      470,224       (257,820)           863,488       1,421,742         (558,254)
    Non-taxable.............           0            0              0                  0               0                0
Loans (Includes Loan Fees)       860,810      169,964        690,846             18,434         243,343         (224,909)
                              ----------    ---------      ---------         ----------      ----------        ---------
Total.......................  $1,152,526    $ 576,170      $ 576,356         $  837,670      $1,665,361        $(827,691)


Interest Expense:

Demand Accounts -
    Interest Bearing........  $  (34,215)   $  14,576      $ (48,791)        $  (43,705)     $   20,378        $ (64,083)
Savings.....................       1,087       (3,255)         4,342             23,717          31,666           (7,949)
Money Market Accounts.......     490,101      367,470        122,631             94,713         483,725         (389,012)
Time Deposits...............    (295,738)    (339,707)        43,969           (243,284)         64,031         (307,315)
Fed Funds Purchased.........       9,666        9,666              0                  0               0                0
TTL and Other Borrowings....      19,776       (4,845)        24,621            (18,415)         (4,568)         (13,847)
                              ----------    ---------      ---------         ----------      ----------        ---------
Total.......................  $  190,677    $  43,904      $ 146,773         $ (186,974)     $  595,232        $(782,206)


Net Interest Income.........  $  961,849    $ 532,265      $ 429,584         $1,024,644      $1,070,129        $ (45,485)
                              ==========    =========      =========         ==========      ==========        =========

PROVISION FOR LOAN LOSSES

         It is the Company's practice to maintain the allowance for loan losses at a level considered by management to be adequate to provide for reasonably foreseeable loan losses. Management's evaluation is based upon a continuing review of the loan portfolio and includes, but is not limited to, consideration of actual loan loss experience, the present and prospective financial condition of borrowers, industry concentrations within the portfolio, and general economic conditions.

         The tables on the following two pages set forth the loan loss experience of the Company for 1994, 1993, and 1992 and management's allocation of the reserve for loan losses.

         As noted on the table on the following page, the annualized ratio of net charge-offs during 1994, 1993, and 1992 has remained relatively constant. Loan losses continue to be moderate. The Company reduced the provision charged to expense for possible loan losses during 1994 due to its moderate loan loss experience and after an evaluation of the adequacy of the allowance for loan losses.

         Company management believes that the allowance for loan losses was adequate at December 31, 1994, based upon the loan portfolio as of that date.

SUMMARY OF LOAN LOSS EXPERIENCE

         The following table summarizes loan balances at December 31, 1994, December 31, 1993, and December 31, 1992, daily average balances for 1994, 1993, and 1992; changes in the allowance arising from loans charged off and recoveries on loans previously charged off, by loan category; and additions to the allowance for loan losses which have been charged to expense:


                                                           12/31/94        12/31/93        12/31/92
                                                         -----------     -----------     -----------
           Average loans outstanding..................   $70,198,629     $68,041,947     $64,939,766
           Net loans at end of period.................   $73,047,446     $70,268,455     $65,407,252


           Allowance for loan losses
              at beginning of period..................   $ 1,148,054     $ 1,176,602     $ 1,147,250


           Loans Charged off:
              Commercial Loans........................             0          59,709         222,271
              Residential real estate loans...........             0               0               0
              Commercial real estate loans............             0               0          26,200
              Construction and land
               development loans......................             0               0           3,011
              Installment loans.......................        36,715               0           2,442
              Revolving credit loans..................        16,664          34,730          25,061
                                                         -----------     -----------     -----------
                                                              53,379          94,439         278,985

           Recoveries of loans previously
              charged off.............................         7,457           5,891          37,537
                                                         -----------     -----------     -----------
           Net loans charged off......................        45,922          88,548         241,448


           Provision charged to expense...............             0          60,000         270,800
                                                         -----------     -----------     -----------
           Allowance for loan losses
              at end of period........................   $ 1,102,132     $ 1,148,054     $ 1,176,602
                                                         ===========     ===========     ===========

           Annualized ratio of net charge-offs
              during period to average net
              loans outstanding.......................          0.07%           0.13%           0.37%


           Allowance for loan losses as
              a percentage of net loans
              outstanding at end of period............          1.51%           1.63%           1.80%


ALLOCATION OF RESERVE FOR LOAN LOSSES

         Although the total reserve is available to absorb losses from all loans, management allocates the reserve among general portfolio categories for informational and regulatory reporting purposes. The following tables reflect that allocation and information for the periods indicated:


ALLOCATION OF RESERVE FOR LOAN LOSSES BY LOAN TYPE

                                                        12/31/94        12/31/93       12/31/92
                                                       ----------      ----------     ----------
Commercial Loans....................................   $  162,334      $  164,577     $  210,822
Residential real estate loans.......................          839          24,605         12,770
Commercial real estate loans........................      270,564         367,222        531,630
Construction and land development loans.............        3,403          25,125         10,615
Installment loans...................................       17,480          63,619         22,826
Revolving credit loans..............................       56,067          59,639        103,328
Unallocated reserve.................................      591,445         443,267        284,611
                                                       ----------      ----------     ----------
Total...............................................    1,102,132      $1,148,054     $1,176,602
                                                       ==========      ==========     ==========

ALLOCATION OF RESERVE FOR LOAN LOSSES AS A PERCENTAGE OF TOTAL RESERVE

                                                        12/31/94        12/31/93       12/31/92
                                                        --------        --------       --------
Commercial Loans....................................     14.7%            14.3%          17.9%
Residential real estate loans.......................      0.1%             2.1%           1.1%
Commercial real estate loans........................     24.5%            32.0%          45.2%
Construction and land development loans.............      0.3%             2.2%           0.9%
Installment loans...................................      1.6%             5.5%           1.9%
Revolving credit loans..............................      5.1%             5.2%           8.8%
Unallocated reserve.................................     53.7%            38.7%          24.2%
                                                        -----            -----          -----
Total...............................................    100.0%           100.0%         100.0%
                                                        =====            =====          =====

PERIOD END LOAN TYPES AS A PERCENTAGE OF TOTAL LOANS

                                                        12/31/94        12/31/93       12/31/92
                                                        --------        --------       --------
Commercial Loans....................................      17.9%           23.4%          22.6%
Residential real estate loans.......................       7.4%            7.0%           7.2%
Commercial real estate loans........................      56.8%           52.0%          54.4%
Construction and land development loans.............       5.2%            3.6%           1.1%
Installment loans...................................       6.2%            7.2%           7.0%
Revolving credit loans..............................       6.5%            6.8%           7.7%
                                                         -----           -----          -----
Total...............................................     100.0%          100.0%         100.0%
                                                         =====           =====          =====

AVERAGE BALANCE SHEETS AND COMPOSITION OF AVERAGE DEPOSITS

         The tables on the following two pages show the average balances of assets, liabilities, and shareholders' equity, the amount of interest income or expense and the average yield or rate for each category of interest earning asset and interest bearing liability, the Company's net interest spread, and the Company's net interest margin.

         The mix of the Company's average earning assets as a percentage of total average assets for 1994, 1993, and 1992 were:


                                                         1994        1993       1992
                                                         ----        ----       ----
           Interest - Bearing Bank Balances               0.1%        0.1%       0.1%
           Federal Funds Sold                             4.6%        6.0%       7.5%
           Investment Securities                         45.9%       42.7%      34.1%
           Loans (Net of Unearned Income)                38.8%       39.6%      47.4%
                                                         ----        ----       ----
           Total Earning Assets                          89.4%       88.4%      89.1%
                                                         ====        ====       ====

         Average deposit liabilities increased 6% in 1994 as compared to 1993. In 1993, average deposits increased 30% over 1992. The composition of the deposit base has consistently been heavy in low cost "core" deposits. For 1994, transaction accounts (both interest bearing and non-interest bearing) totaled 38% of average deposits, and average money market account balances totaled another 49%. At the same time, more expensive time deposits comprised only 11% of the deposit base. This composition is the result of acquiring more "relationship" customers through direct marketing efforts. The on-going impact of this structure is a lower cost of funds and higher net interest margins.

                             AVERAGE BALANCE SHEETS

                                                       12/31/94                                12/31/93
                                         ------------------------------------   -------------------------------------
                                                          INTEREST                                INTEREST
                                                           INCOME                                  INCOME
                                            AVERAGE          OR                    AVERAGE          OR
                                            BALANCE       EXPENSE       RATE       BALANCE        EXPENSE       RATE
                                         ------------   ----------      -----   ------------    ----------      -----
ASSETS:
 Interest Bearing Bank Balances........      $100,000       $1,876      1.88%       $100,000        $4,500      4.50%
 Fed Funds Sold........................     8,382,978      391,508      4.67%     10,247,662       309,572      3.02%
 Taxable Investment Securities.........    83,188,127    3,938,256      4.73%     73,485,694     3,725,852      5.07%
 Non-taxable Investment Securities.....             0            0      0.00%              0             0      0.00%
 Loans (Net of Unearned Income)........    70,198,629    6,090,065      8.68%     68,041,947     5,229,255      7.69%
                                         ------------   ----------      ----    ------------    ----------      ----
TOTAL EARNING ASSETS/
 INTEREST INCOME.......................   161,869,734   10,421,705      6.44%    151,875,303     9,269,179      6.10%

All Other Assets.......................    19,219,607                             19,906,993
                                         ------------                           ------------
          TOTAL........................  $181,089,341                           $171,782,296
                                         ============                           ============

LIABILITIES AND SHAREHOLDERS EQUITY:
 Deposits:
   Demand-interest Bearing.............   $15,484,407     $295,087      1.91%    $15,768,074      $285,597      1.81%
   Savings.............................     3,503,197       83,051      2.37%      3,644,755        81,964      2.25%
   Money Market Accounts...............    78,080,688    1,944,044      2.50%     63,044,229     1,453,943      2.31%
   Time Deposits.......................    17,428,758      606,460      3.48%     27,250,557       902,198      3.31%
   Fed Funds Purchased.................       290,563        9,666      3.33%              0             0      0.00%
   TTL and Other Borrowings............     1,379,704       57,692      4.18%      1,561,029        37,916      2.43%
                                         ------------   ----------      ----    ------------    ----------      ----
TOTAL INTEREST
 BEARING FUNDS.........................   116,167,317    2,966,000      2.59%    111,268,644     2,761,618      2.48%
Demand Deposits........................    44,587,291                             40,085,321
Other Liabilities......................       609,268                                793,761
Shareholders' Equity...................    19,725,465                             19,634,570
                                         ------------                           ------------
          TOTAL........................  $181,089,341                           $171,782,296
                                         ============                           ============
INTEREST SPREAD (Average Rate
 Earned Minus Average Rate Paid)..................................      3.85%                                   3.62%
NET INTEREST INCOME..................................   $7,425,705                              $6,507,561
NET INTEREST MARGIN (Net Interest
 Income/Average Earning Assets)...................................      4.59%                                   4.28%


                                                       12/31/92
                                         ------------------------------------
                                                          INTEREST
                                                           INCOME
                                            AVERAGE          OR
                                            BALANCE       EXPENSE       RATE
                                         ------------    ----------     -----
ASSETS:
 Interest Bearing Bank Balances........      $100,000       $4,500      4.50%
 Fed Funds Sold........................    10,239,685      353,824      3.46%
 Taxable Investment Securities.........    46,731,739    2,862,364      6.13%
 Non-taxable Investment Securities.....             0            0      0.00%
 Loans (Net of Unearned Income)........    64,939,766    5,210,821      8.02%
                                         ------------   ----------      ----
TOTAL EARNING ASSETS/
 INTEREST INCOME.......................   122,011,190    8,431,509      6.91%

All Other Assets.......................    14,884,559
                                         ------------
          TOTAL........................  $136,895,749
                                         ============
LIABILITIES AND SHAREHOLDERS EQUITY:
 Deposits:
   Demand-interest Bearing.............   $14,805,516     $329,302      2.22%
   Savings.............................     2,269,569       58,247      2.57%
   Money Market Accounts...............    44,345,640    1,359,230      3.07%
   Time Deposits.......................    25,739,584    1,145,482      4.45%
   Fed Funds Purchased.................             0            0      0.00%
   TTL and Other Borrowings............     1,709,323       56,331      3.30%
                                         ------------   ----------      ----
TOTAL INTEREST
 BEARING FUNDS.........................    88,869,632    2,948,592      3.32%
Demand Deposits........................    27,962,664
Other Liabilities......................       591,825
Shareholders' Equity...................    19,471,628
                                         ------------
          TOTAL........................  $136,895,749
                                         ============
INTEREST SPREAD (Average Rate
 Earned Minus Average Rate Paid)..................................      3.59%
NET INTEREST INCOME..................................  $ 5,482,917
NET INTEREST MARGIN (Net Interest
 Income/Average Earning Assets)...................................      4.49%


COMPOSITION OF AVERAGE DEPOSITS

         Set forth below is the composition of average deposits for 1994, 1993, and 1992:

                                           YEAR ENDED DECEMBER 31,                AS A PERCENT OF TOTAL DEPOSITS
                                ---------------------------------------------     ------------------------------
                                    1994            1993             1992          1994         1993        1992
                                ------------    ------------     ------------     ------       ------      -----
Noninterest bearing..........   $ 44,587,291      40,085,321       27,962,664      28.0%        26.8%       24.3%
Interest Bearing Demand......     15,484,407      15,768,074       14,805,516       9.7%        10.5%       12.9%
Money market accounts........     78,080,688      63,044,229       44,345,640      49.1%        42.1%       38.4%
Savings Accounts.............      3,503,197       3,644,755        2,269,569       2.2%         2.4%        2.0%
Time Deposits................     17,428,758      27,250,557       25,739,584      11.0%        18.2%       22.4%
                                ------------    ------------     ------------     -----        -----       -----
Total........................   $159,084,341    $149,792,936     $115,122,973     100.0%       100.0%      100.0%
                                ============    ============     ============     =====        =====       =====



GROWTH IN AVERAGE DEPOSIT BALANCES

                                     DOLLAR GROWTH IN             PERCENTAGE GROWTH IN
                                     DEPOSIT BALANCES               DEPOSIT BALANCES
                                --------------------------       -----------------------
                                 1993-1994       1992-1993       1993-1994     1992-1993
                                ------------    -----------      ---------     ---------
Noninterest bearing..........   $ 4,501,970     $12,122,657         11.2%         43.4%
Interest Bearing Demand......      (283,667)        962,558         -1.8%          6.5%
Money market accounts........    15,036,459      18,698,589         23.9%         42.2%
Savings Accounts.............      (141,558)      1,375,186         -3.9%         60.6%
Time Deposits................    (9,821,799)      1,510,973        -36.0%          5.9%
                                -----------     -----------        -----          ----
Total........................   $ 9,291,405     $34,669,963          6.2%         30.1%
                                ===========     ===========        =====          ====


NON-INTEREST INCOME

         Set forth below is a summary of non-interest income for the years ended 1994, 1993, and 1992:

                                                                 YEAR ENDED DECEMBER 31,
                                                          -------------------------------------
                                                            1994           1993          1992
                                                          --------       --------      --------
           Banking fees and service charges...........    $532,402       $458,408      $348,803
           Mortgage banking fees......................     143,212        207,016             0
           Gain on sale of investments................       6,826         87,167        16,674
           Gain on sale of real estate................           0          9,354        16,661
           Rental income..............................      53,385         66,520        67,271
           Other income...............................      29,973         32,931        28,628
                                                          --------       --------      --------
           Total noninterest income...................     765,798       $861,396      $478,037
                                                          ========       ========      ========


         Banking fees and service charges rose 16% in 1994, compared to 1993. For 1993, banking fees rose 31% as compared to 1992. Fees and service charges are primarily a function of deposit account activity, particularly transaction account activity. These increases were consistent with the gain in transaction account balances noted earlier. The Company's marketing strategy, however, is to concentrate on commercial banking, serving small to middle-sized businesses, professionals, the title and escrow industry, the business entrepreneur, and high net worth individuals. These types of banking customers traditionally pay for their banking services through the maintenance of sufficient deposit balances to avoid the payment of fees and service charges. The Company does not, therefore, anticipate that non-interest income will represent a significant percentage of the Company's overall income for the foreseeable future.

         Rental income is received from renting excess space in banking facilities. The Company has limited excess space available for rental and does not anticipate that rental income will become a significant source of revenue.

         In 1994, the Company's mortgage banking operations experienced reduced originations due to the impact of increased interest rates on the market. Income from originating residential mortgage loans totaled $143,212 in 1994, down from $207,016 in 1993.


NONINTEREST EXPENSE

         The table below summarizes noninterest expenses for 1994, 1993, and 1992. As indicated, noninterest expenses increased 11.8% in 1994, as compared to 1993. The most significant decrease was in the area of professional fees and legal expenses due to litigation in which the Company was involved during 1993. A settlement was reached ending the litigation during the fourth quarter of 1993, and no expenses associated with the suit were incurred in 1994.

         The Company's subsidiary bank opened two new branch offices in June 1992 and September 1992. The full year compensation, occupancy, and equipment expenses relating to these new facilities contributed to increases in those expense categories.

         The Company's subsidiary bank pays fees to the Office of the Comptroller of the Currency and deposit insurance premiums to the Federal Deposit Insurance Corporation. These regulatory fees are computed based upon the bank's asset size and deposit base, respectively. Increases in regulatory fees in 1994 and 1993, are primarily the result of growth in assets and deposits.

                                                 YEAR ENDED DECEMBER 31,             % CHANGE      % CHANGE
                                         ---------------------------------------
                                           1994           1993           1992        1993-1994     1992-1993
                                         ----------     ----------     ---------     ---------     ---------
Salaries and benefits..................  $1,868,834     $1,981,778     $1,809,704       -5.7%          9.5%
Equipment expenses.....................     363,756        441,410        395,313      -17.6%         11.7%
Occupancy expenses.....................     517,686        480,035        399,589        7.8%         20.1%
Data processing........................     244,973        251,693        276,520       -2.7%         -9.0%
Regulatory fees........................     418,230        357,504        291,855       17.0%         22.5%
Professional fees/legal expenses.......     347,095        947,353        268,447      -63.4%        252.9%
Marketing expense......................     113,037        111,215        137,864        1.6%        -19.3%
Postage/delivery/telephone.............     145,610        159,240        123,257       -8.6%         29.2%
Supplies...............................     137,277        147,200        167,196       -6.7%        -12.0%
Insurance..............................     100,062         83,647         54,616       19.6%         53.2%
Other operating expenses...............     350,308        263,194        363,687       33.1%        -27.6%
                                         ----------     ----------     ----------      -----         -----
    Total noninterest expenses.........  $4,606,868     $5,224,269     $4,288,048      -11.8%         21.8%
                                         ==========     ==========     ==========      =====         =====


         As the following table indicates, the Company's noninterest expense ratios compare very favorably with other institutions of its size.

Annualized expense ratios (as a percentage of average assets):


                                                YEAR ENDED DECEMBER 31,                    AVERAGE FOR
                                          ----------------------------------         BANK HOLDING COMPANIES
                                          1994           1993           1992           OF COMPARABLE SIZE*
                                          ----           ----           ----         ----------------------
Total noninterest expenses                2.54%          3.04%          3.13%                 3.50%
Salaries and benefits                     1.03%          1.15%          1.32%                 1.66%
Occupancy expense.                        0.29%          0.28%          0.29%                 0.49%


* Five year average ratio of expense to average assets as reported by the Federal Financial Institutions Examination Council

INCOME TAXES

         For 1994, the Company had income of $3,585,000 before a provision of $1,361,000 for income taxes. The $1,361,000 provision for income taxes consists of provisions for Federal and state income tax purposes relating to 1993.

         For 1993, the Company had income of $2,085,000 before a provision of $740,000 for income taxes.


LIQUIDITY

         Liquidity is a bank's ability to maintain sufficient sources of funds to meet its obligations. Liquidity exists when these sources provide funds when they are needed and at a reasonable cost. Funding of loan requests, providing for liability (deposit) outflows, and management of interest rate fluctuations require continuous analysis in order to match the maturities of specific categories of specific short-term loans and investments with specific types of deposits and borrowings. The objective of liquidity management is to maintain a balance between sources and uses of funds such that the cash flow needs of the Company are met in the most economical manner. On the asset side, the Company's liquidity is provided by short-term money market assets, such as time deposits with other banks, Federal Funds sold, loan principal repayments, and by investment securities with maturities of one year or less.

         At December 31, 1994, and December 31, 1993, the Company had Federal funds sold of $11,550,000 and $1,400,000, respectively. Cash flow from principal repayments scheduled to be received within one year from loans (including demand loans, but excluding revolving credit lines) and investment securities maturing within one year amounted to $63,639,000 at December 31, 1994, and $24,271,000 at December 31, 1993.

         The Company's dependence upon large time deposits which experience volatile rate changes is moderate. At December 31, 1994, certificates of deposit with balances of $100,000 or greater comprised 4% of total deposits, down from 5% at December 31, 1993. The maturities of time certificates of deposit with balances of $100,000 or greater at December 31, 1994, are summarized below:


                Three months or less                          $2,988,000
                Over three through six months                  1,983,000
                Over six through twelve months                 1,811,000
                Over twelve months                               602,000
                                                              ----------
                                                              $7,384,000
                                                              ==========

         The Company has not acquired brokered "jumbo" certificates of deposit and does not anticipate using this method as a source of funds in the future.

ASSET/LIABILITY MANAGEMENT

         The objective of asset and liability management is to maximize earnings while maintaining interest rate risk and liquidity at acceptable levels. A certain amount of risk is inherent in any investment situation, and greater risks usually provide higher earnings. For the Company, the most important objectives in asset and liability management include: (1) controlling interest rate exposure, (2) ensuring adequate liquidity, and (3) maintaining a strong capital foundation.

         The table on the following page sets forth the cumulative ability of the Company to reprice its interest earning assets and interest bearing liabilities as of December 31, 1994, the Company's interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the Company's cumulative interest rate sensitivity gap, the Company's interest sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities), and the Company's cumulative interest sensitivity gap ratio. For the purposes of the Interest Sensitivity Table, an asset or liability is considered rate sensitive within a specified period when it matures or could be repriced within such a period in accordance with its contractual terms.

         Historically, the Company has tried to maintain the cumulative gap ratio at the one year reporting interval within a narrow range to limit its exposure to changes in interest rates. The following sets forth the cumulative gap ratios for the periods commencing on the dates indicated:

                                    1994      1993     1992
                                    ----      ----     ----
                March 31            0.67      0.95     1.03

                June 30             0.70      0.86     0.88

                September 30        0.71      0.93     0.90

                December 31         1.04      0.59     0.82


         A ratio of greater than 1.00 indicates that within a twelve month period, a greater volume of assets will reprice than liabilities (an asset sensitive position). A ratio of less than 1.00 indicates that within the same period a greater volume of liabilities will reprice than assets (a liability sensitive position). A ratio of 1.00 indicates that an equal amount of assets and liabilities will reprice during the twelve month period (a neutral position). A rising rate environment favors an asset sensitive position and a falling rate environment favors a liability sensitive position.

         The Company attempts to limit its exposure to changes in interest rates through the asset/liability management process. The Company has established guidelines that limit the changes in net interest income associated with changes in interest rates to 10% of net interest income. For 1994, changes in net interest income attributable to changes in interest rates totaled 6% of total net interest income or well within the above the guidelines. For 1993, changes in net interest income attributable to changes in interest rates totaled -1% of total net interest income.

                         INTEREST SENSITIVITY ANALYSIS



                                                                     DECEMBER 31, 1994
                                                               (DOLLAR AMOUNTS IN THOUSANDS)
                                            -------------------------------------------------------------------------
                                                                                                NON RATE
                                                                                                SENSITIVE
                                                                                    181-365     AND OVER
                                           0-30 DAYS   31-90 DAYS   91-180 DAYS       DAYS      ONE YEAR      TOTAL
                                           ---------   ----------   -----------    ----------   ---------   ---------
ASSETS:
Commercial and Real Estate Loans.......    $  55,741     $    910     $    970      $  1,126     $ 4,661     $ 63,408
Home Equity Credit Lines...............        4,311                                                            4,311
Other Credit Lines.....................          775                                                              775
Consumer Loans.........................          540           14           35           265       3,699        4,553
                                           ---------     --------     --------      --------     -------     --------
      Total Loans......................       61,367          924        1,005         1,391       8,360       73,047
Securities.............................            0        5,008        3,003        35,958      41,183       85,152
Federal Funds Sold.....................        11550                                                           11,550
                                           ---------     --------     --------      --------     -------     --------
      Total Earning Assets.............       72,917        5,932        4,008        37,349      49,543      169,749
Cash, Property and Other Assets........                                                           22,772       22,772
Less: Allowance for loan losses
  and unearned income..................                                                           (1,102)      (1,102)
                                           ---------     --------     --------      --------     -------     --------
  TOTAL ASSETS.........................    $  72,917     $  5,932     $  4,008      $ 37,349     $71,213     $191,419
                                           =========     ========     ========      ========     =======     ========
LIABILITIES AND
  SHAREHOLDERS' EQUITY:                            $
Deposits:
  Demand-non interest bearing..........                                             $ 53,357     $53,357
  Demand-interest bearing..............    $  16,827                                                           16,827
  Savings..............................        2,697                                                            2,697
  Money Market Accounts................       76,964                                                           76,964
  Time Deposits........................        3,492     $  3,154     $  5,775      $  3,756      17,443       17,920
                                           ---------     --------     --------      --------     -------     --------
      Total deposits...................       99,980        3,154        5,775         3,756      55,101      167,765
Federal funds purchased................            0                                                                0
Other short term borrowings............        2,627                                                            2,627
Other liabilities......................                                                              459          459
Shareholders' equity...................                                                           20,568       20,568
                                           ---------     --------     --------      --------     -------     --------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY.................    $ 102,607     $  3,154     $  5,775      $  3,756     $76,127     $191,419
                                           =========     ========     ========      ========     =======     ========

Interest rate sensitivity gap              $(29,986)     $  2,778     $ (1,767)     $ 33,593     $(4,618)
Cumulative interest rate
  sensitivity gap                          $(29,986)     $(27,208)    $(28,975)     $  4,618
Cumulative sensitivity gap ratio             0.71          0.74         0.74           1.04


ONE YEAR CUMULATIVE SENSITIVITY GAP RATIO HISTORY

                                             1994       1993      1992
                                            ------     ------    ------
       March 31......................        0.67       0.95      1.03
       June 30.......................        0.70       0.86      0.88
       September 30..................        0.71       0.93      0.90
       December 31...................        1.04       0.63      0.82

INVESTMENT SECURITY PORTFOLIO AT DECEMBER 31, 1994

     The following table shows the carrying value, the fair value, and the weighted average yield of the Company's investment portfolio categorized by issuer, by maturity, and by whether the security is available for sale or is being held to its maturity in accordance with the provisions of FAS 115. Investment securities are stated at cost adjusted for amortization of premium and accretion of discount:

                                                        HELD TO MATURITY                          AVAILABLE FOR SALE
                                            -------------------------------------       -------------------------------------
                                             AMORTIZED        FAIR        AVERAGE        AMORTIZED       FAIR         AVERAGE
                                                COST          VALUE         RATE            COST         VALUE          RATE
                                            -----------    -----------    -------       -----------   ------------    -------
U.S. Treasury Securities:

     Maturing in Less Than 1 Year.......     $9,012,398     $8,826,250      4.04%       $13,089,677    $12,954,406      6.55%
     Maturing in 1 to 5 Years...........     10,015,653      9,301,563      4.41%        12,026,048     11,520,640      4.41%
     Maturing in 5 to 10 Years..........              0              0      0.00%                 0              0      0.00%
     Maturing in More Than 10 Years.....              0              0      0.00%                 0              0      0.00%
                                            -----------    -----------    -------       -----------   ------------    -------
            Total.......................    $19,028,051    $18,127,813      4.23%       $25,115,725    $24,475,046      5.53%

U.S. Government Agency Securities:

     Maturing in Less Than 1 Year.......    $14,988,899    $14,911,737      5.58%                $0             $0      0.00%
     Maturing in 1 to 5 Years...........     17,707,308     16,818,813      4.56%                 0              0      0.00%
     Maturing in 5 to 10 Years..........              0              0      0.00%                 0              0      0.00%
     Maturing in More Than 10 Years.....              0              0      0.00%                 0              0      0.00%
                                            -----------    -----------    -------       -----------   ------------    -------
            Total.......................    $32,696,207    $31,730,550      5.03%                $0             $0      0.00%

Securities Issued By State and Political
Subdivisions:

     Maturing in Less Than 1 Year.......             $0             $0      0.00%                $0             $0      0.00%
     Maturing in 1 to 5 Years...........              0              0      0.00%                 0              0      0.00%
     Maturing in 5 to 10 Years..........              0              0      0.00%                 0              0      0.00%
     Maturing in More Than 10 Years.....              0              0      0.00%                 0              0      0.00%
                                            -----------    -----------    -------       -----------   ------------    -------
            Total.......................             $0             $0      0.00%                $0             $0      0.00%

Mortgage Backed Securities:

     Maturing in Less Than 1 Year........            $0             $0      0.00%                $0             $0      0.00%
     Maturing in 1 to 5 Years............      $638,451       $640,300      8.91%                $0             $0      0.00%
     Maturing in 5 to 10 Years...........            $0             $0      0.00%                $0             $0      0.00%
     Maturing in More Than 10 Years......    $6,877,519     $6,880,055      5.97%          $514,607       $468,970      5.04%
                                            -----------    -----------    -------       -----------   ------------    -------
            Total........................    $7,515,970     $7,520,355      6.22%          $514,607       $468,970      5.04%

Other Securities (Including Federal
 Reserve Bank Stock):

     Maturing in Less Than 1 Year........      $100,000       $100,000      3.00%                $0             $0      0.00%
     Maturing in 1 to 5 Years............      $507,923       $511,590      8.28%                $0             $0      0.00%
     Maturing in 5 to 10 Years...........            $0             $0      0.00%                $0             $0      0.00%
     Maturing in More Than 10 Years......      $360,000       $360,000      6.00%                $0             $0      0.00%
                                            -----------    -----------    -------       -----------   ------------    -------
            Total........................      $967,923       $971,950      6.89%                $0             $0      0.00%
                                            -----------    -----------    -------       -----------   ------------    -------

               Total Securities..........   $60,208,151    $58,350,668      4.96%       $25,630,332    $24,946,016      5.52%
                                            ===========    ===========    =======       ===========   ============    =======


CAPITAL RESOURCES


                                                           12/31/94         12/31/93         12/31/92
                                                         -----------      -----------      -----------
    Tier One Capital:
        Common shareholders' equity...................   $20,568,342      $20,116,670      $20,014,672
        Less:  Intangible assets......................             0                0            8,730
                                                         -----------      -----------      -----------
        Total Tier One Capital........................    20,568,342       20,116,670       20,005,942

    Tier Two Capital:
        Allowance for loan losses.....................     1,102,132        1,080,000        1,019,000
        Perpetual Preferred Stock.....................             0                0                0
        Long term debt qualifying as
          Tier Two capital............................             0                0                0
                                                         -----------      -----------      -----------
                                                         $21,670,474      $21,196,670      $21,024,942
                                                         ===========      ===========      ===========

    Leverage Capital Ratio............................         10.7%            10.7%            12.5%

    Risk Based Capital Ratios:
        Tier 1 Capital Ratio..........................         23.1%            23.3%            24.2%
        Tier 2 Capital Ratio..........................          1.2%             1.3%             1.2%
                                                         -----------      -----------      -----------
        Total Capital to Risk-weighted assets.........         24.3%            24.6%            25.4%
                                                         ===========      ===========      ===========


          Regulatory agencies have approved guidelines to implement a risk-based capital structure that makes capital requirements more sensitive to the risk profiles of individual banking companies. These guidelines define capital as either core (Tier 1) capital or supplementary (Tier 2) capital. Tier 1 capital consists primarily of shareholders' equity, while Tier 2 capital is comprised of certain debt instruments and a portion of the reserve for loan losses. At December 31, 1994, the Company and its subsidiary bank were subject to a minimum Tier 1 Risk-Based capital ratio of 4% and a total risk-based capital ratio (Tier 1 plus Tier 2) of 8%. At December 31, 1994, the Company's Tier 1 and total risk-based capital ratios, based upon the definitions in effect at December 31, 1994, were 23.1% and 24.3% respectively. These ratios, as well as the corresponding ratios of the Company's subsidiary bank, all exceed regulatory minimums.

          Regulatory agencies have also adopted minimum standards for the leverage capital ratio. The leverage ratio is computed by dividing Tier 1 capital by adjusted total assets. Currently, the minimum leverage capital ratio for a well capitalized institution is 5%. The Company had a leverage capital ratio of 10.7% at December 31, 1994, and at December 31, 1993.

          As required by the FDIC Improvement Act of 1991, federal regulatory agencies have adopted standards for determining a financial institution's capital category for purposes of regulatory enforcement and for use in calculating risk-based FDIC insurance premiums. Those standards are set forth in the table below:


                                           TOTAL RISK BASED      TIER 1 RISK BASED
                                            CAPITAL RATIO          CAPITAL RATIO        LEVERAGE RATIO
                                           ----------------      -----------------      --------------
Well Capitalized                            10% or Greater         6% or Greater         5% or Greater
Adequately Capitalized                        8% to 10%              4% to 6%              4% to 5%
Undercapitalized                             Less than 8%          Less than 4%          Less than 4%
Significantly Undercapitalized               Less than 6%          Less than 3%          Less than 3%


          The Company's capital ratios at December 31, 1994, exceeded the minimum capital ratios for a well capitalized financial institution.

LOAN PORTFOLIO SUMMARY


                                                                                                   % CHANGE
                                                                                             --------------------
                                                                                             12/31/93    12/31/92
                                                                                                TO          TO
      TYPES OF LOANS                        12/31/94         12/31/93          12/31/92      12/31/94    12/31/93
                                           -----------      -----------       -----------    --------    --------
Commercial Loans.....................      $13,102,346      $16,457,697       $14,847,990      -20.4%       10.8%
Residential real estate loans........        5,400,360        4,921,283         4,711,554        9.7%        4.5%
Commercial real estate loans.........       41,615,142       36,722,126        35,688,771       13.3%        2.9%
Construction and land
  development loans..................        3,759,563        2,512,494           694,746       49.6%      261.6%
Installment loans....................        4,552,591        5,089,499         4,589,275      -10.5%       10.9%
Revolving credit loans...............        4,789,986        4,771,103         5,058,868        0.4%       -5.7%
                                           -----------      -----------       -----------    --------    --------
Total loans..........................       73,219,988       70,474,202        65,591,204        3.9%        7.4%

Less:
Unearned loan fees...................          172,542          205,747           183,952      -16.1%       11.8%
Allowance for loan losses............        1,102,132        1,148,054         1,176,602       -4.0%       -2.4%
                                           -----------      -----------       -----------    --------    --------
Net loans............................      $71,945,314      $69,120,401       $64,230,650        4.1%        7.6%
                                           ===========      ===========       ===========    ========    ========

Loan-to-Deposit Ratio................            45.0%            43.2%             48.0%

Nonperforming loans to total loans...            0.08%            0.00%             0.14%

         Loan demand increased during 1994. Gross loans outstanding increased $2.7 million (or 4%) in 1994. Gross loans outstanding increased $4.9 million (or 7.4%) during 1993.

         The Company's marketing philosophy is to concentrate lending efforts to customers within its primary market area and to generally avoid loans for speculative purposes. The Company has no foreign or agricultural loans and no loans to energy producing customers. The Company's loan portfolio contains no loans that would be classified as a highly leveraged transaction. Bank regulators have defined highly leveraged transactions as loans and other facilities that have been extended in connection with a leveraged buyout, a corporate acquisition or a recapitalization and the resulting ratio of total debt to equity is equal to or greater than twelve to one or the borrower doubles existing liabilities resulting in a debt to equity ratio of greater than 100%.

         Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similar activities, which would cause them to be similarly impacted by economic or other conditions. At December 31, 1994, no concentration of loans within any portfolio category to any group of borrowers engaged in similar activities or in a similar business, exceeded 10% of total loans.

         Generally, construction and land development loans and commercial real estate loans can present a higher degree of risk to a lender depending upon, among other things, whether the borrower has permanent financing at the end of the loan period, whether the project is an income producing transaction in the interim, and the nature of changing economic conditions including changing interest rates. While there is no assurance that the Company would not realize any loss on its construction and land development loans or its commercial real estate loans, management is of the belief that the degree of risk related to such loans is not significant to the Company because, among other things, generally such loans made by the Company's subsidiary bank relate to (i) owner-occupied projects, (ii) projects where the borrower has received commitment for permanent financing to repay the loan, and (iii) projects where management believes that the borrowers will recognize sufficient income to meet their loan requirements in the interim.

NONPERFORMING ASSETS

         Nonperforming assets consist of loans in a non-accrual status, loans past due ninety days or more, loans that have been restructured, and other real estate owned. Loans are placed in non-accrual status when, in the opinion of management, uncertainty exists as to the ultimate collection of principal or interest. Interest income on nonaccrual loans is recognized on a cash basis.

         The table below summarizes the Company's nonperforming assets as of the dates indicated:

                                                    12/31/94          12/31/93          12/31/92
                                                  -----------       -----------       -----------
Total loans outstanding......................     $73,047,446       $70,268,455       $65,407,252
Total reserve for loan losses................       1,102,132         1,148,054         1,176,602

Nonaccrual loans:
  Commercial.................................               0                 0                 0
  Real estate:
    Construction.............................               0                 0                 0
    Mortgage, 1-4 family.....................          32,231                 0                 0
    Other....................................         541,897                 0                 0
    Consumer.................................               0                 0                 0
                                                  -----------       -----------       -----------
    Total nonaccrual loans...................         574,128                 0                 0
Accruing loans past due
    ninety days or more......................               0                 0                 0
                                                  -----------       -----------       -----------
Total nonperforming loans....................               0                 0                 0


Other real estate............................               0                 0            90,000
                                                  -----------       -----------       -----------
Total nonperforming assets...................     $   574,128       $         0       $    90,000
                                                  ===========       ===========       ===========

Ratios:
Nonperforming loans to
    net total loans..........................           0.79%             0.00%             0.00%
Nonperforming assets to
    net total loans plus other
    real estate owned........................           0.79%             0.00%             0.14%
Reserve for loan losses to
    nonperforming loans......................         191.97%               N/A               N/A

         The table above sets forth a summary of nonperforming assets at December 31, 1994, December 31, 1993, and at December 31, 1992. Nonperforming loans are accruing loans past due ninety days or more and loans that have been placed in a non-accrual status.

         For 1994 and 1992, the gross amount of interest income that would have been recorded on nonaccrual loans if all such loans had been accruing interest at the original contract rate was $16,554 and $1,762, respectively. No interest payments were recorded in 1994, 1993, or in 1992 as interest income for nonaccrual loans.

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER


  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of July 12, 1994, between HUNTINGTON BANCSHARES FLORIDA, INC., an Ohio corporation that will become a registered bank holding company ("Huntington Florida"), and SECURITY NATIONAL CORPORATION, a Delaware corporation that is a registered bank holding company ("Security National"). (Huntington Florida and Security National are collectively referred to herein as the "Constituent Corporations.")

                                    RECITALS

  A. Huntington Florida is a corporation organized and existing under the laws of Ohio and is authorized to issue 850 shares of common stock, without par value ("Huntington Florida Common"), all of which are issued and outstanding as of the date hereof and owned by Huntington Bancshares Incorporated, a Maryland corporation ("Huntington").

  B. Security National is a corporation organized and existing under the laws of Delaware and is authorized to issue: (a) 5,000,000 shares of common stock, $1.00 par value ("Security National Common"), of which 1,509,848 shares are issued and outstanding as of the date hereof, exclusive of treasury shares, with an additional 147,334 shares being subject to outstanding stock options previously granted (collectively, the "Security National Stock Options" and individually, a "Security National Stock Option") under the Security National Corporation Stock Option Plan (the "Security National Stock Option Plan"); and
(b) 500,000 shares of preferred stock, $1.00 par value ("Security National Preferred"), none of which are issued and outstanding.

  C. The respective Boards of Directors of Huntington Florida and Security National have approved the merger of Security National into Huntington Florida substantially on the terms and conditions contained in this Agreement.

                                   AGREEMENT

  In consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

  1. MERGER. Subject to the terms and conditions hereof, and the terms and conditions contained in a certain Supplemental Agreement, of even date herewith, among Huntington, Huntington Florida, and Security National (the "Supplemental Agreement"), which is incorporated herein by reference, at the "Effective Time" (as such term is defined in Section 2 hereof), Security National shall be merged into Huntington Florida (the "Merger"). Huntington Florida shall be the surviving corporation in the Merger (the "Surviving Corporation"), which shall continue its corporate existence under the laws of Ohio following the consummation of the Merger. At the Effective Time, the separate existence and corporate organization of Security National shall cease.

  2. EFFECTIVE TIME; EFFECTIVE DATE. The Merger shall be effective at 11:59 p.m., local Ohio time (the "Effective Time"), on the "Effective Date" which date shall be (i) the day on which this Agreement and the related Certificate of Merger have been filed in accordance with the requirements of the laws of Ohio and Delaware, respectively, (ii) such later date as may be specified in such Certificate of Merger; provided, however, that the Effective Date shall not be earlier than the Permissible Date, which shall be the later of (iii) May 1, 1995, or (iv) the date of expiration of the last required waiting period following receipt of the last regulatory approval required for the transaction. Unless the parties otherwise agree, the Effective Date shall be the closing date as specified in Section 9 of the Supplemental Agreement.

  3. NAME. The name of the Surviving Corporation shall be "Huntington Bancshares Florida, Inc."

  4. CHARTER. The Articles of Incorporation of Huntington Florida in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation, until amended in accordance with law.

  5. DIRECTORS. The directors of the Surviving Corporation shall be Frank Wobst, Zuheir Sofia, Gerald R. Williams, and John W. Liebersbach, to serve until their successors are duly elected and qualified in accordance with the Code of Regulations of the Surviving Corporation and the laws of Ohio.

  6. REGULATIONS. The Code of Regulations of Huntington Florida in effect at the Effective Time shall be the regulations of the Surviving Corporation, until amended in accordance with law.

  7. STATUTORY AGENT. The name and address of the agent upon whom any process, notice, or demand against any Constituent Corporation or the Surviving Corporation may be served is John W. Liebersbach, 41 South High Street, Columbus, Ohio 43287.

  8. CONVERSION OF SHARES.

     (a) All shares of Huntington Florida Common that are issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of Huntington Florida Common at and after the Effective Time.

     (b) At the Effective Time, the shares of Security National Common issued and outstanding immediately prior to the Effective Time (exclusive of treasury shares, if any, which shall be cancelled, and any shares as to which statutory dissenters' rights are properly sought) shall be converted, by virtue of the Merger and without further action on the part of the holders thereof, into the right to receive shares of the common stock, without par value, of Huntington ("Huntington Common"), as follows:

           (i) Each outstanding share of Security National Common shall be converted into the right to receive the number of whole shares of Huntington Common determined according to the following formula:

         NHC/SC   =  ((TPP + NSO) / PHC)
                     -------------------
                                 NSC

where:

         NHC/SC   =  the number of shares of Huntington Common to be received for each share of Security National Common (the
                     "Conversion Ratio");

         TPP      =  2.10 times the Security National Equity (as that term is defined below) (the "Total Purchase Price");

         PHC      =  the price per share of Huntington Common determined in
                     accordance with subsection 8(b)(ii), (iii), or (iv) below, as applicable (the "Price Per Share of Huntington
                     Common"); and

         NSC      =  the number of shares of Security National Common issued and outstanding at the Effective Time plus the number of shares of Security National Common subject to stock options outstanding at the Effective Time.

         NSO      =  the sum of the products resulting from multiplying
                     the number of shares subject to each of the Security
                     National Stock Options outstanding at June 30, 1994, by the respective exercise price for such Security National
                     Stock Option.

     (ii) For purposes of the formula set forth in subsection 8(b)(i) above and except as otherwise provided in subsections 8(b)(iii) and (iv) below, the Price Per Share of Huntington Common shall be the average of the closing sale prices for a share of Huntington Common on the five trading days immediately preceding the date that is two trading days prior to the Effective Date, as reported on the Nasdaq National Market (the "Average Closing Sale Price"); provided, however, that if the Average Closing Sale Price is less than $23.0063, then the Price Per Share of Huntington Common shall be $23.0063, and if the Average Closing Sale Price is greater than $28.1188, then the Price Per Share of Huntington Common shall be $28.1188. The minimum and maximum Prices Per Share of Huntington Common set forth in the preceding sentence shall be adjusted to reflect any stock splits or stock dividends on Huntington Common occurring after the date hereof and prior to the Effective Time by multiplying such amounts by a fraction, the numerator of which is the total number of shares of Huntington Common outstanding immediately prior to the effective time of the stock dividend or stock split, as the case may be, and the denominator of which is the total number of shares of Huntington Common outstanding immediately following the effective time of the stock dividend or stock split, as the case may be.

     (iii)  If the Average Closing Sale Price is less than 75% of $25.5625
  (as adjusted for stock dividends and stock splits), then Huntington may elect to either consummate the Merger at a Price Per Share of Huntington Common equal to 1.05 times the Average Closing Sale Price or to use its best efforts to renegotiate the pricing terms of the Merger set forth in this subsection 8(b) with Security National mutually acceptable to the parties. If a mutually acceptable adjustment to such pricing terms of the Merger is not agreed to by the parties hereto by the 10th day after the determination of the Average Closing Sale Price, this Agreement shall terminate in accordance with Section 11.01 of the Supplemental Agreement.

     (iv)  If the Average Closing Sale Price is more than 125% of $25.5625
  (as adjusted for stock dividends and stock splits), then Huntington may elect to consummate the Merger at a Price Per Share of Huntington Common equal to
  0.95 times the Average Closing Sale Price or to terminate the Merger in accordance with Section 11.01 of the Supplemental Agreement.

     (v) No fractional shares of Huntington Common shall be issued. Each holder of Security National Common who would otherwise be entitled to receive a fractional part of a share of Huntington Common shall instead be entitled to receive cash in an amount equal to the product resulting from multiplying such fraction by the Price Per Share of Huntington Common as determined under subsection 8(b)(ii) above. No interest shall be payable with respect to such cash payment.

             (c) Each outstanding share of Security National Common held by a person who has demanded and perfected a right to relief as a dissenting shareholder under Section 262 of the Delaware General Corporation Law (the "Dissenters' Rights Law") and who has not effectively withdrawn or lost such right ("Dissenting Shares") shall not be converted into or represent a right to receive shares of Huntington Common pursuant to subsection 8(b) hereof, but the holder thereof shall be entitled only to such rights as are granted by the Dissenters' Rights Law. Each holder of Dissenting Shares who becomes entitled to relief as a dissenting shareholder under the Dissenters' Rights Law with respect to such holder's shares of Security National Common shall receive payment therefor from Huntington in accordance with the provisions of the Dissenters' Rights Law. If any holder of Security National Common who demands relief as a dissenting shareholder under the Dissenters' Rights Law with respect to such holder's shares of Security National Common shall effectively withdraw or lose (through failure to perfect or otherwise), the right to such relief, each share of Security National Common held by such holder shall automatically be converted into the right to receive shares of Huntington Common pursuant to subsection 8(b) hereof.

             (d) Each unexercised Security National Stock Option that is outstanding immediately prior to the Effective Time shall be converted automatically at the Effective Time into an option to purchase shares of Huntington Common under the Huntington 1994 Stock Option Plan or similar Huntington plan (a "Huntington Stock Option"), with the number of shares of Huntington Common to be subject to a particular Huntington Stock Option to be determined by converting the number of shares of Security National Common subject to the Security National Stock Option into a number of Huntington Common shares in accordance with the procedure for converting outstanding Security National Common shares into Huntington Common shares as set forth in subsection 8(b) hereof, except that all fractional shares will be rounded to the nearest whole share, and with the exercise price for each share of Huntington Common subject to a particular Huntington Stock Option to be equal to the exercise price per Security National Common share under the Security National Stock Option divided by the Conversion Ratio determined in accordance with subsection 8(b)(i) above; provided, however, that, in the case of any Security National Stock Option to which Section 421 of the Internal Revenue Code of 1986, as amended (the "Code"), applies by reason of its qualification under Section 422 of the Code, the terms of the Huntington Stock Option into which such Security National Stock Option is to be converted, including the option price, the number of shares of Huntington Common purchasable pursuant to such option, and the terms and conditions of exercise of such option, shall be determined so as to comply with Section 424(a) of the Code. Upon such conversion, all rights under any and all stock options and stock option plans previously granted or adopted by Security National shall terminate.

             (e) The term "Security National Equity" shall mean the consolidated shareholders' equity of Security National on December 31, 1994, determined in accordance with generally accepted accounting principles applied consistently with prior determinations of consolidated shareholders' equity as shown on the audited balance sheets of Security National ("Audited Equity"), as adjusted pursuant to the provisions of this Section 8(e). Notwithstanding the above, Security National shall consult with Huntington with respect to the level of loan loss reserves reflected in Security National's consolidated shareholders' equity.

             In determining Security National Equity, the following adjustments to Audited Equity shall be made:

             (i) Audited Equity will be decreased by the after-tax amount of security gains and extraordinary gains realized after June 30, 1994, which in the aggregate exceed $50,000;

             (ii) Audited Equity will be decreased by the sum of the products resulting from multiplying the number of shares subject to each of the Security National Stock Options exercised after June 30, 1994 and prior to January 1, 1995, by the respective exercise price for such Security National Stock Option; and

             (iii) Audited Equity will be increased by the after-tax effect of any paid or accrued liability for investment banking fees and legal fees recorded by Security National in connection with this Merger.

             Additionally, after the Permitted Application Date (as that term is defined in the Supplemental Agreement), Security National will not enter into any transaction that would materially impact its net income or capital without the prior written approval of Huntington.

             As promptly as possible, Security National shall, at its expense, cause Price Waterhouse to prepare an audited consolidated balance sheet of Security National and its Subsidiary as of December 31, 1994, so that a determination of Security National Equity, as provided in this Section 8(e), can be made, and to furnish an opinion to Huntington and Huntington Florida to the effect that such consolidated balance sheet was prepared in accordance with generally accepted accounting principles and present fairly, in all material respects, the consolidated financial position of Security National. Prior to the delivery of such consolidated balance sheet and opinion to Huntington and Huntington Florida, a substantially completed draft balance sheet and draft opinion shall be delivered to and reviewed by Ernst & Young, and Security National and Price Waterhouse shall make all work papers and other supporting documents available for Ernst & Young's review prior to finalization of such balance sheet and opinion. The parties and their accounting firms shall make a good faith effort to resolve any differences of opinion with respect to the calculation of Audited Equity and Security National Equity. If such good faith effort fails to resolve any differences, such differences shall be submitted to arbitration by a certified public accountant chosen by Price Waterhouse and Ernst & Young and the parties shall be bound by the decision of such arbitrator.

             (f) At the Effective Time, all shares of Security National Preferred shall be cancelled.

         9.  EXCHANGE OF CERTIFICATES; PAYMENT FOR FRACTIONAL SHARES.

             (a) On the Effective Date, Huntington shall deliver to The Huntington National Bank (the "Exchange Agent") the amount of cash necessary to pay for all fractional shares of Huntington Common in accordance with subsection 8(b)(v) hereof.

             (b) As promptly as practicable after the Effective Date, Huntington shall cause the Exchange Agent to prepare and mail to each holder of record on the Effective Date of any shares of Security National Common a letter of transmittal containing instructions for the surrender of all certificates for shares of Security National Common. Upon the surrender by such holder of a certificate or certificates for shares of Security National Common standing in such holder's name to the Exchange Agent in accordance with the instructions set forth in the letter of transmittal, such holder shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Huntington Common into which the shares represented by the certificate or certificates so surrendered shall have been converted and, if applicable, a check payable to such holder in the amount necessary to pay for any fractional shares of Huntington Common which such holder would otherwise have been entitled to receive, in accordance with subsection 8(b)(v) hereof.
No interest shall be payable with respect to either the whole shares of Huntington Common or the cash payable in lieu of fractional shares.
Immediately after the third anniversary of the Effective Date, the Exchange Agent shall deliver to the Surviving Corporation any unclaimed balance of cash owing with respect to fractional shares and such cash shall be retained by, and become the property of the Surviving Corporation, free and clear of any claims whatsoever.

             (c) Neither Huntington, the Surviving Corporation, nor the Exchange Agent, shall be obligated to deliver a certificate for Huntington Common or a check for cash in lieu of fractional shares to a former shareholder of Security National until such former shareholder surrenders the certificate or certificates representing shares of Security National Common standing in such former shareholder's name or, if such former shareholder is unable to locate such certificate or certificates, an appropriate affidavit of loss and indemnity agreement and bond as may be required by Huntington. Until so surrendered, each outstanding certificate for shares of Security National Common shall be deemed for all corporate purposes (except the payment of dividends) to evidence ownership of the number of whole shares of Huntington Common into which the shares of Security National Common represented thereby shall have been converted.

             (d) After the Effective Date and until the outstanding certificates formerly representing shares of Security National Common are so surrendered, no dividends or distributions payable to holders of record of Huntington Common shall be paid to the holders of such outstanding Security National certificates in respect thereof. Promptly upon surrender of such outstanding certificates there shall be paid to the holders of the certificates for Huntington Common issued in exchange therefor the amount of dividends and other distributions, if any, which theretofore became payable with respect to such full shares of Huntington Common, but which have not theretofore been paid on such stock. No interest shall be payable with respect to the payment of any dividends or other distributions. All such dividends or other distributions unclaimed at the end of one year from the Effective Date shall, to the extent such dividends have been previously paid to the Exchange Agent, be repaid by the Exchange Agent to Huntington, and thereafter the holders of such outstanding certificates for Security National Common shall look, subject to applicable escheat, unclaimed funds, and other laws, only to Huntington as general creditors for payment thereof.

             (e) The stock transfer books of Security National shall be closed as of the close of business on the day that is two business days prior to the Effective Date.

             (f) Huntington is empowered to adopt additional reasonable rules and regulations with respect to the matters referred to in this Section 9 not inconsistent with the provisions of this Agreement.

             (g) Adoption of this Agreement by the shareholders of Security National shall constitute ratification of the appointment of the Exchange Agent.

         10. EFFECT OF THE MERGER.

             (a) At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of the laws of Ohio. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate existence of Security National shall cease; all assets and property (real, personal, and mixed, tangible and intangible, choses in action, rights, and credits) then owned by each Constituent Corporation, or which would inure to either of them, shall immediately, by operation of law and without any conveyance, transfer, or further action, become the assets and property of the Surviving Corporation. All rights and obligations of the Constituent Corporations shall remain unimpaired and the Surviving Corporation shall succeed to all such rights and obligations.

             (b) From time to time, as and when requested by the Surviving Corporation or by its successors, the officers and directors of Security National in office at the Effective Time shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation, or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises, and authority of Security National and otherwise to carry out the purposes of this Agreement.

         11. OFFICES. The principal executive offices of the Surviving Corporation shall be located at Huntington Center, 41 South High Street, Columbus, Franklin County, Ohio 43287.

         12. SHAREHOLDER APPROVAL. This Agreement shall be submitted to the shareholders of Security National for adoption as soon as reasonably practicable following the execution of this Agreement.

         13. ADDITIONAL AGREEMENTS.

             (a) Subject to the terms and conditions provided in this Agreement, the parties hereto shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement, subject, however, to the adoption of this Agreement by the shareholders of Security National, the receipt of all required regulatory approvals, and the occurrence of the Permissible Date.

             (b) Security National shall issue a warrant or warrants to Huntington, pursuant to the terms of a certain Warrant Purchase Agreement entered into or to be entered into between Huntington and Security National in accordance with the terms of the Supplemental Agreement, granting to Huntington or its nominee the right to purchase certain shares of Security National Common under certain conditions.

         14. AMENDMENT. At any time prior to the Effective Time, the parties hereto may amend, modify, or supplement this Agreement by mutual agreement authorized by their respective boards of directors, whether before or after the shareholders of Security National have adopted this Agreement, provided that the number of shares of Huntington Common into which shares of Security National Common are to be converted as determined in Section 8 hereof shall not be changed after the shareholders of Security National have adopted this Agreement without the approval of such shareholders in the same manner as required for the adoption of this Agreement; and provided, further, that this Agreement may not be amended, modified, or supplemented, except by an instrument in writing executed and delivered by each of the parties hereto.

         15. TERMINATION. Unless extended by the mutual agreement of the parties hereto, this Agreement may be terminated, notwithstanding the adoption thereof by the shareholders of Security National, in the manner and under the circumstances set forth in the Supplemental Agreement.

         16. ENTIRE AGREEMENT. This Agreement, the Supplemental Agreement, and any exhibits hereto or thereto constitute the entire agreement among the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, oral or written, among the parties with respect to such subject matter and no party shall be liable or bound to the others in any manner by any covenants, representations, or warranties except as specifically set forth herein or therein.

         17. TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         18. ASSIGNMENT. Neither this Agreement nor any rights, interests, or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties.

         19. BENEFIT. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest any rights or remedies under or by reason of this Agreement.

         20. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes, but such counterparts taken together shall constitute one and the same instrument.

         21. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to its conflict of laws principles.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                        HUNTINGTON BANCSHARES FLORIDA, INC.


                                        By:      /s/  Zuheir Sofia
                                            ------------------------------
                                               Zuheir Sofia, President


                                        SECURITY NATIONAL CORPORATION


                                        By:      /s/ Michael W. Sheffey
                                           ---------------------------------
                                                Michael W. Sheffey, President

                                  AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


        THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "Amendment") is made as of January 26, 1995, between HUNTINGTON BANCSHARES FLORIDA, INC., an Ohio corporation that will become a registered bank holding company ("Huntington Florida"), and SECURITY NATIONAL CORPORATION, a Delaware corporation that is a registered bank holding company ("Security National").


                                    RECITALS


        A. Huntington Florida and Security National entered into an Agreement and Plan of Merger, dated as of July 12, 1994 (the "Merger Agreement"), which provides for the merger of Security National into Huntington Florida (the "Merger") and the exchange of all issued and outstanding shares of common stock, $1.00 par value, of Security National ("Security National Common") into shares of common stock, without par value, of Huntington Bancshares Incorporated ("Huntington Common"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

        B. The parties hereto desire to amend the conversion provisions set forth in Section 8(b)(i) of the Merger Agreement on the terms and conditions set forth in this Amendment.


                                   AGREEMENT


        In consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

        1. AMENDMENT TO CONVERSION OF SHARES. Section 8(b)(i) of the Merger Agreement shall be amended to read in its entirety as follows:

                (i) Each outstanding share of Security National Common shall be converted into the right to receive the number of whole shares of Huntington Common determined according to the following formula:

                NHC/SC  =  ((TPP + NSO) / PHC)
                           -------------------
                                   NSC

        where:

                NHC/SC  =  the number of shares of Huntington Common to be received for each share of Security National Common (the "Conversion Ratio");

                TPP     =  2.10 times the Security National Equity (as that
                           term is defined below) (the "Total Purchase Price");

                PHC     =  the price per share of Huntington Common determined
                           in accordance with subsection 8(b)(ii), (iii), or
                           (iv) below, as applicable (the "Price Per Share of
                           Huntington Common");

                NSC     =  the number of shares of Security National Common
                           issued and outstanding at the Effective Time plus the number of shares of Security National Common subject to stock options outstanding at the Effective Time; and

                NSO     =  the sum of the products resulting from multiplying
                           the number of shares subject to each Security
                           National Stock Option outstanding at the Effective
                           Time, by the exercise price for such Security
                           National Stock Option, plus the sum of the products resulting from multiplying the number of shares subject to each Security National Stock Option exercised between June 30, 1994, and the Effective
                           Time, by the exercise price for such Security
                           National Stock Option.

        2. RATIFICATION. Except as otherwise amended hereby, the Merger Agreement shall remain unchanged and in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.


                                       HUNTINGTON BANCSHARES FLORIDA, INC.


                                       By:  /s/ Zuheir Sofia
                                           -----------------------------------
                                           Zuheir Sofia, President


                                       SECURITY NATIONAL CORPORATION


                                       By:  /s/ Michael W. Sheffey
                                           -----------------------------------
                                           Michael W. Sheffey, President

                                                                       EXHIBIT B



                             SUPPLEMENTAL AGREEMENT


                                     AMONG


                      HUNTINGTON BANCSHARES INCORPORATED,


                      HUNTINGTON BANCSHARES FLORIDA, INC.


                                      AND


                         SECURITY NATIONAL CORPORATION


                        TO AGREEMENT AND PLAN OF MERGER


                                    BETWEEN


                      HUNTINGTON BANCSHARES FLORIDA, INC.


                                      AND


                         SECURITY NATIONAL CORPORATION


                                  DATED AS OF


                                 JULY 12, 1994

                             SUPPLEMENTAL AGREEMENT


         THIS SUPPLEMENTAL AGREEMENT (this "Agreement") is made as of July 12, 1994, among HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation ("Huntington"), HUNTINGTON BANCSHARES FLORIDA, INC., an Ohio corporation ("Huntington Florida"), and SECURITY NATIONAL CORPORATION, a Delaware corporation ("Security National").


                                    RECITALS


         A. Huntington is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Huntington Florida will become a registered bank holding company under the BHCA. Huntington Florida is a wholly owned subsidiary of Huntington.

         B. Security National is a registered bank holding company under the BHCA. Security National Bank is a national banking association and a wholly owned subsidiary of Security National ("Security National Bank").

         C. Concurrently with the execution and delivery of this Agreement, Security National and Huntington Florida are entering into an Agreement and Plan of Merger (the "Merger Agreement"), which provides for the merger of Security National into Huntington Florida in accordance with the terms and conditions contained in the Merger Agreement and in this Agreement (the "Merger").

         D. The parties hereto desire to enter into this Agreement for the purpose of setting forth certain representations, warranties, and covenants made by each party as an inducement to the other parties to execute and deliver the Merger Agreement and to consummate the Merger and to set forth certain additional terms and conditions applicable to the Merger.


                                   AGREEMENT


         In consideration of the foregoing and of the mutual promises contained herein, the parties agree as follows:


SECTION 1.       DEFINITIONS

         1.01 DEFINITIONS CONTAINED ELSEWHERE IN THIS AGREEMENT. For the purposes of this Agreement, the following terms shall have the meanings assigned to them in the preamble and Recitals of this Agreement:

                 (a) this "Agreement";

                 (b) the "BHCA";

                 (c) "Security National";

                 (d) "Security National Bank";

                 (e) "Huntington";

                 (f) "Huntington Florida";

                 (g) the "Merger"; and

                 (h) the "Merger Agreement".


         1.02 DEFINITIONS CONTAINED IN THE MERGER AGREEMENT. For the purposes of this Agreement, the following terms shall have the meanings assigned to them in the Merger Agreement:


                 (a) the "Code";

                 (b) the "Dissenters' Rights Law";

                 (c) the "Effective Date";

                 (d) the "Effective Time";

                 (e) the "Exchange Agent";

                 (f) "Huntington Common";

                 (g) the "Huntington Stock Option Plan";

                 (h) the "Huntington Stock Options" or a "Huntington Stock
                     Option";

                 (i) the "Permissible Date";

                 (j) "Security National Common";

                 (k) "Security National Preferred";

                 (l) the "Security National Stock Option Plan"; and

                 (m) the "Security National Stock Options" or a "Security
                     National Stock Option".


         1.03 OTHER DEFINITIONS. For the purposes of this Agreement, certain other terms shall be defined as follows:

                 (a) the "Accord" means the Legal Opinion Accord of the American Bar Association Section of Business Law (1991);

                 (b) an "Acquisition Proposal" means an inquiry received from, or an offer or proposal made by or on behalf of, any other corporation, firm, association, person, or other entity relating to (i) the possible sale or other disposition of more than 25 percent of the shares of the capital stock or any other class of voting securities of Security National or Security National Bank, including, but not limited to, an exchange or tender offer therefor, (ii) the possible sale or other disposition of a majority of the assets of Security National or Security National Bank, (iii) a merger or consolidation involving Security National Bank, other than a transaction in which Security National will be the owner of all of the stock of the surviving corporation following the transaction, or (iv) a merger or consolidation involving Security National, other than a transaction in which Security National will be the surviving corporation and the current shareholders of Security National will be the owners of a majority of the stock of the surviving corporation following the transaction;

                 (c) an "Affiliate" of a party means a director, officer, employee, agent, or adviser of such party;

                 (d) the "Audited Financial Statements" mean the consolidated financial statements of Security National and Security National Bank, consisting of balance sheets as of December 31, 1994 and 1993, and statements of income, cash flows, and changes in stockholders' equity for the fiscal years ended or ending December 31, 1994, 1993, and 1992, with the report thereon of Price Waterhouse;

                 (e) "BIF" means the Bank Insurance Fund of the FDIC;

                 (f) "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended;

                 (g) "CRA" means the Community Reinvestment Act of 1977, as amended;

                 (h) "Confidential Information" of or relating to a party means any and all information received from or on behalf of such party or their Affiliates concerning the Merger, the terms of this Agreement or the Merger Agreement, or the assets, business, operations, or financial condition of such party or their Affiliates, unless and to the extent that any such information is in the public domain;

                 (i) the "Disclosure Memorandum" means a certain Disclosure Memorandum which will be delivered by Security National to Huntington on or before July 30, 1994, as the same may subsequently be amended prior to the Effective Date;

                 (j) "Employee Benefit Plans" means any and all "employee benefit plans," as defined in ERISA;

                 (k) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

                 (l) "Environmental Law" means CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Clean Water Act, the Clean Air Act, regulations promulgated thereunder, and any other federal, state, county, municipal, local, foreign, provincial, or other statute, law, ordinance, or regulation which may relate to or deal with human health or the environment, all as may be amended from time to time;

                 (m) "FDIC" means the Federal Deposit Insurance Corporation;

                 (n) the "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or its delegate;

                 (o) "Hazardous Substances" means (i) any "hazardous substance" as defined in Section 101(14) of CERCLA or regulations promulgated thereunder;
(ii) any "solid waste," "hazardous waste," or "infectious waste," as such terms are defined in any other Environmental Law; (iii) asbestos, urea-formaldehyde, polychlorinated biphenyls (PCBs), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products, and other dangerous, toxic, or hazardous pollutants, contaminants, chemicals, materials, or substances listed or identified in, or regulated by, any Environmental Law; and (iv) any other substances or materials which are classified or considered to be hazardous or toxic under any Environmental Law;

                 (p) the "Interim Financial Statements" mean the unaudited consolidated financial statements of Security National and Security National Bank consisting of balance sheets as of March 31, 1995 and 1994, June 30, 1994 and 1993, and September 30, 1994 and 1993, and statements of income, cash flows, and changes in stockholders' equity for the three-month, six-month, and nine-month periods ended or ending on March 31, 1995 and 1994, June 30, 1994 and 1993, and September 30, 1994 and 1993, respectively, and the separate unaudited financial statements of Security National Bank for March 31, 1995 and 1994, June 30, 1994 and 1993, and September 30, 1994 and 1993, in accordance with generally accepted accounting principles applied on a consistent basis;

                 (q) the "1934 Act" means the Securities Exchange Act of 1934, as amended;

                 (r) the "1933 Act" means the Securities Act of 1933, as amended;

                 (s) the "OCC" means the Office of the Comptroller of the Currency;

                 (t) the "Permitted Application Date" means January 1, 1995;

                 (u) a "Principal Shareholder" of a party means a person who owns five percent or more of the outstanding shares of any class of the capital stock of such party;

                 (v) the "Real Property" means any and all real property owned or leased by Security National or Security National Bank as of the date of this Agreement or acquired at any time after the date of this Agreement and prior to the Effective Time, together with any and all improvements thereon;

                 (w) the "Registration Statement" means the registration statement on the appropriate form filed or to be filed by Huntington with the SEC under the provisions of the 1933 Act for the purpose of registering the shares of Huntington Common to be issued by Huntington in the Merger pursuant to the terms of the Merger Agreement, including, but not limited to, the prospectus and proxy statement to be included therein as a part thereof;

                 (x) the "SEC" means the Securities and Exchange Commission;

                 (y) an "Unsolicited Acquisition Proposal" means a written Acquisition Proposal that is received by Security National or Security National Bank or made public by or on behalf of the proponent of such Acquisition Proposal without any solicitation of such proposal by any director, officer, Principal Shareholder, employee, agent, or other person acting on behalf of Security National; and

                 (z) the "Warrant" means the warrant to purchase certain shares of Security National Common issued or to be issued by Security National to Huntington pursuant to Section 8.13 of this Agreement.


SECTION 2.       REPRESENTATIONS AND WARRANTIES OF SECURITY NATIONAL

         Security National represents and warrants to Huntington and Huntington Florida that, except as set forth in the Disclosure Memorandum:

         2.01 ORGANIZATION AND AUTHORITY. Security National is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets, to carry on its business as it is presently being conducted, and, subject to the approval of its shareholders, to enter into and carry out its obligations under this Agreement and under the Merger Agreement.

         2.02 CAPITALIZATION. The authorized capital stock of Security National consists of: (a) 5,000,000 shares of Security National Common, of which 1,509,848 shares were issued and outstanding as of the date of this Agreement, exclusive of treasury shares; and (b) 500,000 shares of Security National Preferred, none of which are issued and outstanding. All of the outstanding shares of Security National Common are duly and validly authorized, issued, and outstanding and are fully paid and nonassessable. There are no existing options, warrants, or commitments of any kind which might require the issuance by Security National of any additional shares of Security National Common, Security National Preferred, or other equity securities of Security National except the Security National Stock Options and the Warrant. The Disclosure Memorandum will include a true and correct copy of the Security National Stock Option Plan and a list of all option holders under such plan, the number of shares subject to options held by each, the exercise price or prices of such options, and the dates each option was granted, becomes exercisable, and terminates.

         2.03 SUBSIDIARIES. The Disclosure Memorandum will list all corporations in which Security National owns, directly or indirectly, five percent or more of any class of capital stock as of the date of this Agreement, and indicates, with respect to the equity securities of each such corporation as of such date, the number of shares of each class authorized, the number of shares outstanding, and the number of shares owned or controlled directly or indirectly by Security National. Security National owns all of the capital stock of Security National Bank. Other than Security National Bank, Security National does not own, directly or indirectly, more than 50 percent of the capital stock of any other corporation. There are no options, contracts, commitments, understandings, or arrangements by which Security National Bank is bound to issue additional shares of its equity securities. All of the shares of the capital stock of Security National Bank held by Security National are duly and validly authorized, issued, and outstanding, fully paid and nonassessable, and owned by Security National free and clear of any claim, lien, encumbrance, or agreement with respect thereto. Security National Bank is a national banking association duly organized, validly existing, and in good standing under the laws of the United States, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority, as well as any and all necessary governmental authorizations to own its properties and assets and to carry on its business as it is presently being conducted. Security National Bank's deposits are insured by the BIF.

         2.04 DIRECTORS, OFFICERS, AND PRINCIPAL SHAREHOLDERS. The Disclosure Memorandum will contain a true and complete list of all directors, executive officers, and Principal Shareholders of Security National and Security National Bank.

         2.05 AUTHORIZATION. The execution, delivery, and performance of this Agreement and the Merger Agreement by Security National, and the consummation of the transactions contemplated hereby and thereby have been duly approved by the Board of Directors of Security National, subject to the adoption of the Merger Agreement and this Agreement by the shareholders of Security National.

         2.06 ABSENCE OF DEFAULTS. Neither the execution and delivery of this Agreement or the Merger Agreement, nor the consummation of the Merger, nor compliance by Security National with any provisions hereof or thereof will conflict with or result in a breach of any provisions of the articles or certificate of incorporation, regulations, bylaws, or other charter documents of Security National or Security National Bank or result in a material breach or termination of, or accelerate the performance required by, any note, bond, mortgage, lease, agreement, or other instrument to which Security National or Security National Bank is a party or by which Security National or Security National Bank may be bound.

         2.07 FINANCIAL STATEMENTS. Security National has delivered the Audited Financial Statements to Huntington and either has delivered the Interim Financial Statements to Huntington or will deliver them to Huntington as soon as they are available. The Audited Financial Statements present, and the Interim Financial Statements present and will present, fairly and accurately, the financial position and results of operations of Security National and Security National Bank on a consolidated basis and those of Security National Bank separately at the dates shown and for the periods indicated in accordance with generally accepted accounting principles applied on a consistent basis. There are no obligations or liabilities, whether absolute, accrued, or contingent (including, without limiting the generality of the foregoing, liabilities for taxes), of Security National or Security National Bank which are required in accordance with generally accepted accounting principles to be reflected or disclosed in the Audited Financial Statements or the Interim Financial Statements which have not been or will not be so reflected or disclosed.

         2.08    TITLE TO PROPERTIES.

                 (a) The Disclosure Memorandum will set forth a complete and correct list of all of the Real Property. Security National and Security National Bank have good and marketable title to all of the Real Property listed as owned by them in the Disclosure Memorandum and valid leasehold interests in all of the Real Property listed as leased by them in the Disclosure Memorandum, free and clear of any liens and encumbrances except taxes and assessments not delinquent and utility and other easements that do not interfere with the use of the property for the business being conducted thereon. The Real Property and the present use thereof by Security National or Security National Bank do not violate any local zoning or similar land use laws, any governmental regulations, or any restrictive covenants. To the knowledge of Security National or Security National Bank, after reasonable investigation, (i) the Real Property and the use thereof by Security National or Security National Bank do not encroach upon any property owned by any other person, and (ii) no property owned by any other person encroaches upon any of the Real Property.

                 (b) Concurrently with its delivery of the Disclosure Memorandum, Security National will deliver to Huntington complete and correct copies of all deeds and leases relating to the Real Property listed in the Disclosure Memorandum.

                 (c) Each item of the personal property owned by Security National or Security National Bank, including without limitation all contractual rights and assets reflected in the Audited Financial Statements or acquired after December 31, 1993 (except for assets sold or otherwise disposed of in the ordinary course of business since such date or assets which, either individually or in the aggregate, are not material to the operations or financial condition of Security National or Security National Bank), is owned by Security National or Security National Bank, free and clear of any lien or encumbrance.

         2.09 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against on the Audited Financial Statements, neither Security National nor Security National Bank has any liabilities, whether absolute, accrued, contingent, or otherwise, due or to become due, including without limitation any liabilities as guarantor under any guaranty or liabilities for taxes, except liabilities and taxes incurred in the ordinary course of business, which have had or will have a material adverse effect on the business, financial condition, or results of operations of Security National or Security National Bank.

         2.10 ABSENCE OF CERTAIN CHANGES. Since December 31, 1993, neither Security National nor Security National Bank has:

                 (a) made or permitted to be made any changes in its capital or corporate structure, certificate or articles of incorporation, regulations, bylaws, or other charter documents;

                 (b) merged with any other corporation or bank, or permitted any other corporation or bank to merge into or consolidate with either of them; acquired control over any other firm, bank, corporation, or organization; or created any subsidiaries;

                 (c) issued, sold, delivered, or agreed to issue, sell, or deliver any additional shares of its capital stock or any options, warrants, or rights to acquire any such capital stock, or securities convertible into or exchangeable for such capital stock, except for the Warrant and except for capital stock issued pursuant to the exercise of stock options previously issued, in accordance with their respective terms;

                 (d) purchased, sold, transferred, or otherwise acquired or disposed of, or agreed to purchase, sell, transfer, acquire, or dispose of, any capital stock or other securities of any kind, or options or other rights to acquire any such securities, of any other entity (including, but not limited to, any such transactions involving either of Security National or Security National Bank with respect to the capital stock or other securities of the other of them), other than in the ordinary course of business;

                 (e) incurred any indebtedness, obligations, or liabilities, whether absolute, accrued, contingent, or otherwise, including, without limitation, liabilities as guarantor under any guaranty, other than indebtedness, obligations, and liabilities incurred in the ordinary course of its business or incurred under the contracts and commitments referred to in
Section 2.18 hereof;

                 (f) issued as borrower any promissory notes, guarantees, or other evidences of indebtedness, other than in the ordinary course of business;

                 (g) forgiven or cancelled any indebtedness or contractual obligation, other than in the ordinary course of business;

                 (h) mortgaged, pledged, or subjected to any lien or lease any of its assets, tangible or intangible, or permitted or suffered any such asset to be subjected to any lien or lease, other than in the ordinary course of business;

                 (i) purchased, sold, transferred, liquidated, or otherwise acquired or disposed of any assets or properties, or entered into any contract for any such purchase, sale, transfer, liquidation, acquisition, or disposition, other than in the ordinary course of business;

                 (j) entered into any lease of real or personal property other than in the ordinary course of business;

                 (k) declared, paid, made, or set apart any sum or property for, any dividend or other distribution, or otherwise paid or transferred any funds or property to its shareholders, except for the cash dividend paid by Security National to its shareholders of $.50 per share declared in January 1994;

                 (l) increased the wages, salaries, compensation, pension or other fringe benefits, or perquisites payable to any executive officer by more than eight percent of the amount thereof in effect as of December 31, 1993, or granted any severance or termination pay, or entered into any contract to make or grant any severance or termination pay, or entered into any employment or consulting contract which is not terminable by Security National or Security National Bank, without cause and without penalty or severance obligation, upon notice of 30 days or less;

                 (m) made any loans or loan commitments, other than in the ordinary course of business, to any director, officer, or Principal Shareholder (or any person or business entity controlled by or affiliated with such director, officer, or Principal Shareholder);

                 (n) modified, altered, amended, terminated, or withdrawn from participation in any Employee Benefit Plan or any other plan or benefit provided to one or more employees, or paid or distributed any sum from any such plan except to participants in the ordinary course of the operation of the plan, or made any payment or contribution to any such plan except as required by the terms of such plan or consistent with past practices, but, in any event, not to exceed eight percent of eligible salaries, in the aggregate, on an annual basis;

                 (o) entered into any transaction involving the expenditure of more than $50,000, other than in the ordinary course of business, except pursuant to and in accordance with the terms of the contracts and commitments referred to in Section 2.18 hereof;

                 (p) adopted any change in any accounting policy or method;

                 (q) revalued any asset or adjusted any reserve other than in the ordinary course of business;

                 (r) failed to keep in full force and effect insurance and bonds at least equal in amount and scope of coverage to the insurance and bonds carried on December 31, 1993;

                 (s) suffered any material adverse change in its business, financial condition, income, assets, or liabilities;

                 (t) suffered any damage, destruction, or loss (whether or not covered by insurance) which has had a material adverse effect, in any case or in the aggregate, on its business, financial condition, operations, projects, properties, or assets;

                 (u) suffered any strike, work stoppage, slow-down, or other labor disturbance; or

                 (v) suffered any loss of employees or customers which has had a material adverse effect on its business, operations, or prospects.

         2.11 TAXES. Security National and Security National Bank have filed or caused to be filed all federal and other tax returns which are required to be filed and have paid or made provision for payment of all taxes shown as due on such returns. No deficiencies for any tax, assessment, or governmental charge have been proposed, asserted, or assessed against Security National or Security National Bank that have not been settled and paid. The federal income tax returns of Security National or Security National Bank have not been examined by the Internal Revenue Service for any of the eight years preceding the date of this Agreement.

         2.12 LABOR MATTERS. Neither Security National nor Security National Bank is a party to any collective bargaining or other union agreement with any of its employees, or is involved in any labor dispute.

         2.13 LITIGATION. There is no action, suit, proceeding, or claim by any governmental agency or other person or entity nor any investigation by any governmental agency pending or, to the knowledge of Security National or Security National Bank, threatened against (i) Security National or Security National Bank, (ii) the assets, business, or goodwill of Security National or Security National Bank, or (iii) any director, officer, or Principal Shareholder of Security National or Security National Bank, in relation to the business of Security National or Security National Bank or any such person's capacity as a director, officer, or Principal Shareholder of Security National or Security National Bank. Security National knows of no basis or grounds for any such action, suit, proceeding, claim, or investigation. Neither Security National nor Security National Bank are subject to any supervisory agreement, consent order or decree, cease and desist order, or other restriction on the business or assets of Security National or Security National Bank.

         2.14    ENVIRONMENTAL MATTERS.

                 (a) Security National and Security National Bank are and have been at all times in substantial compliance with all applicable Environmental Laws and neither Security National nor Security National Bank has engaged in any activity resulting in a material violation of any applicable Environmental Law. No investigations, inquiries, orders, hearings, actions, or other proceedings by or before any court or governmental agency are pending or, to the knowledge of Security National or Security National Bank, threatened in connection with any alleged violation of any applicable Environmental Law (i) by Security National or Security National Bank or (ii) in relation to any part of the Real Property. No claims have been made or, to the knowledge of Security National or Security National Bank, threatened at any time by any third party against Security National or Security National Bank relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Substance. Neither Security National nor Security National Bank has caused or permitted any Hazardous Substance to be integrated into the Real Property or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose a threat to human health or the value of the Real Property. None of the Real Property has been used by Security National or Security National Bank for the storage or disposal of Hazardous Substances nor is any of the Real Property contaminated by any Hazardous Substance. None of the Real Property has in the past contained or presently contains any underground storage tanks. Neither Security National nor Security National Bank has any interest, direct or indirect, in any property owned by a third party which has been contaminated by Hazardous Substances (excluding any property as to which the sole interest of Security National or Security National Bank is that of a lien holder or mortgagee, but including any property as to which title has been taken by Security National or Security National Bank pursuant to mortgage foreclosure or similar proceeding and any property as to which Security National or Security National Bank has participated in the financial management to a degree sufficient to influence the property's treatment of Hazardous Substances).

                 (b) To the knowledge of Security National and Security National Bank, the representations set forth in paragraph (a) above are also true and correct in relation to any and all real property owned or leased by either of them at any time prior to the date of this Agreement, together with any improvements located thereon.

         2.15 COMMUNITY REINVESTMENT ACT COMPLIANCE. Security National and Security National Bank are in compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Security National Bank has received a CRA rating of satisfactory or better from the OCC. Security National knows of no fact or circumstance or set of facts or circumstances which would cause Security National or Security National Bank to fail to comply with such provisions or to cause the CRA rating of Security National Bank to fall below satisfactory.

         2.16 COMPLIANCE WITH LAWS. Security National and Security National Bank hold all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, all governmental or regulatory bodies that are required in order to permit them to carry on their respective businesses as they are presently conducted. Security National and Security National Bank have conducted their businesses so as to comply in all material respects with all applicable statutes, regulations, rules, and orders.

         2.17 INFORMATION PROVIDED BY SECURITY NATIONAL. None of the information supplied or to be supplied by Security National for inclusion in the Registration Statement, the application for approval, or any other document to be filed with the Federal Reserve Board, the OCC, the SEC, the State of Florida, or any other federal or state regulatory authority in connection with the transactions contemplated herein or in the Merger Agreement is or will be false or misleading with respect to any material fact, or omits or will omit any material fact necessary in order to make the statements therein not misleading.

         2.18    MATERIAL CONTRACTS.

                 (a) The Disclosure Memorandum will contain a complete and correct list of all written or oral agreements, leases, and other obligations and commitments of the following types, to which either Security National or Security National Bank is a party, by which either Security National or Security National Bank or any of their property is bound, or which has been authorized by Security National or Security National Bank:

          (i) promissory notes, guaranties, mortgages, security agreements, or other evidences of indebtedness of Security National or Security National Bank;

          (ii)  partnership or joint venture agreements;

          (iii) employment, bonus, compensation, severance, or consulting agreements;

          (iv)  collective bargaining agreements;

          (v) Employee Benefit Plans and any other plans, benefits, programs of benefits, or deferred compensation arrangements for the benefit of directors, employees, or former or retired employees;

          (vi) agreements or commitments for sale (otherwise than in the ordinary course of business) of assets exceeding $50,000 in the aggregate;

          (vii) agreements or commitments for capital expenditures in excess of $50,000 in the aggregate;

          (viii) agreements or other documents creating liens or security interests relating to any real or personal property owned, rented, or leased by Security National or Security National Bank and used in connection with the business of such entity;

          (ix) leases of, commitments to lease, and other agreements relating to the lease or rental of, real or personal property by Security National or Security National Bank and used in connection with the business of such entity;

          (x) all policies of insurance and fidelity bonds of Security National or Security National Bank;

          (xi) all direct or indirect loans or guaranties of loans to any director, officer, or Principal Shareholder of Security National or any director or officer above the rank of Vice President of Security National Bank or their spouses or children or any partnership, corporation, or other entity in which any such director, officer, or Principal Shareholder or their spouses or children, have a significant (ten percent or more) interest; and

          (xii) all other contracts and commitments not made in the ordinary course of business.

                 (b) Concurrently with its delivery of the Disclosure Memorandum, Security National will deliver to Huntington complete and correct copies of all written agreements, leases and commitments, together with all amendments thereto, listed in the Disclosure Memorandum and a complete and correct written description of all oral agreements listed in the Disclosure Memorandum.

                 (c) As of and through the date of this Agreement: (i) each agreement, lease, and commitment of Security National or Security National Bank is valid and subsisting and in full force and effect in all material respects;
(ii) Security National and Security National Bank have in all material respects performed all obligations required to be performed by them to date under such agreements, leases, and commitments; and (iii) no event or condition exists which constitutes or, after notice or lapse of time, would constitute, a material default on the part of Security National or Security National Bank under any agreement, lease, or commitment.

         2.19    EMPLOYEE BENEFIT PLANS.

                 (a)  As of the date hereof:

                     (i) all Employee Benefit Plans maintained by Security National or Security National Bank comply in all material respects with the requirements of ERISA and the Code and all such Employee Benefit Plans have been administered to date in compliance with the requirements of ERISA, the Code and any other legislation regulating employee benefit plans;

                     (ii) each Employee Benefit Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) that is intended to be a qualified plan under Section 401(a) of the Code has been amended to comply in all material respects with the current law and Security National has obtained favorable determination letters with respect to all such plans or the remedial amendment period for such amendment under Section 401(b) of the Code has not expired;.

                     (iii) all reporting and disclosure requirements of ERISA and the Code have been met in all respect by all such Plans;

                     (iv) neither Security National nor Security National Bank has any liability on account of any accumulated funding deficiency (as defined in Section 412 of the Code) or on account of any failure to make contributions to or pay benefits under any such plan nor is Security National aware of any claim pending or threatened to be brought by any party regarding such matters;

                     (v) no prohibited transaction has occurred with respect to any of the Employee Benefit Plans that would result, directly or indirectly, in the imposition of any excise tax under ERISA or the Code;

                     (vi) no reportable event under ERISA has occurred with respect to any of the Employee Benefit Plans;

                     (vii) neither Security National nor Security National Bank is a defendant in any lawsuit or criminal action concerning such entity's conduct as a fiduciary, party-in-interest, or disqualified person with respect to any plans;

                     (viii) neither Security National nor Security National Bank is engaged in litigation or a continuing controversy with or, to the knowledge of Security National or Security National Bank, under investigation or examination by, the Department of Labor, Internal Revenue Service, Justice Department, or Pension Benefit Guaranty Corporation involving compliance with ERISA or the provisions of the Code relating to Employee Benefit Plans; and

                     (ix) neither Security National nor Security National Bank is required to contribute to an Employee Benefit Plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

                 (b) The Disclosure Memorandum lists all Employee Benefit Plans and any and all other benefit plans or programs currently in effect for employees, former employees, and retired employees of Security National or Security National Bank including, without limitation, those providing any form of medical, health, and dental insurance, severance pay and benefits continuation, relocation assistance, vacation pay, tuition aid, and matching gifts for charitable contributions to educational or cultural institutions, whether or not subject to ERISA. The Disclosure Memorandum includes complete and correct copies of all such plans or programs, including each trust or other agreement under which any trustee or custodian holds funds or property of the plans, all current financial and actuarial reports, all current reporting and disclosure documents and filings, and currently effective Internal Revenue Service rulings or determination letters in respect thereof.

                 (c) If any Employee Benefit Plans listed in the Disclosure Memorandum has not been amended to comply with the Tax Reform Act of 1986, Security National agrees to amend and restate such Plans to comply with the Tax Reform Act of 1986 prior to the earlier of (i) the last day of the Employee Benefit Plan's plan year beginning in 1994 or (ii) the Effective Date, and to deliver such information and documentation as Huntington shall request to demonstrate such Plans' compliance with ERISA and the Code in operation during the remedial amendment period.

         2.20 INSURANCE POLICIES. The Disclosure Memorandum will contain a complete and correct list of the insurance policies and fidelity bonds currently maintained by Security National or Security National Bank. Concurrently with its delivery of the Disclosure Memorandum, Security National will deliver to Huntington complete and correct copies of all such policies and bonds currently in effect together with all riders and amendments thereto. All premiums due thereon have been paid and Security National and Security National Bank have complied in all respects with the provisions of such policies and bonds. Security National and Security National Bank have not failed to give any notice or present any claim under any insurance policy or fidelity bond in due and timely fashion.

         2.21 CAPITAL REQUIREMENTS. Security National Bank is in compliance with all currently applicable capital requirements and guidelines prescribed by all appropriate federal regulatory agencies.

         2.22 LOAN LOSS RESERVES. Since December 31, 1993, Security National Bank has not incurred any unusual or extraordinary loan losses. The allowance for loan losses reflected on the financial statements of Security National Bank has been determined in accordance with generally accepted accounting principles and in accordance with all applicable regulations of all appropriate regulatory agencies and is adequate in all respects. Neither Security National nor Security National Bank has any knowledge of any potential losses that have not been considered in establishing the current allowance for loan losses.

         2.23 BROKERS; CERTAIN FEES. Neither Security National nor Security National Bank, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees in connection with this Agreement or the Merger Agreement, or the transactions contemplated herein or therein, except that Security National has retained The Robinson-Humphrey Company, Inc. to perform various investment banking services in connection with the Merger. The Disclosure Memorandum will contain a complete and correct list as of the date of this Agreement of all written or oral agreements between Security National and The Robinson-Humphrey Company, Inc. Concurrently with its delivery of the Disclosure Memorandum, Security National will deliver to Huntington complete and correct copies of all written agreements between Security National and The Robinson-Humphrey Company, Inc., together with amendments thereto, listed in the Disclosure Memorandum and a complete and correct written description of all oral agreements between Security National and The Robinson-Humphrey Company, Inc. listed in the Disclosure Memorandum.

         2.24 MATERIAL FACTS. Neither this Agreement, the Merger Agreement, the Disclosure Memorandum, nor any list, schedule, or certificate furnished to Huntington by or on behalf of Security National contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which made; provided, however, that the scope of this representation does not extend to any information relating to or furnished by Huntington or Huntington Florida.

         2.25 TAX TREATMENT OF THE MERGER. The following representations are provided herein and intended solely to provide a partial basis for the rendering of the opinion described in Section 6.05 of this Agreement, and are not intended as additional covenants notwithstanding language contained therein.

               (a) There is no plan or intention by the shareholders of Security National who own five percent or more of the outstanding shares of Security National Common, and, to the knowledge of the management of Security National, there is no plan or intention on the part of the remaining shareholders of Security National, to sell, exchange, transfer by gift, or otherwise dispose of a number of shares of Huntington Common to be received in the Merger that would reduce the ownership of Huntington Common by the former shareholders of Security National to a number of shares having a value on the Effective Date of the Merger of less than 50 percent of the value of all of the formerly outstanding shares of Security National Common as of the same date. For purposes of this representation, shares of Security National Common surrendered by dissenters or exchanged for cash in lieu of fractional shares of Huntington Common will be treated as outstanding shares of Security National Common on the Effective Date. Moreover, shares of Security National Common and shares of Huntington Common held by Security National shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger have been considered in making this representation.

                 (b) Security National and Security National Bank will pay their own expenses, if any, incurred in connection with the Merger and will not pay any expenses of Huntington, Huntington Florida, or the shareholders of Security National.

                 (c) All liabilities to which the assets of Security National and Security National Bank are subject and all other liabilities of Security National and Security National Bank to be assumed by Huntington Florida in the Merger were incurred by Security National and Security National Bank in the ordinary and usual course of their respective businesses, as such term is described in the first sentence of Section 4.03 hereof.

                 (d) Neither Security National nor Security National Bank is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                 (e) The fair market value of the assets of Security National and Security National Bank to be transferred to Huntington Florida in the Merger will equal or exceed the sum of the liabilities to be assumed by Huntington Florida in the Merger plus the amount of liabilities, if any, to which the assets to be transferred in the particular merger are subject.

                 (f) No material dividends or distributions have been or will be made with respect to the Security National Common or by Security National Bank prior to the Merger, except for the dividend referred to in Section 2.10(k) above.

                 (g) Neither Security National nor Security National Bank are under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                 (h) There is no indebtedness existing between Security National or Security National Bank on the one hand and Huntington or Huntington Florida on the other hand that was issued, acquired, or will be settled at a discount.

                 (i) The fair market value of the shares of Huntington Common and other consideration to be received by each Security National shareholder in the Merger will be approximately equal to the fair market value of the Security National Common surrendered in exchange therefor.

                 (j) Huntington Florida will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Security National immediately prior to the Merger. For purposes of this representation, amounts paid by Security National to dissenters, amounts paid by Security National to shareholders who receive cash or other property, Security National assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Security National immediately preceding the transfer, will be included as assets of Security National held immediately prior to the Merger.

                 (k) The payment of cash in lieu of fractional shares pursuant to the terms of the Merger Agreement does not represent separately bargained for consideration.

                 (l) None of the compensation received by any shareholder-employees of Security National will be separate consideration for, or allocable to, any of their shares of Security National Common; none of the shares of Huntington Common received by any shareholder-employees of Security National will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of Security National will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

                 (m) In the case of an incentive stock option to acquire shares of Security National Common granted under the Security National Stock Option Plan, a holder of such option will not receive any additional benefits from Security National as a result of the conversion of the option in the Merger.

         2.26 FILING OF REPORTS. Security National Common is not now and has never been registered pursuant to Section 12 of the 1934 Act. Security National is not now and has never been subject to the reporting requirements of
Section 13 of the 1934 Act. Since January 1, 1992, Security National has filed with the SEC all documents and reports (including all amendments, exhibits, and schedules thereto and documents incorporated by reference therein) required to be filed by Security National under the 1933 Act, and the rules and regulations promulgated by the SEC thereunder. None of such documents or reports, as of their respective dates and as amended through the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in view of the circumstances under which they were made, not misleading.


SECTION 3.       REPRESENTATIONS AND WARRANTIES OF HUNTINGTON

         Huntington represents and warrants to Security National as follows:

         3.01 ORGANIZATION AND AUTHORITY OF HUNTINGTON. Huntington is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets, to carry on its business as it is presently being conducted, and to enter into and carry out its obligations under this Agreement.

         3.02 ORGANIZATION AND AUTHORITY OF HUNTINGTON FLORIDA. Huntington Florida is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets, to carry on its business as it is presently being conducted, and to enter into and carry out its obligations under this Agreement and the Merger Agreement.

         3.03 CAPITALIZATION. The authorized capital stock of Huntington consists of (i) 200,000,000 shares of common stock, without par value, of which 105,354,117 shares were issued and outstanding as of December 31, 1993 (including treasury shares), and (ii) 6,617,808 shares of serial preferred stock, without par value, of which there are no shares issued and outstanding as of the date hereof. All the outstanding shares of Huntington Common are duly and validly authorized, issued, and outstanding and are fully paid and nonassessable. All of the shares of Huntington Common to be issued pursuant to the Merger Agreement will, when so issued, be duly and validly authorized, issued, and outstanding, fully paid and nonassessable, and the issuance of such shares will not be subject to any preemptive or similar rights.

         3.04 AUTHORIZATION OF HUNTINGTON. The execution, delivery, and performance of this Agreement by Huntington, and the consummation of the transactions contemplated hereby, have been duly approved by the Board of Directors of Huntington. The approval or adoption of this Agreement by the shareholders of Huntington is not required under Maryland law or under the charter or bylaws of Huntington.

         3.05 AUTHORIZATION OF HUNTINGTON FLORIDA. The execution, delivery, and performance of this Agreement and the Merger Agreement by Huntington Florida, and the consummation of the transactions contemplated hereby and thereby, have been duly approved by the Board of Directors of Huntington Florida. The approval or adoption of this Agreement by the shareholder of Huntington Florida is not required under Ohio law or under the articles of incorporation or regulations of Huntington Florida.

         3.06 ABSENCE OF DEFAULTS. Neither the execution and delivery of this Agreement, nor the consummation of the Merger, nor compliance by Huntington with any of the provisions hereof will conflict with or result in a breach of any provision of the charter or bylaws of Huntington or result in a material breach or termination of, or accelerate the performance required by, any material note, bond, mortgage, lease, agreement, or other instrument to which Huntington is a party or to which Huntington may be bound. Neither the execution and delivery of this Agreement or the Merger Agreement, nor the consummation of the Merger, nor compliance by Huntington Florida with any of the provisions hereof or thereof will conflict with or result in a breach of any provision of the articles of incorporation or regulations of Huntington Florida or result in a material breach or termination of, or accelerate the performance required by, any material note, bond, mortgage, lease, agreement, or other instrument to which Huntington Florida is a party or by which Huntington Florida may be bound.

         3.07 INFORMATION PROVIDED BY HUNTINGTON. None of the information supplied or to be supplied by Huntington for inclusion in the Registration Statement, application for approval, or any other document to be filed with the Federal Reserve Board, the OCC, the SEC, the State of Florida, or any other federal or state regulatory authority in connection with the transactions contemplated herein or in the Merger Agreement is or will be false or misleading with respect to any material fact, or omits or will omit any material fact necessary in order to make the statements therein not misleading.

         3.08 MATERIAL FACTS. Neither this Agreement nor the Merger Agreement contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which made; provided, however, that the scope of this representation does not extend to any information relating to or furnished by Security National or Security National Bank.

         3.09 FILING OF REPORTS. Huntington Common is registered pursuant to Section 12 of the 1934 Act. Huntington has been subject to the reporting requirements of Section 13 of the 1934 Act for a period of at least 90 days prior to the date hereof and has filed all reports required to be filed thereunder during the twelve months preceding the date hereof. Since January 1, 1992, Huntington has filed with the SEC all documents and reports (including all amendments, exhibits, and schedules thereto and documents incorporated by reference therein) required to be filed by Huntington under the 1934 Act and the 1933 Act, and the rules and regulations promulgated by the SEC thereunder. None of such documents or reports, as of their respective dates and as amended through the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in view of the circumstances under which they were made, not misleading.


SECTION 4.       COVENANTS OF SECURITY NATIONAL

         Security National covenants and agrees as follows:

         4.01 APPLICATIONS FOR REGULATORY APPROVALS; REGISTRATION STATEMENT. Security National and Security National Bank will cooperate, and will cause their respective directors, officers, employees, agents, and advisers to cooperate, to the extent reasonably necessary, with Huntington and its advisers in connection with the preparation of the Registration Statement and the applications for regulatory approvals described in Section 5.02 hereof.

         4.02 SHAREHOLDERS' MEETING. As soon as practicable and, in any event, within ten business days after the SEC has declared the Registration Statement effective, Security National will call and mail notice of a meeting of its shareholders for the purpose of adopting the Merger Agreement and this Agreement, which meeting shall be held not more than 45 days from the date the notice is mailed, and the Board of Directors of Security National will recommend to the shareholders that they vote their shares in favor of the Merger.

         4.03 CONDUCT OF BUSINESS AFTER PERMITTED APPLICATION DATE. From the Permitted Application Date until the Effective Time, except as provided herein or as consented to by Huntington in writing, Security National and Security National Bank will conduct their respective operations only, and shall not take any action except, in the ordinary and usual course of business, and Security National and Security National Bank will use their best efforts to preserve intact their business organizations, assets, prospects, and business relationships, to keep available the services of their officers and employees, and to maintain existing relationships with other entities. Without limiting the generality of the foregoing, subject to the exceptions stated above, during such period, neither Security National nor Security National Bank will:

                 (a) enter into any agreement or commitment of the character referred to in subsections 2.18(a)(i) through (xii) hereof; or

                 (b) take or permit to be taken any action of a character which is listed in subsections (a) through (v) of Section 2.10 hereof.

         4.04 ACCESS TO INFORMATION. Security National shall give representatives of Huntington full access, during normal business hours and upon reasonable notice, to all assets, properties, books, records, agreements, and commitments of Security National and Security National Bank, provided that such access shall not unreasonably interfere with the operations of Security National or Security National Bank, and shall furnish to representatives of Huntington all such information concerning its and their affairs as Huntington may reasonably request.

         4.05 PRESS RELEASES. Security National shall consult in advance with Huntington as to the form and substance of any press release, written communication with its shareholders, or other public disclosure of matters related to the Merger Agreement, this Agreement, or the Merger, and shall not issue any such press release, written communication, or public disclosure without the prior written consent of Huntington; provided, however, that nothing contained herein shall prohibit Security National or Security National Bank from making any disclosure (after consultation with Huntington with respect thereto) which its counsel deems necessary under applicable law.

         4.06 BEST EFFORTS. Security National shall use its best efforts to take or cause to be taken all actions necessary, proper, or advisable to consummate the Merger, including such actions as Huntington may reasonably request in writing, subsequent to the Permitted Application Date.

         4.07 ACQUISITION PROPOSALS. Unless and until this Agreement shall have been terminated by either party pursuant to Section 11 hereof, neither Security National nor Security National Bank shall (i) directly or indirectly,

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through any of its officers, directors, agents, or affiliates, solicit, encourage, initiate, entertain, consider, or participate in any negotiations or discussions with respect to any Acquisition Proposal, or (ii) disclose any information not customarily disclosed to any person or entity or provide access to its properties, books, or records or otherwise assist or encourage any person or entity in connection with any Acquisition Proposal; provided, however, that Security National and Security National Bank shall be entitled to entertain, consider, and participate in negotiations and discussions regarding an Unsolicited Acquisition Proposal, and to disclose such information and provide such access in connection with such an Unsolicited Acquisition Proposal, to the extent that the Board of Directors of Security National determines in good faith, after consultation with The Robinson-Humphrey Company, Inc., as financial advisor to Security National, with respect to the financial aspects of the Unsolicited Acquisition Proposal and the Merger, and with legal counsel to Security National, that failure to so consider or participate in such negotiations or discussions would be inconsistent with the fiduciary obligations of the directors of Security National to the shareholders of Security National. Security National shall give Huntington prompt notice of any such Acquisition Proposals.

         4.08 ADVICE OF CHANGES. Between the date hereof and the Effective Date, Security National shall advise Huntington promptly, in writing, of any fact which, if existing or known on the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement and any fact which, if existing or known on the date hereof, would have made any of the representations contained herein untrue. Prior to the Effective Date, Security National shall deliver to Huntington a supplement to the Disclosure Memorandum, which shall contain a description of any and all such matters.

         4.09 TITLE INSURANCE. For each parcel of the Real Property described in the Disclosure Memorandum as being owned by Security National or Security National Bank, and for each lease for any parcel of the Real Property described in the Disclosure Memorandum as being leased by Security National or Security National Bank as to which Huntington may specifically request, Security National shall deliver to Huntington Florida, no later than 30 days after the Permitted Application Date, a title insurance commitment (ALTA 1966 form or its equivalent) for a fee owner's title insurance policy or leasehold owner's title insurance policy, as appropriate, each in an amount equal to the carrying cost of the premises or leasehold interest to be insured (including all improvements thereon), on the books of Security National or Security National Bank as of December 31, 1994. Each title insurance commitment shall show that marketable fee simple title to the owned premises or that valid leasehold title to the leased premises, as appropriate, is in the name of Security National or Security National Bank, and that it is free and clear of any liens and encumbrances except taxes and assessments not delinquent and utility and other easements that do not interfere with the use of the property for the business being conducted thereon. Each such commitment shall provide that such fee owners policy committed for therein shall be an ALTA 1970 form, revised in 1984, and each leasehold owner's policy shall be a ALTA 1975 form, or other form acceptable to Huntington and Huntington Florida.

         4.10 SURVEY. Within 30 days after the Permitted Application Date, Security National shall provide to Huntington and Huntington Florida, at Security National's cost, current land surveys of those parcels of the Real Property specifically designated by Huntington. Each survey shall be conducted and prepared by a duly licensed land surveyor approved by Huntington and Huntington Florida and, unless otherwise agreed by Huntington and Huntington Florida in writing, shall be a duly certified ALTA/ACSM field survey, which shall comply with the requirements set forth in Exhibit A attached hereto and shall confirm that the Real Property is not subject to any easements, restrictions, set backs, encroachments, or other limitations except utility and other easements that do not interfere with the use of the Real Property for the business then being conducted thereon, and that the Real Property is not located in any flood hazard area.

         4.11 FORM 13D OR 13G FILINGS. Security National shall promptly advise Huntington of the filing of a Form 13D or 13G under the 1934 Act, if any, with respect to Security National Common and shall provide Huntington with a copy of any such Form 13D or 13G promptly after receipt thereof.

         4.12 CONFIDENTIALITY. From and after the date of this Agreement, Security National and Security National Bank shall, and shall cause their respective Affiliates to, treat all Confidential Information of Huntington and Huntington Florida, as confidential, and Security National and Security National Bank shall, and shall cause their respective Affiliates to, not use any such Confidential Information for any purpose except in furtherance of the transactions contemplated hereby. In the event this Agreement is terminated pursuant to
Section 11 hereof, Security National and Security National Bank shall, and shall cause their respective Affiliates to, promptly return to Huntington all documents and work papers, and all copies thereof, containing any such Confidential Information of Huntington or Huntington Florida. The covenants of Security National and Security National Bank contained in this Section 4.12 are of the essence and shall survive any termination of this Agreement and the closing of the transactions contemplated hereby.

         4.13 TAX REPRESENTATIONS. Security National will furnish a letter to Porter, Wright, Morris & Arthur, as counsel for Huntington and Huntington Florida, in such form as may be reasonably requested by such counsel, containing, to the extent the same are true, the representations set forth in
Section 2.25 hereof in order to enable such counsel to render the tax opinions referred to in Section 6.05 hereof.


SECTION 5.       COVENANTS OF HUNTINGTON AND HUNTINGTON FLORIDA

         Huntington and Huntington Florida covenant and agree as follows:

         5.01 ISSUANCE OF HUNTINGTON COMMON; PAYMENT FOR FRACTIONAL SHARES. At the Effective Time, Huntington shall (i) issue all of the shares of Huntington Common into which shares of Security National Common are to be converted in the Merger and will deliver the certificates for such shares, or cause the same to be delivered, to the Exchange Agent; and (ii) deliver to the Exchange Agent the amount of cash to be paid in lieu of issuing fractional shares of Huntington Common in accordance with subsections 8(b)(v) and 9(a) of the Merger Agreement.

         5.02 APPLICATIONS FOR REGULATORY APPROVALS. As soon as reasonably practicable after the Permitted Application Date, Huntington shall file such applications with the Federal Reserve Board, the State of Florida, and any other regulatory authorities having jurisdiction as may be required to secure all necessary regulatory approvals of the Merger and shall use its best efforts to secure such approvals. Huntington shall deliver a draft or drafts of such regulatory applications to Security National and provide Security National a reasonable opportunity to review such draft or drafts prior to filing the same.

         5.03 REGISTRATION STATEMENT. As soon as reasonably practicable after the Permitted Application Date, Huntington shall prepare and file the Registration Statement with the SEC, shall use its best efforts to cause the Registration Statement to become effective, and shall take such action as may be required to register or qualify for exemption such shares under the securities laws of the states where registration or an exemption from registration may be required. Huntington shall deliver a draft or drafts of the Registration Statement to Security National and provide Security National a reasonable opportunity to review such draft or drafts prior to filing the same.

         5.04 PRESS RELEASES. Huntington shall consult in advance with Security National as to the form and substance of any press release, written communication with its shareholders, or other public disclosure of matters related to this Agreement, the Merger Agreement, or the Merger.

         5.05 BEST EFFORTS. Huntington will use its best efforts to take or cause to be taken all actions necessary, proper, or advisable to consummate the Merger.

         5.06 CONFIDENTIALITY. From and after the date of this Agreement, Huntington and Huntington Florida shall, and shall cause their respective Affiliates to, treat all Confidential Information of Security National or Security National Bank as confidential, and Huntington and Huntington Florida shall, and shall cause their respective Affiliates to, not use any such Confidential Information for any purpose except in furtherance of the transactions contemplated hereby. In the event this Agreement is terminated pursuant to Section 11 hereof, Huntington and Huntington Florida shall, and shall cause their respective Affiliates to, promptly return to Security National all documents and work papers, and all copies thereof, containing any such Confidential Information of Security National or Security National Bank. The covenants of Huntington and Huntington Florida contained in this Section
5.06 are of the essence and shall survive any termination of this Agreement, but shall terminate as of the closing of the transactions contemplated hereby.

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         5.07    ASSUMPTION OF EMPLOYMENT AGREEMENT.  Huntington Florida will assume Security National's obligations under an employment agreement with Michael W. Sheffey; provided, however, that Security National will obtain an agreement from such employee, in writing, to accept the benefits provided under all applicable Huntington benefit plans in lieu of the benefits provided under the benefit plans of Security National.

         5.08 INDEMNIFICATION OF DIRECTORS AND OFFICERS. Huntington Florida acknowledges that, by operation of law, at the Effective Time, Huntington Florida will assume any and all legally enforceable obligations of Security National to indemnify and defend the directors and officers of Security National pursuant to, to the extent of, and in accordance with the terms and conditions of any such obligations that Security National had to indemnify and defend such persons in effect immediately prior to the Effective Time, in connection with such persons' status or services as directors and officers of Security National, whether by contractual right or by any provision of the articles of incorporation or bylaws of Security National, with respect to any claim asserted or made prior to or at any time after the Effective Time. All such rights to indemnification with respect to any such claim shall continue until the final disposition of such claim regardless of when such claim was made or asserted; provided, however, that nothing contained herein shall increase or lengthen the duration of Huntington Florida's obligations with respect to such indemnification over that to which Security National would have been subject had the Merger not been consummated.

         5.09 EMPLOYEE BENEFIT PLANS. Huntington and Huntington Florida agree to use their reasonable best efforts to coordinate the conversion of any Employee Benefit Plans, practices, or policies of Security National or Security National Bank into similar plans of Huntington, to the extent similar plans are maintained by Huntington, and to give credit for purposes of eligibility, vesting and such other purposes (other than for the purpose of benefit accrual under any plans maintained by Huntington) for which such service is taken into account or recognized, to the extent feasible and permissible under all applicable laws and regulations and the applicable terms of Huntington's Employee Benefit Plans and other plans to any and all employees of Security National or Security National Bank who become employees of Huntington Florida following the consummation of the Merger for all service with Security National or Security National Bank prior to the Effective Time.


SECTION 6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF ALL PARTIES

         The obligations of each of the parties hereto to consummate the Merger are subject to the fulfillment, on or before the Effective Time, of the following conditions precedent:

         6.01 SHAREHOLDER APPROVAL. The Merger shall have been approved by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Security National Common.

         6.02 REGULATORY APPROVALS; PERMISSIBLE DATE. The Merger shall have been approved by the Federal Reserve Board, the State of Florida, and any other governmental authority having jurisdiction, and any applicable waiting periods shall have expired, with no such approval or authorization containing any provision which would be materially adverse to the business of Huntington or Huntington Florida, and the Permissible Date shall have occurred.

         6.03 LITIGATION. No suit, action, investigation by any governmental body, or legal or administrative proceeding shall have been brought or threatened which materially questions the validity or legality of the transactions contemplated hereunder or under the Merger Agreement. For purposes hereof, advisory opinions or written requests for information which could be used in connection with such suit, investigation, or proceeding given by governmental agencies may be deemed to constitute such a threat.

         6.04 FAIRNESS OPINION. Security National shall have received a fairness opinion from The Robinson-Humphrey Company, Inc. dated as of the date of the proxy statement relating to the Merger and also as of the Effective Date stating that the terms of the Merger are fair to the shareholders of Security National from a financial point of view.

         6.05 TAX OPINION. Huntington, Huntington Florida, and Security National shall have received an opinion of Porter, Wright, Morris & Arthur substantially to the effect that:

                 (a) the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code and Security National, Huntington, and Huntington Florida will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

                 (b) the basis of the assets of Security National acquired by Huntington Florida will be the same in the hands of Huntington Florida as the basis of those assets in the hands of Security National immediately prior to the Merger;

                 (c) the holding period of the assets of Security National received by Huntington Florida will, in each instance, include the period for which such assets were held by Security National;

                 (d) no gain or loss will be recognized by either Huntington or Huntington Florida upon the acquisition by Huntington Florida of substantially all of the assets of Security National in exchange for shares of Huntington Common, the payment of cash to dissenters, if any, the payment of cash in lieu of fractional shares of Huntington Common, and the assumption by Huntington Florida of the liabilities of Security National;

                 (e) Huntington Florida will succeed to and take into account the items of Security National described in Section 381(c) of the Code, subject to the conditions and limitations of Sections 381, 382(b), 383, and 384 of the Code and the Treasury Regulations thereunder;

                 (f) no gain or loss will be recognized by Security National upon the transfer of substantially all of its assets to Huntington Florida in exchange for shares of Huntington Common, the payment of cash to dissenting shareholders of Security National, if any, the payment of cash in lieu of fractional shares of Huntington Common, and the assumption by Huntington Florida of the liabilities of Security National;

                 (g) no gain or loss will be recognized by the shareholders of Security National who exchange their shares of Security National Common for shares of Huntington Common, except to the extent of any cash received in lieu of a fractional share of Huntington Common;

                 (h) the basis of the shares of Huntington Common to be received by shareholders of Security National who receive solely shares of Huntington Common will be the same as the basis of the shares of Security National Common surrendered in exchange therefor;

                 (i) the holding period of the shares of Huntington Common received by shareholders of Security National will include the holding period of the shares of Security National Common surrendered in exchange therefor, provided that the Security National Common was held as a capital asset in the hands of the shareholder of Security National on the Effective Date;

                 (j) where solely cash is received by a shareholder of Security National in exchange for his or her shares of Security National Common pursuant to the exercise of dissenters' rights, the cash will be treated as having been received by such shareholder as a distribution in redemption of his Security National Common shares, subject to the provisions and limitations of Section 302 of the Code, and where, as a result of such distribution, a shareholder owns no shares of Huntington Common either directly or through the application of Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for his or her shares of Security National Common, as provided in Section 302(a) of the Code; and under Section 1001 of the Code, gain or (subject to the limitations of Section 267 of the Code) loss will be realized and recognized to such shareholders in an amount equal to the difference between the amount of such cash and the adjusted basis of the Security National Common shares surrendered, as determined under Section 1011 of the Code;

                 (k) the payment of cash in lieu of fractional shares of Huntington Common will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by

Huntington; such cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed subject to the conditions and limitations of Section 302 of the Code; and

                 (l) while not free from doubt, holders of the Security National Stock Options which are incentive stock options will not recognize any gain or loss solely as a result of the conversion of such options into Huntington Stock Options pursuant to Section 8(d) of the Merger Agreement.

                 Porter, Wright, Morris & Arthur's opinion may be subject to receipt of a favorable Internal Revenue Service private letter ruling with respect to certain federal income tax consequences of the Merger and to receipt of any additional representations required to obtain such ruling.


SECTION 7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF SECURITY NATIONAL

         The obligations of Security National to consummate the Merger are subject to the fulfillment on or before the Effective Date of the following additional conditions precedent:

         7.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Huntington herein shall be true and correct in all material respects on the Effective Date with the same force and effect as though such representations and warranties had been made on and as of such date; Huntington and Huntington Florida shall have performed in all material respects their obligations hereunder and under the Merger Agreement to be performed on or before the Effective Date; and an executive officer of Huntington shall have executed and delivered to Security National a certificate or certificates, dated as of the Effective Date, in respect of the foregoing matters and in respect of such other matters as Security National shall reasonably request.

         7.02 OPINION OF COUNSEL. Security National shall have received a favorable opinion dated as of the Effective Date from Porter, Wright, Morris & Arthur, counsel for Huntington, to the effect that:

                 (a) Huntington and Huntington Florida are corporations duly organized, validly existing, and in good standing under the laws of the States of Maryland and Ohio, respectively; Huntington and Huntington Florida have the corporate power and authority to own all of their properties and assets and to carry on their businesses as presently conducted in all jurisdictions in which such ownership exists or such business is conducted; and Huntington Florida has the corporate power and authority to merge with Security National pursuant to this Agreement and the Merger Agreement;

                 (b) the execution and delivery of this Agreement and the Merger Agreement did not, and the consummation of the Merger will not, conflict with any provision of the articles or certificate of incorporation, regulations, bylaws, or other charter documents of Huntington or Huntington Florida;

                 (c) the execution and delivery of this Agreement and the Merger Agreement and the consummation of the Merger have been authorized by all necessary corporate action of Huntington and Huntington Florida; and this Agreement and the Merger Agreement are valid and binding agreements of Huntington and Huntington Florida in accordance with their terms, except as may be limited by bankruptcy, insolvency, or other similar laws affecting enforcement of creditors' rights generally and except that the enforceability of the obligations of Huntington and Huntington Florida is subject to general principles of equity; and

                 (d) the shares of Huntington Common to be issued by Huntington in the Merger have been authorized and, upon issuance, will be fully paid and nonassessable and will not be subject to the preemptive rights of any shareholder of Huntington.

         Such opinion may be governed by the Accord. In giving such opinion, such counsel may rely as to matters of fact, without independent investigation, to the extent such counsel deems such reliance to be customary, reasonable, and appropriate, on certificates of federal, state, or local government officials and on certificates of officers and directors of Huntington or Huntington Florida. Such counsel may expressly exclude any opinions as to choice of law matters and antitrust matters and may add such other qualifications and explanations of the basis of its opinions as are consistent with the Accord.

         7.03 EFFECTIVENESS OF THE REGISTRATION STATEMENT; NASD Listing. Security National shall have received a certificate from a duly authorized officer of Huntington to the effect that the Registration Statement has become effective by an order of the SEC, the Huntington Common to be exchanged in the Merger has been qualified or is exempt under all applicable state securities laws, and there has been no stop order issued or threatened by the SEC that suspends or would suspend the effectiveness of the Registration Statement, and no proceeding has been commenced or overtly threatened for such purpose. The shares of Huntington Common to be issued to Security National shareholders pursuant to the Merger Agreement shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.


SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF HUNTINGTON AND HUNTINGTON FLORIDA

         The obligations of Huntington and Huntington Florida to consummate the Merger are subject to the fulfillment on or before the Effective Date of the following additional conditions precedent:

         8.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Security National herein shall be true and correct in all material respects on the Effective Date with the same force and effect as though such representations and warranties had been made on and as of such date; Security National shall have performed in all material respects its obligations hereunder and under the Merger Agreement to be performed on or before the Effective Date; and the Chief Executive Officer and principal financial officer of Security National shall have executed and delivered to Huntington certificates, dated as of the Effective Date, in respect of the foregoing matters and in respect of such other matters as Huntington shall reasonably request.

         8.02 OPINION OF COUNSEL. Huntington shall have received a favorable opinion dated as of the Effective Date from Smith, Mackinnon, Harris, Greeley, Bowdoin & Edwards, P.A., as counsel for Security National, reasonably acceptable to Huntington, to the effect that:

                 (a) Security National Bank is a national banking association, duly organized, validly existing, and in good standing under the laws of the United States; Security National is a corporation duly organized, validly existing, and in good standing under the laws of Delaware; all eligible accounts of deposit in Security National Bank are insured by the BIF to the fullest extent permitted by law; Security National is a duly and validly registered bank holding company under the BHCA; all corporate action required to be taken by the directors and shareholders of Security National to authorize the transactions contemplated by this Agreement and the Merger Agreement have been taken; and Security National has the corporate power to effect the Merger in accordance with the terms of this Agreement and the Merger Agreement;

                 (b) the execution and delivery of this Agreement and the Merger Agreement did not, and the consummation of the Merger will not, conflict with any provision of the articles or certificate of incorporation, regulations, bylaws, or other charter documents of Security National or Security National Bank;

                 (c) the execution and delivery of this Agreement and the Merger Agreement and the consummation of the Merger have been authorized by all necessary corporate action of Security National; and this Agreement and the Merger Agreement are valid and binding agreements of Security National in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting enforcement of creditors' rights generally and except that the enforceability of the obligations of Security National may be subject to general principles of equity;

                 (d) Security National and Security National Bank have the corporate power and authority to own all of their properties and assets and to carry on their businesses as presently conducted in all jurisdictions in which such ownership exists or such business is conducted; Security National and Security National Bank are not required to be qualified to do business in any jurisdiction other than Florida; and

                 (e) such counsel knows of no pending or threatened litigation, proceeding, or investigation which might result in any material adverse change in the business, properties, or financial condition of Security National or Security National Bank.

         Such opinion may be governed by the Accord. In giving such opinion, such counsel may rely as to matters of fact, without independent investigation, to the extent such counsel deems such reliance to be customary, reasonable, and appropriate, on certificates of federal, state, or local government officials and on certificates of officers and directors of Security National and Security National Bank. Such counsel may expressly exclude any opinions as to choice of law matters and antitrust matters and may add such other qualifications and explanations of the basis of its opinions as are consistent with the Accord.

         8.03    ACCOUNTANTS' LETTERS.

                 (a) Huntington shall have received from Security National's independent Certified Public Accountants letters dated (i) not more than three days prior to the date of mailing of the proxy statement to Security National's shareholders for the meeting of shareholders to approve the Merger and (ii) as of the Effective Date, with respect to certain financial information regarding Security National, in such form and substance as is customary in transactions of the nature contemplated in this Agreement, and generally in accordance with SAS 72.

                 (b) Huntington shall have received a letter from its independent Certified Public Accountants to the effect that the Merger will qualify for pooling-of-interest accounting treatment if consummated in accordance with this Agreement and the Merger Agreement.

         8.04 AGREEMENTS OF AFFILIATES. Each director, officer, and other person who is an "affiliate," and their "affiliates," for purposes of Rule 145 under the 1933 Act, shall deliver to Huntington prior to the Effective Date a written agreement, in form satisfactory to counsel for Huntington, providing that such person will not sell, pledge, transfer, or otherwise dispose of the shares of Huntington Common to be received by such person in the Merger unless such sales are pursuant to an effective registration statement under the 1933 Act or pursuant to Rule 145 of the SEC or another exemption from the registration requirements under the 1933 Act.

         8.05 DISSENTING SHAREHOLDERS. The total number of shares of Security National Common, if any, as to which the right to dissent has been asserted under Section 262 of the Delaware General Corporation Law shall not exceed five percent of the total number of outstanding shares of Security National Common.

         8.06 MATERIAL ADVERSE CHANGE. Since December 31, 1993, there shall not have occurred any material adverse change in the consolidated results of operations, financial condition, properties, or business of Security National, other than any such change attributable to or resulting from (i) changes in law, regulation, or generally accepted accounting principles of general application to the banking or thrift industries, (ii) changes in economic conditions that affect the banking and thrift industries generally, including changes in the general level of interest rates, or (iii) any matter or matters relating to Security National or Security National Bank which have been disclosed in the Disclosure Memorandum.

         8.07 TITLE TO REAL PROPERTY. Security National shall have delivered to Huntington copies of all fee owner's and leasehold owner's title insurance commitments for policies in accordance with the requirements of
Section 4.09 hereof, together with such updating endorsements and other endorsements as Huntington or Huntington Florida may reasonably require. All updating endorsements shall show no change in the record title since the preceding effective dates of the respective commitments.

         8.08 SURVEY. Security National shall have delivered to Huntington the surveys in accordance with the requirements of Section 4.10 hereof.

         8.09 CONSENTS AND APPROVALS. Security National and Security National Bank shall have obtained any and all consents or approvals that may be required under the terms of (i) any contract, agreement, lease, or other obligation or commitment, including, but not limited to, the types described in
Section 2.18 hereof, to which either Security National or Security National Bank is a party or by which either Security National, Security National Bank, or any of their property or assets is bound, or (ii) any license or permit of Security National or Security National Bank, in order to avoid the occurrence of any breach or default which may result from the consummation of the Merger and which, if not obtained, is reasonably likely to have, individually or in the aggregate, a material adverse effect on Huntington, Huntington Florida, Security National, or Security National Bank.

         8.10 AGREEMENT TO VOTE. Huntington shall have received from ten of Security National's directors and executive officers selected by Huntington, individually, an agreement, substantially in the form attached hereto as Exhibit B, to vote all shares of Security National Common owned by them or over which they have the power to vote in favor of the Merger.

         8.11 SHAREHOLDER EQUITY. The total shareholder equity of Security National and Security National Bank on a consolidated basis as of the end of the most recent calendar quarter preceding the Effective Date and as of the Effective Date shall not be less than the total shareholder equity of Security National and Security National Bank on a consolidated basis as of December 31, 1994.

         8.12    CONVERSION OF STOCK OPTIONS.

                 (a) All outstanding Security National Stock Options held by persons who are not employees of either Security National or Security National Bank on the Effective Date, including, but not limited to, non-employee directors of either of them, shall have been either exercised or terminated prior to the Effective Date.

                 (b) All holders of outstanding Security National Stock Options who are employees of either Security National or Security National Bank on the Effective Date shall have entered into agreements with Huntington, substantially in the form attached hereto as Exhibit C, providing for the conversion on the Effective Date of all Security National Stock Options held by them to Huntington Stock Options in accordance with Section 8(d) of the Merger Agreement.

                 (c) Security National shall have certified to Huntington as of the Effective Date that the actions described in paragraph (a) and (b) of this
Section 8.12 have been taken.

         8.13 WARRANT. Security National shall have executed and delivered to Huntington a Warrant Purchase Agreement, substantially in the form attached hereto as Exhibit D, and the Warrant substantially in the forms attached as Attachment A to such Warrant Purchase Agreement.

         8.14 DUE DILIGENCE. Huntington shall have completed its due diligence review of all aspects of the organization, administration, business, operations, assets, liabilities, and financial condition of Security National and Security National Bank and shall have performed such other due diligence procedures as it may deem to be necessary or appropriate, and shall be satisfied, in its sole discretion, that such review has not disclosed any material, adverse facts, problems, or conditions. This condition shall be deemed to have been satisfied on the close of business on the day which is 30 days after receipt by Huntington of the Audited Financial Statement for the fiscal year ended December 31, 1994, unless, prior to such time, Huntington has notified Security National that it is not satisfied with the results of its due diligence review because such review disclosed one or more material, adverse facts, problems, or conditions. If Huntington so notifies Security National, Security National shall have an additional period of five business days to permit it to cure the defect or defects to the satisfaction of Huntington. If Security National cures the defect or defects within such period and Huntington acknowledges its satisfaction in writing, this condition shall be deemed to have been satisfied.

         8.15 DISCLOSURE MEMORANDUM. Huntington shall have reviewed the Disclosure Memorandum and all contracts, commitments, leases, deeds, agreements, and other documents relating to the information set therein or herein and shall be satisfied, in its sole discretion, that such Disclosure Memorandum and related documents do not disclose any material, adverse facts, problems, or conditions. This condition shall be deemed to have been satisfied on the close of business on the day which is 30 days after receipt by Huntington of the Audited Financial Statement for the fiscal year ended December 31, 1994, unless, prior to such time, Huntington has notified Security National that it is not satisfied with the Disclosure Memorandum or related documents because such materials disclose one or more material, adverse facts, problems, or conditions. If Huntington so notifies Security National, Security National shall have an additional period of five business days to permit it to cure the defect or defects to the satisfaction of Huntington. If Security National cures the defect or defects within such period and Huntington acknowledges its satisfaction in writing, this condition shall be deemed to have been satisfied.


SECTION 9.       CLOSING DATE

         Unless the parties otherwise agree, the closing of the transactions contemplated by this Agreement and the Merger Agreement shall be held at 11:00 a.m. at the offices of Porter, Wright, Morris & Arthur in Columbus, Ohio, on the last business day of the month in which the conditions specified in Sections 6.01 and 6.02 hereof have been satisfied.


SECTION 10.      AMENDMENT

         At any time prior to the Effective Date, the parties may modify, amend, or supplement this Agreement by mutual agreement authorized by their respective boards of directors and evidenced by an instrument in writing executed and delivered by the parties hereto, whether before or after the shareholders of Security National have adopted this Agreement.


SECTION 11.      TERMINATION

         11.01 TERMINATION. This Agreement and the Merger Agreement shall terminate on December 31, 1995, unless a later date is agreed upon in writing by the parties; shall terminate if the parties are unable to renegotiate the pricing terms of the Merger in accordance with Section 8(b)(iii) of the Merger Agreement; shall terminate if Huntington elects in accordance with Section 8(b)(iv) of the Merger Agreement; and may be terminated and the Merger may be abandoned at any time prior to the Effective Time as follows:

                 (a) by the mutual consent, evidenced in writing, of the boards of directors of Huntington, Huntington Florida, and Security National;

                 (b) by the board of directors of Huntington, by giving written notice thereof to Security National, which notice shall specify in reasonable detail the grounds therefor: (i) if any condition precedent to performance by Huntington and Huntington Florida has not been satisfied or waived; (ii) if Security National has not fully performed its obligations and agreements hereunder and under the Merger Agreement; or (iii) if any of the representations of Security National set forth herein are untrue or incorrect in any material respect; or

                 (c) by the board of directors of Security National, by giving written notice thereof to Huntington, which notice shall specify in reasonable detail the grounds therefor: (i) if any condition precedent to performance by Security National has not been satisfied or waived; (ii) if Huntington and Huntington Florida have not fully performed their obligations and agreements hereunder and under the Merger Agreement; or (iii) if any of the representations of Huntington set forth herein are untrue or incorrect in any material respect.

         11.02 SURVIVAL OF CERTAIN PROVISIONS UPON TERMINATION. Upon a termination of this Agreement as provided herein, this Agreement and the Merger Agreement shall become void and there shall be no further obligation or liability on the part of any party hereto or their respective shareholders, directors, or officers, except pursuant to Sections 4.12,

5.06, 11.03, and 12 hereof, which shall survive a termination of this Agreement in accordance with the express terms of such Sections.

         11.03 TERMINATION FEE. During the term of this Agreement, if (i) an Acquisition Proposal is submitted to and approved by the shareholders of Security National at any time prior to the Effective Time, or (ii) an Acquisition Proposal is received by Security National or Security National Bank or is made directly to the shareholders of Security National at any time prior to the holding of the meeting of the shareholders of Security National to be called pursuant to Section 4.02 hereof, the board of directors of Security National fails to recommend to the shareholders of Security National approval of the Merger Agreement or this Agreement, withdraws such recommendation previously made to the shareholders of Security National, or fails to solicit proxies of shareholders of Security National to approve the Merger, and the Merger Agreement and this Agreement are subsequently rejected by the shareholders of Security National at such meeting, then, in either such event, Security National shall pay to Huntington, within five business days after a termination of the Merger Agreement and this Agreement following such an event, a termination fee in the amount of $1,500,000, as liquidated damages, and not as a penalty, and, upon the payment in full thereof, neither Security National nor Security National Bank shall have any further liability under this Agreement or the Merger Agreement other than pursuant to the Warrant Purchase Agreement or the Warrant. The obligations of Security National under this
Section 11.03 shall survive a termination of this Agreement.

SECTION 12.      EXPENSES

         Except as otherwise expressly provided herein, all expenses incurred by or on behalf of the parties hereto in connection with the authorization, preparation, execution, and consummation of this Agreement and the Merger Agreement, including, without limitation, all fees and expenses of agents, representatives, printers, and counsel employed by the parties hereto, and taxes, if any, shall be borne solely by the party which has or shall have incurred the same. The covenants of the parties contained in this Section 12 shall survive a termination of this Agreement for any reason.


SECTION 13.      NOTICES

         All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by facsimile and confirmed by first-class, certified mail, postage prepaid, addressed as indicated below, or at such other address as such party may designate in writing to the other parties:

                 (a) If to Security National, to:

                     Michael W. Sheffey
                     President
                     Security National Corporation
                     253 North Orlando Avenue
                     Maitland, Florida  32751

                     with a copy to:

                     John P. Greeley, Esq.
                     Smith, Mackinnon, Harris, Greeley, Bowdoin & Edwards, P.A. Firstate Tower
                     255 South Orange Avenue, Suite 800
                     Orlando, Florida  32801

                 (b) If to Huntington or Huntington Florida, to:

                     Zuheir Sofia
                     President
                     Huntington Bancshares Incorporated
                     41 South High Street
                     Columbus, Ohio  43287

                     with a copy to:

                     Ralph K. Frasier, Esq.
                     General Counsel and Secretary
                     Huntington Bancshares Incorporated
                     41 South High Street
                     Columbus, Ohio  43287

                     and:

                     Michael T. Radcliffe, Esq.
                     Porter, Wright, Morris & Arthur
                     41 South High Street
                     Columbus, Ohio  43215


SECTION 14.      GENERAL PROVISIONS

         14.01 ENTIRE AGREEMENT. This Agreement, together with the Merger Agreement and the documents referred to or incorporated herein or therein, reflect the entire agreement among the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, oral or written, among the parties with respect to such subject matter, and no party shall be liable or bound to any other party in any manner by any representations, warranties, or covenants except as specifically set forth herein or therein.

         14.02 WAIVER. At any time on or prior to the Effective Date, any party hereto may (i) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement and the Merger Agreement or in any document delivered pursuant hereto or thereto, or (ii) waive compliance by the other parties with any of the conditions, covenants, and agreements contained in this Agreement or the Merger Agreement.

         14.03 ASSIGNMENT. Neither this Agreement nor any rights, interests, or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party.

         14.04 BENEFIT. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest any rights or remedies under or by reason of this Agreement.

         14.05 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes, but such counterparts taken together shall constitute one and the same instrument.

         14.06 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to its conflicts of laws principles.

         14.07 INCORPORATION BY REFERENCE. The Merger Agreement, the Disclosure Memorandum, and all Exhibits attached hereto are hereby incorporated by reference herein.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                        HUNTINGTON BANCSHARES INCORPORATED


                                        By:      /s/ Zuheir Sofia
                                                  ------------------------------
                                                  Zuheir Sofia, President


                                        HUNTINGTON BANCSHARES FLORIDA, INC.


                                        By:      /s/ Zuheir Sofia
                                                  ------------------------------
                                                  Zuheir Sofia, President


                                        SECURITY NATIONAL CORPORATION


                                        By:      /s/ Michael W. Sheffey
                                                  ------------------------------
                                                  Michael W. Sheffey, President

                                             EXHIBIT A TO SUPPLEMENTAL AGREEMENT


                             SURVEY REQUIREMENTS



         1. The survey shall be performed by a registered land surveyor, who shall execute a certificate, in form reasonably satisfactory to Huntington, certifying the survey to Huntington Bancshares Incorporated, Huntington Florida, Inc., and the title insurance company. The survey shall have the surveyor's original signature and seal affixed and shall reflect a current date. Older surveys are acceptable if updated and recertified.

         2.      The survey must show the North arrow.

         3. The survey must show the full legal description and street address. The legal description must conform to the record legal description and must be identical to that contained in the title insurance commitment or any discrepancies explained. If the premises are described as being on a filed plat or map, the survey must contain a legend relating the parcel to the map on which it is shown, and the surveyor must certify that any land which has been platted or mapped is the same as that described on the survey.

         4. If the property consists of more than one parcel, the survey must show interior property lines and certify that the parcels are contiguous along their common lines. If only a portion of a parcel is being surveyed, the balance of the parcel must be indicated.

         5. All perimeter property lines must be specifically identified. The survey must show the location by courses and distances of the subject property; clearly designate the point of beginning and the relation (by courses and distances) of the point of beginning for the property to the monument (i.e. nearest street intersection) from which it is fixed; show and label all servient easements; show all building lines, whether established by subdivision plat, recorded restrictions, or zoning or building ordinance; show and label all easements appurtenant to said parcel; show all driveways and alleys on or crossing the property; and show the right of way lines of the street or streets abutting the parcel, the names and width of said streets, whether the streets are dedicated, whether there are limitations on access, all curb cuts from the property to such street or streets, and the distance from the nearest intersecting street.

         6. The number of square feet or acres contained in the parcel must be specifically stated.

         7. All easements, set-back lines, and other exceptions in the title insurance commitment (except liens) must (a) be plotted, (b) if not plottable, identified on the face of the survey as not plottable with an explanation as to why they are not plottable, or (c) if inapplicable, certified as not affecting the property.

         8. All utility lines that service the property and improvements (sewer, water, gas, electric, and telephone) must be located and identified. The survey must indicate whether the utility lines are above or below grade and show the sizes of the respective services.

          9. The survey must show and describe all encroachments or state that there are no encroachments.

         10. The survey must state whether or not the property appears on any U.S. Department of H.U.D. Flood Insurance Boundary Map or any special flood hazard area map published by the Federal Emergency Management Agency and, if so, further state the map number and whether or not the property appears in the "Flood Hazard Area" shown on the map.

         11. The survey must state the zoning classification of the property.

         12. The survey must show the location of any underground tanks and of any railroad tracks and sidings.

         13. The survey must show the location of any rubbish fills, sloughs, springs, filled in wells or cisterns, and seep holes that are present on the property.

         14. The survey must show all structures and improvements, including sidewalks, stoops, overhangs, and parking areas. The square footage of all structures must be listed. All structures and improvements on the property must be shown with horizontal lengths of all sides and the relations thereof by distances to (i) all boundary lines of the parcel, (ii) servient easements, (iii) established building lines, and (iv) street lines.

         15. The survey must show all parking and paved areas and identify the number of vehicles that may be parked in each parking area.

                             SURVEYOR'S CERTIFICATE


         The undersigned hereby certifies to [Buyer], and _____________ [title insurer] as of _________________, 1994, that this survey was actually made upon the ground; that it and the information, courses and distances shown thereon are accurate; that the property description "closes" by engineering calculation; that this survey correctly shows the size, location and type of all buildings, structures and other improvements on the property and all are within the boundary lines and applicable set-back lines (whether established by subdivision plat, recorded restrictions or applicable zoning or building codes) affecting the property; that there are no easements or uses affecting the property appearing from a careful physical inspection of the same, other than those shown thereon; that all utility services necessary for the operation of the property are present on the property or within adjacent public right of way or recorded easement; that there are no encroachments on adjoining premises, streets or alleys by any of said buildings, structures or other improvements or encroachments upon the property by any building, structure or other improvement situated upon any adjoining premises; that the boundary lines of the tract are contiguous with [identify adjoining street(s)] as shown hereon; that the property has direct access to [identify adjoining street(s)]; that the property does not lie within any flood hazard area shown on the applicable special flood hazard area map published by the Federal Emergency Management Agency which is identified as [INDICATE PANEL NUMBER AND DATE OF FLOOD MAP]; and that this survey was made in accordance with current "Minimum Standard Detail Requirements for Land Title Surveys" jointly established by ALTA and ACSM and meets the accuracy requirements of a Class A Survey, as defined therein.


                                        ______________________________________
                                        (Name of Surveyor)

    (SEAL)
                                        ______________________________________
                                        (Registration Number)


                                        ______________________________________
                                        (Address)


                                        ______________________________________
                                        (Telephone Number)

                                             EXHIBIT B TO SUPPLEMENTAL AGREEMENT


                             SHAREHOLDER AGREEMENT


         THIS SHAREHOLDER AGREEMENT (this "Agreement") is made as of July 12, 1994, between HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation ("Huntington"), and the undersigned (the "Shareholder"), who is a shareholder of SECURITY NATIONAL CORPORATION, a Delaware corporation ("Security National").



                                    RECITALS


         A. The Shareholder owns or has the power to vote, either exclusive or shared, ____________ shares of the common stock, $1.00 par value, of Security National (together with all shares of such stock which the Shareholder subsequently acquires or obtains the power to vote, the "Shares").

         B. Security National has entered into (i) a certain Agreement and Plan of Merger with Huntington Bancshares Florida, Inc., an Ohio corporation ("Huntington Florida"), dated July 12, 1994 (the "Merger Agreement"), and (ii) a certain Supplemental Agreement with Huntington Florida and Huntington, also dated July 12, 1994 (the "Supplemental Agreement"), pursuant to which Security National is to be merged into Huntington Florida (the "Merger"), pursuant to which the shareholders of Security National will exchange their shares of Security National common stock, $1.00 par value, for shares of Huntington common stock, without par value ("Huntington Common"), in accordance with the terms and conditions of the Merger Agreement and the Supplemental Agreement.

         C. Under the terms of the Merger Agreement, Security National has agreed to call a meeting of its shareholders for the purpose of voting upon the approval of the Merger (together with any adjournments thereof, the "Shareholders' Meeting").

         D. It is a condition to the obligations of Huntington and Huntington Florida under the Merger Agreement and the Supplemental Agreement that certain shareholders of Security National, including the Shareholder, shall have agreed to vote their shares of Security National stock in favor of the Merger.



                                   AGREEMENT


         Accordingly, the parties hereto hereby agree as follows:

         1. AGREEMENT TO VOTE. The Shareholder agrees to vote the Shares as follows:

                 (a) in favor of the adoption of the Merger Agreement and the Supplemental Agreement and the approval of the Merger at the Shareholders' Meeting;

                 (b) against the approval of any proposal relating to a competing merger or business combination involving an acquisition of Security National or the purchase of all or a substantial portion of the assets of Security National by any person or entity other than Huntington, Huntington Florida, or another affiliate of Huntington; and

                 (c) against any other transaction which is inconsistent with the obligation of Security National to consummate the Merger in accordance with the Merger Agreement and the Supplemental Agreement.

         2. LIMITATION ON VOTING POWER. It is expressly understood and acknowledged that nothing contained herein is intended to restrict the Shareholder from voting on any matter, or otherwise from acting, in the Shareholder's capacity as a director or officer of Security National with respect to any matter, including but not limited to, the management or operation of Security National. The obligation to vote as provided in Section 1(a) of this Agreement is subject to the filing of a registration statement as required by Section 5.03 of the Supplemental Agreement and the declaration of effectiveness of such registration statement.

         3.      TERMINATION.  This Agreement shall terminate on the earlier of
(a) December 31, 1995, (b) the date on which the Merger Agreement and Supplemental Agreement are terminated in accordance with Section 11 of the Supplemental Agreement, (c) the date on which the Merger is consummated, or (d) the death of the Shareholder.

         4. REPRESENTATIONS, WARRANTIES, AND ADDITIONAL COVENANTS OF THE SHAREHOLDER. The Shareholder hereby represents and warrants to Huntington that the Shareholder has the capacity and all necessary power and authority to vote the Shares and that this Agreement constitutes a legal, valid, and binding obligation of the Shareholder, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws affecting enforcement of creditors rights generally. The Shareholder further agrees that, during the term of this Agreement, the Shareholder will not sell or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the Shareholder's power to vote the Shares or which would be inconsistent with this Agreement.

         5. REPRESENTATION AND WARRANTY OF HUNTINGTON. Huntington hereby represents and warrants to the Shareholder that the shares of Huntington Common to be received by the Shareholder in connection with the Merger will not be "restricted securities" within the meaning of Rule 144 of the Securities Act of 1933.

         6. SPECIFIC PERFORMANCE. The undersigned hereby acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the Shareholder hereunder shall be specifically enforceable and that Huntington shall be entitled to injunctive or other equitable relief upon such a breach by the Shareholder. The Shareholder further agrees to waive any bond in connection with the obtaining of any such injunctive or equitable relief. This provision is without prejudice to any other rights that Huntington may have against the Shareholder for any failure to perform his obligations under this Agreement.

         7. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio, without regard to its conflicts of laws principles.

         IN WITNESS WHEREOF, the undersigned have executed this Shareholder Agreement as of the day and year first above written.

                                        SHAREHOLDER:



                                        ______________________________________
                                        Signature


                                        ______________________________________
                                        Print Name



                                        HUNTINGTON BANCSHARES INCORPORATED



                                        By: ______________________________
                                               Zuheir Sofia, President


                                ACKNOWLEDGMENT


STATE OF FLORIDA              )
                              )SS.
COUNTY OF __________________  )

         The foregoing instrument was acknowledged before me this ______ day of July, 1994, by ______________________.





                                        ______________________________________
                                        Notary Public

                                        My Commission expires_________________


(Notarial Seal)

                                             EXHIBIT C TO SUPPLEMENTAL AGREEMENT


                       STOCK OPTION CONVERSION AGREEMENT


         This Agreement is entered into this 12th day of July, 1994, by and among __________________________ (the "Optionholder"), HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation ("Huntington"), HUNTINGTON BANCSHARES FLORIDA, INC., an Ohio corporation ("Huntington Florida"), and SECURITY NATIONAL CORPORATION., a Delaware corporation ("Security National").


                                    RECITALS

         A.      Huntington Florida is a wholly owned subsidiary of Huntington.

         B. Huntington Florida and Security National have entered into a certain Agreement and Plan of Merger, dated July 12, 1994 (the "Merger Agreement"), and Huntington, Huntington Florida, and Security National have entered into a certain Supplemental Agreement, also dated July 12, 1994 (the "Supplemental Agreement"), pursuant to which Security National is to be merged into Huntington Florida (the "Merger"). Upon the consummation of the Merger, Huntington Florida will be the successor by merger to Security National. (All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement or the Supplemental Agreement.)

         C. The Optionholder is currently an employee of Security National or Security National Bank.

         D. The Optionholder is also currently the holder of a Security National Stock Option (the "Security National Option") to purchase certain shares of Security National Common, pursuant to the Security National Stock Option Plan and a certain Stock Option Agreement executed by the Optionholder and Security National pursuant to such plan (the "Security National Stock Option Agreement"). The total number of shares subject to the Security National Option as of the date of this Agreement, the exercise price for the shares which may be purchased under such option (the "Security National Exercise Price"), the dates on or after which such option is exercisable, and the number of shares as to which such option is exercisable after each particular exercise date are set forth on Exhibit A which is attached hereto and incorporated by reference herein.

         E. The Security National Stock Option Agreement provides that it shall be binding upon the successors of Security National.

         F. Huntington has previously established and adopted the Huntington Stock Option Plan, a copy of which is attached as Exhibit B hereto and incorporated by reference herein. The terms and conditions contained in the Huntington Stock Option Plan relating to (among other things) the exercise of options granted under that plan are different from those contained in the Security National Stock Option Plan.

         G. Pursuant to the terms of the Merger Agreement, upon the consummation of the Merger, all shares of Security National Common are to be converted into shares of Huntington Common and all options granted under the Security National Stock Option Plan are to be converted into options to purchase Huntington Common subject to the terms of the Huntington Stock Option Plan.

                                   AGREEMENT

         In consideration of the foregoing and of the mutual promises contained herein, the parties agree as follows:

         1. Upon the consummation of the Merger, and effective as of the Effective Time, the Security National Option shall be converted into a Huntington Stock Option subject to all of the terms and conditions of the Huntington Stock Option Plan (the "Huntington Option"), and all further rights of the Optionholder and obligations of Security National under the Security National Stock Option Plan and the Security National Stock Option Agreement shall be extinguished.

                 (a) The number of shares of Huntington Common to be subject to the Huntington Option shall be equal to the number of shares of Security National Common subject to the Security National Option as of the Effective Time multiplied by the Conversion Ratio, rounded off to the nearest whole number of shares of Huntington Common.

                 (b) The exercise price to be payable upon an exercise of the Huntington Option shall be equal to the Security National Exercise Price divided by the Conversion Ratio.

                 (c) The dates after which the Security National Option shall be exercisable shall be the same as those provided under the Security National Option; and the number of shares of Huntington Common as to which the Huntington Option shall be exercisable after each particular exercise date shall be in the same ratio to the total number of shares subject to the Huntington Option as the number of shares of Security National Common exercisable after the such exercise date is to the total number of shares of Security National Common subject to the Security National Option, rounded to the nearest whole number of shares of Huntington Common.

                 (d) The Huntington Option shall be evidenced by and subject to the terms of a Stock Option Agreement to be executed by Huntington and the Optionholder pursuant to the terms of the Huntington Stock Option Plan at or after the Effective Time, which shall be effective as of the Effective Time.

                 (e) The Optionholder acknowledges and agrees that, for the purposes of Section 424 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, he or she will not receive any "additional benefits" (as that term is defined in said Section 424 and the regulations promulgated thereunder) as a result of the conversion of the Security National Option into the Huntington Option hereunder, and hereby disclaims and agrees to return any such additional benefits that he or she may receive.

         2. Security National shall notify Huntington promptly if the Optionholder's employment with Security National or Security National Bank is terminated at any time prior to the Effective Time, and shall furnish to Huntington at the Effective Time a certificate, signed by an officer of Security National, stating (if it is true) that the Optionholder is an employee of Security National or Security National Bank as of that date and listing the number of shares of Security National Common subject to the Security National Option as of that date. Any notice given pursuant to this Section shall be given in accordance with the provisions of Section 13 of the Supplemental Agreement.

         3. This Agreement shall terminate automatically upon a termination of the Merger Agreement at any time prior to the consummation of the Merger, whereupon this Agreement shall become null and void and no party shall have any further rights or obligations hereunder.

         4. The rights of the Optionholder under this Agreement may not be transferred or assigned to any person other than the Optionholder, except by will or the laws of descent and distribution.

         5. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to its conflict of laws principles.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


OPTIONHOLDER                                 HUNTINGTON BANCSHARES INCORPORATED


_____________________________                By:________________________________
          Signature                          Name:______________________________
                                             Title:_____________________________

_____________________________
Name (please type or print)



SECURITY NATIONAL CORPORATION                HUNTINGTON BANCSHARES FLORIDA, INC.


By:_______________________________           By:________________________________
Name:_____________________________           Name:______________________________
Title:____________________________           Title:_____________________________

                                             EXHIBIT D TO SUPPLEMENTAL AGREEMENT


                           WARRANT PURCHASE AGREEMENT



         THIS WARRANT PURCHASE AGREEMENT (this "Agreement") is made as of July 12, 1994, between HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation ("Huntington"), and SECURITY NATIONAL CORPORATION, a Delaware corporation ("Security National").


                                    RECITALS


         A. Concurrently herewith, Huntington Bancshares Florida, Inc., a wholly owned subsidiary of Huntington ("Huntington Florida"), and Security National have entered into an Agreement and Plan of Merger (the "Merger Agreement") and Huntington, Huntington Florida, and Security National have entered into a Supplemental Agreement (the "Supplemental Agreement"), both dated as of the date hereof (collectively, the "Merger Documents"), which provide for the merger of Security National into Huntington Florida (the "Merger"). (All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Merger Documents.)

         B. As a condition to Huntington's and Huntington Florida's entering into the Merger Documents and in consideration therefor, Security National has agreed to issue to Huntington a warrant or warrants entitling Huntington to purchase up to a total of 500,600 shares of Security National Common, on the terms and conditions set forth herein.


                                   AGREEMENT


         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         1. ISSUANCE AND EXERCISE OF THE WARRANT. Concurrently with the execution of the Merger Documents and this Agreement, Security National shall issue to Huntington a warrant in the forms attached as Attachment A hereto (the "Warrant") to purchase up to a total of 500,600 shares of Security National Common at a purchase price equal to $25.56 per share (the "Exercise Price"), subject to adjustments as provided in the Warrant. (The holder of the Warrant from time to time is hereinafter referred to as the "Holder.") The Warrant shall be exercisable in accordance with the terms and conditions set forth therein.

         2. REGISTRATION RIGHTS. If, at any time after the Warrant becomes exercisable in accordance with its terms, Security National shall receive a written request therefor from the Holder, Security National shall prepare and file a registration statement under the 1933 Act covering such number of shares of Security National Common as the Holder shall specify in the request and shall use its best efforts to cause such registration statement to become effective; provided, however, that the Holder shall only have the right to request three such registrations. Without the written consent of the Holder, neither Security National nor any other holder of securities of Security National may include securities in such registration.

         3. "PIGGYBACK" RIGHTS. If, at any time after the Warrant becomes exercisable in accordance with its terms, Security National shall determine to proceed with the preparation and filing of a registration statement under the 1933 Act in connection with the proposed offer and sale for money of any of its securities (other than in connection with a dividend reinvestment, employee stock purchase, stock option, or similar plan or a registration statement on Form S-4) by it or any of its security holders, Security National shall give written notice thereof to the Holder. Upon the written request of the Holder given within ten days after receipt of any such notice from Security National, Security National shall, except as herein provided, cause all shares of Security National Common which the Holder shall request be included in such registration statement to be so included; provided, however, that nothing herein shall prevent Security National from abandoning or delaying any registration at any time; and provided, further, that if Security National decides not to proceed with a registration after the registration statement has been filed with the SEC and Security National's decision not to proceed is primarily based upon the anticipated public offering price of the securities to be sold by Security National, Security National shall promptly complete the registration for the benefit of the Holder if the Holder agrees to bear all additional and incremental expenses incurred by Security National as the result of such registration after Security National has decided not to proceed. If any registration pursuant to this Section shall be underwritten in whole or in part, the Holder may require that any shares of Security National Common requested for inclusion pursuant to this Section be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. In the event that the shares of Security National Common requested for inclusion pursuant to this Section would constitute more than 25 percent of the total number of shares to be included in a proposed underwritten public offering, and if in the good faith judgment of the managing underwriter of such public offering the inclusion of all of such shares would interfere with the successful marketing of the shares of being offered by Security National, the number of shares otherwise to be included in the underwritten public offering hereunder may be reduced; provided, however, that after any such required reduction, the shares of Security National Common to be included in such offering for the account of the Holder shall constitute at least 25 percent of the total number of shares to be included in such offering.

         4. OBLIGATIONS OF SECURITY NATIONAL IN CONNECTION WITH A REGISTRATION. If and whenever Security National is required by the provisions of Sections 2 or 3 hereof to effect the registration of any shares of Security National Common under the 1933 Act, Security National shall:

                 (a) prepare and file with the SEC a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed 30 days;

                 (b) prepare and file with the SEC such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed nine months;

                 (c) furnish to the Holder and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus, and such other documents as the Holder or such underwriters may reasonably request in order to facilitate the public offering of such securities;

                 (d) use its best efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as the Holder or such underwriters may reasonably request; provided that Security National shall not be required by virtue hereof to submit to the general jurisdiction of any state;

                 (e) notify the Holder, promptly after Security National shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

                 (f) notify the Holder promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

                 (g) prepare and file with the SEC, promptly upon the request of the Holder, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for the Holder (and concurred in by counsel for Security National), is required under the 1933 Act or the rules and regulations promulgated thereunder in connection with the distribution of the shares of Security National Common by the Holder;

                 (h) prepare and promptly file with the SEC such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus is required to be delivered under the 1933 Act, any event shall have occurred as the result of which such prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

                 (i) advise the Holder, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

                 (j) at the request of the Holder, furnish on the date or dates provided for in the underwriting agreement: (i) an opinion or opinions of the counsel representing Security National for the purposes of such registration, addressed to the underwriters and to the Holder, covering such matters as such underwriters and the Holder may reasonably request and as are customarily covered by issuer's counsel at that time; and (ii) a letter or letters from the independent certified public accountants of Security National, addressed to the underwriters and to the Holder, covering such matters as such underwriters or the Holder may reasonably request, in which letters such accountants shall state (without limiting the generality of the foregoing) that they are independent certified public accountants within the meaning of the 1933 Act and that, in the opinion of such accountants, the financial statements and other financial data of Security National included in the registration statement or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the 1933 Act.

         5. EXPENSES OF REGISTRATION. With respect to a registration requested pursuant to Section 2 hereof and with respect to each inclusion of shares of Security National Common in a registration statement pursuant to
Section 3 hereof, Security National shall bear the following fees, costs, and expenses: all registration, stock exchange listing, and NASD fees, printing expenses, fees and disbursements of counsel and accountants for Security National, fees and disbursements of counsel for the underwriter or underwriters of such securities (if Security National and/or the Holder are required to bear such fees and disbursements), and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified. Fees and disbursements of counsel and accountants for the Holder, underwriting discounts and commissions and transfer taxes for the Holder, and any other expenses incurred by the Holder not expressly included above shall be borne by the Holder.

         6.      INDEMNIFICATION.

                 (a) Security National shall indemnify and hold harmless the Holder, any underwriter (as defined in the 1933 Act) for the Holder, and each person, if any, who controls the Holder or such underwriter within the meaning of the 1933 Act, from and against any and all loss, damage, liability, cost, and expense to which the Holder or any such underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, damages, liabilities, costs, or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in any registration statement filed pursuant to Section 4 hereof, any prospectus or preliminary prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that Security National will not be liable in any such case to the extent that any such loss, damage, liability, cost, or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Holder, such underwriter, or such controlling persons in writing specifically for use in the preparation thereof.

                 (b) Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (a) of this Section 6 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim thereof is to be made against the indemnifying party pursuant to the provision of such paragraph
(a), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise hereunder. In case such action is brought against any indemnified party and such indemnified party notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in and, to the extent that it may wish to do so, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense of any such action, the indemnified party shall have the right to participate in such action and to retain its own counsel, but the indemnifying party or parties shall not be required to indemnify and hold harmless the indemnified party pursuant to the provisions of such paragraph (a) for any legal fees or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation, unless (i) the indemnified party shall have employed separate counsel in accordance with the provisions of the preceding sentence of this paragraph (b), (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

                 (c) If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the 1933 Act. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances.

         7.      REPURCHASE RIGHTS.

                 (a) At any time after the Warrant becomes exercisable and prior to the expiration of the Warrant, in accordance with the terms thereof:

                          (i) Security National may, and upon the written request of the Holder, Security National shall, repurchase the Warrant from the Holder at a price (the "Warrant Repurchase Price") equal to the difference between the "Market/Offer Price" (as defined in paragraph (b) below) and the Exercise Price, multiplied by the number of shares for which the Warrant may then be exercised, in the aggregate, but only if the Market/Offer Price is greater than the Exercise Price;

                         (ii) Security National may, and upon the written request of the owner (the "Owner") of any shares of Security
         National Common purchased pursuant to an exercise of the Warrant ("Warrant Stock"), Security National shall, repurchase all of the shares of Warrant Stock held by such Owner at a price (the "Warrant Stock Repurchase Price") equal to the number of shares to be repurchased hereunder multiplied by the greater of the Exercise Price and the Market/Offer Price; and

                          (iii) If any repurchase pursuant to clauses (i) and (ii) of this Section 7 occurs, Security National shall, upon the written request of Huntington, pay to Huntington all of Huntington's out-of-pocket expenses actually incurred and paid or payable to third parties in connection with the transactions contemplated by the Merger Documents for legal, accounting, and investment banking fees and expenses.

                 (b) For purposes of paragraph (a) of this Section 7, the "Market/Offer Price" shall mean the highest of (i) the price per share at which a tender offer or exchange offer for shares of Security National Common has been made, (ii) the price per share of Security National Common to be paid by any third party pursuant to an agreement with Security National, and (iii) the highest closing price for shares of Security National Common within the 4-month period immediately preceding the date the Holder gives notice of the required repurchase of the Warrant or the Owner gives notice of the required repurchase of Warrant Stock, as appropriate. In the event that an exchange offer is made or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Security National Common shall be determined by a nationally recognized investment banking firm mutually acceptable to the parties hereto.

                 (c) The Holder and the Owner may exercise their respective rights to require Security National to repurchase the Warrant or the Warrant Stock pursuant to this Section 7 by surrendering for such purpose to Security National, at its principal office, the Warrant or certificates for shares of Warrant Stock, as the case may be, free and clear of any liens, claims, encumbrances, or rights of third parties of any kind, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, requests Security National to repurchase such Warrant or Warrant Stock in accordance with the provisions of this Section 7. Subject to the last proviso of paragraph 7(d) below, as promptly as practicable, and in any event within five business days after the surrender of the Warrant or certificates representing shares of Warrant Stock and the receipt of such notice or notices relating thereto, Security National shall deliver or cause to be delivered to the Holder or Owner the Warrant Repurchase Price or the Warrant Stock Repurchase Price therefor, as applicable, or the portion thereof which Security National is not then prohibited under applicable law and regulation from so delivering.

                 (d) To the extent that Security National is prohibited under applicable law or regulation, or as a result of administrative or judicial action, from repurchasing the Warrant and/or the Warrant Stock in full at any time that it may be required to do so hereunder, Security National shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Warrant Repurchase Price and the Warrant Stock Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which Security National
is no longer so prohibited.   Upon receipt of such notice from Security
National and for a period of 15 days thereafter, the Holder and/or Owner may revoke its notice of repurchase of the Warrant and/or Warrant Stock by written notice to Security National at its principal office stating that the Holder and/or the Owner elects to revoke its election to exercise its right to require Security National to repurchase the Warrant and/or Warrant Stock, whereupon Security National will promptly deliver to the Holder and/or Owner the Warrant and/or certificates representing shares of Warrant Stock surrendered to Security National for purposes of such repurchase and Security National shall have no further obligation to repurchase such Warrant and/or Warrant Stock hereunder. Security National hereby agrees to use its best efforts to obtain all required legal and regulatory approvals necessary to permit Security National to repurchase the Warrant and/or the Warrant Stock as promptly as practicable. To the extent that Security National is prohibited from repurchasing the Warrant or the Warrant Stock in full at the time of receiving the notice called for under paragraph (c) of this Section 7 and for a continuous period of 25 months thereafter, Security National shall, upon the expiration of such 25-month period, deliver to the Holder a new Warrant or Warrant evidencing the right of the Holder to purchase that number of shares of Security National Common obtained by multiplying the number of shares of Security National Common for which the Warrant may at such time be exercised by a fraction, the numerator of which is the Warrant Repurchase Price less the portion thereof (if any) theretofore delivered to the Holder and the denominator of which is the Warrant Repurchase Price, and Security National shall deliver to the Owner a certificate for the shares of Warrant Stock it is then so prohibited from repurchasing, and Security National shall have no further obligation to repurchase such new Warrant or such Warrant Stock hereunder.

                 (e) Notwithstanding anything in this Section 7 to the contrary, Security National shall be entitled to offset, to the extent necessary, the amount of the termination fee previously paid pursuant to and in accordance with Section 11.03(a) of the Supplemental Agreement against any amounts owed to Huntington in connection with the repurchase of the Warrant or the Warrant Stock or the payment of out-of-pocket expenses of the sort described in Section 7(a)(iii).

         8. ASSUMPTION OF OBLIGATIONS UNDER THIS AGREEMENT. Security National will not enter into any transaction described in paragraph 5(a) of the Warrant unless the "Acquiring Corporation" (as that term is defined in the Warrant) assumes in writing all the obligations of Security National hereunder.

         9. REMEDIES. Without limiting the foregoing or any remedies available to the Holder, Security National specifically acknowledges that neither Huntington nor any successor holder of the Warrant would have an adequate remedy at law for any breach of this Warrant Purchase Agreement and Security National hereby agrees that Huntington and any successor holder of the Warrant shall be entitled to specific performance of the obligations of Security National hereunder and injunctive relief against actual or threatened violations of the provisions hereof.

         10. TERMINATION. This Agreement will terminate upon a termination of the Warrant in accordance with Section 9 thereof.

                 IN WITNESS WHEREOF, the parties hereto have executed this Warrant Purchase Agreement as of the day and year first above written.


                                        HUNTINGTON BANCSHARES INCORPORATED



                                        By:___________________________________
                                             Zuheir Sofia, President


                                        SECURITY NATIONAL CORPORATION



                                        By:___________________________________
                                             Michael W. Sheffey, President

                                      ATTACHMENT A TO WARRANT PURCHASE AGREEMENT


THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT BEING SO REGISTERED OR QUALIFIED UNLESS AN EXEMPTION OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS ARE AVAILABLE.


                                    WARRANT

                 TO PURCHASE 500,600 SHARES OF THE COMMON STOCK

                                       OF

                         SECURITY NATIONAL CORPORATION



         This is to certify that, for value received, HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation ("Huntington"), is entitled to purchase from SECURITY NATIONAL CORPORATION, a Delaware corporation ("Security National"), at any time on or after the date hereof, an aggregate of up to 500,600 shares of the common stock, $1.00 par value per share, of Security National ("Security National Common"), at a price of $25.56 per share (the "Exercise Price"), subject to the terms and conditions of this Warrant and a certain Warrant Purchase Agreement, of even date herewith, between Huntington and Security National (the "Warrant Purchase Agreement"). The number of shares of Security National Common which may be received upon the exercise of this Warrant and the Exercise Price are subject to adjustment from time to time as hereinafter set forth. The terms and conditions set forth in this Warrant and the Warrant Purchase Agreement shall be binding upon the respective successors and assigns of both of the parties hereto. This Warrant is issued in connection with a certain Agreement and Plan of Merger, dated as of the date hereof, between Security National and Huntington Bancshares Florida, Inc. ("Huntington Florida"), and a certain Supplemental Agreement, dated as of the date hereof, among Huntington, Huntington Florida, and Security National (collectively, the "Merger Documents"), which provide for the merger of Security National into Huntington Florida (the "Merger"). The term "Holder" shall mean and refer to the holder of this Warrant from time to time.


         1.      EXERCISE OF THE WARRANT.

                 (a) Huntington will not exercise this Warrant unless, and to the extent required, it has obtained the approval of appropriate regulatory authorities having jurisdiction, including the Federal Reserve Board, pursuant to all applicable laws and regulations. Further, subject to the terms and conditions set forth in this Warrant and in the Warrant Purchase Agreement and the provisions of applicable law, Huntington will not exercise this Warrant without the written consent of Security National, except upon the occurrence of any of the following events:

                          (i) any willful material breach of the Merger Documents by Security National or Security National Bank, or any other material breach of the Merger Documents by Security National or Security National Bank which would permit Huntington to terminate the Merger Documents and that is caused by or arises from any act or failure to act by Security National, Security National Bank, or any director, officer, shareholder, employee, agent, or other person acting on behalf of Security National or Security
         National Bank in a manner that is contrary to or inconsistent with their obligations under this Agreement or the Merger Agreement, including, without limitation, Security National having entered into an agreement with any third party that is inconsistent with the transactions contemplated under the Merger Documents;

                          (ii) prior to the meeting of the Security National shareholders duly called and held for the purpose of approving the Merger in accordance with the terms of the Merger Documents (the "Shareholders' Meeting"), any person or group of persons (an "Offeror") submits a proposal to Security National relating to (1) the possible sale or other disposition of more than 25 percent of the shares of the capital stock or any other class of voting securities of Security National or Security National Bank, including, but not limited to, an exchange or tender offer therefor,
         (2) the possible sale or other disposition of a majority of the assets of Security National or Security National Bank, (3) a merger or consolidation involving Security National Bank, other than a transaction in which Security National will be the owner of all of the stock of the surviving corporation following the transaction, or (4) a merger or consolidation involving Security National, other than a transaction pursuant to which Security National will be the surviving corporation and the current shareholders of Security National will be the owners of a majority of the stock of the surviving corporation following the transaction (an "Acquisition Proposal") and, within 18 months after the date hereof, Security National enters into an agreement pursuant to such Acquisition Proposal with the Offeror and such transaction is consummated within such 18-month period;

                          (iii) prior to the Shareholders' Meeting, any person or group of persons commences a tender or exchange offer to acquire equity securities of Security National if, after giving effect to such offer, such person or group would own or have the right to acquire a majority equity interest in Security National (a "Tender Offer"), and such equity interest is acquired pursuant to such Tender Offer within 18 months after the date hereof; or

                          (iv) Security National enters into an agreement with respect to an Acquisition Proposal after the date hereof and such transaction is consummated within 18 months after the date hereof.

                 (b) As used in this Section 1, "person" or "group of persons" shall have the meanings assigned to such terms by Section 13(d) of the 1934 Act. For purposes of this Section 1, a Tender Offer which is contingent upon the expiration of the Warrant is deemed to commence when it is announced.

                 (c) This Warrant shall be exercised by presentation and surrender hereof to Security National at its principal office accompanied by
(i) a written notice of exercise for a specified number of shares of Security National Common, (ii) payment to Security National, for the account of Security National, of the Exercise Price for the number of shares specified in such notice, and (iii) a certificate of the Holder stating the event or events that have occurred which entitle the Holder to exercise this Warrant. The Exercise Price for the number of shares of Security National Common specified in the notice shall be payable in immediately available funds.

                 (d) Upon such presentation and surrender, Security National shall issue promptly (and within one business day if requested by the Holder) to the Holder, or any assignee, transferee, or designee permitted by subparagraph (f) of this Section 1, the shares to which the Holder is entitled hereunder.

                 (e) If this Warrant should be exercised in part only, Security National shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder. Upon receipt by Security National of this Warrant, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Security National Common issuable upon such exercise, notwithstanding that the stock transfer books of Security National shall then be closed or that certificates representing such shares of Security National Common shall not then be actually delivered to the Holder. Security National shall pay all expenses, and any and all federal, state, and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 1 in the name of the Holder or of any assignee, transferee, or designee permitted by subparagraph (f) of this Section 1.

                 (f) This Warrant, once exercisable, or any warrant shares acquired by the Holder by its exercise, may be sold or transferred only (i) by private placement to the parties who would thereby be able to acquire not more than 2.0 percent of the then outstanding shares of Security National Common, or
(ii) through underwriters in a public and dispersed distribution. Prior to such sale or transfer, Security National shall have a right of first refusal for not less than all of the shares covered by or issued pursuant to the Warrant, at the price set by the Holder for private placement or public sale.

         2.      CERTAIN COVENANTS AND REPRESENTATIONS OF SECURITY NATIONAL.

                 (a) Security National shall at all times maintain sufficient authorized but unissued shares of Security National Common so that this Warrant may be exercised without additional authorization of Security National Common, after giving effect to all other options, warrants, convertible securities, and other rights to purchase Security National Common.

                 (b) Security National represents and warrants to Huntington that the shares of Security National Common issued upon an exercise of this Warrant will be duly authorized, fully paid, non-assessable, and subject to no preemptive rights.

                 (c) Security National agrees (i) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, or conditions to be observed or performed hereunder by Security National; (ii) promptly to take all action as may from time to time be required, including, without limitation (A) complying with all pre-merger notification, reporting, and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder, and (B) in the event, under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), or the Change in Bank Control Act of 1978, or other statute, the prior approval of the Board of Governors of the Federal Reserve System or other regulatory agency (collectively, the "Agencies"), is necessary before the Warrant may be exercised, cooperate fully with the Holder in preparing such applications and providing such information to the Agencies as the Agencies may require in order to permit the Holder to exercise this Warrant and Security National duly and effectively to issue shares pursuant hereto; and (iii) promptly to take all action provided herein to protect the rights of the Holder against dilution.

         3. FRACTIONAL SHARES. Security National shall not be required to issue fractional shares of Security National Common upon an exercise of this Warrant but shall pay for such fraction of a share in cash or by certified or official bank check at the Exercise Price.

         4. EXCHANGE OR LOSS OF WARRANT. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof at the principal office of Security National for other Warrants of different denominations entitling the Holder thereof to purchase in the aggregate the same number of shares of Security National Common purchasable hereunder. The term "Warrant" as used herein includes any warrants for which this Warrant may be exchanged. Upon receipt by Security National of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, Security National will execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of Security National, whether or not the Warrant so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

         5.      CERTAIN TRANSACTIONS.

                 (a) In case Security National shall (i) consolidate with or merge into any Person, other than Huntington or one of its Affiliates, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) permit any Person, other than Huntington or one of its Affiliates, to merge into Security National and Security National shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Security National Common shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property or the then outstanding shares of Security National Common shall after such merger represent less than 50% of the outstanding shares and share equivalents, or (iii) sell or otherwise transfer all or substantially all of its assets or the assets of Security National Bank, a wholly owned subsidiary of Security National, to any Person, other than Huntington or one of its Affiliates, then, and in any such case, the agreement governing such transaction shall make proper provision so that this Warrant shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, a warrant, at the option of the Holder, of either (A) the Acquiring Corporation (as hereinafter defined),
(B) any company which controls the Acquiring Corporation, or (C) in the case of a merger described in clause (a)(ii) above, Security National, in which case such warrant shall be a newly issued warrant (in any such case, the "Substitute Warrant").

                 (b)      The following terms have the meanings indicated:

                          (i) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with Security National (if other than Security National), (B) the corporation merging into Security National in a merger in which Security National is the continuing or surviving person and in connection with which the then outstanding shares of Security National Common are changed into or exchanged for stock or other securities of any other Person or cash or any other property or the then outstanding shares of Security National Common shall after such merger represent less than 50% of the outstanding shares and share equivalents, or (C) the transferee of all or substantially all of Security National's assets;

                          (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Warrant;

                          (iii)     "Assigned Value" shall mean the
         Market/Offer Price as determined pursuant to paragraph 7(b) of the Warrant Purchase Agreement; provided, however, that in the event of a sale of all or substantially all of Security National's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Security National as determined by a recognized investment banking firm selected by the Holder, divided by the number of shares of Security National Common outstanding at the time of such sale;

                          (iv) "Average Price" shall mean the average closing price of a share of Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger, or sale; provided that if Security National is the issuer of the Substitute Warrant, the Average Price shall be computed with respect to a share of the common stock issued by the Person merging into Security National or by any company which controls such Person, as the Holder may elect;

                          (v) A "Person" shall mean any individual, firm, corporation or other entity and include as well any syndicate or group deemed to be a "person" by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; and

                          (vi) "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

                 (c) The Substitute Warrant shall have the same terms as this Warrant provided that if the terms of the Substitute Warrant cannot, for legal reasons, be the same as this Warrant, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Warrant shall also enter into an agreement with the then Holder of the Substitute Warrant in substantially the same form as the Warrant Purchase Agreement, which shall be applicable to the Substitute Warrant.

                 (d) The Substitute Warrant shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Security National Common for which this Warrant is then exercisable, divided by the Average Price. The exercise price of the Substitute Warrant per share of Substitute Common Stock shall be equal to the Exercise Price multiplied by a fraction in which the numerator is the number of shares of Security National Common for which this Warrant is then exercisable and the denominator is the number of shares of Substitute Common Stock for which the Substitute Warrant is exercisable.

         6.      RIGHTS OF THE HOLDER; REMEDIES.

                 (a) The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in Security National.

                 (b) Without limiting the foregoing or any remedies available to the Holder, Security National specifically acknowledges that neither Huntington nor any successor holder of this Warrant would have an adequate remedy at law for any breach of this Warrant and Security National hereby agrees that Huntington and any successor holder of this Warrant shall be entitled to specific performance of the obligations of Security National hereunder and injunctive relief against actual or threatened violations of the provisions hereof.

         7. ANTIDILUTION PROVISIONS. The number of shares of Security National Common purchasable upon the exercise hereof shall be subject to adjustment from time to time as provided in this Section 7.

                 (a) In the event that Security National issues any additional shares of Security National Common at any time after the date hereof (including pursuant to stock option plans), the number of shares of Security National Common which can be purchased pursuant to this Warrant shall be increased by an amount equal to 24.9 percent of the additional shares so issued.

                 (b)      (i)     In case Security National shall pay or make a
dividend or other distribution of any class of capital stock of Security National in Security National Common, the number of shares of Security National Common purchasable upon exercise hereof shall be increased by multiplying such number of shares by a fraction of which the denominator shall be the number of shares of Security National Common outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such distribution.

                         (ii)     In case outstanding shares of Security
National Common shall be subdivided into a greater number of shares of Security National Common, the number of shares of Security National Common purchasable upon exercise hereof at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Security National Common shall each be combined into a smaller number of shares of Security National Common, the number of shares of Security National Common purchasable upon exercise hereof at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                        (iii) The reclassification (including any reclassification upon a merger in which Security National is the continuing corporation) of Security National Common into securities including other than Security National Common shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of Security National Common outstanding immediately prior to such reclassification into the number of shares of Security National Common outstanding immediately thereafter and the effective date of such reclassification shall be deemed to be the day upon which such subdivision or combination becomes effective, as the case may be, within the meaning of clause (ii) above.

                         (iv)     Security National may make such increases in
the number of shares of Security National Common purchasable upon exercise hereof, in addition to those required by this paragraph (b), as shall be determined by its Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for Federal income tax purposes to the recipients.

                 (c) Whenever the number of shares of Security National Common purchasable upon exercise hereof is adjusted pursuant to paragraph (b) above, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction the numerator of which is equal to the number of shares of Security National Common purchasable prior to the adjustment and the denominator of which is equal to the number of shares of Security National Common purchasable after the adjustment.

                 (d) For the purpose of this Section 7, the term "Security National Common" shall include any shares of Security National of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution, or winding up of Security National and which is not subject to redemption by Security National.

         8.      NOTICE.

                 (a) Whenever the number of shares of Security National Common for which this Warrant is exercisable is adjusted as provided in
Section 7 hereof, Security National shall promptly compute such adjustment and mail to the Holder a certificate, signed by a principal financial officer of Security National, setting forth the number of shares of Security National Common for which this Warrant is exercisable and the adjusted Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment will become effective.

                 (b) Upon the occurrence of an event which results in this Warrant and/or the "Warrant Stock" (as such term is defined in the Warrant Purchase Agreement) becoming repurchasable as provided in Section 7 of the Warrant Purchase Agreement, Security National shall (i) promptly notify the Holder and/or the "Owner" (as that term is defined in the Warrant Purchase Agreement) of such event, (ii) promptly compute the "Warrant Repurchase Price" and the "Warrant Stock Repurchase Price" (as such terms are defined in the Warrant Purchase Agreement), and (iii) furnish to the Holder and/or the Owner a certificate, signed by the chief financial officer of Security National, setting forth the Warrant Repurchase Price and/or the Warrant Stock Repurchase Price and the basis and computation thereof.

                 (c) Upon the occurrence of an event which results in this Warrant becoming convertible into, or exchangeable for, the Substitute Warrant, as provided in Section 5 hereof, Security National and the Acquiring Corporation shall promptly notify the Holder of such event; and, upon receipt from the Holder of its choice as to the issuer of the Substitute Warrant, the Acquiring Corporation shall promptly compute the number of shares of Substitute Common Stock for which the Substitute Warrant is exercisable and furnish to the Holder a certificate, signed by a principal financial officer of the Acquiring Corporation, setting forth the number of shares of Substitute Common Stock for which the Substitute Warrant is exercisable, the Substitute Warrant exercise price, a computation thereof, and when such adjustment will become effective.

         9. TERMINATION. This Warrant and the rights conferred hereby shall terminate upon the earliest of (i) six months after the occurrence of the first to occur of any of the events described in paragraph 1(a) of this Warrant, (ii) the Effective Date of the Merger, or (iii) six months after the termination of the Merger Documents in accordance with the terms thereof.

         IN WITNESS WHEREOF, the undersigned has executed this Warrant as of this 12th day of July, 1994.


ATTEST:                                      SECURITY NATIONAL CORPORATION




By:_______________________________           By:_______________________________
                                                 Michael W. Sheffey, President
Title:____________________________

                                                                       EXHIBIT C

                      THE ROBINSON-HUMPHREY COMPANY, INC.



CORPORATE FINANCE                                             INVESTMENT BANKERS
DEPARTMENT                                                            SINCE 1894

                               ___________ __, 1995


Board of Directors
Security National Corporation
253 North Orlando Avenue
Maitland, Florida  32751

Gentlemen:

         In connection with the proposed acquisition of Security National Corporation ("SNC") by Huntington Bancshares Incorporated ("HBAN") (the "Merger"), you have asked us to render an opinion as to whether the financial terms of the Merger, as provided in the Agreement and Plan of Merger dated as of July 12, 1994 among such parties (the "Merger Agreement"), are fair, from a financial point of view, to the stockholders of SNC. Under the terms of the Merger, holders of all outstanding shares of SNC stock will receive shares of HBAN common stock equal to 2.10x the SNC fully-diluted book value at December 31, 1994 for each SNC share, subject to adjustment under certain circumstances.

         Our firm, as part of its investment banking business, is frequently involved in the valuation of securities as related to public underwritings, private placements, mergers, acquisitions, recapitalizations and other purposes.

         In connection with our study for rendering this opinion, we have reviewed the Merger Agreement, SNC's financial results for fiscal years 1989, 1990, 1991, 1992 and 1993, and the quarters ended March 31, 1994, and June 30, 1994 and certain documents and information we deem relevant to our analysis.
We have also held discussions with our senior management of SNC for the purpose of reviewing the historical and current operations of, and outlook for SNC, industry trends, the terms of the proposed Merger, and related matters.

         We have also studied published financial data concerning certain other publicly traded banks which we deem comparable to SNC as well as certain financial data relating to acquisitions of other banks that we deem relevant or comparable. In addition, we have reviewed other published information, performed certain financial analyses and considered other factors and information which we deem relevant.

         As the proposed Merger Agreement entails the issuance of shares of HBAN as the consideration to be paid to SNC stockholders, we have examined publicly available information, as well as internal data, relating to HBAN including its historical financial statements, from 1989 up through and including the fiscal year ended December 31, 1993, and the quarter ended March 31, 1994. We are generally familiar with HBAN's business practices and in the course of business, our firm publishes research coverage of HBAN from time to time.

         In rendering this opinion, we have relied upon the accuracy of the Merger Agreement, the financial information listed above, and other information furnished to us by SNC and HBAN. We have not separately verified this information nor have we made an independent evaluation of any of the assets or liabilities of SNC and HBAN.

         Based upon the foregoing, our experience as investment bankers, and upon current market and economic conditions, and such other facts as we deemed relevant, we are of the opinion that, from a financial point of view, the terms of the Merger as provided in the Merger Agreement are fair to the stockholders of SNC.

                               Very truly yours,



                               THE ROBINSON-HUMPHREY COMPANY, INC.



                           ATLANTA FINANCIAL CENTER
               3333 PEACHTREE ROAD, NE - ATLANTA, GEORGIA 3026
                                (404) 266-6000

                                                                       EXHIBIT D


                        DELAWARE GENERAL CORPORATION LAW
                                  SECTION 262

                                APPRAISAL RIGHTS


         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection
(d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258 or 263 of this title:

                 (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

                 (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258 and 263 of this title to accept for such stock anything except:

                          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation;

                          b. Shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

                          c. Cash in lieu of fractional shares of the corporations described in the foregoing subparagraphs a. and b. of this paragraph; or

                          d. Any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing subparagraphs a., b. and c. of this paragraph.

                 (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

         (d)     Appraisal rights shall be perfected as follows:

                 (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                 (2) If the merger or consolidation was approved pursuant to Sections 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection
(f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 337, L. '92, eff. 7-1-92.)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Articles of Incorporation, as amended, provide that it shall indemnify its directors to the full extent of the general laws of the State of Maryland now or hereafter in force, including the advance of expenses to directors subject to procedures provided by such laws; its officers to the same extent it shall indemnify its directors; and its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law.

         Section 2-418 of the Maryland general corporation law provides, in substance, that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with the proceeding, unless it is proved that the act or omission of the director was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Notwithstanding the above, a director may not be indemnified in respect of any proceeding, by or in the right of the corporation, in which such director shall have been adjudged liable to the corporation or in respect of any proceeding charging improper receipt of a personal benefit.

         Termination of any proceeding by judgment, order or settlement does not create a presumption that the director did not meet the requisite standard of conduct. Termination of any proceeding by conviction, or plea of nolo contendere or its equivalent, or entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet the requisite standard of conduct. Indemnification is not permitted unless authorized for a specific proceeding, after a determination that indemnification is permissible because the requisite standard of conduct has been met (1) by a majority of a quorum of directors not at the time parties to the proceeding (or a majority of a committee of two or more such directors designated by the full board); (2) by special legal counsel selected by the board of directors; or (3) by the stockholders.

         The reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of both a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking by or on behalf of the director to repay the amount if it shall be ultimately determined that the standard of conduct has not been met.

         The indemnification and advancement of expenses provided or authorized by Section 2-418 are not exclusive of any other rights to which a director may be entitled both as to action in his official capacity and as to action in another capacity while holding such office.

         Pursuant to Section 2-418, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation serving as a director, officer, partner, trustee, employee or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against liability under Section 2-418. A corporation may provide similar protection, including a trust fund, letter of credit or surety bond, which is not inconsistent with Section 2-418. A subsidiary or an affiliate of the corporation may provide the insurance or similar protection.

         Subject to certain exceptions, the directors and officers of the Registrant and its affiliates are insured to the extent of 100% of loss up to a maximum of $25,000,000 (subject to certain deductibles) in each policy year because of any claim or claims made against them by reason of their wrongful acts while acting in their capacities as such directors or officers and up to a maximum of $10,000,000 (subject to certain deductibles) in each policy year because of any claim or claims made against them by reason of their wrongful acts while acting in their capacities as fiduciaries in the administration of certain of the Registrant's employee benefit programs. The Registrant is insured, subject to certain retentions and exceptions, to the extent it shall have indemnified the directors and officers for such loss.

ITEM 21.      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

              (a)     EXHIBITS.

      EXHIBIT
        NO.                                   DESCRIPTION

       2(a)                Agreement and Plan of Merger, dated as of July 12,
                           1994, between Huntington  Bancshares Florida,  Inc.
                           and  Security  National  Corporation  (Attached  as
                           Exhibit  A  to  the Prospectus filed herewith).

       2(b)                Supplemental  Agreement,  dated  as  of  July  12,
                           1994,  among  Huntington  Bancshares Incorporated,
                           Huntington  Bancshares  Florida,  Inc. and Security
                           National  Corporation (Attached as Exhibit B to the
                           Prospectus filed herewith).

       2(c)                Warrant Purchase  Agreement,  dated as of July 12,
                           1994, between Huntington Bancshares Incorporated and Security National Corporation.

       2(d) Warrant to purchase 500,600 shares of common stock, dated as of July 12, 1994, issued by Security
                           National Corporation in favor of Huntington
                           Bancshares Incorporated.

       3(i)                Articles of Restatement of Charter, Articles of
                           Amendment to Articles of Restatement of Charter, and Articles Supplementary of Huntington Bancshares
                           Incorporated (previously filed as Exhibit 3(i) to
                           Annual Report on Form 10-K for the year ended
                           December 31, 1993, and incorporated herein by reference).

       3(ii)               Bylaws of Huntington Bancshares Incorporated
                           (previously filed as Exhibit 3(b) to Annual Report on
                           Form 10-K for the year ended December 31, 1987, and incorporated herein by reference).

       4(a)                Articles Fifth, Eighth and Tenth of the Articles of
                           Restatement of Charter of Huntington Bancshares
                           Incorporated (reference is made to Huntington
                           Bancshares Incorporated's Charter, previously filed as Exhibit 3(i) to Annual Report on Form 10-K for the year ended December 31, 1993, and incorporated herein by reference).

       4(b)                Rights  Agreement,  dated  as  of  February  22,
                           1990, between Huntington Bancshares Incorporated and The Huntington Trust Company, National
                           Association, as Rights Agent, which includes as Exhibit A Articles Supplementary setting forth the terms of the Series A Junior Participating
                           Preferred Stock, as Exhibit B the form of Right Certificate, and as Exhibit C the Summary of Rights to Purchase Series A Junior
                           Participating  Preferred Stock of Huntington
                           Bancshares  Incorporated  (previously filed as
                           Exhibit 1 to Registration Statement on Form 8-A, dated as of February 22, 1990, and Exhibit 4 to Form
                           8-K, dated as of February 21, 1990, and incorporated herein by reference).

         5 Opinion of Porter, Wright, Morris & Arthur regarding legality.

         8 Opinion of Porter, Wright, Morris & Arthur regarding tax matters.

       10(a)               Schedule   identifying   material  details  of
                           Shareholder   Agreements   substantially identical to
                           Exhibit B to Exhibit 2(b) above.

       10(b) Employment Agreement, dated as of September 16, 1991, between Huntington Bancshares Incorporated and Frank
                           Wobst (previously filed as Exhibit 10(a) to Annual
                           Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference).

       10(c) Employment Agreement, dated as of September 16, 1991, between Huntington Bancshares Incorporated and Zuheir
                           Sofia (previously filed as Exhibit 10(b) to Annual
                           Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference).

       10(d) Employment Agreement, dated as of September 16, 1991, between Huntington Bancshares Incorporated and W. Lee
                           Hoskins (previously filed as Exhibit 10(c) to Annual
                           Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference).

       10(e) Executive Agreement, dated as of September 16, 1991, between Huntington Bancshares Incorporated and Frank
                           Wobst (previously filed as Exhibit 10(f) to Annual
                           Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference).

       10(f) Executive Agreement, dated as of September 16, 1991, between Huntington Bancshares Incorporated and Zuheir
                           Sofia (previously filed as Exhibit 10(g) to Annual
                           Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference).

     10(g)(1) Executive Agreement, dated as of September 16, 1991, between Huntington Bancshares Incorporated and W. Lee
                           Hoskins (previously filed as Exhibit 10(h) to Annual
                           Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference).

     10(g)(2) Form of Executive Agreement for certain executive officers (previously filed as Exhibit
                           10(g) to Annual Report on Form 10-K for the year ended December 31, 1993, and incorporated herein by reference).

     10(g)(3)              Schedule identifying material details of Executive
                           Agreements, substantially similar to Exhibit
                           10(g)(3)(previously filed as Exhibit 10(h) to Annual
                           Report on Form 10-K for the year ended December 31, 1994, and incorporated herein by reference).

       10(h)               Huntington  Bancshares  Incorporated  Incentive
                           Compensation Plan (previously filed as Exhibit 10(i) to Annual Report on Form 10-K for the year ended
                           December 31, 1993, and incorporated herein by reference).

       10(i)               Huntington  Bancshares  Incorporated  Long-Term
                           Incentive Compensation Plan (previously filed as Exhibit 10(j) to Form Annual Report on
                           10-K for the year ended December 31, 1993, and incorporated herein by reference).

       10(j)               Huntington  Bancshares  Incorporated  Supplemental
                           Executive Retirement Plan previously filed as (Exhibit 10(g) to Annual Report on Form 10-K for the year ended December 31, 1987, and incorporated herein by reference).

       10(k)               Huntington  Bancshares  Incorporated  Deferred
                           Compensation Plan and Trust for Directors (previously filed as Exhibit 4(a) of Post-Effective Amendment
                           No. 2 to  Registration

                           Statement  on Form  S-8, Registration  No.
                           33-10546,  filed  with the Securities  and Exchange
                           Commission on January 28, 1991, and incorporated herein by reference).

       10(l)               Huntington Bancshares Incorporated Deferred
                           Compensation Plan and Trust for Huntington Bancshares
                           Incorporated Directors (previously filed as Exhibit
                           4(a) of Registration Statement on Form S-8,
                           Registration No. 33-41774, filed with the Securities and Exchange Commission on July 19, 1991, and incorporated herein by reference).

       10(m)               Huntington Bancshares Incorporated Retirement Plan
                           For Outside Directors (previously filed as Exhibit
                           10(t) to Annual Report on Form 10-K for the year ended December 31, 1992, and incorporated herein by reference).

       10(n)               Huntington Supplemental Stock Purchase and Tax
                           Savings Plan and Trust (previously filed as Exhibit
                           4(a) of Registration Statement on Form S-8,
                           Registration No. 33-44208, filed with the Securities and Exchange Commission on November 26, 1991, and incorporated herein by reference).

     10(o)(1)              Huntington Bancshares Incorporated 1983 Stock Option
                           Plan (previously filed as Exhibit 4A of Registration
                           Statement on Form S-8, Registration No. 2-89672, filed with the Securities and Exchange Commission on February 27, 1984, and incorporated herein by reference).

     10(o)(2)              Second  Amendment  to the  Huntington  Bancshares
                           Incorporated 1983 Stock Option Plan (previously filed as Exhibit 10(j)(2) to Annual Report on Form
                           10-K for the year ended December 31, 1987, and incorporated herein by reference).

     10(o)(3)              Third  Amendment  to the  Huntington  Bancshares
                           Incorporated 1983 Stock Option Plan (previously filed as Exhibit 10(j)(3) to Annual Report on Form
                           10-K for the year ended December 31, 1987, and incorporated herein by reference).

     10(o)(4)              Fourth  Amendment  to the  Huntington  Bancshares
                           Incorporated 1983 Stock Option Plan (previously filed as Exhibit 10(m)(4) to Annual Report on Form
                           10-K for the year ended December 31, 1993, and incorporated herein by reference).

     10(p)(1)              Huntington Bancshares Incorporated 1990 Stock Option
                           Plan (previously filed as Exhibit 4(a) of
                           Registration Statement on Form S-8, Registration No.
                           33-37373, filed with the Securities and Exchange
                           Commission on October 18, 1990, and incorporated herein by reference).

     10(p)(2)              First  Amendment  to the  Huntington  Bancshares
                           Incorporated 1990 Stock Option Plan (previously filed as Exhibit 10(q)(2) to Annual Report on Form
                           10-K for the year ended December 31, 1991, and incorporated herein by reference).

       10(q)               Huntington Bancshares Incorporated 1994 Stock Option
                           Plan (previously filed as Exhibit 4(a) of
                           Registration Statement on Form S-8, Registration No.
                           33-52553, filed with the Securities and Exchange
                           Commission on March 8, 1994, and incorporated herein by reference).

       10(r)               Huntington  Supplemental  Retirement  Plan
                           (previously  filed  as  Exhibit  10(s) of to Annual
                           Report on Form 10-K for the year  ended  December
                           31,  1994,  and  incorporated herein by reference).

        11                 Statement  re:  Computation  of Earnings  Per Share
                           (previously  filed as Exhibit 11 to Annual  Report on
                           Form 10-K for the year ended December 31, 1994, and incorporated herein by reference).

        21 Subsidiaries of the Registrant (previously filed as Exhibit 21 to Annual Report on Form 10-K for the year ended December 31, 1994, and incorporated herein by reference).

       23(a)               Consent  of  Porter,  Wright,  Morris  &  Arthur
                           (included  in  Exhibits  5 and 8 filed herewith).

       23(b)          *    Consent  of  Ernst &  Young  LLP  re:  financial
                           statements  of  Huntington  Bancshares Incorporated.

       23(c)          *    Consent  of  Price  Waterhouse  LLP  re:  financial
                           statements  of  Security  National Corporation.

       23(d)               Consent of The Robinson-Humphrey Company, Inc.

        24                 Powers of Attorney.

- ---------------
* Filed herewith

              (b)     FINANCIAL STATEMENT SCHEDULES

                      None.

ITEM 22.      UNDERTAKINGS.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of the Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on March 7, 1995.

                                              HUNTINGTON BANCSHARES INCORPORATED

                                              By: /s/Ralph K. Frasier
                                                 -------------------------------
                                                 Ralph K. Frasier
                                                 Secretary and General Counsel

         Pursuant to the requirements of the Securities Act of 1933, this amendment to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                                        TITLE                                       DATE

*Frank Wobst                            Chairman and Chief Executive Officer            )
- -------------------------------         (principal executive officer)                   )
 Frank Wobst                                                                            )
                                                                                        )
                                                                                        )
*W. Lee Hoskins                         Vice Chairman                                   )
- -------------------------------                                                         )
 W. Lee Hoskins                                                                         )
                                                                                        )
                                                                                        )
*Zuheir Sofia                           President, Chief Operating Officer              )
- -------------------------------         Treasurer and Director                          )
 Zuheir Sofia                                                                           )
                                                                                        )
                                                                                        )
*Gerald R. Williams                     Executive Vice President                        )
- -------------------------------         Chief Financial Officer                         )   March 7, 1995
 Gerald R. Williams                     (principal financial officer)                   )
                                                                                        )
                                                                                        )
                                                                                        )
*John D. Van Fleet                      Senior Vice President                           )
- -------------------------------         (principal accounting officer)                  )
 John D. Van Fleet                                                                      )
                                                                                        )
                                                                                        )
                                                                                        )
*Don M. Casto, III                      Director                                        )
- -------------------------------                                                         )
 Don M. Casto, III                                                                      )
                                                                                        )
                                                                                        )
                                                                                        )
*Don Conrad                             Director                                        )
- -------------------------------                                                         )
 Don Conrad                                                                             )

*John B. Gerlach                        Director                                        )
- -------------------------------                                                         )
  John B. Gerlach                                                                       )
                                                                                        )
                                                                                        )
                                                                                        )
*Wm. J. Lhota                           Director                                        )
- -------------------------------                                                         )
 Wm. J. Lhota                                                                           )
                                                                                        )
                                                                                        )
                                                                                        )
                                        Director                                        )
- -------------------------------                                                         )
 Gerald E. Mayo                                                                         )
                                                                                        )
                                                                                        )
*Timothy P. Smucker                     Director                                        )   March 7, 1995
- -------------------------------                                                         )
 Timothy P. Smucker                                                                     )
                                                                                        )
                                                                                        )
*Marvin E. White                        Director                                        )
- -------------------------------                                                         )
 Marvin E. White                                                                        )
                                                                                        )
                                                                                        )
                                                                                        )
*William J. Williams                    Director                                        )
- -------------------------------                                                         )
 William J. Williams                                                                    )
                                                                                        )
                                                                                        )
                                                                                        )
*Milton A. Wolf                         Director                                        )
- -------------------------------                                                         )
 Milton A. Wolf                                                                         )

*By:    /s/ Ralph K. Frasier
      ------------------------------------------
      Ralph K. Frasier, Secretary, Huntington
      Bancshares Incorporated, attorney-in-fact
      for each of the persons indicated